As filed with the Securities and Exchange Commission on January 14, 2019

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INNOVUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	98-0814124 (I.R.S. Employer Identification Number)

8845 Rehco Road

San Diego, CA 92121

(858) 964-5123

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Bassam Damaj, President and Chief Executive Officer

Innovus Pharmaceuticals, Inc.

8845 Rehco Road

San Diego, CA 92121

 (858) 964-5123

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all communications to:

Daniel W. Rumsey, Esq. Caitlin Murphey, Esq. Disclosure Law Group,	Randy Berholtz Executive Vice President Corporate Development, and General Counsel
a Professional Corporation	Innovus Pharmaceuticals, Inc.
655 West Broadway, Suite 870	8845 Rehco Road
San Diego, California 92101	San Diego, CA 92121
Tel: (619) 272-7050	Tel: (858) 249-9873
Fax: (619) 330-2101	Fax: (858) 249-7879

Approximate date of commencement of proposed sale to the public:  From time to time after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	139,317,017 (3)	$9,194,924	$1,114.43

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s common stock on the OTCQB Marketplace on January 11, 2019.

(3)

Consists of (i) 24,239,503 shares of common stock currently outstanding and held by the selling stockholders identified herein, (ii) 111,679,538 shares of common stock issuable upon exercise of certain common stock purchase warrants currently held by the selling stockholders identified herein, and (iii) 3,397,976 shares of common stock issuable upon exercise of common stock purchase warrants held by the placement agent or its designees identified herein.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 14, 2019

PRELIMINARY PROSPECTUS

139,317,017 Shares

Common Stock

This prospectus relates to the sale from time to time of up to 139,317,017 shares of common stock, par value $0.001 per share, of Innovus Pharmaceuticals, Inc. (“we,” “us,” or the “Company”) by the selling stockholders identified in this prospectus. All of the shares of being offered, when sold, will be sold by the selling stockholders. The shares of common stock registered for resale pursuant to this prospectus include:

●	24,239,503 shares of Company common stock issued to the selling stockholders in a private placement transaction, consummated on January 3, 2018 (the “Private Placement”);

●

111,679,538 shares of Company common stock that may be issued upon exercise of certain common stock purchase warrants issued to the selling stockholders in connection with the Private Placement (the “Investor Warrants”); and

●

3,397,976 shares of Company common stock that may be issued upon exercise of common stock purchase warrants issued as compensation to the designees of H.C. Wainwright & Co., LLC, the Company’s sole placement agent in connection with the Private Placement (the “Placement Agent Warrants”).

We are registering the shares of common stock to provide the selling stockholders with freely tradable securities. This prospectus does not necessarily mean that the selling stockholders will exercise their warrants and/or offer or sell their shares. Up to 139,317,017 shares of common stock may be sold from time to time after the effectiveness of the registration statement of which this prospectus forms a part; provided, however, that the sale of such shares by the selling stockholders is subject to certain limitations discussed in the section entitled “Description of Private Placement” beginning on page 24 of this prospectus.

We will not receive proceeds from the sale of the shares of common stock by the selling stockholders. However, we may receive proceeds of up to approximately $7.1 million from the exercise of the Investor Warrants and Placement Agent Warrants by the selling stockholders, once the registration statement, of which this prospectus is a part, is declared effective; provided, however, that the exercise of certain of the Investor Warrants and Placement Agent Warrants by the selling stockholders is subject to certain limitations discussed in the section of the prospectus entitled “Description of Private Placement.” All selling and other expenses incurred by the selling stockholders will be paid by the selling stockholders, except for certain legal fees and expenses, which will be paid by us.

Our common stock is currently quoted on the OTCQB Marketplace under the symbol “INNV.” The last reported sale price of our Common Stock on January 11, 2019 was $0.067 per share.

We have submitted an application to have our common stock listed on the Nasdaq Capital Market under the symbol INNV, although no assurances may be given with respect to if or when our application will be approved. In order to facilitate the listing of our common stock on the Nasdaq Capital Market and to ensure that we have a sufficient number of authorized shares of common stock available for issuance upon the conversion and exercise of all of our derivative securities, we intend, subject to stockholder approval, to effect a reverse stock split of our issued and outstanding shares common stock, but not the number of shares authorized for issuance under our Amended and Restated Articles of Incorporation (“Charter”) (the “Reverse Split”). On January 7, 2019, we filed a preliminary consent solicitation statement pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission in order to solicit the consent of our stockholders to approve an amendment to our Charter to effect the Reverse Split. Assuming we obtain the requisite stockholder consent, the exact ratio of the Reverse Split shall be determined by our Board of Directors, in its sole discretion, but it shall not exceed a ratio of 1-for-200. The Reverse Split will not be effected prior to at least 30 days after the registration statement, of which this prospectus forms a part, is declared effective, if at all. Therefore, in this prospectus, all share and per share amounts have been calculated on a pre-split basis.

An investment in our securities involves a high degree of risk. We urge you to read carefully the section entitled “Risk Factors” beginning on page 7 of this prospectus, where we describe specific risks associated with an investment in our securities, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). Under the registration statement, the selling stockholders may, from time to time, sell up to an aggregate of 139,317,017 shares of our common stock, par value $0.001 per share (“Common Stock”), which includes up to 115,077,514 shares of Common Stock that may be issued upon the exercise of warrants. The registration statement we filed with the SEC, of which this prospectus forms a part, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC before making your investment decision. The registration statement and the exhibits can be obtained from the SEC, as indicated under the section entitled “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell our Common Stock in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information appearing in this prospectus or the documents incorporated by reference herein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully the entirety of this prospectus before making an investment decision.

               Unless the context otherwise requires, the words “Innovus Pharmaceuticals, Inc.,” “Innovus Pharma,” “Innovus,” “we,” “the Company,” “us” and “our” refer to Innovus Pharmaceuticals, Inc., a Nevada corporation.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision in our securities. Before deciding to invest in our securities, you should read this entire prospectus carefully, including our financial statements and the related notes included in this prospectus and the information set forth under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

In order to facilitate the listing of our Common Stock on the Nasdaq Capital Market and to ensure that we have a sufficient number of authorized shares of Common Stock available for issuance upon the conversion and exercise of all of our derivative securities, we intend, subject to stockholder approval, to effect a reverse stock split of our issued and outstanding shares Common Stock, but not the number of shares authorized for issuance under our Amended and Restated Articles of Incorporation (“Charter”) (the “Reverse Split”). On January 7, 2019, we filed a preliminary consent solicitation statement pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, with the SEC in order to solicit the consent of our stockholders to approve an amendment to our Charter to effect the Reverse Split. Assuming we obtain the requisite stockholder consent, the exact ratio of the Reverse Split shall be determined by our Board of Directors, in its sole discretion, but it shall not exceed a ratio of 1-for-200. The Reverse Split will not be effected prior to at least 30 days after the registration statement, of which this prospectus forms a part, is declared effective, if at all. Therefore, in this prospectus, all share and per share amounts have been calculated on a pre-split basis.

Our Company

We are an emerging over-the-counter (“OTC”) consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine, consumer care products, supplements and certain related devices to improve men’s and women’s health and vitality, urology, brain health, pain and respiratory diseases. We deliver innovative and uniquely presented and packaged health solutions through our (a) OTC medicines, devices, consumer and health products, and clinical supplements, which we market directly, (b) commercial retail and wholesale partners to primary care physicians, urologists, gynecologists and therapists, and (c) directly to consumers through our proprietary Beyond Human™ Sales & Marketing Platform including print media, on-line channels, websites, retailers and wholesalers. We are dedicated to being a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products, supplements and certain related devices. We are actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC. These “Rx-to-OTC switches” require Food and Drug Administration (“FDA”) approval through a process initiated by the New Drug Application (“NDA”) holder.

Our business model leverages our ability to (i) develop and build our current pipeline of proprietary products, and (ii) to acquire outright or in-license commercial products that are supported by scientific and/or clinical evidence, place them through our existing supply chain, retail and on-line (including our Amazon®, eBay®, Wish.com, Sears.com, Walmart.com®, Newegg.com, Bonanza.com, Alibaba.com and Walgreens.com on-line stores and other e-commerce business platforms) channels to tap new markets and drive demand for such products and to establish physician relationships. We currently have 34 products marketed in the United States with 12 of those being marketed and sold in multiple countries around the world through some of our 15 international commercial partners.

Our Strategy

Our corporate strategy focuses on two primary objectives:

1.

Developing a diversified product portfolio of exclusive, unique and patented non-prescription OTC and branded ANDA drugs, devices, consumer health products, and clinical supplements through: (i) the introduction of line extensions and reformulations of either our or third-party currently marketed products; (ii) the development of new proprietary OTC products, supplements and devices; and (iii) the acquisition of products or obtaining exclusive licensing rights to market such products; and

2.

Building an innovative, U.S. and global sales and marketing model through direct to consumer approaches such as our proprietary Beyond Human™ sales and marketing platform, the addition of new online platforms such as Amazon®, Newegg.com, eBay®, Wish.com, Sears.com, Walmart.com®, Bonanza.com, Alibaba.com and Walgreens.com, and commercial partnerships with established international complimentary partners that: (i) generate revenue, and (ii) require a lower cost structure compared to traditional pharmaceutical companies, thereby increasing our gross margins.

Our Products

We currently market and sell 34 products in the U.S. and 12 in multiple countries around the world through our 15 international commercial partners. Although we generate revenue from the sale of all of our commercial products, most revenue is currently generated by UriVarx®, Apeaz®, Vesele®, Diabasens™, Sensum+®, ProstaGorx®, Zestra®, Zestra® Glide, RecalMax™, FlutiCare®, AllerVarx®, ArthriVarx®, Xyralid®, PEVarx®, and Beyond Human® Testosterone Booster and related products.

In addition, we currently expect to launch in the U.S. the following products, subject to the applicable regulatory approvals, if required:

1.	Carvanum™ for indications for muscle soreness (first quarter 2019);
2.	MZS Sleeping Aid™ with hemp-derived oil (first quarter 2019);
3.	Trexar™ for neuropathy support and enhanced sensation (first quarter 2019);
4.	Musclin™ for muscle growth (second half 2019 pending clinical trial data);
5.	Optik, an OTC monograph compliant ophthalmic product for eye redness and dryness (second half 2019);
6.	Regenerum™ for muscle wasting or cachexia (second half 2020 pending clinical trial data); and
7.	ThermoMax® for hand warming relief (first half 2019).

On October 18, 2018, we announced our plans to expand our product line into the hemp-derived oil-based products market commencing with the introduction of MZS Sleeping Aid™, a supplement in tincture form containing hemp-derived oil. This product does not contain any THC (Tetrahydrocannabinol) and is designed to be compliant with applicable U.S. state and federal laws. We expect to launch the product in certain states within the United States initially, and eventually, pending regulatory approval, expand into the Canadian market, although no assurances can be given. Further, we may expand into other products using hemp-derived oil in the future, although we do not currently have any specific plans to do so.

Sales and Marketing Strategy U.S. and Internationally

Our sales and marketing strategy is based on (i) the use of direct to consumer advertisements in print and online media through our proprietary Beyond Human™ sales and marketing platform acquired in March 2016, which in addition to the print and direct mail includes extensive on-line media channels through our Amazon®, eBay®, Wish.com, Sears.com, Walgreens.com and Walmart.com® sites, over 170 websites and over 2.5 million subscribers, (ii) working with direct retail and wholesale commercial channel partners in the U.S. and also directly marketing the products ourselves to physicians, urologists, gynecologists and therapists and to other healthcare providers, and (iii) working with exclusive commercial partners outside of the U.S. that would be responsible for sales and marketing in those territories. We have now fully integrated most of our existing line of products such as Diabasens™, Vesele®, Sensum+®, UriVarx®, Zestra®, RecalMax™, Xyralid®, FlutiCare®, Apeaz® and other products into the Beyond Human™ sales and marketing platform. We plan to integrate other products upon their commercial launches in 2019. We also market and distribute our products in the U.S. through retailers, wholesalers and other online channels. Our strategy outside the U.S. is to partner with companies who can effectively market and sell our products in their countries through their direct marketing and sales teams. The strategy of using our partners to commercialize our products is designed to limit our expenses and fix our cost structure, enabling us to increase our reach while minimizing our incremental spending.

Our current OTC, Rx-to-OTC ANDA switch drugs and consumer care products marketing strategy is to focus on five main U.S. markets, each of which we believe to be in excess of $1.0 billion: (i) sexual health (female and male sexual dysfunction and health); (ii) urology (bladder and prostate health); (iii) respiratory disease; (iv) brain health; and (v) pain. We will focus our current efforts on these five markets and will seek to develop, acquire or license products that we can sell through our sales channels in these fields.

Acquisition and Licensing Strategy

Our acquisition and licensing strategy is to acquire or in-license products that fit our commercialization strategy that are branded, with growing market shares, that can be sold direct to consumers and through our on-line partnerships and that can then be sold internationally through our commercial partnerships.

The following represents products and product candidates we have successfully acquired:

1.	Zestra® and Zestra Glide® (acquired Semprae Laboratories, Inc. in 2013 - current Innovus subsidiary);
2.	Vesele® (from Trophikos, Inc. in 2014);
3.	Sensum+® (from Centric Research Institute in 2013);
4.	FlutiCare™ (acquired Novalere, Inc. in 2015, current Innovus Pharma subsidiary);
5.

Beyond Human® Testosterone Booster; Beyond Human® Human Growth Agent; Beyond Human® Ketones; Beyond Human® Krill Oil; Beyond Human® Omega 3 Fish Oil; Beyond Human® Vision Formula; Beyond Human® Blood Sugar; and Beyond Human® Colon Cleanse (acquired Beyond Human™ assets in 2016); and

6	HealthiFeet®, ThermoMax® (two strengths) and Breastlift™ (from Boston Topicals, LLC in 2018).

The following represents the products we have in-licensed from third parties:

1.	Androferti® (from Q Pharma in 2015);
2.	AllerVarx™ (from NTC Pharma in 2016); and
3.	UriVaRx® (from Seipel Pty. Ltd. 2015).

In addition, we have developed and repurposed Xyralid®™ for the relief of the pain and symptoms caused by hemorrhoids.

We currently have 15 partnerships that have the rights to sell certain of our current products in approximately 49 countries. Our international partners include the following companies:

1.	Orimed Pharma, the OTC subsidiary of Jamp Pharma (Canada);
2.	Acerus Pharmaceuticals, Inc. (Canada);
3.	DanaLife ApS (Denmark and in alternative markets);
4.	Tramorgan (U.K.);
5.	Sothema Laboratories (MENA);
6.	Ovation Pharma (Morocco);
7.	LaVasta Pharmaceuticals (MENA);
8.	BroadMed (Lebanon);
9.	Elis Pharmaceuticals (Lebanon);
10.	BioTask (Malaysia);
11.	Oz Biogenics (Myanmar and Vietnam);
12.	Khandelwal Laboratories (India);
13.	PT Resources (Select Asian Countries);
14.	BroadMed (Lebanon); and
15.	J&H Co. LTD (South Korea).

Corporate Information

We are incorporated in the state of Nevada. Our principal place of business is located at 8845 Rehco Road, San Diego, California 92121. Our telephone number is (858) 964-5123. We maintain a corporate website at https://innovuspharma.com/. The information contained on our website is not, and should not be interpreted to be, a part of this prospectus.

Risks Related to our Business

Our ability to implement our business strategy is subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. These risks include, among others:

●	We have a short operating history and have not produced significant revenues from our operations;

●	We have a history of operating losses, including an accumulated deficit of approximately $41.7 million at September 30, 2018, which will likely continue in the future;

●

The success of our business currently depends on market acceptance of all 34 of our products, but also on our top revenue generating products: UriVarx®, Apeaz®, Vesele®, Diabasens™, Sensum+®, ProstaGorx®, Zestra®, Zestra® Glide, RecalMax™, FlutiCare®, AllerVarx®, ArthriVarx®, Xyralid®, PEVarx®, and Beyond Human® Testosterone Booster and related products™, that accounted for approximately 95% of our annual net revenue during the nine months ended September 30, 2018. No customer accounted for more than 10% of total net revenue during that period;

●	We have no commercial manufacturing capacity and rely on third-party contract manufacturers to produce commercial quantities of our products;

●	We face significant competition and have limited resources compared to many of our competitors;

●	If we fail to protect our intellectual property rights, such as patents and trademarks, our ability to pursue the development of our technologies and products would be negatively affected;

●	We may not be able to raise the levels of financing required to market and sell many of our products;

●	We may not be able to grow effectively and retain or hire the necessary talent to increase our sales;

●	We may not be able to grow internationally to the extent we would like due to regulatory, political, or economic changes in such countries;

●	We are currently very reliant on the experience, knowledge, skills and actions of our President and Chief Executive Officer, Dr. Bassam Damaj;

●	We may not be able to acquire or license the necessary products required for us to grow effectively and increase our product revenue;

●	We may face an uncertain U.S. regulatory, political and economic environment;

●

Changes in federal and state law and regulations regarding the sale and production of products containing hemp-derived oil could impact our ability to produce and sell products containing hemp-derived oil in the future, including by making such activities illegal; and

●	Our liquidity.

Private Placement

On December 30, 2018, we entered into a Securities Purchase Agreement (“SPA”) with an accredited investor (the “Investor”), pursuant to which, on January 3, 2019 (the “Closing Date”), we sold an aggregate of 45,306,347 units (“Units”) for $0.07 per unit, with each Unit consisting of (i) one share of Common Stock (“Shares”), (ii) one warrant to purchase one share of Common Stock at an exercise price of $0.07 per share (“Series A Warrant”), and (iii) one warrant to purchase one share of Common Stock at an exercise price of $0.08 per share (“Series B Warrant”) (the “Private Placement”); provided, however, that in order to ensure that the Investor’s beneficial ownership did not exceed 9.99% of the outstanding shares of Common Stock, the Investor elected to exercise its right to purchase 21,066,844 prefunded warrants (“Series C Warrants,” and together with the Series A Warrants and Series B Warrants, the “Investor Warrants”) in lieu of Shares as part of the Units, which Series C Warrants have a nominal exercise price of $0.001 per share. In addition, we issued Series B Warrants to purchase 3,397,976 shares of Common Stock, an amount equal to 7.5% of the aggregate number of Shares, including Series C Warrants, sold in the Private Placement, at an exercise price of $0.0875 per share (the “Placement Agent Warrants”) to the designees of H.C. Wainwright & Co., LLC (the “Placement Agent”), our sole placement agent, as compensation for its services in connection with the Private Placement.

The Investor Warrants and Placement Agent Warrants are exercisable immediately upon issuance, subject to an issuance limitation set forth therein equal to the number of authorized and unreserved shares of Common Stock available for issuance on the date thereof, and shall terminate as follows: (i) the Series A Warrants shall terminate 18-months from the date of the Reverse Split, (ii) the Series B Warrants shall terminate five and a half years from the date of the Reverse Split, and (iii) the Series C Warrants shall terminate at such time that they are exercised in full. In addition, each of the Investor Warrants contains a 4.99% beneficial ownership limitation, which may be increased up to 9.99% at the sole option of the Investor upon 61 day prior notice to the Company (the "Beneficial Ownership Limitation"), and which prevents the Investor from exercising the Investor Warrants in the event such exercise would cause the Investor's beneficial ownership of the Company's outstanding shares of Common Stock to exceed the Beneficial Ownership Limitation.

In connection with the sale of the Units, we granted certain registration rights with respect to the Shares and shares of Common Stock issuable upon exercise of the Investor Warrants, pursuant to a Registration Rights Agreement by and between us and the Investor (the “Registration Rights Agreement”). Under the terms of the Registration Rights Agreement, we agreed to file a registration statement no later than 30 days after the Closing Date in order to register the Shares and shares of Common Stock underlying the Investor Warrants sold and issued in connection with the Private Placement. We have also agreed to register the shares of Common Stock underling the Placement Agent Warrants issued to the Placement Agent’s designees as compensation for its services in connection with the Private Placement.

Our Reverse Stock Split

We have submitted an application to have our Common Stock listed on the Nasdaq Capital Market under the symbol INNV, although no assurances may be given with respect to if or when our application will be approved. On January 4, 2019, our Board of Directors approved the consummation of a reverse stock split of our issued and outstanding shares Common Stock, but not the number of shares authorized for issuance under our Charter, at a ratio of up to 1-for-200 in order to facilitate the listing of our Common Stock on the Nasdaq Capital Market and to provide us with additional authorized shares of Common Stock, which is currently necessary in order to ensure that we have sufficient shares of Common Stock available for issuance upon the conversion and exercise of our outstanding derivative securities, including the Investor Warrants and Placement Agent Warrants. On January 7, 2019, we filed a preliminary consent solicitation statement pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, with the SEC in order to solicit the consent of our stockholders to approve an amendment to our Charter to effect the Reverse Split. Assuming we obtain the requisite stockholder consent, the exact ratio of the Reverse Split shall be determined by our Board of Directors, in its sole discretion, but it shall not exceed a ratio of 1-for-200. No fractional shares of Common Stock will be issued in connection with the Reverse Split, and all such fractional interests will be rounded up to the nearest whole number. Issued and outstanding stock options and warrants will be split on the same basis and exercise prices will be adjusted accordingly.

Pursuant to the SPA executed in connection with the Private Placement, the Reverse Split will not be effected prior to at least 30 days after the registration statement, of which this prospectus forms a part, is declared effective, if at all. Therefore, in this prospectus, all share and per share amounts have been calculated on a pre-split basis.

The Offering

The following summary contains general information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Common Stock being offered by the selling stockholders	Up to 139,317,017 shares.

Common Stock outstanding as of January 14, 2019 (1)	244,839,264 shares

Use of Proceeds

The selling stockholders will receive all of the proceeds from the sale of the shares of Common Stock offered for sale under this prospectus. We will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholders. However, we may receive approximately $7.1 million in proceeds from the exercise of the warrants sold and issued in the Private Placement, including the Investor Warrants and Placement Agent Warrants. We anticipate that proceeds that we receive from the exercise of such warrants, if any, will be used for working capital and general corporate purposes.

Plan of Distribution

The selling stockholders may sell the shares of Common Stock from time to time on the principal market on which the shares of Common Stock are traded at the prevailing market price or in negotiated transactions. See “Plan of Distribution.”

Risk Factors	An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

OTCQB Marketplace Symbol	INNV

(1)	The number of shares of our Common Stock outstanding is based on 244,839,264 shares of Common Stock outstanding as of January 14, 2019, and excludes:

●	115,077,514 shares of Common Stock issuable upon the exercise of the Investor Warrants and Placement Agent Warrants issued in connection with the Private Placement;
●	33,544,157 shares of Common Stock issuable upon the exercise of warrants outstanding as of January 14, 2019 at a weighted average exercise price of $0.19 per share;
●	449,000 shares of Common Stock issuable upon the exercise of options outstanding as of January 14, 2019 at a weighted average exercise price of $0.14 per share;
●	18,787,607 shares of Common Stock issuable upon the exercise of restricted stock units as of January 14, 2019; and
●	an aggregate of 13,869,424 shares of Common Stock reserved for issuance under our Amended and Restated 2016 Equity Incentive Plan, 2014 Equity Incentive Plan and 2013 Equity Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding warrants or outstanding stock options, as described above.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our securities. The occurrence of any of the events or developments described below could harm our business, financial condition, operating results, and growth prospects. In such an event, the market price of our securities could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Associated with Our Financial Condition

We have a history of significant recurring losses and these losses may continue in the future, therefore negatively impacting our ability to achieve our business objectives.

As of September 30, 2018, we had an accumulated deficit of approximately $41.7 million. In addition, we incurred net losses of approximately $6.1 million for the nine months ended September 30, 2018, and $6.5 million and $13.7 million for the years ended December 31, 2017 and 2016, respectively. These losses may continue in the future. We expect to continue to incur significant sales and marketing, research and development, and general and administrative expense. As a result, we will need to generate significant revenue to achieve profitability, and we may never achieve profitability. Revenue and profit, if any, will depend upon various factors, including, among other things, (i) growing the current sales of our products, (ii) the successful acquisition of additional commercial products, (iii) raising capital to implement our growth strategy, (iv) obtaining any applicable regulatory approvals of our proposed product candidates, (v) the successful licensing and commercialization of our proposed product candidates, and (vi) growth and development of our operations. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

We may require additional financing to satisfy our current contractual obligations and execute our business plan.

We have not been profitable since inception. As of September 30, 2018, we had $703,012 in cash. We had a net loss of approximately $6.1 million for the nine months ended September 30, 2018, and $6.5 million and $13.7 million for the years ended December 31, 2017 and 2016, respectively. Additionally, sales of our existing products are significantly below the levels necessary to achieve positive cash flow. Although we expect that our existing capital resources and revenue from sales of our products will be sufficient to allow us to continue our operations, commence the product development process and launch selected products through at least January 14, 2020, no assurances can be given that we will not need to raise additional capital to fund our business plan. If we are not able to raise sufficient capital, our continued operations may be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets.

If we issue additional shares of Common Stock or preferred stock in the future, it will result in the dilution of our existing shareholders.

Our Charter currently authorizes the issuance of up to 292.5 million shares of Common Stock and up to 7.5 million shares of preferred stock. The issuance of any such shares of Common Stock or preferred stock may result in a decrease in value of your investment. If we do issue any such additional shares of Common Stock or preferred stock with voting rights, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change of control of our corporation.

If we issue debt securities, our operations could be materially and negatively affected.

We have historically funded our operations partly through the issuance of debt and equity securities. If we obtain additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our commercialization efforts or curtail our operations. In addition, we may be required to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to technologies or products that we would otherwise seek to develop or commercialize ourselves or license rights to technologies or products on terms that are less favorable to us than might otherwise be available.

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carry-forwards, or NOLs, and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Risks Associated with Our Business Model

We have a short operating history and have not produced significant revenue over a period of time. This makes it difficult to evaluate our future prospects and increases the risk that we will not be successful.

We have a short operating history with our current business model, which involves the commercialization, licensing and development of over-the-counter healthcare products. Although we have been in existence for many years, we only began our current business model in 2013 and only generated approximately $1.0 million in net revenue in 2014, approximately $736,000 in 2015, approximately $4.8 million in 2016, $8.8 million in 2017, and approximately $19.2 million for the nine months ended September 30, 2018, and our operations have not yet been profitable. No assurances can be given that we will generate any significant revenue in the future. As a result, we have a very limited operating history for you to evaluate in assessing our future prospects. Our operations have not produced significant revenue over a period of time and may not produce significant revenue in the near term, which may harm our ability to obtain additional financing and may require us to reduce or discontinue our operations. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results and financial condition.

The success of our business currently depends on the successful continuous commercialization of our main products and these products may not be successfully grown beyond their current levels.

We currently have a limited number of products for sale. The success of our business currently depends on our ability, directly or through a commercial partner, to successfully market and sell those limited products outside the U.S. and to expand our retail and online channels within the U.S.

Although we have commercial products that we can currently market and sell, we will continue to seek to acquire or license other products and we may not be successful in doing so.

We currently have a limited number of products. We may not be successful in marketing and commercializing these products to the extent necessary to sustain our operations. In addition, we will continue to seek to acquire or license non-prescription pharmaceutical and consumer health products. The successful consummation of these types of acquisitions and licensing arrangements is subject to the negotiation of complex agreements and contractual relationships and we may be unable to negotiate such agreements or relationships on a timely basis, if at all, or on terms acceptable to us.

Changes in government regulation or in practices relating to the pharmaceutical industry could change the need for the products we provide.

Governmental agencies throughout the world, but particularly in the United States, strictly regulate the drug development and sales process. Changes in regulation, such as regulatory submissions to meet the internal research and development standards of pharmaceutical research, a relaxation in existing regulatory requirements, the introduction of simplified drug approval procedures or an increase in regulatory requirements that we may have difficulty satisfying or that make our products less competitive, could substantially change the demand for our products and the prices at which we are able to sell our products.

Possible yet unanticipated changes in federal and state law could cause any products we intend to launch containing hemp-derived oil to be illegal, or could otherwise prohibit, limit or restrict any potential products we may launch containing hemp-derived oil.

We currently intend to launch certain products containing hemp-derived oil. Until 2014 when 7 U.S. Code §5940 became federal law as part of the Agricultural Act of 2014 (the “2014 Farm Act”), products containing oils derived from hemp, notwithstanding a minimal or non-existing THC content, were classified as Schedule I illegal drugs. The 2014 Farm Act expired on September 30, 2018, and was thereafter replaced by the Agricultural Improvement Act of 2018 on December 20, 2018 (the “2018 Farm Act”), which amended various sections of the U.S. Code, thereby removing hemp, defined as cannabis with less than 0.3% THC, from Schedule 1 status under the Controlled Substances Act, and legalizing the cultivation and sale of industrial-hemp at the federal level, subject to compliance with certain federal requirements and state law, amongst other things. THC is the psychoactive component of plants in the cannabis family generally identified as marihuana or marijuana. There is no assurance that the 2018 Farm Act will not be repealed or amended such that our intended products containing hemp-derived oil would once again be deemed illegal under federal law. The 2018 Farm Act delegates the authority to the states to regulate and limit the production of hemp and hemp derived products within their territories. Although a majority of states have adopted laws and regulations that allow for the production and sale of hemp and hemp derived products under certain circumstances, no assurance can be given that such state laws may not be repealed or amended such that our intended products containing hemp-derived oil would once again be deemed illegal under the laws of one or more states now permitting such products, which in turn would render such intended products illegal in those states under federal law even if the federal law is unchanged. In the event of either repeal of federal or of state laws and regulations, or of amendments thereto that are adverse to our intended products, we may be restricted or limited with respect to those products that we may sell or distribute, which could adversely impact on our intended business plan with respect to such intended products.

Sources of oil from hemp plants depend upon legality of cultivation, processing, marketing and sales of products derived from those plants under state law.

Oils derived from hemp plants can only be legally produced in states that have laws and regulations that allow for such production and that comply with the 2018 Farm Act, apart from state laws legalizing and regulating medical and recreational cannabis or marijuana, which remains illegal under federal law and regulations. We intend to purchase all of our hemp-derived oils from licensed growers and processors in states where such production is legal. As described in the preceding risk factor, in the event of repeal or amendment of laws and regulations which are now favorable to the cannabis/hemp industry in such states, we would be required to locate new suppliers in states with laws and regulations that qualify under the 2018 Farm Act. If we were to be unsuccessful in arranging new sources of supply of our raw ingredients, or if our raw ingredients were to become legally unavailable, our intended business plan with respect to such intended products could be adversely impacted.

Because we may only sell and ship our intended products containing hemp-derived oil in states that have adopted laws and regulations qualifying under the 2018 Farm Act, a reduction in the number of states having such qualifying laws and regulations could limit, restrict or otherwise preclude the sale of intended products containing hemp-derived oil.

The interstate shipment of hemp-derived oils from one state to another is legal only where both states have laws and regulations that allow for the production and sale of such products and that qualify under the 2018 Farm Act. Therefore, the marketing and sale of our intended products containing hemp-derived oil will limited by such factor and is restricted to such states. Although we believe we may lawfully sell any finished products we intend to launch in a majority of states, a repeal or adverse amendment of laws and regulations that are now favorable to the distribution, marketing and sale of finished products we intend to sell could significantly limit, restrict or prevent us from generating revenue related to such intended products. Any such repeal or adverse amendment of now favorable laws and regulations could have an adverse impact on our intended business plan with respect to such intended products.

In the event we offer products containing hemp-derived oil through a website available in all states, we may be found to violate the laws of states in which all or certain uses of any cannabis containing products are illegal, which could have an adverse impact on our reputation and ability to offer to sell our intended products containing hemp-derived oil.

We currently offer our products for sale through our website. In the event that we choose to sell products containing hemp-derived oil through our website, the mere visibility of such a website in states where the sale of intended products containing hemp-derived oil is illegal could result in a finding that we have violated the criminal laws of one or more of such states. Any criminal investigation, prosecution and conviction could significantly harm our business, operating results and financial condition.

If we fail to successfully introduce new products, we may lose market position.

New products, product improvements, line extensions and new packaging will be an important factor in our sales growth. If we fail to identify emerging consumer trends, to maintain and improve the competitiveness of our existing products or to successfully introduce new products on a timely basis, we may lose market position. Continued product development and marketing efforts have all the risks inherent in the development of new products and line extensions, including development delays, the failure of new products and line extensions to achieve anticipated levels of market acceptance and the cost of failed product introductions.

Our sales and marketing function is currently limited and we currently rely on direct to consumer advertisements and third parties to help us promote our products to physicians in the U.S., as well as rely on our partners outside the U.S. We will need to maintain the commercial partners we currently have and attract others or be in a position to afford qualified or experienced marketing and sales personnel for our products.

We had approximately $4.8 million in net revenue in 2016, approximately $8.8 million during the year ended December 31, 2017 and approximately $19.2 million during the nine months ended September 30, 2018. While we are growing our revenue and our distribution channels, we will need to continue to develop strategies, partners and distribution channels to promote and sell our products.

We have no commercial manufacturing capacity and rely on third-party contract manufacturers to produce commercial quantities of our products.

We do not have the facilities, equipment or personnel to manufacture commercial quantities of our products, and therefore must rely on qualified third-party contract manufactures with appropriate facilities and equipment to contract manufacture commercial quantities of products. These third-party contract manufacturers are also subject to current good manufacturing practice, or cGMP, regulations, which impose extensive procedural and documentation requirements. Any performance failure on the part of our contract manufacturers could delay commercialization of any approved products, depriving us of potential product revenue.

Failure by our contract manufacturers to achieve and maintain high manufacturing standards could result in patient injury or death, product recalls or withdrawals, delays or failures in testing or delivery, cost overruns or other problems that could materially adversely affect our business. Contract manufacturers may encounter difficulties involving production yields, quality control and quality assurance. These manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state and foreign agencies to ensure strict compliance with cGMP and other applicable government regulations; however, beyond contractual remedies that may be available to us, we do not have control over third-party manufacturers’ compliance with these regulations and standards.

If for some reason our contract manufacturers cannot perform as agreed, we may be required to replace them. Although we believe there are a number of potential replacements, we may incur added costs and delays in identifying and qualifying any such replacements.

The inability of a manufacturer to ship orders of our products in a timely manner or to meet quality standards could cause us to miss the delivery date requirements of our customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect as our revenue would decrease and we would incur net losses as a result of sales of the product, if any sales could be made.

We are also dependent on certain third parties for the supply of the raw materials necessary to develop and manufacture our products, including the active and inactive pharmaceutical ingredients used in our products. We are required to identify the supplier of all the raw materials for our products in any drug applications that we file with the FDA and all FDA-approved products that we acquire from others. If raw materials for a particular product become unavailable from an approved supplier specified in a drug application, we would be required to qualify a substitute supplier with the FDA, which would likely delay or interrupt manufacturing of the affected product. To the extent practicable, we attempt to identify more than one supplier in each drug application. However, some raw materials are available only from a single source and, in some of our drug applications, only one supplier of raw materials has been identified, even in instances where multiple sources exist.

In addition, we obtain some of our raw materials and products from foreign suppliers. Arrangements with international raw material suppliers are subject to, among other things, FDA regulation, various import duties, foreign currency risk and other government clearances. Acts of governments outside the U.S. may affect the price or availability of raw materials needed for the development or manufacture of our products. In addition, any changes in patent laws in jurisdictions outside the U.S. may make it increasingly difficult to obtain raw materials for research and development prior to the expiration of the applicable U.S. or foreign patents.

Our U.S. business could be adversely affected by changes as a result of the current U.S. presidential administration.

President Trump has imposed, and has publicly stated that he may continue to impose, importation tariffs from certain countries such as China and Mexico, which could affect the cost of certain of our product components. In addition, the Trump Administration has appointed and employed many new secretaries, directors and the like into positions of authority in the U.S. Federal government dealing with the pharmaceutical and healthcare industries that may potentially have a negative impact on the prices and the regulatory pathways for certain pharmaceuticals, nutritional supplements and health care products such as those developed, marketed and sold by us. Such changes in the regulatory pathways could adversely affect and or delay our ability to market and sell our products in the U.S.

The business that we conduct outside the U.S. may be adversely affected by international risk and uncertainties.

Although our operations are based in the U.S., we conduct business outside the U.S and expect to continue to do so in the future. In addition, we plan to seek approvals to sell our products in foreign countries. Any business that we conduct outside the U.S. will be subject to additional risks that may materially adversely affect our ability to conduct business in international markets, including, among other things:

●	Potentially reduced protection for intellectual property rights;

●	Unexpected changes in tariffs, trade barriers and regulatory requirements;

●	Economic weakness, including inflation or political instability, in particular foreign economies and markets;

●	Workforce uncertainty in countries where labor unrest is more common than in the United States;

●	Production shortages resulting from any events affecting a product candidate and/or finished drug product supply or manufacturing capabilities abroad;

●	Business interruptions resulting from geo-political actions, including war and terrorism or natural disasters, including earthquakes, hurricanes, typhoons, floods and fires; and

●	Failure to comply with Office of Foreign Asset Control rules and regulations and the Foreign Corrupt Practices Act, or FCPA.

These factors or any combination of these factors may adversely affect our revenue or our overall financial performance.

Acquisitions involve risks that could result in a reduction of our operating results, cash flows and liquidity.

We have made, and in the future may continue to make, strategic acquisitions including licenses of third-party products. However, we may not be able to identify suitable acquisition and licensing opportunities. We may pay for acquisitions and licenses with our Common Stock or with convertible securities, which may dilute your investment in our securities, or we may decide to pursue acquisitions and licenses that investors may not agree with. In connection with one of our latest acquisitions, we have also agreed to substantial earn-out arrangements. To the extent we defer the payment of the purchase price for any acquisition or license through a cash earn-out arrangement, it will reduce our cash flows in subsequent periods. In addition, acquisitions or licenses may expose us to operational challenges and risks, including:

●	The ability to profitably manage acquired businesses or successfully integrate the acquired business’ operations and financial reporting and accounting control systems into our business;

●	Increased indebtedness and contingent purchase price obligations associated with an acquisition;

●	The ability to fund cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions or unforeseen internal difficulties;

●	The availability of funding sufficient to meet increased capital needs;

●	Diversion of management’s attention; and

●	The ability to retain or hire qualified personnel required for expanded operations.

Completing acquisitions may require significant management time and financial resources. In addition, acquired companies may have liabilities that we failed, or were unable, to discover in the course of performing due diligence investigations. We cannot assure you that the indemnification granted to us by sellers of acquired companies will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with businesses or properties we assume upon consummation of an acquisition. We may learn additional information about our acquired businesses that materially adversely affects us, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

Failure to successfully manage the operational challenges and risks associated with, or resulting from, acquisitions could adversely affect our results of operations, cash flows and liquidity. Borrowings or issuances of convertible securities associated with these acquisitions may also result in higher levels of indebtedness, which could impact our ability to service our debt within the scheduled repayment terms.

We will need to expand our operations and increase our size, and we may experience difficulties in managing growth.

As we increase the number of products we own or have the right to sell, we will need to increase our sales, marketing, product development and scientific and administrative headcount to manage these programs. In addition, to meet our obligations as a public company, we will need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and various projects requires that we:

●	Successfully attract and recruit new employees with the expertise and experience we will require;

●	Successfully grow our marketing, distribution and sales infrastructure; and

●	Continue to improve our operational, manufacturing, financial and management controls, reporting systems and procedures.

If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully operate our business.

Our success depends to a significant extent upon the continued services of Dr. Bassam Damaj, our President and Chief Executive Officer. Dr. Damaj has overseen our current business strategy since inception and provides leadership for our growth and operations strategy as well as being our sole employee with any significant scientific or pharmaceutical experience. Loss of the services of Dr. Damaj would have a material adverse effect on our growth, revenue and prospective business. The loss of any of our key personnel, or the inability to attract and retain qualified personnel, may significantly delay or prevent the achievement of our research, development or business objectives and could materially adversely affect our business, financial condition and results of operations.

Any employment agreement we enter into will not ensure the retention of the employee who is a party to the agreement. In addition, we have only limited ability to prevent former employees from competing with us. Furthermore, our future success will also depend in part on the continued service of our key scientific and management personnel and our ability to identify, hire and retain additional personnel. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Moreover, competition for personnel with the scientific and technical skills that we seek is extremely high and is likely to remain high. Because of this competition, our compensation costs may increase significantly. We presently have no scientific employees.

We may not be able to continue to pay consultants, vendors and independent contractors through the issuance of equity instruments in order to conserve cash.

We have paid numerous consultants and vendor fees through the issuance of equity instruments in order to conserve our cash; however, there can be no assurance that we, our vendors, consultants or independent contractors, current or future, will continue to agree to this arrangement. As a result, we may be asked to spend more cash for the same services, or we may not be able to retain the same consultants, vendors, etc.

We face significant competition and have limited resources compared to our competitors.

We are engaged in a highly competitive industry. We can expect competition from numerous companies, including large international enterprises and others entering the market for products similar to ours. Most of these companies have greater research and development, manufacturing, patent, legal, marketing, financial, technological, personnel and managerial resources. Acquisitions of competing companies by large pharmaceutical or healthcare companies could further enhance such competitors’ financial, marketing and other resources. Competitors may complete clinical trials, obtain regulatory approvals and commence commercial sales of their products before we could enjoy a significant competitive advantage. Products developed by our competitors may be more effective than our product candidates.

Competition and technological change may make our product candidates and technologies less attractive or obsolete.

We compete with established pharmaceutical and biotechnology companies that are pursuing other products for the same markets we are pursuing and that have greater financial and other resources. Other companies may succeed in developing or acquiring products earlier than us, developing products that are more effective than our products or achieve greater market acceptance. As these companies develop their products, they may develop competitive positions that may prevent, make futile, or limit our product commercialization efforts, which would result in a decrease in the revenue we would be able to derive from the sale of any products.

Risks Relating to Intellectual Property

If we fail to protect our intellectual property rights, our ability to pursue the development of our technologies and products would be negatively affected.

Our success will depend in part on our ability to obtain patents and maintain adequate protection of our technologies and products. If we do not adequately protect our intellectual property, competitors may be able to use our technologies to produce and market products in direct competition with us and erode our competitive advantage. Some foreign countries lack rules and methods for defending intellectual property rights and do not protect proprietary rights to the same extent as the U.S. Many companies have had difficulty protecting their proprietary rights in these foreign countries. We may not be able to prevent misappropriation of our proprietary rights.

We have received, and are currently seeking, patent protection for numerous compounds and methods of use. However, the patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our products by obtaining and defending patents. These risks and uncertainties include the following: patents that may be issued or licensed may be challenged, invalidated or circumvented, or otherwise may not provide any competitive advantage; our competitors, many of which have substantially greater resources than us and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with or eliminate our ability to make, use and sell our potential products either in the U.S. or in international markets; and countries other than the U.S. may have less restrictive patent laws than those upheld by U.S. courts, allowing foreign competitors the ability to exploit these laws to create, develop and market competing products.

Moreover, any patents issued to us may not provide us with meaningful protection or others may challenge, circumvent or narrow our patents. Third parties may also independently develop products similar to our products, duplicate our unpatented products or design around any patents on products we develop. Additionally, extensive time is required for development, testing and regulatory review of a potential product. Although extensions of patent term due to regulatory delays may be available, it is possible that, before any of our products candidates can be commercialized, any related patent, even with an extension, may expire or remain in force for only a short period following commercialization, thereby reducing any advantages of the patent.

In addition, the U.S. Patent and Trademark Office (the “PTO”) and patent offices in other jurisdictions have often required that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or our licensors are able to obtain patents, the patents may be substantially narrower than anticipated.

Our success depends on our patents, patent applications that may be licensed exclusively to us and other patents to which we may obtain assignment or licenses. We may not be aware, however, of all patents, published applications or published literature that may affect our business either by blocking our ability to commercialize our products, by preventing the patentability of our products to us or our licensors or by covering the same or similar technologies that may invalidate our patents, limit the scope of our future patent claims or adversely affect our ability to market our products.

In addition to patents, we rely on a combination of trade secrets, confidentiality, nondisclosure and other contractual provisions and security measures to protect our confidential and proprietary information. These measures may not adequately protect our trade secrets or other proprietary information. If they do not adequately protect our rights, third parties could use our technology and we could lose any competitive advantage we may have. In addition, others may independently develop similar proprietary information or techniques or otherwise gain access to our trade secrets, which could impair any competitive advantage we may have.

Patent protection and other intellectual property protection are crucial to the success of our business and prospects, and there is a substantial risk that such protections will prove inadequate.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive and time consuming.

The pharmaceutical industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies have employed intellectual property litigation to gain a competitive advantage. We may become subject to infringement claims or litigation arising out of patents and pending applications of our competitors or additional interference proceedings declared by the PTO to determine the priority of inventions. The defense and prosecution of intellectual property suits, PTO proceedings and related legal and administrative proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to enforce our issued patents, to protect our trade secrets and know-how, or to determine the enforceability, scope and validity of the proprietary rights of others. An adverse determination in litigation or interference proceedings to which we may become a party could subject us to significant liabilities, require us to obtain licenses from third parties or restrict or prevent us from selling our products in certain markets. Although patent and intellectual property disputes might be settled through licensing or similar arrangements, the costs associated with such arrangements may be substantial and could include our paying large fixed payments and ongoing royalties. Furthermore, the necessary licenses may not be available on satisfactory terms or at all.

Competitors may infringe our patents and we may file infringement claims to counter infringement or unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover its technology. An adverse determination of any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly.

Also, a third party may assert that our patents are invalid and/or unenforceable. There are no unresolved communications, allegations, complaints or threats of litigation related to the possibility that our patents are invalid or unenforceable. Any litigation or claims against us, whether merited or not, may result in substantial costs, place a significant strain on our financial resources, divert the attention of management and harm our reputation. An adverse decision in litigation could result in inadequate protection for our product candidates and/or reduce the value of any license agreements we have with third parties.

Interference proceedings brought before the PTO may be necessary to determine priority of invention with respect to our patents or patent applications. During an interference proceeding, it may be determined that we do not have priority of invention for one or more aspects in our patents or patent applications and could result in the invalidation in part or whole of a patent or could put a patent application at risk of not issuing. Even if successful, an interference proceeding may result in substantial costs and distraction to our management.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or interference proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors perceive these results to be negative, the price of our Common Stock could be adversely affected.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages and/or forced to defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to: obtain licenses, which may not be available on commercially reasonable terms, if at all; abandon an infringing product candidate; redesign our products or processes to avoid infringement; stop using the subject matter claimed in the patents held by others; pay damages; and/or defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

We may be subject to potential product liability and other claims, creating risks and expense.

We are also exposed to potential product liability risks inherent in the development, testing, manufacturing, marketing and sale of human therapeutic products. Product liability insurance for the pharmaceutical industry is extremely expensive, difficult to obtain and may not be available on acceptable terms, if at all. We have no guarantee that the coverage limits of such insurance policies will be adequate. A successful claim against us, which is in excess of our insurance coverage, could have a material adverse effect upon us and on our financial condition.

We may face additional litigation owing to the nature and sales channels of our products.

Since we currently have 34 products on the market in the U.S. and have growing revenue, from time to time, we may face product liability litigation and/or other litigation owing to the manner that we market and sell certain of our products, such as through nationwide newspaper advertisements, direct mailing or other direct to consumer campaigns. If we are unsuccessful in defending claims brought against us, such as those brought in the case described in the section entitled “Legal Proceedings” located in “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” the result could have a material impact on the profit and losses of the Company.

Changes in trends in the pharmaceutical and biotechnology industries, including difficult market conditions, could adversely affect our operating results.

The biotechnology, pharmaceutical and medical device industries generally, and drug discovery and development companies more specifically, are subject to increasingly rapid technological changes. Our competitors and others might develop technologies or products that are more effective or commercially attractive than our current or future technologies or products or that render our technologies or products less competitive or obsolete. If competitors introduce superior technologies or products and we cannot make enhancements to our technologies or products to remain competitive, our competitive position and, in turn, our business, revenue and financial condition, would be materially and adversely affected.

We may encounter new FDA rules, regulations and laws that could impede our ability to sell our OTC products.

The FDA regulates most of our OTC or non-prescription drugs using its OTC Monograph, which when final, is published in the Code of Federal Regulations at 21 CFR Parts 330-358. Those of our products that meet each of the conditions established in the OTC Monograph regulations, as well as all other regulations, may be marketed without prior approval by the FDA. If the FDA changes its OTC Monograph regulatory process, it may subject us to additional FDA rules, regulations and laws that may be more time consuming and costly to us and could negatively affect our business.

The third-party manufacturer from the Novalere acquisition may never receive ANDA approval to manufacture FlutiCare®, which we are relying upon to generate future revenue outside the U.S. and as a second source of supply within the U.S.

Because of the unpredictability of the FDA review process for generic drugs, the ANDA filed by the third-party manufacturer to enable it to manufacture our product FlutiCare® may never be approved by the FDA for a variety of reasons. If such ANDA is not approved, we will not be able to realize revenue from the sale of this drug outside of the U.S. unless we secure another manufacturing source and we will not have a second source of supply for the manufacturing of FlutiCare® in the U.S.

Risks Related to Ownership of our Common Stock

There is currently no active public trading market for our Common Stock and we cannot assure you that an active trading market will develop in the near future.

Our Common Stock is currently quoted under the symbol “INNV” in the over-the-counter markets, including the OTCQB tier of the OTC Markets Group, Inc. Although we have submitted an application to have our shares traded on the Nasdaq Capital Market, it is currently not listed on a national exchange, there is currently very limited trading in our securities, and no assurances can be given that our shares will ever by traded on the Nasdaq Capital market or any other national exchange. There may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales. We cannot give you any assurance that an active public trading market for our Common Stock will develop or be sustained. You may not be able to liquidate your shares quickly or at the market price if trading in our Common Stock is not active.

Sales of additional shares of our Common Stock could cause the price of our Common Stock to decline.

As of January 14, 2019, we had 244,839,264 shares of Common Stock outstanding. A substantial number of those shares are restricted securities and such shares may be sold under Rule 144 of the Securities Act of 1933, as amended (“Securities Act”), subject to any applicable holding period. As such, sales of the above shares or other substantial amounts of our Common Stock in the public or private markets, or the availability of such shares for sale by us, including the issuance of Common Stock upon conversion and/or exercise of outstanding convertible securities, warrants and options, could adversely affect the price of our Common Stock. We may sell additional shares or securities convertible into shares of Common Stock, which could adversely affect the market price of shares of our Common Stock. In addition, the sale of a substantial number of shares of our Common Stock, or anticipation of such sales, could make it more difficult for us to obtain future financing. To the extent the trading price of our Common Stock at the time of exercise of any of our outstanding options or warrants exceeds their exercise price, such exercise will have a dilutive effect on our stockholders.

The market price for our Common Stock may be volatile and your investment in our Common Stock could decline in value.

The stock market in general has experienced extreme price and volume fluctuations. The market prices of the securities of biotechnology and specialty pharmaceutical companies, particularly companies like ours with limited product revenue, have been highly volatile and may continue to be highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our Common Stock:

●	Announcements of technological innovations or new products by us or our competitors;

●	Announcement of FDA approval or disapproval of our product candidates or other product-related actions;

●	Changes in state and federal laws and regulations with respect to the sale and production of hemp-derived oils;

●	Developments or disputes concerning patents or proprietary rights, including announcements of infringement, interference or other litigation against us or our potential licensees;

●	Developments involving our efforts to commercialize our products, including developments impacting the timing of commercialization;

●	Announcements concerning our competitors or the biotechnology, pharmaceutical or drug delivery industry in general;

●	Public concerns as to the safety or efficacy of our products or our competitors’ products;

●	Changes in government regulation of the pharmaceutical or medical industry;

●	Actual or anticipated fluctuations in our operating results;

●	Changes in financial estimates or recommendations by securities analysts;

●	Developments involving corporate collaborators, if any;

●	Changes in accounting principles; and

●	The loss of any of our key management personnel.

In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether meritorious or not, litigation brought against us could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect our business, operating results and financial condition.

We do not anticipate paying dividends on our Common Stock and, accordingly, shareholders must rely on stock appreciation for any return on their investment.

We have never declared or paid cash dividends on our Common Stock and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our Board of Directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our Board of Directors. You should not rely on an investment in our Company if you require dividend income from your investment in our Company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our Common Stock, which is uncertain and unpredictable. There is no guarantee that our Common Stock will appreciate in value.

Nevada law and provisions in our Charter documents may delay or prevent a potential takeover bid that would be beneficial to holders of our Common Stock.

Our Charter and our Bylaws contain provisions that may enable our Board of Directors to discourage, delay or prevent a change in our ownership or in our management. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our Common Stock. These provisions include the following:

●	Our Board of Directors may increase the size of the Board of Directors up to nine directors and fill vacancies on the Board of Directors; and

●	Our Board of Directors is expressly authorized to make, alter or repeal our Bylaws.

In addition, Chapter 78 of the Nevada Revised Statutes also contains provisions that may enable our Board of Directors to discourage, delay or prevent a change in our ownership or in our management. The combinations with interested stockholders provisions of the Nevada Revised Statutes, subject to certain exceptions, restrict our ability to engage in any combination with an interested stockholder for three years after the date a stockholder becomes an interested stockholder, unless, prior to the stockholder becoming an interested stockholder, our Board of Directors gave approval for the combination or the acquisition of shares which caused the stockholder to become an interested stockholder. If the combination or acquisition was not so approved prior to the stockholder becoming an interested stockholder, the interested stockholder may effect a combination after the three-year period only if either the stockholder receives approval from a majority of the outstanding voting shares, excluding shares beneficially owned by the interested stockholder or its affiliates or associates, or the consideration to be paid by the interested stockholder exceeds certain thresholds set forth in the statute. For purposes of the foregoing provisions, “interested stockholder” means either a person, other than us or our subsidiaries, who directly or indirectly beneficially owns 10% or more of the voting power of our outstanding voting shares, or one of our affiliates or associates which at any time within three years immediately before the date in question directly or indirectly beneficially owned 10% or more of the voting power of our outstanding shares.

In addition, the acquisition of controlling interest provisions of the Nevada Revised Statutes provide that a stockholder acquiring a controlling interest in our Company, and those acting in association with that stockholder, obtain no voting rights in the control shares unless voting rights are conferred by stockholders holding a majority of our voting power (exclusive of the control shares). For purposes of these provisions, “controlling interest” means the ownership of outstanding voting shares enabling the acquiring person to exercise (either directly or indirectly or in association with others) one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting power in the election of our directors, and “control shares” means those shares the stockholder acquired on the date it obtained a controlling interest or in the 90-day period preceding that date.

Accordingly, the provisions could require multiple votes with respect to voting rights in share acquisitions effected in separate stages, and the effect of these provisions may be to discourage, delay or prevent a change in control of our Company.

The rights of the holders of Common Stock may be impaired by the potential issuance of preferred stock.

Our Charter gives our Board of Directors the right to create new series of preferred stock. As a result, our Board of Directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights, which could adversely affect the voting power and equity interest of the holders of Common Stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our Common Stock. Although we have no present intention to issue any shares of preferred stock, or to create a series of preferred stock, we may issue such shares in the future.

Our Common Stock is subject to the “penny stock” rules of the Securities and Exchange Commission and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	That a broker or dealer approve a person's account for transactions in penny stocks; and

●	The broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	Obtain financial information and investment experience objectives of the person; and

●

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	Sets forth the basis on which the broker or dealer made the suitability determination; and

●	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Risks Relating to the Reverse Split

If we are unable to obtain sufficient consents from our stockholders to approve the Reverse Split, we will continue to have an insufficient number of shares of Common Stock available for issuance upon the conversion of our outstanding securities and will be limited in our ability to issue additional equity securities in the future.

Our Charter currently authorizes the issuance of up to 292.5 million shares of Common Stock and up to 7.5 million shares of preferred stock. As of January 14, 2019, we had 244,839,264 shares of Common Stock outstanding, and were obligated to reserve an additional 168,376,486 shares of Common Stock for issuance upon our outstanding derivative securities. As a result, the number of shares of Common Stock currently outstanding in addition to the number of shares of Common Stock that we are obligated to reserve for issuance exceed our authorized Common Stock by approximately 120,715,750 shares. Therefore, we currently do not have sufficient authorized but unissued shares of Common Stock to permit the conversion and exercise of all of our outstanding derivative securities, and unless we are able to effect the Reverse Split or increase the number of shares that we have authorized for issuance through other means, we will continue to have insufficient shares authorized to do so. In addition, in the event that we are unable to obtain sufficient stockholder consent to effectuate the Reverse Split, we will not be able to issue any additional shares of Common Stock in the future, preventing us from taking advantage of any opportunities to raise additional working capital or otherwise consummate strategic or other transactions that require the issuance of Common Stock.

Our planned Reverse Split may not increase our stock price sufficiently to enable us to list our Common Stock on the Nasdaq Capital Market.

We currently expect that the Reverse Split of our outstanding Common Stock will increase the market price of our Common Stock sufficiently so that we will be able to meet the minimum bid price requirement portion of listing requirements of the Nasdaq Capital Market. However, the effect of the Reverse Split upon the market price of our Common Stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances have been varied. It is possible that the market price of our Common Stock following the Reverse Split will not increase sufficiently for us to be in compliance with the minimum bid price requirement, or if it does, that such price will be sustained. If we are unable meet the minimum listing requirements, we will be unable to list our shares on the Nasdaq Capital Market.

Even if the Reverse Split achieves the requisite increase in the market price of our Common Stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of the Nasdaq Capital Market.

Even if the Reverse Split achieves the requisite increase in the market price of our Common Stock to be in compliance with the minimum bid price of the Nasdaq Capital Market, we cannot assure you that the market price of our Common Stock following the Reverse Split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our Common Stock declines following the effectuation of the Reverse Split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our Common Stock outstanding, such as negative financial or operational results, could adversely affect the market price of our Common Stock and jeopardize our ability to meet or maintain the Nasdaq Capital Market’s minimum bid price requirement. In addition to specific listing and maintenance standards, the Nasdaq Capital Market has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our Common Stock.

Even if the Reverse Split increases the market price of our Common Stock, there can be no assurance that we will be able to comply with other continued listing standards of the Nasdaq Capital Market.

Even if the market price of our Common Stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our Common Stock on the Nasdaq Capital Market. Assuming that our listing application is approved after the Reverse Stock Split, our failure to meet these other requirements may result in our Common Stock being delisted from the Nasdaq Capital Market, irrespective of our compliance with the minimum bid price requirement.

The Reverse Split may decrease the liquidity of the shares of our Common Stock.

The liquidity of the shares of our Common Stock may be affected adversely by the Reverse Split given the reduced number of shares that will be outstanding following the Reverse Split, especially if the market price of our Common Stock does not increase following the Reverse Split. In addition, the Reverse Split may increase the number of stockholders who own odd lots (less than 100 shares) of our Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the Reverse Split, the resulting market price of our Common Stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our Common Stock may not improve.

Although we believe that a higher market price of our Common Stock may help generate greater or broader investor interest, there can be no assurance that the Reverse Split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our Common Stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our Common Stock may not necessarily improve.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes forward-looking statements. All statements, other than statements of historical fact, contained in this prospectus, including statements regarding our future operating results, financial position and cash flows, our business strategy and plans and our objectives for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “plan,” “target,” “project,” “contemplate,” “predict,” “potential,” “would,” “could,” “should,” “intend” and “expect” or the negative of these terms or other similar expressions.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions, including those described under sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors and uncertainties may emerge from time to time. It is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, whether as a result of any new information, future events, changed circumstances or otherwise.

This prospectus contains estimates and statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information, and you are cautioned not to give undue weight to such estimates. Although we believe the publications are reliable, we have not independently verified their data. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

DESCRIPTION OF PRIVATE PLACEMENT TRANSACTION

On December 30, 2018, we entered into a Securities Purchase Agreement (“SPA”) with an accredited investor (the “Investor”), pursuant to which, on January 3, 2019 (the “Closing Date”), we sold an aggregate of 45,306,347 units (“Units”) for $0.07 per unit, with each Unit consisting of (i) one share of Common Stock (“Shares”), (ii) one warrant to purchase one share of Common Stock at an exercise price of $0.07 per share (“Series A Warrant”), and (iii) one warrant to purchase one share of Common Stock at an exercise price of $0.08 per share (“Series B Warrant”) (the “Private Placement”); provided, however, that in order to ensure that the Investor’s beneficial ownership did not exceed 9.99% of the outstanding shares of Common Stock, the Investor elected to exercise its right to purchase 21,066,844 prefunded warrants (“Series C Warrants,” and together with the Series A and Series B Warrants, the “Investor Warrants”) in lieu of Shares as part of the Units, which Series C Warrants have a nominal exercise price of $0.001 per share. In addition, we issued Series B Warrants to purchase 3,397,976 shares of Common Stock, an amount equal to 7.5% of the aggregate number of Shares, including Series C Warrants, sold in the Private Placement, at an exercise price of $0.0875 per share (the “Placement Agent Warrants”) to the designees of H.C. Wainwright & Co., LLC (the “Placement Agent”), our sole placement agent, as compensation for its services in connection with the Private Placement.

The Investor Warrants and Placement Agent Warrants are exercisable immediately upon issuance, subject to an issuance limitation set forth therein (the “Issuance Restrictions”) equal to the number of authorized and unreserved shares of Common Stock available for issuance on the date thereof, and shall terminate as follows: (i) the Series A Warrants shall terminate 18-months from the date of the Reverse Split, (ii) the Series B Warrants shall terminate five and a half years from the date of the Reverse Split, and (iii) the Series C Warrants shall terminate at such time that they are exercised in full. Pursuant to the Issuance Restrictions, until the Reverse Split has been effected, the Investor may not require the Company to issue upon exercise of the Investor Warrants a number of shares of Common Stock, which, when aggregated with any shares of Common Stock issued (i) pursuant to the SPA, (ii) upon prior exercise of any Investor Warrants, and (iii) pursuant to any Placement Agent Warrants issued as a fee in connection with the Private Placement would exceed 45,306,347 shares (the “Issuable Maximum”). In addition, each of the Investor Warrants contains a 4.99% beneficial ownership limitation, which may be increased up to 9.99% at the sole option of the Investor upon 61 days prior notice to the Company (the “Beneficial Ownership Limitation”), and which prevents the Investor from exercising the Investor Warrants in the event such exercise would cause the Investor’s beneficial ownership of the Company’s outstanding shares of Common Stock to exceed the Beneficial Ownership Limitation.

The Private Placement resulted in gross proceeds to the Company of approximately $3.17 million, and net proceeds to the Company of approximately $2.79 million, after deducting the Placement Agent’s commissions, fees and expenses and the Company’s offering expenses. We currently expect to use the proceeds for, among other purposes, general working capital purposes.

In connection with the sale of the Units, we granted certain registration rights with respect to the Shares and shares of Common Stock issuable upon exercise of the Investor Warrants, pursuant to a Registration Rights Agreement by and between us and the Investor (the “Registration Rights Agreement”). Under the terms of the Registration Rights Agreement, we agreed to file a registration statement no later than 30 days after the Closing Date in order to register the Shares and shares of Common Stock underlying the Investor Warrants sold and issued in connection with the Private Placement. We have also agreed to register the shares of Common Stock underling the Placement Agent Warrants issued to the designees of the Placement Agent as compensation for its services in connection with the Private Placement.

USE OF PROCEEDS

The Common Stock to be offered and sold using this prospectus will be offered and sold by the selling stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our Common Stock in this offering. A portion of the shares covered by this prospectus may be issued upon exercise of the Investor Warrants and Placement Agent Warrants. Upon any exercise of Investor Warrants and the Placement Agent Warrants, the selling stockholders will pay us the applicable exercise price, and we currently anticipate that any such proceeds would be used primarily for working capital and general corporate purposes. We will pay all of the fees and expenses incurred by us in connection with this registration. We will not be responsible for fees and expenses incurred by the selling stockholders or any underwriting discounts or agent’s commissions.

SELLING STOCKHOLDERS

This prospectus relates to the sale from time to time by the selling stockholders of up to 139,317,017 shares of our Common Stock, which consists of up to (i) 24,239,503 shares of Common Stock issued in the Private Placement; (ii) 111,679,538 shares of Common Stock issuable upon exercise of the Investor Warrants issued in connection with the Private Placement, which includes 45,306,347, 45,306,347 and 21,066,844 shares of Common Stock issuable upon exercise of the Series A Warrants, Series B Warrants and Series C Warrants, respectively; and (iii) up to 3,397,976 shares of Common Stock issuable upon exercise of the Placement Agent Warrants issued to the designees of H.C. Wainwright & Co., LLC, the Placement Agent, as compensation for its services in connection with the Private Placement. When we refer to the “selling stockholders” in this prospectus, we mean the persons and entities listed in the table below, and their respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our Common Stock other than through a public sale.

Selling Stockholders Table

The table below presents information as of January 14, 2019, regarding the selling stockholders and the shares of Common Stock that the selling stockholders may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to the selling stockholders:

●	the number of shares of our Common Stock that the selling stockholders beneficially owned prior to this offering;

●	the total number of shares of our Common Stock that the selling stockholders may offer for resale pursuant to this prospectus; and

●

the number and percent of shares of our Common Stock beneficially held by the selling stockholders after this offering, assuming all of the resale shares of Common Stock are sold by the selling stockholders and that the selling stockholders do not acquire any additional shares of our Common Stock prior to their assumed sale of all of the resale shares.

The table was prepared based on information supplied to us by the selling stockholders. Although we have assumed for purposes of the table below that the selling stockholders will sell all of the securities offered by this prospectus, because the selling stockholders may offer from time to time all or some of their securities covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of securities that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales. The selling stockholders may sell all, some or none of their securities offered by this prospectus. In addition, the selling stockholders may have sold, transferred or otherwise disposed of the securities in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), since the date the selling stockholders provided the information regarding their securities holdings. Information covering the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

Except as described above, including with respect to the Issuance Restrictions and Beneficial Ownership Limitation, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this prospectus.

The applicable percentages of ownership are based on an aggregate of 244,839,264 shares of our Common Stock issued and outstanding on January 14, 2019. The number of shares Common Stock beneficially owned by the selling stockholders is determined under rules promulgated by the SEC.

		Maximum Number of Shares Being Offered Pursuant to this Prospectus				Shares Beneficially Owned After Offering (1)
Name of Selling Security Holder	Shares Beneficially Owned Prior to Offering (2) (3)	Common Stock	Shares Issuable Upon Exercise of Series A Warrants	Shares Issuable Upon Exercise of Series B Warrants	Shares Issuable Upon Exercise of Series C Warrants	Number	Percent
Armistice Capital Master Fund Ltd. (4)	24,239,503(5)	24,239,503	45,306,347	45,306,347	21,066,844	8,000,000	2.1%
Charles Worthman (6)	52,013	-	-	33,980	-	18,033	*
Mark Viklund (7)	140,439	-	-	101,939	-	38,500	*
Michael Vasinkevich (8)	3,151,965	-	-	2,191,695	-	960,270	*
Noam Rubinstein (9)	1,474,612	-	-	1,070,362	-	404,250	*

*	Less than 1%.

(1)

Beneficial ownership of the selling stockholders after the offering assumes (i) the selling stockholders have the ability to exercise all Investor Warrants and Placement Agent Warrants, despite the Beneficial Ownership Limitation and Issuance Restrictions, as more specifically set forth in the section of this prospectus entitled “Description of Private Placement,” (ii) the exercise of all Investor Warrants or Placement Agent Warrants held by the selling stockholders, and (iii) that each selling stockholder will sell all of the shares of Common Stock offered by it under this prospectus, including all shares of Common Stock that may be issued upon the exercise of the Investor Warrants and Placement Agent Warrants identified herein. In calculating the percent of shares beneficially owned by each selling stockholder after the offering, it also assumes that only such selling stockholder’s derivative securities, including the Investor Warrants and/or Placement Agent Warrants, were exercised, and as a consequence, the number of issued and outstanding shares used to calculate percent ownership was increased by the number of shares of Common Stock issuable upon the exercise of such derivative securities held by such selling stockholder.

(2)

Includes shares of Common Stock owned prior to the Private Placement, including shares of Common Stock issuable upon the exercise of certain derivative securities, which shares are not being offered pursuant to this prospectus.

(3)

Includes shares of Common Stock and shares of Common Stock issuable upon exercise of the Placement Agent Warrants, including those that may not currently be exercised as a result of the Issuance Restrictions, issued in connection with the Private Placement.

(4)

Armistice Capital, LLC, the investment manager of Armistice Capital Master Fund Ltd. (“Armistice”), and Steven J. Boyd, the managing member of Armistice Capital, LLC, hold shared voting and dispositive power over the shares of Common Stock held by Armistice. The principal business address of Armistice is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY, 10022.

(5)

Includes 24,239,503 shares of Common Stock issued to Armistice in the Private Placement. Does not include 119,679,538 shares of Common Stock underlying warrants held by Armistice as of January 14, 2019, consisting of (i) 8,000,000 shares of Common Stock issuable upon a warrant that was previously issued to Armistice, and which shares are not being offered pursuant to this prospectus; (ii) 45,306,347 shares of Common Stock issuable upon exercise of Series A Warrants; (iii) 45,306,347 shares of Common Stock issuable upon exercise of Series B Warrants; (iv) and 21,066,844 shares of Common Stock issuable upon exercise of Series C Warrants. Each of the warrants included in this footnote contains a 4.99% beneficial ownership limitation, which may be increased up to 9.99% at the sole option of Armistice upon 61 days prior notice to the Company, and which prevents Armistice from exercising such warrants in the event such exercise would cause Armistice’s beneficial ownership of the Company’s outstanding shares of Common Stock to exceed the Beneficial Ownership Limitation. In addition, each of the warrants is subject to the Issuance Restrictions, as set forth in the section of this prospectus entitled “Description of Private Placement Transaction.” As a result, the warrants included herein may not be exercised within 60 days from January 14, 2019, and therefore are not included in the shares beneficially owned by Armistice prior to the offering.

(6)

Mr. Worthman, a designee of the Placement Agent, received Placement Agent Warrants in connection with the Private Placement. Mr. Worthman’s address is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, New York 10022.

(7)

Mr. Viklund, a designee of the Placement Agent, received Placement Agent Warrants in connection with the Private Placement. Mr. Viklund’s address is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, New York 10022.

(8)

Mr. Vasinkevich, a designee of the Placement Agent, received Placement Agent Warrants in connection with the Private Placement. Mr. Vaseinkevich’s address is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, New York 10022.

(9)

Mr. Rubinstein, a designee of the Placement Agent, received Placement Agent Warrants in connection with the Private Placement. Mr. Rubinstein’s address is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, New York 10022.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB Marketplace or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET PRICE OF OUR COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Market Information

 Our Common Stock is currently quoted on the OTCQB Marketplace under the symbol “INNV.” The last reported sale price of our Common Stock on January 11, 2019 was $0.067 per share.

The high and low sales prices of our Common Stock for the periods indicated are set forth below. These prices do not reflect retail mark-up, markdown or commissions. Such OTCQB Marketplace quotations reflect inter-dealer prices, without markup, markdown or commissions and, particularly because our Common Stock is traded infrequently, may not necessarily represent actual transactions or a liquid trading market.

	High	Low
Year Ending December 31, 2019
First quarter ended March 31, 2018 (through January 11, 2019)	$0.08	$0.06

Year Ending December 31, 2018
First quarter ended March 31, 2018	$0.21	$0.08
Second quarter ended June 30, 2018	$0.17	$0.10
Third quarter ended September 30, 2018	$0.18	$0.09
Fourth quarter ended December 31, 2018	$0.12	$0.06

Year Ended December 31, 2017
First quarter ended March 31, 2017	$0.39	$0.10
Second quarter ended June 30, 2017	$0.15	$0.08
Third quarter ended September 30, 2017	$0.14	$0.09
Fourth quarter ended December 31, 2017	$0.12	$0.08

Year Ended December 31, 2016
First quarter ended March 31, 2016	$0.10	$0.03
Second quarter ended June 30, 2016	$0.37	$0.05
Third quarter ended September 30, 2016	$0.66	$0.21
Fourth quarter ended December 31, 2016	$0.33	$0.16

Holders

As of January 14, 2019, we had 244,839,264 shares of Common Stock, par value $0.001 per share, issued and outstanding held by approximately 35,000 shareholders of record. Our transfer agent is Issuer Direct Corporation and is located at 1981 Murray Holladay Road, Suite 100 Salt Lake City, UT 84117.

Dividends

We have never declared or paid cash dividends on our Common Stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant.

Equity Compensation Plan Information

The following table provides information as of December 31, 2018 regarding our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, RSUs and Rights	Weighted- Average Exercise Price of Outstanding Options, RSUs and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
	(a)	(b)		(c)
Equity Compensation Plans Approved by Security Holders:

Amended and Restated 2016 Equity Incentive Plan	10,604,967	$0.141	(1)	13,869,361

Equity Compensation Plans Not Approved by Security Holders:

2013 Equity Incentive Plan	1,036,849	$0.157	(1)	-
2014 Equity Incentive Plan	8,122,999	$0.31	(1)	63

Total	19,754,815	$0.141	(1)	13,869,424

(1)	Excludes outstanding RSUs, which have no associated exercise price.

DESCRIPTION OF SECURITIES

Reverse Stock Split

We have submitted an application to have our Common Stock listed on the Nasdaq Capital Market under the symbol INNV, although no assurances may be given with respect to if or when our application will be approved. In order to facilitate the listing of our Common Stock on the Nasdaq Capital Market and to ensure that we have a sufficient number of authorized shares of Common Stock available for issuance upon the conversion and exercise of all of our derivative securities, we intend, subject to stockholder approval, to effect a reverse stock split of our issued and outstanding shares Common Stock, but not the number of shares authorized for issuance under our Charter. On January 7, 2019, we filed a preliminary consent solicitation statement pursuant to Regulation 14A of the Securities Exchange Act of 1934 with the SEC in order to solicit the consent of our stockholders to approve an amendment to our Charter to effect the Reverse Split. Assuming we obtain the requisite stockholder consent, the exact ratio of the Reverse Split shall be determined by our Board of Directors, in its sole discretion, but it shall not exceed a ratio of 1-for-200. The Reverse Split will not be effected prior to at least 30 days after the registration statement, of which this prospectus forms a part, is declared effective, if at all. Therefore, in this section, all share and per share amounts have been calculated on a pre-split basis.

Common Stock

Our Charter currently authorizes the issuance of 292,500,000 shares of Common Stock, par value $0.001 per share. As of January 14, 2019, 244,839,264 shares of Common Stock were issued and outstanding.

Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by our stockholders, and do not have any cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by our Board of Directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the prior payment to the preferred stockholders, if any. Holders of Common Stock have no preemptive rights to purchase our Common Stock. There are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

Preferred Stock

Our Charter currently authorizes the issuance of 7,500,000 shares of preferred stock, par value $0.001 per share. As of January 14, 2019, we had no shares of preferred stock issued and outstanding.

Our Charter gives our Board of Directors the right to create a new series of preferred stock. In addition, our Board of Directors, subject to the provisions of our Charter and limitations imposed by law, is authorized to: adopt resolutions, issue shares, fix the number of shares, change the number of shares constituting any series, and to provide for the following: (i) voting power; (ii) designations; (iii) preferences; and (iv) relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights, and liquidation preferences of the shares constituting any class or series of the preferred stock. In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the Board of Director’s authority described above may adversely affect the rights of holders of Common Stock. For example, preferred stock issued by us may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

Anti-Takeover Provisions and Nevada Laws

The Nevada Revised Statutes contains a provision governing “Acquisition of Controlling Interest.” A corporation is subject to Nevada’s control share law if it has more than 200 shareholders, at least 100 of whom are shareholders of record and residents of Nevada, conduct business in Nevada, or do so through an affiliated corporation. The law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more, but less than one-third, (ii) one-third or more, but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring entity, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the shareholders of the corporation, approved at a special or annual meeting of shareholders. The control share law contemplates that voting rights will be considered only once by the other shareholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring entity once those rights have been approved. If the shareholders do not grant voting rights to the control shares acquired by an acquiring entity, then those shares do not become permanent non-voting shares. The acquiring entity is free to sell its shares to others.

If the buyers of those shares themselves do not acquire a controlling interest, then the control share law does not govern their shares. If control shares are accorded full voting rights and the acquiring entity has acquired control shares with a majority or more of the voting power, then any shareholders of record (other than an acquiring entity) who has not voted in favor of approval of voting rights is entitled to demand fair value for such shareholder’s shares. Nevada’s control share law may have the effect of discouraging takeovers of the Company.

Our Charter and Bylaws exempt our Common Stock from the control share acquisition act.

In addition to the control share law, Nevada has a business combination law that prohibits certain business combinations between Nevada corporations and “interested shareholders” for three years after the “interested shareholders” first become “interested shareholders,” unless the corporation’s board of directors approves the combination in advance.

For purposes of Nevada law, an “interested shareholders” is any person who is: (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation, and at any time within the three previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition, or otherwise to benefit its own interests rather than the interests of the corporation and its other shareholders.

The effect of Nevada’s business combination law is to discourage parties potentially interested in taking control of our Company from doing so if it cannot obtain the approval of our board of directors.

BUSINESS

Overview

We are an OTC consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine, consumer care products, supplements and certain related devices to improve men’s and women’s health and vitality, urology, brain health, pain and respiratory diseases. We deliver innovative and uniquely presented and packaged health solutions through our (i) OTC medicines, devices, consumer and health products, and clinical supplements, which we market directly, (ii) commercial retail and wholesale partners to primary care physicians, urologists, gynecologists and therapists, and (iii) directly to consumers through our proprietary Beyond Human™ Sales & Marketing Platform including print media, on-line channels, websites, retailers and wholesalers. We are dedicated to being a leader in developing and marketing new OTC and branded ANDA products, supplements and certain related devices. We are actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC. These “Rx-to-OTC switches” require FDA approval through a process initiated by the NDA holder.

Our business model leverages our ability to (i) develop and build our current pipeline of proprietary products, and (ii) to acquire outright or in-license commercial products that are supported by scientific and/or clinical evidence, place them through our existing supply chain, retail and on-line channels (including our Amazon®, eBay®, Wish.com, Sears.com, Walmart.com®, Newegg.com, Bonanza.com, Alibaba.com and Walgreens.com on-line stores and other e-commerce business platforms) to tap new markets and drive demand for such products and to establish physician relationships. We currently have 34 products marketed in the United States with 12 of those being marketed and sold in multiple countries around the world through some of our 15 international commercial partners. We currently expect to launch an additional six products in the U.S. in 2019 and we currently have approvals to launch certain of our already marketed products in at least six additional countries.

Corporate Structure

We are incorporated in the State of Nevada. In December 2011, we merged with FasTrack Pharmaceuticals, Inc. and changed our name to Innovus Pharmaceuticals, Inc.

Our Reverse Stock Split

We have submitted an application to have our Common Stock listed on the Nasdaq Capital Market under the symbol INNV, although no assurances may be given with respect to if or when our application will be approved. On January 4, 2019, our Board of Directors approved the consummation of a reverse stock split of our issued and outstanding shares Common Stock, but not the number of shares authorized for issuance under our Charter at a ratio of up to 1-for-200 in order to facilitate the listing of our Common Stock on the Nasdaq Capital Market and to provide us with additional authorized shares of Common Stock, which is currently necessary in order to ensure that we have sufficient shares of Common Stock available for issuance upon the conversion and exercise of our outstanding derivative securities. On January 7, 2019, we filed a preliminary consent solicitation statement pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, with the SEC in order to solicit the consent of our stockholders to approve an amendment to our Charter to effect the Reverse Split. Assuming we obtain the requisite stockholder consent, the exact ratio of the Reverse Split shall be determined by our Board of Directors, in its sole discretion, but the ratio shall not exceed 1-for-200. No fractional shares of Common Stock will be issued in connection with the Reverse Split, and all such fractional interests will be rounded up to the nearest whole number. Issued and outstanding stock options and warrants will be split on the same basis and exercise prices will be adjusted accordingly.

Our Strategy

Our corporate strategy focuses on two primary objectives:

1.

Developing a diversified product portfolio of exclusive, unique and patented non-prescription OTC and branded ANDA drugs, devices, consumer health products, and clinical supplements through: (i) the introduction of line extensions and reformulations of either our or third-party currently marketed products; (ii) the development of new proprietary OTC products, supplements and devices; and (iii) the acquisition of products or obtaining exclusive licensing rights to market such products; and

2.

Building an innovative, U.S. and global sales and marketing model through direct to consumer approaches such as our proprietary Beyond Human™ sales and marketing platform, the addition of new online platforms such as Amazon®, Newegg.com, eBay®, Wish.com, Sears.com, Walmart.com®, Bonanza.com, Alibaba.com and Walgreens.com and commercial partnerships with established international complimentary partners that: (i) generate revenue, and (ii) require a lower cost structure compared to traditional pharmaceutical companies, thereby increasing our gross margins.

We believe that our proven ability to market, license, acquire and develop brand name non-prescription pharmaceutical and consumer health products and devices uniquely positions us to commercialize our products and grow in this market in a differentiated way. The following are additional details about our strategy:

●

Focusing on acquisition and licensing of commercial, non-prescription pharmaceutical and consumer health products, supplements and certain related devices that are well aligned with current therapeutic areas of male and female sexual health, urology, pain, vitality and respiratory diseases. In general, we seek non-prescription pharmaceutical (OTC monograph, Rx to OTC ANDA switched drugs) and consumer health products, supplements and certain related devices that are already marketed with scientific and/or clinical data and evidence that are aligned with our therapeutic areas, which we then can grow through promotion to physicians and expanding sales through our existing retail and online channels and commercial partners on a worldwide basis. We have done this through our acquisitions and licensing of (i) Sensum+® from Centric Research Institute, or CRI, (ii) Zestra® and Zestra Glide® from Semprae, (iii) Vesele® from Trôphikôs, LLC, (iv) U.S. and Canada rights to Androferti® from Laboratorios Q Pharma (Spain), (v) FlutiCare® from Novalere, (vi) UriVarx® from Seipel Group, (vii) Can-C® eye drops and supplement from International AntiAging Systems, (viii) our nine Beyond Human® supplements from Beyond Human, LLC, (ix) MZS™, melatonin from International AntiAging Systems, and (x) Musclin™ from the University of Iowa, and (xi) HealthiFeet®, ThermoMax™ (for two strengths) and BreastLift™ Cream from Boston Topicals, LLC;

●

Increasing the number of U.S. non-exclusive distribution channel partners for print media, direct mailing and online sales and also open more channels directly to physicians, urologists, gynecologists and therapists. One of our goals is to increase the number of U.S. distribution channel partners that sell our products. To do this, we have devised a four-pronged approach. First, we are seeking to increase our print media and direct to consumer mailings for our products. Second, we are seeking to expand the number of OTC direct selling partners, such as the larger in-store retail and wholesale distributors for selected products, and to expand sales to the more regional, statewide and local distributors, such as regional pharmacy chains, large grocery stores and supplement and health stores for selected products. Third, we are working to expand our online presence through relationships with well-known online sellers and the building of our own platforms such as established Amazon®, eBay®, Wish.com, Sears.com, Walmart.com® and Walgreens.com, among other stores. In addition, we announced in December 2018 the acquisition of all of the assets of SupplementHunt.com, an on-line retailer that specializes in selling brand name supplement and muscle-building products. Fourth, we are seeking to expand sales of our OTC products directly through sampling programs and detailing to physicians, urologists, gynecologists, therapists and to other healthcare providers who generally are used to recommending products that are supported by strong scientific and/or clinical data and evidence to their patients;

●

Seeking commercial partnerships outside the U.S. and developing consistent international commercial and distribution systems. We seek to develop a strong network of international distribution partners outside of the U.S. To do so, we are relying in part on past relationships that Dr. Bassam Damaj, our President and Chief Executive Officer, has had with certain commercial partners globally. In addition, we believe we have the ability to develop new relationships with commercial distributors who can demonstrate they have leading positions in their regions and can provide us with effective marketing and sales efforts and teams to detail our products to physicians and therapists. Our commercial partners outside the U.S. are responsible for storing, distributing and promoting our products to physicians, urologists, gynecologists, therapists and to other healthcare providers. We have already entered into 15 commercial partnerships covering our products in 49 countries outside the U.S.; and

●

Achieving cost economies of scale from lower cost manufacturing, integrated distribution channels and multiple product discounts. We believe that we can achieve higher gross margins per product by shifting manufacturing to lower cost manufacturers. We also feel that we can acquire other OTC and consumer healthcare products and reintroduce them into our networks and sales and marketing platforms utilizing our integrated distribution and direct to consumer channels, thus receiving multiple product economies of scale from our distribution partners.

Our Products

On October 18, 2018, we announced our plans to expand our product line into the hemp-derived oil-based products market with the introduction of MZS Sleeping Aid™, a supplement in tincture form containing hemp-derived oil. The product does not contain any THC (Tetrahydrocannabinol) and is designed to be compliant with applicable U.S. state and federal laws. We expect to launch the product in certain states within the United States initially, and eventually, pending regulatory approval, expand into the Canadian market, although no assurances can be given. Further, we may expand into other products using hemp-derived oil in the future, although we do not currently have any specific plans to do so.

We currently market and sell 34 products in the U.S. and 12 in multiple countries around the world through our 15 international commercial partners:

1.	Vesele® for promoting sexual health (U.S. and U.K.);
2.	Vesele™ Nitric Oxide Strips, measures levels of nitric oxide;
3.	Zestra® for female arousal (U.S., U.K., Denmark, Belgium, France, Malaysia, India, Monaco, Canada, Morocco, the UAE, Hong Kong, South Africa and South Korea);
4.	Zestra Glide® (U.S., Canada and the MENA countries);
5.	EjectDelay® indicated for the treatment of premature ejaculation (U.S. and Canada);
6.	Sensum+® to alleviate reduced penile sensitivity (U.S., U.K. and Morocco);
7.	Beyond Human® Testosterone Booster;
8.	Beyond Human® Ketones;
9.	Beyond Human® Krill Oil;
10.	Beyond Human® Omega 3 Fish Oil;
11.	Beyond Human® Eagle Vision Formula;
12.	Beyond Human® Blood Sugar;

13.	Beyond Human® Colon Cleanse;
14.	Beyond Human® Green Coffee Extract;
15.	Beyond Human® Growth Agent;
16.	RecalMax™ for brain health;
17.	RecalMax™ Nitric Oxide Strips;
18.	Androferti® (U.S. and Canada) supports overall male reproductive health and sperm quality;
19.	UriVarx® for overactive bladder and urinary incontinence in Canada and for bladder health in the U.S.;
20.	PEVarx® to support peak sexual performance and stamina;
21.	ProstaGorx® for prostate support in the U.S. and for BPH in Canada;
22.	FlutiCare® and FDA OTC approved drugs for allergy symptom relief;
23.	Apeaz® for pain relief;
24.	AllerVarx® for allergy relief;
25.	ArthriVarx® for joint pain;
26.	Xyralid® an FDA OTC monograph compliant drug for hemorrhoid pain relief;
27.	Can-C® Eye Drops;
28.	MZS™ Sleep Aid, a sleep aid supplement;
29.	Diabasens™, a cream to increase blood flow and sensation in the legs and hands;
30.	UriVarx™ UTI Urine Strips, diagnostic strips for detecting urinary tract infections;
31.	Xyralid® Suppositories, relief of both internal & external hemorrhoidal symptoms;
32.	Glucometer, GlocuGorx™, FDA cleared device to test blood sugar levels; and
33.	BreastliftTM; and
34.	HealthiFeet®, a cream to relieve foot discomfort

Below is a more detailed description of each of the main products that we currently market and sell:

(1)	Vesele®

Vesele® is a proprietary oral supplement of Arginine with high absorption backed with clinical use data in men and women for sexual dysfunction. Vesele® contains a patented formulation of L-Arginine and L-Citrulline in combination with the natural absorption enhancer Bioperine®. The beneficial effects of Vesele® on sexual and cognitive functions were confirmed in a four-month U.S. clinical survey study involving 152 patients (69 men and 83 women). Results from the clinical survey indicated (i) improvement of erectile hardness and maintenance in men and increased sexual intercourse frequency with their partners, and (ii) lubrication in women, when taken separately by each.

(2)	VeseleTM Nitric Oxide Strips

VeseleTM Nitric Oxide Strips are developed to be used with our supplement Vesele® to measure saliva levels of nitric oxide and help consumers monitor the effect of Vesele® real time on their nitric oxide levels.

(3)	Zestra®

Zestra® is our proprietary blend of essential oils proven in two peer-reviewed and published U.S. placebo controlled clinical trials in 276 women to increase desire, arousal and satisfaction. Zestra® is commercialized in the U.S. and Canada through major retailers, drug wholesalers, such as McKesson and Cardinal Health, and online.

Female Sexual Arousal Disorder, or FSAD, is a disorder that is part of Female Sexual Dysfunction, or FSD, and is characterized by the persistent or recurrent inability to attain sexual arousal or to maintain arousal until completion of sexual activity. 43% of women age 18-59 experience some sort of sexual difficulties with one approved prescription product (Laumann, E.O. et al. Sexual Dysfunction in the United States: Prevalence and Predictors. JAMA, Feb. 10, 1999. vol. 281, No. 6.537-542). The arousal liquid market is estimated to be approximately $500.0 million on a U.S. basis.

(4)	Zestra Glide®

Zestra Glide® is a clinically tested water-based longer lasting lubricant. We acquired Zestra Glide® in our acquisition of Semprae in December 2013. In a 57 patient safety clinical study, Zestra Glide® proved to be safe and caused no irritation or skin side effects during the six week trial. To our knowledge, Zestra Glide® is the only water-based lubricant clinically tested for safety and has a viscosity of over 16000cps on the market. Increased viscosity usually translates into longer effects. The lubricant market is estimated to be approximately $200.0 million in the U.S. (Symphony IRI Group Study, 2012).

(5)	EjectDelay®

EjectDelay® is our proprietary, clinical proven OTC FDA monograph compliant 7.5% benzocaine gel for premature ejaculation. Benzocaine acts to inhibit the voltage-dependent sodium channels on the nerve membrane, stopping the propagation of the action potential and resulting in temporary numbing of the application site. EjectDelay® is applied to the head of the penis ten minutes before intercourse. Premature Ejaculation, or PE, is the absence of voluntary control over ejaculation resulting in ejaculation either preceding vaginal entry or occurring immediately upon vaginal entry and is defined as an ejaculation latency time of less than one minute. It is estimated that over 30% of males suffer from PE, with a market size of $1.0 billion with a 10.3% annual growth rate. Topical anesthetics make up 14% of the total PE market (The Journal of Sexual Medicine in 2007 Sex Med 2007).

(6)	Sensum+®

Sensum+® is a non-medicated cream that moisturizes the head and shaft of the penis for enhanced feelings of sensation and greater sexual satisfaction. It is a patent-pending blend of essential oils and ingredients generally recognized as safe that recently commenced marketing in the U.S. We acquired the global ex-U.S. distribution rights to Sensum+® from CRI. The safety and efficacy of Sensum+® was evaluated in two post-marketing survey studies in circumcised and non-circumcised men. A total of 382 men used Sensum+® twice daily for 14 consecutive days followed by once daily for eight weeks and as needed thereafter. Study participants reported a ~50% increase in penile sensitivity with the regular use of Sensum+®.

(7)	Beyond Human® Testosterone Booster (“BHT”)

BHT is a proprietary oral supplement containing clinically tested ingredients to increase libido, vitality and sexual health endpoints in combination with the natural absorption enhancer Bioperine®.

(8)	Beyond Human® Ketones

Beyond Human® Ketones is a proprietary blend of compounds and antioxidants, including resveratrol, African Mango Seed Extract, Green Tea Extract, Cayenne, Acai Fruit, Grapefruit and Kelp. It is designed to provide customers with increased energy and a faster metabolism to burn fat.

(9)	Beyond Human® Krill Oil

Beyond Human® Krill Oil is a supplement that delivers Omega-3-6-9, an essential fatty acid that is not produced by the human body. It has been shown to help with the prevention of heart disease, inflammation, and improves cardiovascular health.

(10)	Beyond Human® Omega 3 Fish Oil

Beyond Human® Omega 3 Fish Oil is a high quality formula with ingredients in a natural balance. Omega-3 is a great way to maintain a healthy immune system and improve brain function.

(11)	Beyond Human® Eagle Vision Formula

Beyond Human® Eagle Vision Formula utilizes antioxidant power to keep eyes safe from harmful free radicals.

(12)	Beyond Human® Blood Sugar

Beyond Human® Blood Sugar contains Biotin (B7), a chemical that acts similar to insulin in helping reduce blood sugar levels and risk of bacterial infections.

(13)	Beyond Human® Colon Cleanse

Beyond Human® Colon Cleanse is a supplement designed to promote colon health.

(14)	Beyond Human® Green Coffee Extract

Beyond Human® Green Coffee Extract contains the pure extract of chlorogenic acid, which is among the world’s most popular weight loss supplements.

(15)	Beyond Human® Growth Agent

Beyond Human® Growth Agent contains hGH, or Human Growth Hormone, and is designed to increase muscle mass, and bolster endurance deeper among other effects.

(16)	RecalMax™

RecalMax™ is a proprietary, novel oral dietary supplement to maximize nitric oxide’s beneficial effects on brain health. RecalMax™ contains a patented formulation of low dose L-Arginine and L-Citrulline, in combination with the natural absorption enhancer Bioperine®. The beneficial effects of RecalMax™ on cognitive functions were confirmed in a four month U.S. clinical survey study involving 152 patients (69 men and 83 women). Results from the clinical survey indicated improvement in multiple brain functions, including word recall and focus.

(17)	RecalMax™ Nitric Oxide Strips

RecalMaxTM Nitric Oxide Strips are developed to be used with our supplement RecalMax™ to measure saliva levels of nitric oxide and help consumers monitor the effect of RecalMax™ real time on their nitric oxide levels.

(18)	Androferti®

Androferti® is a patented natural supplement that supports overall male reproductive health and sperm quality. Androferti®, has been shown in over five published clinical trials to statistically increase seminal quality (concentration, motility, morphology and vitality) and enhances spermatozoa quality (decreases of vacuoles in the sperm nucleus), decreases DNA fragmentation, decreases the dynamics of sperm DNA fragmentation and improves on the inventory of mobile sperms.

(19)	UriVarx®

UriVarx® is a proprietary supplement clinically proven in a published Phase 2 clinical trial to reduce urinary urgency, accidents and both day and night frequency in Overactive Bladder (“OAB”) and Urinary Incontinence (“UI”) patients. UriVarx® was tested in OAB and UI patients in a 152 double blind placebo patient study over a period of eight weeks yielding up to 60% in reduction of urinary urgency and nocturnia.

(20)	PEVarx®

PEVArx® is a proprietary supplement clinically proven to support peak sexual performance and stamina in a multi-center, non-interventional study in 665 men.

(21)	ProstaGorx®

ProstaGorx® is a clinical strength, multi-response prostate supplement, scientifically formulated to effectively maintain good prostate health in the U.S. and is an approved Natural Health Product for BPH by Health Canada.

(22)	FlutiCare® (Fluticasone propionate nasal spray)

FlutiCare® is an FDA approved OTC nasal spray containing fluticasone propionate indicated for allergy relief symptoms.

(23)	Apeaz®

We developed our proprietary product Apeaz®, which is an OTC FDA monograph compliant drug containing the active drug ingredient methyl salicylate and indicated for the minor aches and pains of muscles and joints associated with simple backaches, arthritis, strains, bruises and sprains.

(24)	AllerVarx®

AllerVarx® is a patented formulation produced in bilayer tablets with a technology that allows a controlled release of the ingredients. The fast-release layer allows the rapid antihistaminic activity of perilla. The sustained-release layer enhances quercetin and vitamin D3 bioavailability, thanks to its lipidic matrix, and exerts antiallergic activity spread over time. AllerVarx® was studied in a clinical trial assessing the reduction of both nasal and ocular symptoms in allergic patients, and daily consumption of anti-allergic drugs, over a period of 30 days. AllerVarx® showed a reduction of approximately 70% in total symptom scores and a reduction of approximately 73% in the use of anti-allergic drugs. There were no side effects noted during the administration of AllerVarx® and all the patients enrolled finished the study with good compliance.

(25)	ArthriVarx®

A supplement for joint health.

(26)	Xyralid®

Xyralid® is a lidocaine based OTC FDA monograph compliant cream for the relief of pain and symptoms caused by hemorrhoids.

(27)	Can-C® Eye Drops

Can-C® is an eye drops lubricant containing the antioxidant N-Acetylcarnosine molecule, which we have licensed the rights to sell on a worldwide basis from a third party.

(28)	MZS™ Sleep Aid

MZS™ Sleep Aid is a supplement containing melatonin, zinc and selenium to help in improving sleep patterns in people.

(29)	Diabasens™

Diabasens™ is a proprietary cream designed to increase blood flow and sensation in the hands and legs.

(30)	UriVarx™ UTI Urine Strips

UriVarx™ UTI Urine Strips are FDA cleared diagnostic strips for home use that a man or woman can use to determine if they have a urinary tract infection.

(31)	Xyralid® Suppositories

Xyralid® Suppositories are OTC FDA monograph compliant suppositories indicated for the relief of both internal and external hemorrhoidal symptoms. The drug works by constricting or shrinking swollen hemorrhoidal tissues and gives prompt soothing relief from painful burning, itching and discomfort.

(32)	Glucometer GlucoGorx™

The Glucometer, Lancing Device and GlucoGorx™ Strips are FDA cleared devices that are sold individually or as a kit for the measurement of blood glucose levels.

(33)	Breastlift™

BreastLift™ offers a safe and natural way to enhance women's breasts, increasing lift and improving firmness.

(34)	HealthiFeet®

HealthiFeet® foot cream is a podiatrist-recommended topical cream clinically proven to relieve foot discomfort associated with cold feet. HealthiFeet® contains L-Arginine, a naturally occurring amino acid, which helps restore temperature to cold feet, keeping them warm and comfortable.

Pipeline Products

In addition, we currently expect to launch the following products in the U.S., subject to the applicable regulatory approvals if required:

(1)	Carvanum™

Carvanum™ is a proprietary cream designed to help muscle soreness and leg health.

(2)	MZS™ Sleeping Aid with Hemp-Derived Oil

MZS™ Sleeping Aid with Hemp-Derived Oil is in tincture form containing hemp-derived oil.

(3)	Trexar™

Trexar™ is a supplement to provide neuropathy support and enhanced sensation.

(4)	Musclin™

Musclin™ is a proprietary supplement made of two FDA Generally Recognized As Safe (“GRAS”) approved ingredients designed to increase muscle mass, endurance and activity. The main ingredient in Musclin™ is a natural activator of the transient receptor potential cation channel, subfamily V, member 3 (TRPV3) channels on muscle fibers responsible to increase fibers width resulting in larger muscles. We currently expect to launch this product in the second half of 2019.

(5)	Regenerum™

Regenerum™ is a proprietary product containing two natural molecules; one is an activator of the TRPV3 channels resulting in the increase of muscle fiber width, and the second targets a different unknown receptor to build the muscle's capacity for energy production and increases physical endurance, allowing longer and more intense exercise. Regenerum™ is being developed for patients suffering from muscle wasting.

(6)	Optik™

OptikTM is an expected FDA ophthalmic OTC monograph compliant product for the treatment of eye redness and eye lubrication.

(7)	ThermoMax®

ThermoMax® is a hand cream with two strengths that provides up to eight hours of hand warming relief.

In addition to the above product pipeline, the Company currently intends to license and acquire other products that it may launch in 2019.

Sales and Marketing Strategy U.S. and Internationally

Our sales and marketing strategy is based on (i) the use of direct to consumer advertisements in print and online media through our proprietary Beyond Human™ sales and marketing platform acquired in March 2016, which in addition to the print and direct mail includes extensive on-line media channels through our Amazon®, eBay®, Wish.com, Sears.com, Walgreens.com and Walmart.com® sites, over 170 websites and over 2.5 million subscribers, (ii) working with direct retail and wholesale commercial channel partners in the U.S. and also directly marketing the products ourselves to physicians, urologists, gynecologists and therapists and to other healthcare providers, and (iii) working with exclusive commercial partners outside of the U.S. that would be responsible for sales and marketing in those territories. We have now fully integrated most of our existing line of products such as Diabasens™, Sensum+®, UriVarx®, Zestra®, RecalMax™, Xyralid®, FlutiCare®, Apeaz® and other products into the Beyond Human™ sales and marketing platform. We plan to integrate other products upon their commercial launches in 2019. We also market and distribute our products in the U.S. through retailers, wholesalers and other online channels. Our strategy outside the U.S. is to partner with companies who can effectively market and sell our products in their countries through their direct marketing and sales teams. The strategy of using our partners to commercialize our products is designed to limit our expenses and fix our cost structure, enabling us to increase our reach while minimizing our incremental spending.

Our current OTC, Rx-to-OTC ANDA switch drugs and consumer care products marketing strategy is to focus on five main U.S. markets each of which we believe to be in excess of $1.0 billion: (i) sexual health (female and male sexual dysfunction and health); (ii) urology (bladder and prostate health); (iii) respiratory disease; (iv) brain health; and (v) pain. We will focus our current efforts on these five markets and will seek to develop, acquire or license products that we can sell through our sales channels in these fields.

Manufacturers and Single Source Suppliers

We use third-party manufacturers for the production of our products for development and commercial purposes. We believe there is currently excess capacity for manufacturing in the marketplace and opportunities to lower manufacturing cost through outsourcing to regions and countries that can do it in a more cost-effective basis. Some of our products are currently available only from sole or limited suppliers. We currently have multiple contract manufacturers for our multiple products and we issue purchase orders to these suppliers each time we require replenishment of our product inventory. All of our current manufacturers are based in the U.S. except for two based in Italy and we are looking to establish contract manufacturing for certain of our products in Europe and the Middle East and Northern Africa regions to reduce the cost and risk of supply chain to our current and potential commercial partners in their territories.

Government Regulation

Our products are normally subject to regulatory approval or must comply with various U.S. and international regulatory requirements. Unlike pharmaceutical companies who primarily sell prescription products, we currently sell drug or health products into the OTC market. While prescription products normally must progress from pre-clinical to clinical to FDA approval and then can be marketed and sold, our products are normally subject to conformity to FDA monograph requirements and similar requirements in other countries, which requires a shorter time frame for us to satisfy regulatory requirements and permits us to begin commercialization.

Below is a brief description of the FDA regulatory process for our products in the U.S.

US Food and Drug Administration

The FDA and other federal, state, local and foreign regulatory agencies impose substantial requirements upon the clinical development, approval, labeling, manufacture, marketing and distribution of drug products. These agencies regulate, among other things, research and development activities and the testing, approval, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of our product candidates. The regulatory approval process is generally lengthy and expensive, with no guarantee of a positive result. Moreover, failure to comply with applicable FDA or other requirements may result in civil or criminal penalties, recall or seizure of products, injunctive relief including partial or total suspension of production, or withdrawal of a product from the market.

The FDA regulates, among other things, the research, manufacture, promotion and distribution of drugs in the U.S. under the Federal Food, Drug and Cosmetic Act, or the (“FFDCA”), and other statutes and implementing regulations. The process required by the FDA before prescription drug product candidates may be marketed in the U.S. generally involves the following:

●	Completion of extensive nonclinical laboratory tests, animal studies and formulation studies, all performed in accordance with the FDA’s Good Laboratory Practice regulations;

●	Submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

●

For some products, performance of adequate and well-controlled human clinical trials in accordance with the FDA’s regulations, including Good Clinical Practices, to establish the safety and efficacy of the product candidate for each proposed indication;

●	Submission to the FDA of a new drug application, or NDA;

●	Submission to the FDA of an abbreviated new drug application, or ANDA;

●

Satisfactory completion of an FDA preapproval inspection of the manufacturing facilities at which the product is produced to assess compliance with current Good Manufacturing Practice, or cGMP, regulations; and

●	FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.

Nonclinical tests include laboratory evaluations of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals and other animal studies. The results of nonclinical tests, together with manufacturing information and analytical data, are submitted as part of an IND to the FDA. Some nonclinical testing may continue even after an IND is submitted. The IND also includes one or more protocols for the initial clinical trial or trials and an investigator’s brochure. An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions relating to the proposed clinical trials as outlined in the IND and places the clinical trial on a clinical hold. In such cases, the IND sponsor and the FDA must resolve any outstanding concerns or questions before any clinical trials can begin. Clinical trial holds also may be imposed at any time before or during studies due to safety concerns or non-compliance with regulatory requirements. An independent institutional review board, or IRB, at each of the clinical centers proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the consent form signed by the trial participants and must monitor the study until completed.

Abbreviated New Drug Application

An ANDA contains data which when submitted to FDA’s Center for Drug Evaluation and Research, Office of Generic Drugs, provides for the review and ultimate approval of a generic drug product. Once approved, an applicant may manufacture and market the generic drug product to provide a safe, effective, low cost alternative to the public than a bioequivalent prescription product.

A generic drug product is one that is comparable to an innovator drug product in dosage form, strength, route of administration, quality, performance characteristics and intended use. Generic drug applications are termed "abbreviated" because they are generally not required to include preclinical (animal) and clinical (human) data to establish safety and effectiveness.  Instead, generic applicants must scientifically demonstrate that their product is bioequivalent (i.e., performs in the same manner as the innovator drug). One way scientists demonstrate bioequivalence is to measure the time it takes the generic drug to reach the bloodstream in 24 to 36 healthy, volunteers. This gives them the rate of absorption, or bioavailability, of the generic drug, which they can then compare to that of the innovator drug.  The generic version must deliver the same amount of active ingredients into a patient's bloodstream in the same amount of time as the innovator drug.

Using bioequivalence as the basis for approving generic copies of drug products was established by the Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Waxman-Hatch Act. This Act expedites the availability of less costly generic drugs by permitting FDA to approve applications to market generic versions of brand-name drugs without conducting costly and duplicative clinical trials.  At the same time, the Act granted companies the ability to apply for up to five additional years of patent protection for the innovator drugs developed to make up for time lost while their products were going through the FDA’s approval process. Brand-name drugs are subject to the same bioequivalence tests as generics upon reformulation.

BioEquivalency Studies

Studies to measure bioavailability and/or establish bioequivalence of a product are important elements in support of INDs, NDAs, ANDAs and their supplements. As part of INDs and NDAs for orally administered drug products, bioavailability studies focus on determining the process by which a drug is released from the oral dosage form and moves to the site of action. Bioavailability data provide an estimate of the fraction of the drug absorbed, as well as its subsequent distribution and elimination. Bioavailability can be generally documented by a systemic exposure profile obtained by measuring drug and/or metabolite concentration in the systemic circulation over time. The systemic exposure profile determined during clinical trials in the IND period can serve as a benchmark for subsequent bioequivalence studies. Studies to establish bioequivalence between two products are important for certain changes before approval for a pioneer product in NDA and ANDA submissions and in the presence of certain post-approval changes in NDAs and ANDAs. In bioequivalence studies, an applicant compares the systemic exposure profile of a test drug product to that of a reference drug product. For two orally or intra-nasally administered drug products to be bioequivalent, the active drug ingredient or active moiety in the test product must exhibit the same rate.

OTC Monograph Process

The FDA regulates certain non-prescription drugs using an OTC Monograph product designation which, when final, is published in the Code of Federal Regulations at 21 C.F.R. Parts 330-358. Those of our products that meet each of the conditions established in the OTC Monograph regulations, as well as all other applicable regulations, may be marketed without prior approval by the FDA.

The general conditions set forth for OTC Monograph products include, among other things:

●	The product is manufactured at FDA registered establishments and in accordance with cGMPs;

●

The product label meets applicable format and content requirements including permissible “Indications” and all required dosing instructions and limitations, warnings, precautions and contraindications that have been established in an applicable OTC Monograph;

●	The product contains only permissible active ingredients in permissible strengths and dosage forms;

●	The product contains only suitable inactive ingredients which are safe in the amounts administered and do not interfere with the effectiveness of the preparation; and

●	The product container and container components meet FDA’s requirements.

The advertising for OTC drug products is regulated by the Federal Trade Commission (“FTC”), which generally requires that advertising claims be truthful, not misleading, and substantiated by adequate and reliable scientific evidence. False, misleading or unsubstantiated OTC drug advertising may be subject to FTC enforcement action and may also be challenged in court by competitors or others under the federal Lanham Act or similar state laws. Penalties for false or misleading advertising may include monetary fines or judgments as well as injunctions against further dissemination of such advertising claims.

A product marketed pursuant to an OTC Monograph must be listed with the FDA’s Drug Regulation and Listing System and have a National Drug Code listing, which is required for all marketed drug products. After marketing, the FDA may test the product or otherwise investigate the manufacturing and development of the product to ensure compliance with the OTC Monograph. Should the FDA determine that a product is not marketed in compliance with the OTC Monograph or is advertised outside of its regulations, the FDA may require corrective action up to and including market withdrawal and recall.

Other Regulatory Requirements

Maintaining substantial compliance with appropriate federal, state, local and international statutes and regulations requires the expenditure of substantial time and financial resources. Drug manufacturers are required to register their establishments with the FDA and certain state agencies and, after approval, the FDA and these state agencies conduct periodic unannounced inspections to ensure continued compliance with ongoing regulatory requirements, including cGMPs. In addition, after approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. The FDA may require post-approval testing and surveillance programs to monitor safety and the effectiveness of approved products that have been commercialized. Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including:

●	Meeting record-keeping requirements;

●	Reporting of adverse experiences with the drug;

●	Providing the FDA with updated safety and efficacy information;

●	Reporting on advertisements and promotional labeling;

●	Drug sampling and distribution requirements; and

●	Complying with electronic record and signature requirements.

In addition, the FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market. There are numerous regulations and policies that govern various means for disseminating information to health-care professionals as well as consumers, including to industry sponsored scientific and educational activities, information provided to the media and information provided over the Internet. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label.

The FDA has very broad enforcement authority and the failure to comply with applicable regulatory requirements can result in administrative or judicial sanctions being imposed on us or on the manufacturers and distributors of our approved products, including warning letters, refusals of government contracts, clinical holds, civil penalties, injunctions, restitution and disgorgement of profit, recall or seizure of products, total or partial suspension of production or distribution, withdrawal of approvals, refusal to approve pending applications and criminal prosecution resulting in fines and incarceration. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label or unapproved uses may be subject to significant liability. In addition, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

Competition

The OTC pharmaceutical market is highly competitive with many established manufacturers, suppliers and distributors that are actively engaged in all phases of the business. We believe that competition in the sale of our products will be based primarily on efficacy, regulatory compliance, brand awareness, availability, product safety and price. Our brand name OTC pharmaceutical products may be subject to competition from alternate therapies during the period of patent protection and thereafter from generic or other competitive products. All of our existing products, and products we have agreements to acquire, compete with generic and other competitive products in the marketplace.

Competing in the branded product business requires us to identify and quickly bring to market new products embodying technological innovations. Successful marketing of branded products depends primarily on the ability to communicate the efficacy, safety and value to healthcare professionals in private practice, group practices and managed care organizations. We anticipate that our branded product offerings will support our existing lines of therapeutic focus. Based upon business conditions and other factors, we regularly reexamine our business strategies and may from time to time reallocate our resources from one therapeutic area to another, withdraw from a therapeutic area or add an additional therapeutic area in order to maximize our overall growth opportunities.

Some of our existing products, and products we have agreements to acquire, compete with one or more products marketed by very large pharmaceutical companies that have much greater financial resources for marketing, selling and developing their products. These competitors, as well as others, have been in business for a longer period of time, have a greater number of products on the market and have greater financial and other resources than we do. If we directly compete with them for the same markets and/or products, their financial and market strength could prevent us from capturing a meaningful share of those markets.

We also compete with other OTC pharmaceutical companies for product line acquisitions as well as for new products and acquisitions of other companies.

Research and Development

We have used outside contract research organizations to carry out our research and development activities. During the nine months ended September 30, 2018, we recognized research and development expense of approximately $93,000. During the years ended December 31, 2017 and 2016, we incurred research and development costs totaling $38,811 and $77,804, respectively. Research and development expenses include costs for stability testing and other development related costs for our products.

Employees

We currently have 21 full-time employees, including Dr. Bassam Damaj, who serves as our President and Chief Executive Officer. We also rely on a number of consultants. Our employees are not represented by a labor union or by a collective bargaining agreement. Subject to the availability of financing, we intend to expand our staff to implement our growth strategy.

Intellectual Property Protection

Our ability to protect our intellectual property, including our technology, will be an important factor in the success and continued growth of our business. We protect our intellectual property through trade secrets law, patents, copyrights, trademarks and contracts. Some of our technology relies upon third-party licensed intellectual property.

We currently hold four patents in the U.S. and eleven patents registered outside the U.S. We currently have nine patent applications pending in the U.S. and eight patent applications pending in countries other than the U.S. We also have exclusive U.S. rights to multiple patents in the U.S. and Europe licensed under the product license agreements we have with NTC Pharma and Q Pharma.

We currently have one pending U.S. Copyright application.

We currently own 33 trademark registrations in the U.S. and have 35 trademark applications pending in the U.S. We also own 48 trademarks registered outside of the U.S., with 45 applications currently pending.

We have established business procedures designed to maintain the confidentiality of our proprietary information, including the use of confidentiality agreements and assignment-of-inventions agreements with employees, independent contractors, consultants and companies with which we conduct business.

Description of Property

We maintain our principal office at 8845 Rehco Road, San Diego, California 92121. Our telephone number at that office is (858) 964-5123. In October 2017, we entered into a commercial lease agreement for 16,705 square feet of office and warehouse space in San Diego, CA that commenced on December 1, 2017 and continues until April 30, 2023. The initial monthly base rent is $20,881 with an approximate 3% increase in the base rent amount on an annual basis, as well as rent abatement for rent due from January 2018 through May 2018. We hold an option to extend the lease an additional five years at the end of the initial term. Under the terms of the lease we are also entitled to a tenant improvement allowance of $100,000; completion of the tenant improvements and receipt of the allowance was in 2018.

We believe that our existing facilities are suitable and adequate to meet our current business requirements, but we may require a larger, more permanent space as we add personnel consistent with our business plan. We anticipate we will be able to acquire additional facilities as needed on terms consistent with our current lease.

Legal Proceedings

James L. Yeager, Ph.D., and Midwest Research Laboratories, LLC v. Innovus Pharmaceuticals, Inc. On January 18, 2018, Dr. Yeager and Midwest Research Laboratories (the “Plaintiffs”) filed a complaint in the Illinois Northern District Court in Chicago, Illinois, which Plaintiffs amended on February 26, 2018 (“Amended Complaint”).  The Amended Complaint alleges that the Company violated Dr. Yeager’s right of publicity and made unauthorized use of his name, likeness and identity in advertising materials for its product Sensum+®. Plaintiffs seek actual and punitive damages, costs and attorney’s fees, an injunction and corrective advertising. In October 2018, we filed a motion to dismiss the action. In December 2018, the judge in this case ruled that limited discovery in the case around the issue of jurisdiction of the court can move forward on that issue and the parties may submit briefs relating to that issue. The Company believes that the Plaintiffs’ allegations and claims are wholly without merit, and we intend to defend the case vigorously and assert counterclaims against the Plaintiffs. More specifically, the Company believes that it secured and paid for all of the rights claimed by Dr. Yeager from his company Centric Research Institute (“CRI”) pursuant to agreements with CRI (the “CRI Agreements”) and that CRI has indemnification obligations under the CRI Agreements for all expenses and losses associated with the claims made by the Plaintiffs.

Marin County District Attorney’s Letter. On August 24, 2018, the Company received a letter from the Marin County District Attorney’s Office requesting substantiation for certain advertising claims made for certain of the Company’s products, DiabaSens® and Apeaz® that were marketed and sold to customers in that County. The Marin County District Attorney’s Office is part of a larger ten county Northern California Task Force of district attorneys’ to handle consumer protection matters. In November, 2018, the Company responded through its regulatory attorneys, Olshan, to the Marin County’s District Attorney’s letter and the Company has not heard back from that entity since that time.

From time to time, in addition to the matter identified above, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in the matter identified above or other matters may harm our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Historical results and trends should not be taken as indicative of future operations. Management’s statements contained in this report that are not historical facts are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “prospects,” or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition and generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Overview

We are an emerging over-the-counter (“OTC”) consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine, consumer care products, supplements and certain related devices to improve men’s and women’s health and vitality, urology, brain health, pain and respiratory diseases. We deliver innovative and uniquely presented and packaged health solutions through our (i) OTC medicines, devices, consumer and health products, and clinical supplements, which we market directly, (ii) commercial retail and wholesale partners to primary care physicians, urologists, gynecologists and therapists, and (iii) directly to consumers through our proprietary Beyond Human™ Sales & Marketing Platform including print media, on-line channels, websites, retailers and wholesalers. We are dedicated to being a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products, supplements and certain related devices. We are actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC. These “Rx-to-OTC switches” require FDA approval through a process initiated by the New Drug Application (“NDA”) holder.

Our business model leverages our ability to (i) develop and build our current pipeline of proprietary products, and (ii) to acquire outright or in-license commercial products that are supported by scientific and/or clinical evidence, place them through our existing supply chain, retail and on-line (including our Amazon®, eBay®, Wish.com, Sears.com, Walmart.com®, Newegg.com, Bonanza.com, Alibaba.com and Walgreens.com on-line stores and other e-commerce business platforms) channels to tap new markets and drive demand for such products and to establish physician relationships. We currently have 34 products marketed in the United States with 12 of those being marketed and sold in multiple countries around the world through some of our 15 international commercial partners. We currently expect to launch an additional six products in the U.S. in 2019 and we currently have approvals to launch certain of our already marketed products in at least six additional countries.

Our Strategy

Our corporate strategy focuses on two primary objectives:

1.

Developing a diversified product portfolio of exclusive, unique and patented non-prescription OTC and branded ANDA drugs, devices, consumer health products, and clinical supplements through: (i) the introduction of line extensions and reformulations of either our or third-party currently marketed products; (ii) the development of new proprietary OTC products, supplements and devices; and (iii) the acquisition of products or obtaining exclusive licensing rights to market such products; and

2.

Building an innovative, U.S. and global sales and marketing model through direct to consumer approaches such as our proprietary Beyond Human™ sales and marketing platform, the addition of new online platforms such as Amazon®, Newegg.com, eBay®, Wish.com, Sears.com, Walmart.com®, Bonanza.com, Alibaba.com and Walgreens.com and commercial partnerships with established international complimentary partners that: (i) generate revenue, and (ii) require a lower cost structure compared to traditional pharmaceutical companies, thereby increasing our gross margins.

Our Products

We currently market and sell 34 products in the U.S. and 12 in multiple countries around the world through our 15 international commercial partners. Although we generate revenue from the sale of our commercial products, most revenue is currently generated by UriVarx®, Apeaz®, Vesele®, Diabasens™, Sensum+®, ProstaGorx®, Zestra®, Zestra® Glide, RecalMax™, FlutiCare®, AllerVarx®, ArthriVarx®, Xyralid®, PEVarx®, and Beyond Human® Testosterone Booster and related products.

In addition, we currently expect to launch in the U.S. the following products, subject to the applicable regulatory approvals, if required:

1.	Carvanum™ for indications for muscle soreness (first quarter 2019);
2.	MZS Sleeping Aid with hemp-derived oil (first quarter 2019);
3.	Trexar™ for neuropathy support and enhanced sensation (first quarter 2019);
4.	Musclin™ for muscle growth (second half 2019 pending clinical trial results);
5.	Optik for eye lubrication and redness (second half 2019);
6.	Regenerum™ for muscle wasting or cachexia (second half 2020 pending clinical results); and
7.	ThermoMax® for hand warming relief (first half 2019).

On October 18, 2018, we announced our plans to expand our product line into the hemp-derived oil-based products market with the introduction of MZS Sleeping Aid™, a supplement in tincture form containing hemp-derived oil. The product does not contain any THC (Tetrahydrocannabinol) and is designed to be compliant with applicable U.S. state and federal laws. We expect to launch the product in certain states within the United States initially, and eventually, pending regulatory approval, expand into the Canadian market, although no assurances can be given. Further, we may expand into other products using hemp-derived oil in the future, although we do not currently have any specific plans to do so.

Sales and Marketing Strategy U.S. and Internationally

Our sales and marketing strategy is based on (i) the use of direct to consumer advertisements in print and online media through our proprietary Beyond Human™ sales and marketing platform acquired in March 2016, which in addition to the print and direct mail includes extensive on-line media channels through our Amazon®, eBay®, Wish.com, Sears.com, Walgreens.com and Walmart.com® sites, over 170 websites and over 2.5 million subscribers, (ii) working with direct retail and wholesale commercial channel partners in the U.S. and also directly marketing the products ourselves to physicians, urologists, gynecologists and therapists and to other healthcare providers, and (iii) working with exclusive commercial partners outside of the U.S. that would be responsible for sales and marketing in those territories. We have now fully integrated most of our existing line of products such as Diabasens™, Vesele®, Sensum+®, UriVarx®, Zestra®, RecalMax™, Xyralid®, FlutiCare®, Apeaz® and other products into the Beyond Human™ sales and marketing platform. We plan to integrate other products upon their commercial launches in 2018. We also market and distribute our products in the U.S. through retailers, wholesalers and other online channels. Our strategy outside the U.S. is to partner with companies who can effectively market and sell our products in their countries through their direct marketing and sales teams. The strategy of using our partners to commercialize our products is designed to limit our expenses and fix our cost structure, enabling us to increase our reach while minimizing our incremental spending.

Our current OTC, Rx-to-OTC ANDA switch drugs and consumer care products marketing strategy is to focus on four main U.S. markets each of which we believe to be in excess of $1.0 billion: (i) sexual health (female and male sexual dysfunction and health); (ii) urology (bladder and prostate health); (iii) respiratory disease; (iv) brain health; and (v) pain. We will focus our current efforts on these four markets and will seek to develop, acquire or license products that we can sell through our sales channels in these fields.

Acquisition and Licensing Strategy

Our acquisition and licensing strategy is to acquire or in-license products that fit our commercialization strategy that are branded, with growing market shares, that can be sold direct to consumers and through our on-line partnerships and that can then be sold internationally through our commercial partnerships.

The following represents products and product candidates we have successfully acquired:

1.	Zestra® and Zestra Glide® (acquired Semprae Laboratories, Inc. in 2013 - current Innovus subsidiary);
2.	Vesele® (from Trophikos, Inc. in 2014);
3.	Sensum+® (from Centric Research Institute in 2013);
4.	FlutiCare™ (acquired Novalere, Inc. in 2015, current Innovus Pharma subsidiary);
5.

Beyond Human® Testosterone Booster; Beyond Human® Human Growth Agent; Beyond Human® Ketones; Beyond Human® Krill Oil; Beyond Human® Omega 3 Fish Oil; Beyond Human® Vision Formula; Beyond Human® Blood Sugar; and Beyond Human® Colon Cleanse (acquired Beyond Human™ assets in 2016); and

6.	HealthiFeet®, ThermoMax™ (two strengths) and Breastlift™ (from Boston Topicals, LLC in 2018).

The following represents the products we have in-licensed from third parties:

1.	Androferti® (from Q Pharma in 2015);
2.	AllerVarx™ (from NTC Pharma in 2016); and
3.	UriVaRx® (from Seipel Pty. Ltd. 2015).

In addition, we have developed and repurposed Xyralid®™ for the relief of the pain and symptoms caused by hemorrhoids.

We currently have 15 partnerships that have the rights to sell certain of our current products in approximately 49 countries. Our international partners include the following companies:

1.	Orimed Pharma, the OTC subsidiary of Jamp Pharma (Canada)
2.	Acerus Pharmaceuticals, Inc. (Canada);
3.	DanaLife ApS (Denmark and in alternative markets);
4.	Tramorgan (U.K.);
5.	Sothema Laboratories (MENA);
6.	Ovation Pharma (Morocco);
7.	LaVasta Pharmaceuticals (MENA);
8.	BroadMed (Lebanon);
9.	Elis Pharmaceuticals (Lebanon);
10.	BioTask (Malaysia);
11.	Oz Biogenics (Myanmar and Vietnam);
12.	Khandelwal Laboratories (India);
13.	PT Resources (Select Asian Countries);
14.	BroadMed (Lebanon); and
15.	J&H Co. LTD (South Korea).

Results of Operations for the Three and Nine Months Ended September 30, 2018 Compared with the Three and Nine Months Ended September 30, 2017

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	$ Change	% Change
NET REVENUE:
Product sales, net	$6,956,861	$2,218,343	$4,738,518	213.6%
License revenue	582	2,500	(1,918)	(76.7)%
Service revenue	189,462	-	189,462	100.0%
Cooperative marketing revenue	233,074	-	233,074	100.0%
Net revenue	7,379,979	2,220,843	5,159,136	232.3%

OPERATING EXPENSE:
Cost of product sales	1,536,792	480,076	1,056,716	220.1%
Research and development	59,201	8,736	50,465	577.7%
Sales and marketing	5,263,533	1,626,630	3,636,903	223.6%
General and administrative	2,023,030	1,321,001	702,029	53.1%
Total operating expense	8,882,556	3,436,443	5,446,113	158.5%
LOSS FROM OPERATIONS	(1,502,577)	(1,215,600)	(286,977)	(23.6)%
OTHER INCOME (EXPENSE):
Interest expense	(381,663)	(104,276)	277,387	266.0%
Loss on extinguishment of debt	(745,439)	(89,341)	656,098	100.0%
Other income (expense), net	290	(4,800)	(5,090)	(106.0)%
Fair value adjustment for contingent consideration	179,451	69,305	(110,146)	(158.9)%
Change in fair value of derivative liabilities	-	16,055	16,055	100.0%
Total other expense, net	(947,361)	(113,057)	834,304	738.0%
NET LOSS	$(2,449,938)	$(1,328,657)	(1,121,281)	(84.4)%

	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017	$ Change	% Change
NET REVENUE:
Product sales, net	$18,469,199	$6,426,790	$12,042,409	187.4%
License revenue	5,737	10,000	(4,263)	(42.6)%
Service revenue	345,110	-	345,110	100.0%
Cooperative marketing revenue	416,710	-	416,710	100.0%
Net revenue	19,236,756	6,436,790	12,799,966	198.9%

OPERATING EXPENSE:
Cost of product sales	3,739,837	1,329,131	2,410,706	181.4%
Research and development	93,093	26,982	66,111	245.0%
Sales and marketing	14,094,203	4,869,717	9,224,486	189.4%
General and administrative	5,638,352	4,207,899	1,430,453	34.0%
Total operating expense	23,565,485	10,433,729	13,131,756	125.9%
LOSS FROM OPERATIONS	(4,328,729)	(3,996,939)	(331,790)	(8.3)%
OTHER INCOME (EXPENSE):
Interest expense	(949,533)	(771,885)	177,648	23.0%
Loss on extinguishment of debt	(1,039,711)	(394,169)	645,542	163.8%
Other income (expense), net	665	(5,622)	(6,287)	(111.8)%
Fair value adjustment for contingent consideration	198,250	195,459	(2,791)	(1.4)%
Change in fair value of derivative liabilities	-	(32,138)	(32,138)	(100.0)%
Total other expense, net	(1,790,329)	(1,008,355)	781,974	77.6%
Provision for income taxes	-	3,200	(3,200)	(100.0)%
NET LOSS	$(6,119,058)	$(5,008,494)	(1,110,564)	(22.2)%

Net Revenue

We recognized net revenue of approximately $7.4 million and $19.2 million for the three and nine months ended September 30, 2018, respectively, compared to $2.2 million and $6.4 million for the three and nine months ended September 30, 2017, respectively. The increase in net revenue in 2018 was primarily the result of the expansion of the Beyond Human Sales and Marketing platform into direct mail marketing including catalogs, postcards, and tear sheets introduced in the middle of the first quarter of 2018 in addition to the newspaper and magazine advertisements previously utilized as well as the introduction of new products including Diabasens™ in the first quarter of 2018 and Apeaz® and ArthriVarx® in mid-2017. The following represents the number of units shipped of our top products during the periods:

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	# Change	% Change
Number of units
Diabasens™	70,363	-	70,363	100.0%
Vesele®	40,359	11,896	28,463	239.3%
Fluticare®	35,813	-	35,813	100.0%
Apeaz®	32,850	3,126	29,724	950.9%
UriVarx®	32,429	15,004	17,425	116.1%
Zestra® & Zestra Glide®	30,243	2,515	27,728	1,102.5%

	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017	# Change	% Change
Number of units
Diabasens™	94,778	-	94,778	100.0%
UriVarx®	86,783	26,528	60,255	227.1%
Zestra® & Zestra Glide®	58,247	3,938	54,309	1,379.5%
Vesele®	56,411	34,417	21,994	63.9%
Apeaz®	53,943	3,126	50,817	1,625.6%
Fluticare®	44,348	-	44,348	100.0%

Cost of Product Sales

We recognized cost of product sales of approximately $1.5 million and $3.7 million for the three and nine months ended September 30, 2018, respectively compared to $0.4 million and $1.3 million for the three and nine months ended September 30, 2017, respectively. The cost of product sales includes the cost of inventory, shipping and warehouse costs, royalties and salaries and benefits for our warehouse employees. The increase in cost of product sales is a result of higher shipping costs due to an increase in the number of units shipped.  The increase in the gross margin to 80.6% in 2018 compared to 79.4% in 2017 is due to the higher margins earned on the increased volume of our product sales through the Beyond Human™ sales and marketing platform, as well as the efforts in the first half of 2018 to bring our fulfillment and shipping process in-house to our facility in San Diego.

Research and Development

We recognized research and development expense of approximately $59,000 and $93,000 for the three and nine months ended September 30, 2018, respectively, compared to $9,000 and $27,000 for the three and nine months ended September 30, 2017, respectively. Research and development expenses include costs for stability testing and other development related costs for our products.

Sales and Marketing

We recognized sales and marketing expense of approximately $5.3 million and $14.1 million for the three and nine months ended September 30, 2018, respectively, compared to $1.6 million and $4.9 million for the three and nine months ended September 30, 2017, respectively. Sales and marketing expense consists primarily of print advertisements and sales and marketing support. The increase in sales and marketing expense during the three and nine months ended September 30, 2018 when compared to the same period in 2017 is due to the increase in the number of products integrated into the Beyond Human™ sales and marketing platform, an increase in the distribution of direct mail and print advertisements, as well as the costs of our third-party customer service call center due to the higher volume of sales orders received as a result of the Beyond Human® asset acquisition. Also, initial product launches require larger advertising spends in an effort to increase brand awareness. Total direct advertising costs for the three and nine months ended September 30, 2018 was $4.3 million and $11.5 million, respectively, compared to $1.4 million and $4.0 million for the three and nine months ended September 30, 2017.

General and Administrative

We recognized general and administrative expense of approximately $2.0 million and $5.6 million for the three and nine months ended September 30, 2018, respectively, compared to $1.3 million and $4.2 million for the three and nine months ended September 30, 2017, respectively. The increase in general and administrative expense over the periods is primarily due to the growth of the Company which has resulted in the need for additional employees from 6 employees as of September 30, 2017 to 26 employees as of September 30, 2018 as well as the additional occupancy costs relating to a lease agreement entered into in November 2017 for a fulfillment and corporate office building. General and administrative expense consists primarily of salaries expense, investor relation expense, legal, accounting, public reporting costs and other infrastructure expense related to the launch of our products. Additionally, our general and administrative expense includes professional fees, insurance premiums and general corporate expense.

Other Income and Expense

We recognized interest expense of approximately $382,000 and $950,000 for the three and nine months ended September 30, 2018, respectively, and $104,000 and $772,000 for the three and nine months ended September 30, 2017, respectively. Interest expense primarily includes interest related to our debt and amortization of debt discounts. Due to the shares, warrants and cash discounts provided to our lenders, the effective interest rate is significantly higher than the coupon rate. The increase in interest expense during the three and nine months ended September 30, 2018 is due to the larger amount of debt discount amortization in 2018 compared to 2017 due to the notes issued in the first and third quarter of 2018.

We recognized a loss on extinguishment of debt of approximately $745,000 and $1,040,000 during the three and nine months ended September 30, 2018, respectively, compared to a loss of $89,000 and $394,000 during the three and nine months ended September 30, 2017, respectively. The loss on debt extinguishment in 2018 was the result of the securities exchange agreements entered into with certain note payable holders during 2018. In exchange for the issuance of 12,795,080 shares of Common Stock with a fair value of approximately $2,070,000, we settled the principal and interest balances totaling $1,289,000 with the noteholders. The remaining loss on debt extinguishment was the write-off of the remaining unamortized debt discount as of the date of settlement of $259,000. The loss on debt extinguishment in 2017 was due to a settlement of notes payable as well as the required prepayment of the 2016 convertible notes from the cash proceeds received through the public equity offering in March 2017.

We recognized a gain from the fair value adjustment for contingent consideration of approximately $179,000 and $198,000 for the three and nine months ended September 30, 2018, respectively, compared to a gain of $69,000 and $195,000 for the three and nine months ended September 30, 2017. Fair value adjustment for contingent consideration consists primarily of the change in the fair value of the contingent ANDA shares of Common Stock issuable to individual members of Novalere Holdings, LLC in connection with our acquisition in 2015 and the royalty contingent consideration to Semprae.

We recognized a gain (loss) from the change in fair value of derivative liabilities of approximately $16,000 and $(32,000) for the three and nine months ended September 30, 2017. Change in fair value of derivative liabilities primarily includes the change in the fair value of the warrants and embedded conversion features classified as derivative liabilities. The loss on change in fair value of derivative liabilities during the nine months ended September 30, 2017 is primarily due to the increase in our stock price from December 31, 2016 through the date of conversion of certain of the convertible debentures in 2017, which resulted in the fair value of the embedded conversion features at the conversion date to be higher than the fair value at December 31, 2016. There was no change in fair value during the three and nine months ended September 30, 2018, respectively, as we adopted ASU 207-11, which resulted in our warrants derivative liability being reclassified to equity as of the date of adoption on January 1, 2018.

Net Loss

Net loss for the three and nine months ended September 30, 2018 was approximately $2.5 million or $0.01 basic and diluted net loss per share and $6.1 million or $0.03 basic and diluted net loss per share, respectively, compared to a net loss of $1.3 million or $0.01 basic and diluted net loss per share and $5.0 million or $0.03 basic and diluted net loss per share for the three and nine months ended September 30, 2017, respectively.

Results of Operations for the Fiscal Year Ended December 31, 2017 Compared with the Fiscal Year Ended December 31, 2016

	Year Ended December 31, 2017	Year Ended December 31, 2016	$ Increase (Decrease)	% Increase (Decrease)
NET REVENUE:
Product sales, net	$8,806,300	$4,817,603	$3,988,697	82.8%
License revenue	10,000	1,000	9,000	900.0%
Net revenue	8,816,300	4,818,603	3,997,697	83.0%

OPERATING EXPENSE:
Cost of product sales	1,848,325	1,083,094	765,231	70.7%
Research and development	38,811	77,804	(38,993)	(50.1)%
Sales and marketing	6,853,559	3,621,045	3,232,514	89.3%
General and administrative	5,174,827	5,870,572	(695,745)	(11.9)%
Total operating expense	13,915,522	10,652,515	3,263,007	30.6%
LOSS FROM OPERATIONS	(5,099,222)	(5,833,912)	(734,690)	(12.6)%
OTHER INCOME (EXPENSE):
Interest expense	(872,166)	(6,661,694)	(5,789,528)	(86.9)%
Loss on extinguishment of debt	(700,060)	-	700,060	100.0%
Other income (expense), net	(6,878)	1,649	(8,527)	(517.1)%
Fair value adjustment for contingent consideration	194,034	(1,269,857)	(1,463,891)	(115.3)%
Change in fair value of derivative liabilities	(16,596)	65,060	(81,656)	(125.5%)
Total other expense, net	(1,401,666)	(7,864,842)	(6,463,176)	(82.2)%
LOSS BEFORE PROVISION FOR INCOME TAXES	(6,500,888)	(13,698,754)	(7,197,866)	(52.5)%
Provision for income taxes	3,200	2,400	800	33.6%
NET LOSS	$(6,504,088)	$(13,701,154)	$(7,197,066)	(52.5)%

Net Revenue

We recognized net revenue of approximately $8.8 million and $4.8 million for the years ended December 31, 2017 and 2016, respectively. The increase in net revenue in 2017 was primarily the result of the product sales generated through the sales and marketing platform acquired in the Beyond Human® asset acquisition in March 2016. The increase was also due to the launch of UriVarx® at the end of the fourth quarter 2016 and the launch of ProstaGorx® and Apeaz® with ArthriVarx® in 2017. These new product launches generated net revenue of approximately $4.3 million during the year ended December 31, 2017. The increase was also attributed to sales of Vesele® and Sensum+®, which generated net revenue of approximately $2.5 million for Vesele®, and $0.9 million for Sensum+® during the year ended December 31, 2017 compared to approximately $2.9 million for Vesele® and $0.6 million for Sensum+® during the year ended December 31, 2016. The decrease of approximately $0.4 million in Vesele® net revenue for the year ended December 31, 2017 compared to 2016 is primarily due to the sales of Vesele® being negatively impacted in the third quarter of 2017 by the natural disasters in Florida and Texas as these two states have some of the largest populations of our target demographic for Vesele® in the U.S. Further contributing to the overall increase in net revenue was an increase in international product sales as we signed an exclusive license and distribution agreement in April 2017 for the sale of Zestra® in France and Belgium and, in August 2017, we shipped the initial order under such agreement resulting in net revenue of approximately $0.1 million during the year ended December 31, 2017. In March 2017, we also shipped the initial order under our South Korea license and distribution agreement resulting in net revenue of $60,000 during the year ended December 31, 2017. Due to the recent license and distribution agreements entered into in 2017 and 2018, we expect this will lead to an increase in product sales of UriVarx®, ProstaGorx®, Zestra® and Zestra Glide® through our Ex-U.S. sales channel in 2018. The increase in net revenue from the sale of products through the Beyond Human™ sales and marketing platform was offset by decreases in our other existing product sales channels to major retailers and wholesalers as we concentrated our sales efforts and resources on the continued integration of our existing products into the Beyond Human™ sales and marketing platform. The decreases in existing product sales channels resulted in net revenue from the Zestra® products decreasing approximately $0.1 million during the year ended December 31, 2017 when compared to the same period in 2016.

Cost of Product Sales

We recognized cost of product sales of approximately $1.8 million and $1.1 million for the years ended December 31, 2017 and 2016, respectively. The cost of product sales includes the cost of inventory, shipping and royalties. The increase in cost of product sales is a result of higher shipping costs due to an increase in the number of units shipped. The increase in the gross margin to 79.0% in 2017 compared to 77.5% in 2016 is due to the higher margins earned on the increased volume of our product sales through the Beyond Human™ sales and marketing platform. The increased margin in 2017 is also due to fewer sales when compared to 2016 through our retail and wholesale sales channels, which have lower margins.

Research and Development

We recognized research and development expense of approximately $39,000 and $78,000 for the years ended December 31, 2017 and 2016, respectively. The research and development expense includes salary and the related health benefits for an employee who was terminated in January 2017, as well as costs for stability testing and other development related costs for our products. The decrease in 2017 is also attributed to the fair value of the shares of Common Stock issued to CRI totaling $23,000 for certain clinical and regulatory milestone payments due under the in-license agreement for Sensum+®, as well as clinical costs incurred related to post marketing studies for Vesele® and Beyond Human® Testosterone Booster in 2016 that did not occur in 2017.

Sales and Marketing

We recognized sales and marketing expense of approximately $6.9 million and $3.6 million for the years ended December 31, 2017 and 2016, respectively. Sales and marketing expense consists primarily of print advertisements and sales and marketing support. The increase in sales and marketing expense during the year ended December 31, 2017 when compared to the same period in 2016 is due to the increase in the number of products integrated into the Beyond Human™ sales and marketing platform, as well as the costs of our third-party customer service call center due to the higher volume of sales orders received as a result of the Beyond Human® asset acquisition. Also, initial product launches require larger advertising spends in an effort to increase brand awareness. Total direct advertising costs for the year ended December 31, 2017 was $5.4 million compared to $2.7 million in 2016.

General and Administrative

We recognized general and administrative expense of approximately $5.2 million and $5.9 million for the years ended December 31, 2017 and 2016, respectively. General and administrative expense consists primarily of investor relation expense, legal, accounting, public reporting costs and other infrastructure expense related to the launch of our products. Additionally, our general and administrative expense includes professional fees, insurance premiums and general corporate expense. The decrease is primarily due to the decrease in stock-based compensation to employees, directors and consultants of approximately $1.5 million during the year ended December 31, 2017 compared to 2016. The decrease was offset by increases in merchant processing fees due to increased credit card sales volume and increased payroll and related costs due to the increase in headcount when compared to 2016.

Other Income and Expense

We recognized interest expense of approximately $0.9 million and $6.7 million for the years ended December 31, 2017 and 2016, respectively. Interest expense primarily includes interest related to our debt, amortization of debt discounts and the fair value of the embedded conversion feature derivative liability in excess of the proceeds allocated to the debt. Due to the shares, warrants and cash discounts provided to our lenders, the effective interest rate is significantly higher than the coupon rate. The decrease in interest expense during the year ended December 31, 2017 is due to the larger amount of debt discount amortization in 2016 compared to 2017 as a result of the convertible debt and note payable financings completed in 2016 and 2015, as well as, the fair value in excess of the allocated proceeds of the embedded conversion feature in the convertible debt financings completed in June and July 2016.

We recognized a loss on extinguishment of debt of approximately $0.7 million during the year ended December 31, 2017. The loss on debt extinguishment was the result of the securities exchange agreement entered into with a certain 2016 and 2017 Notes Payable holder, as well as, the required prepayment of the 2016 Notes from the cash proceeds received through the public equity offering in March 2017. In exchange for the settlement of approximately $0.7 million in principal and interest, we issued 11,432,747 shares of Common Stock with a fair value of $1.1 million. As a result, the remaining unamortized debt discount of approximately $17,000 and the fair value of the Common Stock issued in excess of the debt settled of approximately $0.4 million were recorded as a loss on debt extinguishment during the year ended December 31, 2017. Under the terms of the 2016 Notes, we were required to prepay the outstanding principal and interest of the convertible debentures with the cash proceeds received from an equity offering with an offering price less than the current conversion price of the debentures of $0.25 per share, as well as incur a 10% prepayment penalty. As a result of the prepayment, the remaining unamortized debt discount of approximately $0.4 million, the prepayment penalty of $0.1 million and the extinguishment of the embedded conversion feature derivative liability of $0.2 million were recorded as a loss on debt extinguishment during the year ended December 31, 2017.

We recognized a gain from the fair value adjustment for contingent consideration of approximately $0.2 million for the year ended December 31, 2017 compared to a loss of $1.3 million for the year ended December 31, 2016. Fair value adjustment for contingent consideration consists primarily of the change in the fair value of the contingent ANDA shares of Common Stock issuable to individual members of Novalere Holdings, LLC in connection with our acquisition in 2015 and the royalty contingent consideration to Semprae.

We recognized a gain (loss) from the change in fair value of derivative liabilities of approximately $(17,000) and $65,000 for the years ended December 31, 2017 and 2016, respectively. Change in fair value of derivative liabilities primarily includes the change in the fair value of the warrants and embedded conversion features classified as derivative liabilities. The loss on change in fair value of derivative liabilities during the year ended December 31, 2017 is primarily due to the increase in our stock price from December 31, 2016 through the date of conversion of certain of the convertible debentures in 2017, which resulted in the fair value of the embedded conversion features at the conversion date to be higher than the fair value at December 31, 2016.

Income Taxes

We recognized a provision for income taxes of $3,200 for the year ended December 31, 2017 compared to $2,400 for the year ended December 31, 2016. The change is due to the use of a tax refund of $800 in 2016.

Net Loss

Net loss for the year ended December 31, 2017 was approximately $(6.5 million), or $(0.04) basic and diluted net loss per share, compared to a net loss for the same period in 2016 of $(13.7 million), or $(0.15) basic and diluted net loss per share.

Liquidity and Capital Resources

Historically, we have funded losses from operations through the sale of equity and issuance of debt instruments. Combined with revenue, these funds have provided us with the capital to operate our business, to sell and support our products, attract and retain key personnel, and add new products to our portfolio. To date, we have experienced net losses each year since our inception. As of September 30, 2018, we had an accumulated deficit of $41.7 million and working capital deficit of $1.6 million. As of December 31, 2017, we had an accumulated deficit of $35.6 million and a working capital deficit of $1.4 million.

As of September 30, 2018, we had approximately $0.7 million in cash and $453,675 held by merchant processors reported in other current assets, and as of January 8, 2019 we had approximately $3.5 million in cash and $390,000 held by merchant processors reported in other current assets. We received approximately $2.77 million dollars in net proceeds on January 3, 2019 as a result of the sale of the Units in the Private Placement, as well as approximately $2.1 million in proceeds from the sale of certain notes payable subsequent to the quarter ended September 30, 2018. Although no assurances can be given, we currently plan to raise additional capital through the sale of equity or debt securities. We expect, however, that our existing capital resources, revenue from sales of our products and upcoming new product launches and sales milestone payments from the commercial partners signed for our products, and equity instruments available to pay certain vendors and consultants, will be sufficient to allow us to continue our operations, commence the product development process and launch selected products through at least the next 12 months.

Our actual needs will depend on numerous factors, including timing of introducing our products to the marketplace, our ability to attract additional Ex-U.S. distributors for our products and our ability to in-license in non-partnered territories and/or develop new product candidates. In addition, we continue to seek new licensing agreements from third-party vendors to commercialize our products in territories outside the U.S., which could result in upfront, milestone, royalty and/or other payments.

We currently intend to raise additional capital through the sale of debt or equity securities to provide additional working capital, for further expansion and development of our business, and to meet current obligations, although no assurances can be given. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience substantial dilution, and the newly issued equity or debt securities may have more favorable terms or rights, preferences and privileges senior to those of our existing stockholders. If we raise funds by incurring additional debt, we may be required to pay significant interest expense and our leverage relative to our earnings or to our equity capitalization may increase. Obtaining commercial loans, assuming they would be available, would increase our liabilities and future cash commitments and may impose restrictions on our activities, such as financial and operating covenants. Further, we may incur substantial costs in pursuing future capital and/or financing transactions, including investment banking fees, legal fees, accounting fees, printing and distribution expense and other costs. We may also be required to recognize non-cash expense in connection with certain securities we may issue, such as convertible notes and warrants, which would adversely impact our financial results. We may be unable to obtain financing when necessary as a result of, among other things, our performance, general economic conditions, conditions in the pharmaceuticals industries, or our operating history. In addition, the fact that we are not and have never been profitable could further impact the availability or cost to us of future financings. As a result, sufficient funds may not be available when needed from any source or, if available, such funds may not be available on terms that are acceptable to us. If we are unable to raise funds to satisfy our capital needs when needed, then we may need to forego pursuit of potentially valuable development or acquisition opportunities, we may not be able to continue to operate our business pursuant to our business plan, which would require us to modify our operations to reduce spending to a sustainable level by, among other things, delaying, scaling back or eliminating some or all of our ongoing or planned investments in corporate infrastructure, business development, sales and marketing and other activities, or we may be forced to discontinue our operations entirely.

As of January 14, 2019, the Company’s principle debt instruments include the following:

In the first quarter of 2018, we entered into a securities purchase agreement with three unrelated third-party investors, pursuant to which the investors loaned us gross proceeds of $1,222,500 pursuant to 0% promissory notes (“January and March 2018 Notes Payable”). The January and March 2018 Notes Payable have an OID of $269,375 and bear interest at the rate of 0% per annum. The principal amount of $1,496,875 is to be repaid in twelve equal monthly installments. Monthly installments of $68,490 began in February 2018 and are due through January 2019 and monthly installments of $56,250 begin in April 2018 and are due through March 2019. In connection with the January and March 2018 Notes Payable, we issued an aggregate of 1,282,000 restricted shares of Common Stock to the investors. The remaining principal balance under these notes was $411,459 at September 30, 2018. In July 2018, we entered into a securities exchange agreement with two of the note holders. In connection with the securities exchange agreement, we issued an aggregate of 2,857,144 shares of Common Stock in exchange for the settlement of the remaining principal due under the notes payable to those investors, totaling $300,000.

In February and March 2018, we entered into securities purchase agreements with two unrelated third-party investors, pursuant to which the investors loaned us gross proceeds of $650,000 pursuant to 5% promissory notes (“February and March 2018 5% Notes Payable”). The February and March 2018 5% Notes Payable have an OID of $70,000 and require payment of $720,000 in principal. The February and March 2018 5% Notes Payable bear interest at the rate of 5% per annum and the principal amount and accrued interest are payable at maturity on October 28, 2018 for the note issued in February 2018 and in three installments on October 1, 2018, January 1, 2019 and April 1, 2019 for the note issued in March 2018. In connection with the February and March 2018 5% Notes Payable, we issued the investors an aggregate of 1,485,000 restricted shares of Common Stock. The remaining principal balance under these notes was $720,000 at September 30, 2018.

In July 2018, we entered into a securities purchase agreement with an unrelated third-party investor, pursuant to which the investor loaned us gross proceeds of $500,000 pursuant to 5% promissory notes (“July 2018 5% Notes Payable”). The July 2018 5% Notes Payable have an OID of $50,000 and require aggregate payments of $550,000 in principal. The July 2018 5% Notes Payable bear interest at the rate of 5% per annum and the principal amount and accrued interest are payable at maturity on February 19, 2019. In connection with the July 2018 5% Notes Payable, we issued the investor an aggregate of 1,600,000 restricted shares of Common Stock. The remaining principal balance under these notes was $550,000 at September 30, 2018.

In August 2018, we entered into securities purchase agreements with two unrelated third-party investors, pursuant to which the investors loaned us gross proceeds of $1,000,000 pursuant to 0% promissory notes (“August 2018 Notes Payable”). The August 2018 Notes Payable have an OID of $200,000 and require twelve payments of $100,000 in principal per month through August 2019. The August 2018 Notes Payable bear no interest per annum. In connection with the August 2018 Notes Payable, we issued the investors an aggregate of 1,000,000 restricted shares of Common Stock. The remaining principal balance under these notes was $1,100,000 at September 30, 2018.

In September 2018, we entered into a securities purchase agreement with an unrelated third-party investor, pursuant to which the investor loaned us gross proceeds of $350,000 pursuant to 5% promissory notes (“September 2018 5% Notes Payable”). The September 2018 5% Notes Payable have an OID of $40,000 and require aggregate payments of $390,000 in principal. The September 2018 5% Notes Payable bear interest at the rate of 5% per annum and the principal amount and accrued interest are payable in three installments on March 12, 2019, June 12, 2019 and September 12, 2019. In connection with the September 2018 5% Notes Payable, we issued the investor restricted an aggregate of 1,000,000 shares of Common Stock. The remaining principal balance under these notes was $390,000 at September 30, 2018.

In October 2018, we entered into a securities purchase agreement with an unrelated third-party investor, pursuant to which the investor loaned us gross proceeds of $500,000 pursuant to 5% promissory notes (“October 2018 5% Note Payable”). The October 2018 5% Note Payable has an OID of $50,000 and requires payment of $550,000 in principal. The October 2018 5% Note Payable bears interest at the rate of 5% per annum and the principal amount and interest are payable at maturity on May 1, 2019. As additional consideration for the purchase of the note, we issued the investor an aggregate of 1,600,000 shares of restricted Common Stock.

In October 2018, we entered into an exchange agreement with a note holder of the February and March 2018 5% Notes Payable, pursuant to which the principal and interest balance of $340,036 was converted into 4,250,445 shares of Common Stock.

In November 2018, we entered into a securities purchase agreement with three unrelated third-party investors, pursuant to which the investors loaned us gross proceeds of $898,000 pursuant to 0% promissory notes (“November 2018 Notes Payable”). The November 2018 Notes Payable have an OID of $202,000 and require payment of $1,100,000 in principal. The November 2018 Notes Payable do not bear any interest, and the principal amount is payable at maturity on November 6, 2019. As additional consideration for the purchase of the notes, we issued the investors an aggregate of 1,200,000 shares of restricted Common Stock.

In December 2018, we entered into an exchange agreement with a note holder of the February and March 2018 Notes Payable, pursuant to which the principal balance of $100,000 was converted into 1,250,000 shares of Common Stock.

In November 2018, we entered into a securities exchange agreement with a note holder of the February and March 2018 5% Notes Payable, pursuant to which the principal and interest balance of $142,915 was converted into 2,198,692 shares of Common Stock.

In December 2018, we entered into a securities purchase agreement with an unrelated third-party investor, pursuant to which the investor loaned us gross proceeds of $350,000 pursuant to 0% promissory notes (“December 2018 Note Payable”). The December 2018 Note Payable has an OID of $70,000 and requires payment of $420,000 in principal. The December 2018 Note Payable does not bear any interest, and the principal amount is payable at maturity on December 12, 2019. As additional consideration for the purchase of the note, we issued the investor an aggregate of 350,000 shares of restricted Common Stock.

Net Cash Flows

	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
Net cash used in operating activities	$(5,587,887)	$(1,546,527)	$(2,361,723)	$(1,784,258)
Net cash used in investing activities	(195,362)	(10,131)	(57,516)	(172,103)
Net cash provided by financing activities	4,921,401	2,041,784	3,154,165	2,730,393
Net change in cash	(861,847)	485,126	734,926	774,032
Cash at beginning of period	1,564,859	829,933	829,933	55,901
Cash at end of period	$703,012	$1,315,059	$1,564,859	$829,933

Operating Activities

For the nine months ended September 30, 2018, cash used in operating activities was approximately $5.6 million consisting primarily of the net loss for the period of approximately $6.1 million as well as the purchase of additional inventory, $0.5 million,  to support the significant growth in sales during the period and merchant processor holdback, $0.8 million, which was primarily offset by non-cash Common Stock, restricted stock units and stock options issued for services and compensation of approximately $356,000, amortization of debt discount of $899,000, loss on debt extinguishment of $1.0 million, and amortization of intangible assets of $472,000. The increase in net cash used in operating activities during 2018 is primarily the result of increased marketing spending in launching a number of new products and the introduction of direct mail advertising which has been the main cause for the increase in revenues during the period, expansion of our operations which include hiring personnel and product commercialization activities.

For the year ended December 31, 2017, cash used in operating activities was approximately $2.4 million, consisting primarily of the net loss for the period of approximately $6.5 million, which was primarily offset by non-cash Common Stock, restricted stock units and stock options issued for services and compensation of approximately $1.1 million, amortization of debt discount of $0.8 million, loss on debt extinguishment of $0.7 million, change in fair value of derivative liabilities of $17,000, and amortization of intangible assets of $0.6 million. The non-cash expense was offset with the gain on change in fair value of contingent consideration of approximately $0.2 million. Additionally, working capital changes consisted of cash increases of approximately $1.1 million related to a decrease in prepaid expense and other current assets of approximately $0.1 million, $0.4 million related to an increase in accrued compensation, $14,000 related to increase in deferred revenue and customer deposits, and $1.8 million related to an increase in accounts payable and accrued expense, partially offset by a cash decrease related to accrued interest of $3,000, increase in accounts receivable of $42,000, and increase in inventories of $1.1 million. The increase in net cash used in operating activities from 2016 was mainly due to expanding our operations, including hiring additional personnel, commercialization and marketing activities related to our newly launched products in 2017 and those acquired in 2016, as well as, purchasing more finished goods inventory to fulfill the forecasted increase in net revenue in 2018.

Investing Activities

For the nine months ended September 30, 2018, cash used in investing activities was approximately $0.2 million which consisted of the purchase of property and equipment for our expanded corporate and fulfillment office location.

For the year ended December 31, 2017, cash used in investing activities was approximately $58,000, which consisted of the purchase of property and equipment for our new corporate office location in December 2017, as well as a contingent royalty payment to Semprae for Zestra® product sales in 2016. Cash used in investing activities in 2016 consisted of the contingent consideration payment of approximately $0.2 million made to the seller of the Beyond Human® assets, as well as a contingent royalty payment to Semprae for Zestra® product sales in 2015.

Financing Activities

For the nine months ended September 30, 2018, cash provided by financing activities was approximately $4.9 million, consisting primarily of the gross proceeds from the exercise of Series B Warrants of $2.7 million and notes payable of $3.7 million, offset by the repayment of notes payable and short-term loans payable of $1.5 million.  Cash provided by financing activities in 2017 was primarily related to the net proceeds from the public equity offering in March 2017 of $3.3 million and notes payable of $300,000, offset by the repayment of convertible debentures of approximately $1.2 million, notes payable of $214,000, and the prepayment penalty on the repayment of the convertible debentures of $127,000.

For the year ended December 31, 2017, cash provided by financing activities was approximately $3.2 million, consisting primarily of the net proceeds from the public equity offering of $3.3 million and notes payable of $1.7 million, offset by the repayment of convertible debentures of approximately $1.2 million, notes payable and short-term loans payable of $0.5 million, and the prepayment penalty on the repayment of the convertible debentures of $0.1 million. Cash provided by financing activities in 2016 was primarily related to net proceeds from notes payable and convertible debentures of approximately $3.6 million, proceeds from warrant exercises of $0.3 million, and proceeds from short-term loans payable of $22,000, offset by the repayment of notes payable and short-term loans payable of $0.7 million, payment of financing costs in connection with convertible debentures of $40,000, and the repayment of the related-party line of credit convertible debenture of $0.4 million.

Critical Accounting Policies

On January 1, 2018, we adopted Financial Accounting Standards Board (“FASB”) ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. This ASU requires that when determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. As a result, a freestanding equity-linked financial instrument no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic earnings per share. As a result of the adoption of this ASU, we recorded a cumulative-effect adjustment to the consolidated statement of financial position as of January 1, 2018 of $58,609 for the warrants previously classified as a derivative liability due to a down round provision included in the terms of the warrant agreement. Therefore, the cumulative-effect adjustment was recorded as a reduction in accumulated deficit and derivative liabilities in the accompanying condensed consolidated balance sheet as of January 1, 2018.  The adoption of this ASU did not have an impact on our condensed consolidated results of operations.

On January 1, 2018, we adopted FASB Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in U.S. GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects to receive in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance.

We reviewed all contracts at the date of initial application and elected to use the modified retrospective transition method, where the cumulative effect of the initial application is recognized as an adjustment to opening retained earnings at January 1, 2018. Therefore, comparative prior periods have not been adjusted and continue to be reported under FASB ASC Topic 605, Revenue Recognition, (“ASC 605”). The adoption of the new revenue recognition guidance was immaterial to our condensed consolidated statements of operations, balance sheet, and cash flows as of and for the three and nine months ended September 30, 2018.

Our principal activities from which we generate our revenue are product sales. We have one reportable segment of business.

Revenue is measured based on consideration specified in a contract with a customer. A contract with a customer exists when we enter into an enforceable contract with a customer. The contract is based on either the acceptance of standard terms and conditions on the websites for e-commerce customers and via telephone with our third-party call center for our print media and direct mail customers, or the execution of terms and conditions contracts with retailers and wholesalers. These contracts define each party's rights, payment terms and other contractual terms and conditions of the sale. Consideration is typically paid prior to shipment via credit card when our products are sold direct to consumers or approximately 30 days from the time control is transferred when sold to wholesalers, distributors and retailers. We apply judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience and, in some circumstances, published credit and financial information pertaining to the customer.

 A performance obligation is a promise in a contract to transfer a distinct product to the customer, which for us is transfer of over-the-counter drug and consumer care products to our customers. Performance obligations promised in a contract are identified based on the goods that will be transferred to the customer that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the goods is separately identifiable from other promises in the contract. We have concluded the sale of bottled finished goods and related shipping and handling are accounted for as the single performance obligation.

The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when or as the customer receives the benefit of the performance obligation. The transaction price is determined based on the consideration to which we will be entitled to receive in exchange for transferring goods to the customer. We issue refunds to e-commerce and print media customers, upon request, within 30 days of delivery. We estimate the amount of potential refunds at each reporting period using a portfolio approach of historical data, adjusted for changes in expected customer experience, including seasonality and changes in economic factors. For retailers, distributors and wholesalers, we do not offer a right of return or refund and revenue is recognized at the time products are shipped to customers. In all cases, judgment is required in estimating these reserves. Actual claims for returns could be materially different from the estimates.

We recognize revenue when we satisfy a performance obligation in a contract by transferring control over a product to a customer when product is shipped. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by us from a customer, are excluded from revenue. Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as a fulfillment cost and are included in cost of product sales.

We enter into exclusive distributor and license agreements that are within the scope of ASC Topic 606. The license agreements we enter into normally generate three separate components of revenue: (1) an initial nonrefundable payment due on signing or when certain specific conditions are met; (2) royalties that are earned on an ongoing basis as sales are made or a pre-agreed transfer price and (3) sales-based milestone payments that are earned when cumulative sales reach certain levels. Revenue from the initial nonrefundable payments or licensing fee is recognized when all required conditions are met. If the consideration for the initial license fee is for the right to sell the licensed product in the respective territory with no other required conditions to be met, such type of nonrefundable license fee arrangement for the right to sell the licensed product in the territory is recognized ratably over the term of the license agreement. For arrangements with licenses that include sales-based royalties, including sales-based milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, we recognize royalty revenue and sales-based milestones at the later of (i) when the related sales occur, or (ii) when the performance obligation to which the royalty has been allocated has been satisfied. The achievement of the sales-based milestone underlying the payment to be received predominantly relates to the licensee’s performance of future commercial activities.

For the nine months ended September 30, 2018, there were no other material changes to the “Critical Accounting Policies” discussed in Part II, Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of our Annual Report on Form 10-K for the year ended December 31, 2017.

Off Balance Sheet Arrangements

None.

Director Independence

Although our Common Stock is not currently listed on a national securities exchange, we have elected to adopt the Nasdaq Stock Market Rules to determine director independence. All of our current Board members, other than Mr. Damaj, including Dr. Esber, Ms. Liu, Dr. Mirza and Mr. Nuhaily are considered independent (as independence is defined by Rule 5605(a)(2) of the Nasdaq Stock Market Rules).

Limited Public Market for Common Stock

There is presently a limited public market for our Common Stock. Our Common Stock is listed on the OTCQB Marketplace under the symbol “INNV.” The last closing price of our Common Stock was $0.067 per share on January 11, 2019. Although we have submitted an application to have our Common Stock listed on the Nasdaq Capital Market under the symbol INNV, no assurances may be given with respect to if or when our application will be approved.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

Name	Age	Title	Since
Bassam Damaj, Ph.D.	50	Chief Executive Officer, President and Director	January 2013

Randy Berholtz, M.B.A, JD	57	Executive Vice President, Corporate Development, and General Counsel	January 2017

Ryan Selhorn, CPA	37	Vice President, Chief Financial Officer	April 2018

Henry Esber, Ph.D.	79	Chairman of the Board of Directors	January 2011

Vivian Liu	57	Director	December 2011

Ziad Mirza, M.B.A., M.D.	57	Director	December 2011

Dean Nuhaily	57	Director	April 2018

Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company and until their successors are elected.

Bassam Damaj, Ph.D. has served on our Board of Directors and as our President and Chief Executive Officer since January, 2013, and as our Chief Accounting Officer from July 2015 until September 6, 2016 and from April 6, 2018 to April 26, 2018. Before joining Innovus, Dr. Damaj served as President and Chief Executive Officer of Apricus Biosciences, Inc. (Nasdaq: APRI), a drug discovery and development company (“Apricus Bio”), from December 2009 until November 2012. Before joining Apricus Bio, Dr. Damaj was a co-founder of Bio-Quant, Inc., a pre-clinical contract services company (“Bio-Quant”) and served as the Chief Executive Officer and Chief Scientific Officer and as a member of Bio-Quant’s Board of Directors from its inception in June 2000 until its acquisition by Apricus Bio in June 2011. In addition, Dr. Damaj was the founder, Chairman, President and Chief Executive Officer of R&D Healthcare, a wholesale drug distribution company, and the co-founder of Celltek Biotechnologies, a drug discovery and services company. He also served as a member of the Board of Directors of CreAgri, Inc., a drug discovery company, and was a member of the Scientific Advisory Board of MicroIslet, Inc., a drug discovery company. From July 2016 to January 2018, Dr. Damaj served as a member of the Board of Directors of Life on Earth, Inc. (formerly Hispanica International Delights of America, Inc.) (OTCQB:HISP), a health beverage and food company. He is the author of the Immunological Reagents and Solutions reference book, the inventor of many patents and the author of numerous peer reviewed scientific publications. Dr. Damaj won a U.S. Congressional award for the Anthrax Multiplex Diagnostic Test in 2003. Dr. Damaj holds a Ph.D. degree in Immunology/Microbiology from Laval University and completed a postdoctoral fellowship in molecular oncology at McGill University.

Dr. Damaj’s significant experience with our business and his significant executive leadership experience, including his experience leading several pharmaceutical companies, were instrumental in his selection as a member of the Board of Directors.

Randy Berholtz, MBA, JD has served as our Executive Vice President, Corporate Development and General Counsel since January 9, 2017. He also became the Secretary of the Company at that time. Mr. Berholtz was previously a part-time consultant for the Company from July 2013 to mid-May 2016. Mr. Berholtz was recently the founding partner of the Sorrento Valley Law Group, a healthcare and life sciences law firm. Previously, from 2011 to 2013, he was the Executive Vice President, General Counsel and Secretary of Apricus Biosciences, Inc.; from 2004 to 2010, he was the Vice President, General Counsel and Secretary of the ACON Group of private U.S. and Chinese life science companies; from 2003 to 2004, he was the Chief Operating Officer and General Counsel to Inglewood Ventures, a life sciences venture capital firm; and from 2000 to 2003, he held multiple titles and rose to become the Acting General Counsel and Secretary of Nanogen, Inc., a genomics tools company. From 1992 to 2000, Mr. Berholtz was in private practice with law firms in New York and San Diego, and from 1990 to 1991, he was a law clerk to Judge Jerry E. Smith on the U.S. Court of Appeals for the Fifth Circuit. Mr. Berholtz is a member of the Board of Directors of Life on Earth, Inc., a health beverage and food company, and is a Senior Advisor to Mesa Verde Ventures, a life sciences venture capital firm. Mr. Berholtz received his B.A. from Cornell University, his M.Litt. from Oxford University, where he was a Rhodes Scholar, his J.D. from Yale University and his M.B.A. from the University of San Diego School of Business.

Ryan Selhorn, CPA has served as our Vice President and Chief Financial Officer since April 27, 2018. From July 2013 to April 2018, he was the Chief Financial Officer and Chief Accounting Officer of Signature Analytics, an outsourced finance and accounting firm. From October 2003 to July 2013, he was an Audit Senior Manager with Grant Thornton LLP, a financial accounting firm. Mr. Selhorn has significant experience with venture financings, public equity offerings, public debt offerings, mergers and acquisitions, interaction with the SEC and PCAOB, and implementation and monitoring compliance with the requirements of the Sarbanes-Oxley Act. Additionally, Mr. Selhorn has participated in several financial due diligence processes for acquisitions and capital financings. Mr. Selhorn received his B.S. in Accounting and Finance from Georgetown University, McDonough School of Business, and he is a certified public accountant in California.

Henry Esber, Ph.D. has served as a member of our Board of Directors since January 2011 and has served as Chairman of the Board since January 2013. In 2000, Dr. Esber co-founded Bio-Quant, and from 2000 to 2010, he served as its Senior Vice President and Chief Business Development Officer. Dr. Esber has more than 30 years of experience in the pharmaceutical service industry. Dr. Esber served on the Board of Directors of Apricus Bio from December 2009 to January 2013, and currently serves on the Board of Directors of several private pharmaceutical companies. Dr. Esber holds a Ph.D. in Immunology/Microbiology from the West Virginia University School of Medicine, as well as an M.S. in Public Health and Medical Parasitology from University of North Carolina Chapel Hill. His PreMed B.S. is from Norfolk College of William and Mary, now Old Dominion University.

Dr. Esber is the Chair of our Board’s Corporate Governance/Nominating Committee.

Dr. Esber’s significant scientific background and experience was instrumental in his selection as a member of the Board of Directors.

Vivian Liu has served as a member of our Board of Directors since December 2011, and served as our President, Chief Executive Officer and Chief Financial Officer from December 2011 to January 22, 2013. Prior to that, she served as the President and Chief Executive Officer of FasTrack Pharma (“FasTrack Pharma”), a pharmaceutical company, from January 2011 to December 2011. Ms. Liu is currently the Chief Operating Officer of Cesca Therapeutics, Inc. (“Cesca”). She has been a member of the Board of Directors of Cesca since November 2016. From February 2013 to March 2017, Ms. Liu served as Managing Director of OxOnc Services Company, an oncology development company. In 1995, Ms. Liu co-founded NexMed, Inc., a Delaware corporation (“NextMed”), which in 2010 was renamed to Apricus BioSciences, Inc. Ms. Liu was NexMed’s President and Chief Executive Officer from 2007 to 2009. Prior to her appointment as President, Ms. Liu served in several executive capacities, including Executive Vice President, Chief Operating Officer, Chief Financial Officer and Vice President of Corporate Affairs. She was appointed as a director of NexMed in 2007 and served as Chairman of its board of directors from 2009 to 2010. Ms. Liu has an M.P.A. from the University of Southern California and has a B.A. from the University of California, Berkeley.

Ms. Liu is the Chair of our Board’s Audit Committee and is a member of the Board’s Compensation and Corporate Governance/Nominating Committees.

Ms. Liu’s significant executive leadership experience, including her experience leading several pharmaceutical companies, as well as her membership on public company boards was instrumental in her selection as a member of the Board of Directors.

 Ziad Mirza, M.B.A., MD has served as a member of our Board of Directors since December 2011, and served as Chairman of our Board of Directors from December 2011 to January 2013. He also served as FasTrack Pharma’s Acting Chief Executive Officer from March 2010 to December 2010. Since February 2016, Dr. Mirza has been the Chief Medical Officer of HyperHeal Hyperbarics, Inc., an outpatient hyperbaric oxygen therapy company. He is the President and co-founder of Baltimore Medical and Surgical Associates. He is a Certified Medical Director of long term care through the American Medical Directors Association. He is also a Certified Physician Executive from the American College of Physician Executives. He consults for pharmaceutical companies on clinical trial design. Dr. Mirza has an M.D. from the American University of Beirut and completed his residency at Good Samaritan Hospital in Baltimore, Maryland. He received an M.B.A. from the University of Massachusetts.

Dr. Mirza is Chair of our Board’s Compensation Committee and is a member of the Board’s Audit Committee.

Dr. Mirza’s significant medical and scientific background and experience was instrumental in his selection as a member of the Board of Directors.

Dean Nuhaily is the President and Founder of the Shoe Shack Corporation. He is serial retail and franchise entrepreneur and the co-founder and co-owner of Work Zone Inc. Mr. Nuhaily served as the community representative for the ILAC committee at Bio-Quant, Inc. from 2006-2010 (acquired by Apricus Biosciences in 2009) and on the Board of Sorrento Pharmaceuticals, Inc. from 2010-2012. He holds a business management degree from Southwestern College of Business.

Mr. Nuhaily is a member of the Board’s Audit and Corporate Governance/Nominating Committees.

Mr. Nuhaily’s significant business and executive experience was instrumental in his selection as a nominee to the Board of Directors.

Family Relationships

Dr. Mirza and Dr. Damaj are cousins. Otherwise, there are no family relationships among any of the members of our Board of Directors or our executive officers.

Term of Office

Pursuant to our Bylaws, each member of our Board of Directors shall serve from the time they are duly elected and qualified until our next Annual Meeting of Stockholders, or their death, resignation or removal from office.

Board Member Independence

Although our Common Stock is not currently listed on a national securities exchange, we have elected to adopt the Nasdaq Stock Market Rules to determine director independence. All of our current Board members, other than Mr. Damaj, including Dr. Esber, Ms. Liu, Dr. Mirza, and Mr. Nuhaily, are considered independent (as independence is defined by Rule 5605(a)(2) of the NASDAQ Stock Market Rules).

Board Risk Oversight

Our Board administers its oversight function through both regular and special meetings and by frequent telephonic updates with our senior management. A key element of these reviews is gathering and assessing information relating to risks of our business. All business is exposed to risks, including unanticipated or undesired events or outcomes that could impact an enterprise’s strategic objectives, organizational performance and stockholder value. A fundamental part of risk management is not only understanding such risks that are specific to our business, but also understanding what steps management is taking to manage those risks and what level of risk is appropriate for us. In setting our business strategy, our Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk.

Nominations for Directors

Our Corporate Governance/Nominating Committee evaluates and recommends to the Board of Directors nominees for each election of directors. There are no stated minimum criteria for director nominees; rather, in considering potential new directors, the Corporate Governance/Nominating Committee considers a variety of factors and may identify and evaluate individuals from various disciplines and backgrounds. Among the qualifications to be considered in the selection of candidates are the following: broad experience in business, finance or administration; familiarity with the Company’s industry; prominence and reputation in a particular profession or field of endeavor; and whether the individual has the time available to devote to the work of the Board and one or more of its committees. The Corporate Governance/Nominating Committee also reviews the activities and associations of each candidate to determine the independence of the candidate under applicable exchange and Securities and Exchange Commission (“SEC”) rules and to ensure that there is no legal impediment, conflict of interest or other consideration that might hinder or prevent service on the Board. In addition to these factors, the Corporate Governance/Nominating Committee may also consider such other factors as it may deem relevant or in the best interests of the Company and its stockholders. The Corporate Governance/Nominating Committee recognizes that under applicable regulatory requirements at least one member of the Board must, and believes that it is preferable that more than one member of the Board should, meet the criteria for an “audit committee financial expert” as defined by SEC rules. Further, although the Company does not have a formal diversity policy, the Corporate Governance/Nominating Committee seeks to nominate directors that bring to the Company a variety of perspectives, skills, expertise, and sound business understanding and judgment, derived from business, professional, governmental, finance, community and industry experience.

The Corporate Governance/Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant and considered valuable to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining new perspectives. If any member of the Board of Directors up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Corporate Governance/Nominating Committee would identify a new nominee to replace such director in light of the criteria and factors described above. If the Corporate Governance/Nominating Committee believes that the Board of Directors requires additional candidates for nomination, it may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third-party search firm to assist in identifying qualified candidates.

The Corporate Governance/Nominating Committee reviews all director nominees, including those recommended by stockholders, in accordance with the factors and qualifications described above to determine whether they possess attributes the committee believes would be beneficial and valuable to the Company. The Corporate Governance/Nominating Committee will select qualified candidates and make its recommendations to the Board, which will formally decide whether to nominate the recommended candidates for election to the Board. Stockholders may recommend nominees for consideration by the Corporate Governance/Nominating Committee by complying with certain notification requirements set forth in our Bylaws. These requirements provide that a stockholder who desires to recommend a candidate for nomination to our Board of Directors must do so in writing to our Corporate Secretary at our principal executive offices, which written notice must be received no later than 90 days before the date of the annual meeting of stockholders at which directors are to be elected. The stockholder’s written notice must include, among other things as specified in our Bylaws, certain personal identification information about the stockholder and its recommended director nominee(s); the principal occupation or employment of the recommended director nominee(s); the class and number of shares of the Company that are beneficially owned by the stockholder and its recommended director nominee(s); and any other information relating to the recommended director nominee(s) that is required to be disclosed in solicitations for proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Stockholders may obtain a copy of our Bylaws by writing to our Corporate Secretary at Innovus Pharmaceuticals, Inc., c/o Corporate Secretary, 8845 Rehco Road, San Diego, California 92121, or by accessing our Bylaws on the Investor Relations section of our website at http://www.innovuspharma.com. A stockholder who complies in full with all of the notice provisions set forth in our Bylaws will be permitted to present the director nominee at the applicable annual meeting of stockholders, but will not be entitled to have the nominee included in our proxy statement for the annual meeting unless an applicable SEC rule requires that we include the director nominee in our proxy statement.

Stockholder Communications with Directors

Stockholders may communicate with the Board of Directors by sending a letter to the Corporate Secretary, Innovus Pharmaceuticals, Inc., 8845 Rehco Road, San Diego, CA 92121. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and should indicate in the address whether the communication is intended for the entire Board, the non-employee directors as a group or an individual director. Each communication will be screened by the Corporate Secretary or his or her designee to determine whether it is appropriate for presentation to the Board or any specified director(s). Examples of inappropriate communications include junk mail, spam, mass mailings, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material. Communications determined to be appropriate for presentation to the Board or the director(s) to whom they are addressed will be submitted to the Board or such director(s) on a periodic basis. Any communications that concern accounting, internal control or auditing matters will be handled in accordance with procedures adopted by the Audit Committee.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics, which is available for review on our website at http:/innovuspharma.com and is also available in print, without charge, to any stockholder who requests a copy by writing to us at Innovus Pharmaceuticals, Inc., 8845 Rehco Road, San Diego, CA 92121, Attention: Investor Relations. A form of the Code of Business Conduct and Ethics was filed as Exhibit 14.1 to our Annual Report on Form 10-K for December 31, 2017, which was filed with the SEC on April 2, 2018.

Each of our directors, employees and officers, including our Chief Executive Officer, Executive Vice President, Corporate Development and General Counsel and Vice President, Chief Financial Officer, and all of our other principal executive officers, are required to comply with the Code of Business Conduct and Ethics. There have not been any waivers of the Code of Business Conduct and Ethics relating to any of our executive officers or directors in the past year.

Meetings and Committees of the Board

Our Board is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports and analyses presented to the Board and the committees of the Board. Regular communications between our directors and management also occur outside of formal meetings of the Board and committees of the Board.

Meeting Attendance

Our Board generally holds meetings on a quarterly basis, but may hold additional meetings as required. In 2018, the Board held four meetings. Each of our directors attended 100% of the Board meetings that were held during the periods when he or she was a director and 100% of the meetings of each committee of the Board on which he served that were held during the periods that he served on such committee, except for instances when there was an excused absence. We do not have a policy requiring that directors attend our annual meetings of stockholders.

Committees of the Board of Directors

Our Board currently has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee, all of which were created in mid-2017.

Audit Committee

Our Audit Committee is currently composed of Ms. Lui (Chair), Mr. Nuhaily and Dr. Mirza. Our Board has affirmatively determined that each member of the Audit Committee in 2018 was independent under Nasdaq Marketplace Rule 5605(a)(2) and satisfied all other qualifications under Nasdaq Marketplace Rule 5065(c) and the applicable rules of the SEC, and that each current member of the Audit Committee is independent under Nasdaq Marketplace Rule 5605(a)(2) and satisfies all other qualifications under Nasdaq Marketplace Rule 5605(c) and the applicable rules of the SEC. Our Board has also affirmatively determined that Ms. Liu qualifies as an “audit committee financial expert,” as such term is defined in Regulation S-K under the Securities Act. The Audit Committee held four meetings in 2018 as a separate committee and four meetings as the full Board of Directors acting to review the financials of the Company.

The Audit Committee acts pursuant to a written charter that has been adopted by the Board, which is available for review on our website at http://www.innovuspharma.com. The responsibilities of the Audit Committee include overseeing, reviewing and evaluating our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The Audit Committee is also responsible for the appointment, compensation, retention, and as necessary, the termination of our independent registered public accounting firm.

Compensation Committee

Our Compensation Committee is currently composed of Dr. Mirza (Chair), Ms. Liu and Dr. Esber. Our Board has affirmatively determined that each member of the Compensation Committee during 2018 was independent under Nasdaq Marketplace Rule 5605(a)(2) and satisfied all other qualifications under Nasdaq Marketplace Rule 5065(d) and the applicable rules of the SEC, and that each current member of the Compensation Committee is independent under Nasdaq Marketplace Rule 5605(a)(2) and satisfies all other qualifications under Nasdaq Marketplace Rule 5065(d) and the applicable rules of the SEC. The Compensation Committee held one meeting in 2018.

The Compensation Committee acts pursuant to a written charter that has been adopted by the Board, which is available for review on our website at innovuspharma.com. The responsibilities of the Compensation Committee include reviewing and making recommendations to our Board concerning the compensation and benefits of our executive officers, including our Chief Executive Officer, and directors, overseeing the administration of our stock option and employee benefits plans, and reviewing general policies relating to compensation and benefits.

Corporate Governance/Nominating Committee

Our Corporate Governance/Nominating Committee is currently composed of Dr. Esber (Chair), Ms. Liu and Mr. Nuhaily. Our Board has affirmatively determined that each member of the Corporate Governance/Nominating Committee during 2018 was independent under Nasdaq Marketplace Rule 5605(a)(2), and that each current member of the Corporate Governance/Nominating Committee is independent under Nasdaq Marketplace Rule 5605(a)(2). The Corporate Governance/Nominating Committee held one meeting in 2018.

The Corporate Governance/Nominating Committee acts pursuant to a written charter that has been adopted by the Board, which is available for review on our website at http://www.innovuspharma.com. The responsibilities of the Corporate Governance/Nominating Committee include evaluating and making recommendations to the Board with respect to director nominees and providing oversight of our corporate governance policies and practices.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of the Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interest of the Company and its stockholders to make that determination based on the position and direction of the Company and the membership of the Board, from time to time. Currently, Dr. Esber, an independent director, serves as our Chairman of the Board. Dr. Damaj currently serves as our principal executive officer and as a director.

Board Role in Risk Management

The Board as a whole has responsibility for risk oversight, and each Board committee has responsibility for reviewing certain risk areas and reporting to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks and management’s risk mitigation strategies in certain focus areas. These areas of focus include strategic, operational, financial and reporting, succession and compensation, and other areas. The Board and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets with key management personnel and representatives of outside advisors as required.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Risks and exposures associated with our business strategy and other current matters that may present material risk to our financial performance, operations, prospects or reputation.
Audit Committee

Overall policies with respect to risk assessment and risk management, material pending legal proceedings involving the Company and other contingent liabilities, any potential related party or conflict of interest transactions, as well as other risks and exposures that may have a material impact on our financial statements.

Compensation Committee	Risks and exposures associated with management succession planning and executive compensation programs and arrangements, including incentive plans.
Corporate Governance/Nominating Committee	Risks and exposures associated with director succession planning, corporate governance, and overall board effectiveness.

Company Policy Regarding Related Party Transactions

The charter of the Audit Committee of our Board tasks the Audit Committee with reviewing all related party transactions for potential conflict of interest situations on an ongoing basis (if such transactions are not reviewed and overseen by another independent body of the Board). In accordance with that policy, the Audit Committee’s general practice is to review and oversee any transactions that are reportable as related party transactions under the Financial Accounting Standards Board (“FASB”) and SEC rules and regulations. Management advises the Audit Committee and the full Board of Directors on a regular basis of any such transaction that is proposed to be entered into or continued and seeks approval.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports filed by such persons.

Based solely on our review of the copies of such reports furnished to us, we believe that during the fiscal year ended December 31, 2018, all executive officers, directors and greater than 10% beneficial owners of our Common Stock complied with the reporting requirements of Section 16(a) of the Exchange Act.

Stockholder Communications with the Board of Directors

Our Board of Directors provides stockholders with the ability to send communications to the Board of Directors, and stockholders may do so at their convenience. In particular, stockholders may send their communications to: Board of Directors, c/o Corporate Secretary, Innovus Pharmaceuticals, Inc., 8845 Rehco Road, San Diego, California 92121. All communications received by the Corporate Secretary are relayed to the Board of Directors of the Company. Members of the Board of Directors are not required to attend our Annual Meetings of Stockholders.

Indemnification of Officers and Directors

To the extent permitted by Nevada law and our Bylaws, we will indemnify our directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. Indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing or otherwise. However, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation paid to (i) the Company’s Chief Executive Officer, (ii) the Company’s two most highly compensated executive officers other than its Chief Executive Officer who were serving as executive officers as of December 31, 2018 and whose annual compensation exceeded $100,000 during such year, and (iii) other employees who would have been included under subsection (ii) had they continued to serve as an employee of the Company as of December 31, 2018 (collectively the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards	Stock Unit Awards		All Other Compensation		Total
Bassam Damaj Ph. D.,	2018	$644,204	$-		$-	$-		$300,000	(1)	$944,204
President and Chief Executive Officer, and former Principle Officer	2017	$585,640	$575,000	(2)	$-	$-		$-		$1,160,640

Randy Berholtz, MBA/JD	2018	$300,000	$-		$-	$223,100	(4)	$-		$523,100
Executive Vice President, Corporate Development and General Counsel (3)	2017	$273,718	$87,159		$-	$420,000	(4)	$-		$780,877

Ryan Selhorn,	2018	$168,590	$-		$-	$180,000	(4)	$-		$348,590
Vice President and Chief Financial Officer (5)	2017	$-	$-		$-	$-		$-		$-

(1)

Pursuant to the terms of a line of credit convertible debenture with Dr. Damaj (the “LOC Convertible Debenture”), Dr. Damaj agreed not to draw a salary pursuant to his employment agreement for so long as payment of such salary would jeopardize the Company’s ability to continue as a going concern and not to draw any salary accrued through December 31, 2015. Salary through June 30, 2016 was accrued for, after which time he began receiving his salary in cash. During 2018, Dr. Damaj received $300,000 related to such deferred salary.

(2)	Dr. Damaj’s bonus paid for 2017 and 2016.

(3)	Mr. Berholtz started with the Company on January 9, 2017.

(4)	Represents the total grant date fair value, as determined under FASB ASC Topic 718, Stock Compensation, of restricted stock unit awards granted during the respective fiscal year.

(5)	Mr. Selhorn has served as our Vice President and Chief Financial Officer since April 27, 2018, and thus did not receive any compensation for the 2017 fiscal year.

Employment Agreements

Bassam Damaj. On January 22, 2013, the Company entered into an employment agreement (the “Damaj Employment Agreement”) with Dr. Bassam Damaj to serve as its President and Chief Executive Officer, which was amended on January 21, 2015.

The Damaj Employment Agreement has an initial term of five years, which term will be extended by an additional year on the fourth and each subsequent anniversary. Dr. Damaj earned a base salary of $375,000 for the first year, $440,000 in the second year and increasing a minimum of 10% per year thereafter. Dr. Damaj’s salary will be accrued and not paid for so long as payment of such salary would jeopardize the Company’s ability to continue as a going concern, in Dr. Damaj’s sole determination. Dr. Damaj will have annual cash bonus targets equal to 75% and 30%, respectively, of base salary, based on performance objectives established by the Board of Directors, with the Board of Directors determining the amount of the annual bonus.

Dr. Damaj received 6.0 million shares of restricted stock units (“RSUs”) covering shares of Common Stock on January 22, 2013, of which 2.0 million shares vested immediately, and the remaining 4.0 million shares vested in eight equal quarterly installments beginning on April 1, 2013.

Upon termination of the Damaj Employment Agreement for any reason, Dr. Damaj will receive (i) a pro-rata bonus during that fiscal year based on the number of days employed during that fiscal year, and (ii) Company group medical, dental and vision insurance coverage for Dr. Damaj and his dependents for 12 months paid by the Company.

Pursuant to the Damaj Employment Agreement, in the event Dr. Damaj’s employment is terminated as a result of death, disability or without Cause, or Dr. Damaj resigns for Good Reason, Dr. Damaj or his estate, as applicable, is entitled to the following payments and benefits, provided that a mutual release of claims is executed: (i) a cash payment in an amount equal to 1.5 times his then base salary and annual target bonus amount, or two times his then base salary and annual target bonus amount if such termination occurs within 24 months of a change of control; (ii) Company group medical, dental and vision insurance coverage for Dr. Damaj and his dependents for 24 months paid by the Company; and (iii) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards.

For purposes of the Damaj Employment Agreement, “Cause” generally means (i) commission of fraud or other unlawful conduct in the performance of duties for the Company, (ii) conviction of or, entry into, a plea of “guilty” or “no contest” to a felony under United States federal or state law, and such felony is either work-related or materially impairs Dr. Damaj’s ability to perform services to the Company, and (iii) a willful, material breach of the Damaj Employment Agreement that causes material harm to the Company, provided, however, that the Board of Directors must provide 30 days prior written notice of its intention to terminate for Cause and give Dr. Damaj the opportunity to cure or remedy such alleged Cause and present Dr. Damaj’s case to the Board of Directors and afterwards, at least 75% of the Board of Directors (except for Dr. Damaj in the event he is the subject of the hearing) affirmatively determines that termination is for Cause.

For purposes of the Damaj Employment Agreement, “Good Reason” generally means that within one year prior to the date of resigning, one of the following occurs: (i) a material diminution in Dr. Damaj’s title, authority, duties or responsibilities (for Dr. Damaj, this includes remaining a member of the Board of Directors), (ii) a reduction in Dr. Damaj’s base salary or target bonus amount, (iii) a change in the geographic location greater than 25 miles from the current office at which Dr. Damaj must perform his duties, (iv)  the Company elects not to renew the Damaj Employment Agreement for another term, or (v) the Company materially breaches any provision of the Damaj Employment Agreement, provided, however, that Dr. Damaj must provide 30 days prior written notice of his intention to resign for Good Reason, which notice must be given within 90 days of the initial occurrence of such cause and gives the Company the opportunity to cure or remedy such alleged Good Reason.

Randy Berholtz. The Company and Mr. Berholtz entered into an employment agreement, effective January 9, 2017 (the “Berholtz Employment Agreement”), wherein Mr. Berholtz received an annual base salary of $280,000 as well as an annual bonus based on personal performance and as approved by the Board of Directors. The target bonus amount was 35% of his annual base salary.

Mr. Berholtz received RSUs covering 2.0 million shares of Common Stock; 666,666 of which vested after one year of employment. The remaining RSUs will vest in eight equal quarterly installments over two years of continued service.

Upon termination of the Berholtz Employment Agreement for any reason, Mr. Berholtz will receive (i) a pro-rata bonus during that fiscal year based on the number of days employed during that fiscal year, and (ii) Company group medical, dental and vision insurance coverage for Mr. Berholtz and his dependents for six months paid by the Company.

Pursuant to the Berholtz Employment Agreement, if Mr. Berholtz’s employment is terminated as a result of death, disability or without Cause, or Mr. Berholtz resigns for Good Reason, Mr. Berholtz or his estate, as applicable, is entitled to the following payments and benefits, provided that a mutual release of claims is executed: (i) a cash payment in an amount equal to six months of his then base salary and annual target bonus amount, if such termination occurs within six months of a change of control; (ii) Company group medical, dental and vision insurance coverage for Mr. Berholtz and his dependents for six months paid by the Company; and (iii) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards.

For purposes of the Berholtz Employment Agreement, “Cause” generally means (i) commission of fraud or other unlawful conduct in the performance of duties for the Company, (ii) conviction of or, entry into, a plea of “guilty” or “no contest” to a felony under United States federal or state law, and such felony is either work-related or materially impairs Mr. Berholtz’s ability to perform services to the Company, and (iii) a willful, material breach of the Berholtz Employment Agreement that causes material harm to the Company, provided, however, that the Board of Directors must provide 30 days prior written notice of its intention to terminate for Cause and give Mr. Berholtz the opportunity to cure or remedy such alleged Cause and present Mr. Berholtz’s case to the Board of Directors and afterwards, at least 75% of the Board of Directors (except for Mr. Berholtz in the event he is the subject of the hearing) affirmatively determines that termination is for Cause.

For purposes of the Berholtz Employment Agreement, “Good Reason” generally means that within one year prior to the date of resigning, one of the following occurs: (i) a material diminution in Mr. Berholtz’s title, authority, duties or responsibilities (for Mr. Berholtz, this includes remaining a member of the Board of Directors), (ii) a reduction in Mr. Berholtz’s base salary or target bonus amount, (iii) a change in the geographic location greater than 25 miles from the current office at which Mr. Berholtz must perform his duties, (i)  the Company elects not to renew the Berholtz Employment Agreement for another term, or (v) the Company materially breaches any provision of the Berholtz Employment Agreement, provided, however, that Mr. Berholtz must provide 30 days prior written notice of his intention to resign for Good Reason, which notice must be given within 90 days of the initial occurrence of such cause and gives the Company the opportunity to cure or remedy such alleged Good Reason.

Mr. Berholtz’s employment agreement was amended by the Board of Directors of the Company on April 5, 2018 to provide for an annual bonus of 40% of his base salary and to provide for nine months of severance in case of a Company “change of control” as defined in the Berholtz Employment Agreement.

Ryan Selhorn. The Company and Mr. Selhorn entered into an employment agreement, effective April 27, 2018 (the “Selhorn Employment Agreement”), wherein Mr. Selhorn will receive an annual base salary of $250,000 as well as an annual bonus based on personal performance and as approved by the Board of Directors. The target bonus amount is 25% of his annual base salary.

Mr. Selhorn will also receive RSUs covering 1.2 million shares of Common Stock; 400,000 of which will vest after one year of employment. The remaining RSUs will vest in eight equal quarterly installments over two years of continued service.

Upon termination of the Selhorn Employment Agreement for any reason, Mr. Selhorn will receive (i) a pro-rata bonus during that fiscal year based on the number of days employed during that fiscal year, and (ii) Company group medical, dental and vision insurance coverage for Mr. Selhorn and his dependents for six months paid by the Company.

Pursuant to the Selhorn Employment Agreement, if Mr. Selhorn’s employment is terminated as a result of death, disability or without Cause, or Mr. Selhorn resigns for Good Reason, Mr. Selhorn or his estate, as applicable, is entitled to the following payments and benefits, provided that a mutual release of claims is executed: (i) a cash payment in an amount equal to six months of his then base salary and annual target bonus amount, if such termination occurs within six months of a change of control; (ii) Company group medical, dental and vision insurance coverage for Mr. Selhorn and his dependents for six months paid by the Company; and (iii) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards.

For purposes of the Selhorn Employment Agreement, “Cause” generally means (i) commission of fraud or other unlawful conduct in the performance of duties for the Company, (ii) conviction of or, entry into, a plea of “guilty” or “no contest” to a felony under United States federal or state law, and such felony is either work-related or materially impairs Mr. Selhorn’s ability to perform services to the Company, and (iii) a willful, material breach of the Selhorn Employment Agreement that causes material harm to the Company, provided, however, that the Board of Directors must provide 30 days prior written notice of its intention to terminate for Cause and give Mr. Selhorn the opportunity to cure or remedy such alleged Cause and present Mr. Selhorn’s case to the Board of Directors and afterwards, at least 75% of the Board of Directors (except for Mr. Selhorn in the event he is the subject of the hearing) affirmatively determines that termination is for Cause.

For purposes of the  Employment Agreement, “Good Reason” generally means that within one year prior to the date of resigning, one of the following occurs: (i) a material diminution in Mr. Selhorn’s title, authority, duties or responsibilities), (ii) a reduction in Mr. Selhorn’s base salary or target bonus amount, (iii) a change in the geographic location greater than 25 miles from the current office at which Mr. Selhorn must perform his duties, (iv)  the Company elects not to renew the Selhorn Employment Agreement for another term, or (v) the Company materially breaches any provision of the Selhorn Employment Agreement, provided, however, that Mr. Selhorn must provide 30 days prior written notice of his intention to resign for Good Reason, which notice must be given within 90 days of the initial occurrence of such cause and gives the Company the opportunity to cure or remedy such alleged Good Reason.

Outstanding Equity Awards at Fiscal Year-End 2018

The following table presents, for each of the Named Executive Officers, information regarding outstanding RSUs held as of December 31, 2018.

Name	Grant Date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights
Ryan Selhorn (1)	Apr. 27, 2018	1,200,000	$80,400
Randy Berholtz (2)	Jan. 9, 2017	833,000	$55,811
Randy Berholtz (2)	Feb. 22, 2018	500,000	$33,500
Randy Berholtz (2)	April 5, 2018	1,000,000	$67,000

(1)	Unvested RSUs vest 1/3 on April 27, 2019, with the remaining balance vesting ratably over eight quarters and fully vesting on April 26, 2021.

(2)

For the grant on January 9, 2017, the unvested RSUs vest 25% on January 9, 2018, with the remaining balance vesting ratably over eight quarters and fully vesting on January 9, 2020. For the grant on February 23, 2018, 125,000 RSUs vest on February 23, 2018, with the remaining balance vesting ratably over eight quarters and fully vesting on February 23, 2021. For the grant on April 5, 2018, the unvested RSUs vest in two separate tranches of 500,000 upon the achievement of certain Company milestones, subject to continued service through the achievement of the milestones.

Description of Equity Compensation Plans

2013 Equity Incentive Plan. The Company has issued Common Stock, RSUs and stock option awards to employees, non-executive directors and outside consultants under the 2013 Incentive Plan (“2013 Plan”). The 2013 Plan allows for the issuance of up to 10.0 million shares of the Company’s Common Stock to be issued in the form of stock options, stock awards, stock unit awards, stock appreciation rights, performance shares and other share-based awards. The exercise price for all equity awards issued under the 2013 Plan is based on the fair market value of the Common Stock on the date of issuance. Currently, because the Company’s Common Stock is quoted on the OTCQB, the fair market value of the Common Stock is equal to the last-sale price reported by the OTCQB as of the date of determination, or if there were no sales on such date, on the last date preceding such date on which a sale was reported. Generally, each vested stock unit entitles the recipient to receive one share of Company Common Stock, which is eligible for settlement at the earliest of their termination, a change in control of the Company or a specified date. RSUs can vest according to a schedule or immediately upon award. Stock options generally vest over a three-year period, first year cliff vesting with quarterly vesting thereafter on the three-year awards, and have a ten-year life. Stock options outstanding are subject to time-based vesting, as described above, and thus are not performance-based. As of December 31, 2018, no shares were available for issuance under the 2013 Plan.

2014 Equity Incentive Plan. The Company has issued Common Stock, RSUs and stock option awards to employees, non-executive directors and outside consultants under the 2014 Incentive Plan (“2014 Plan”). The 2014 Plan allows for the issuance of up to 20.0 million shares of the Company’s Common Stock to be issued in the form of stock options, stock awards, stock unit awards, stock appreciation rights, performance shares and other share-based awards. The exercise price for all equity awards issued under the 2014 Plan is based on the fair market value of the Common Stock on the date of issuance. Currently, because the Company’s Common Stock is quoted on the OTCQB, the fair market value of the Common Stock is equal to the last-sale price reported by the OTCQB as of the date of determination, or if there were no sales on such date, on the last date preceding such date on which a sale was reported. Generally, each vested stock unit entitles the recipient to receive one share of Company Common Stock, which is eligible for settlement at the earliest of their termination, a change in control of the Company or a specified date. RSUs can vest according to a schedule or immediately upon award. Stock options generally vest over a three-year period, first year cliff vesting with quarterly vesting thereafter on the three-year awards and have a ten-year life. Stock options outstanding are subject to time-based vesting, as described above, and thus are not performance-based. As of December 31, 2018, 63 shares were available for issuance under the 2014 Plan.

2016 Equity Incentive Plan. On March 21, 2016, our Board of Directors approved the adoption of the 2016 Equity Incentive Plan, and on October 20, 2016 adopted the Amended and Restated 2016 Equity Incentive Plan (“2016 Plan”). The 2016 Plan was then approved by our stockholders in November 2016. The 2016 Plan allows for the issuance of up to 20.0 million shares of our Common Stock to be issued in the form of stock options, stock awards, stock unit awards, stock appreciation rights, performance shares and other share-based awards. The 2016 Plan includes an evergreen provision in which the number of shares of Common Stock authorized for issuance and available for future grants under the 2016 Plan will be increased each January 1 after the effective date of the 2016 Plan by the number of shares of Common Stock equal to the lesser of: (a) 4% of the number of shares of Common Stock issued and outstanding on a fully-diluted basis as of the close of business on the immediately preceding December 31, or (b) a number of shares of Common Stock set by our Board of Directors. In March 2017, our Board of Directors approved an increase of 5,663,199 shares of Common Stock to the shares authorized under the 2016 Plan in accordance with the evergreen provision in the 2016 Plan. The exercise price for all equity awards issued under the 2016 Plan is based on the fair market value of the Common Stock on the date of issuance. Generally, each vested stock unit entitles the recipient to receive one share of our Common Stock, which is eligible for settlement at the earliest of their termination, a change in control of the Company, or a specified date. RSUs can vest according to a schedule or immediately upon award. Stock options generally vest over a three-year period, first year cliff vesting with quarterly vesting thereafter on the three-year awards and have a ten-year life. Stock options outstanding are subject to time-based vesting, as described above, and thus are not performance-based. As of December 31, 2018, 13,869,361 shares were available for issuance under the 2016 Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2018 regarding our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
	(a)	(b)		(c)
Equity Compensation Plans Approved by Security Holders:

Amended and Restated 2016 Equity Incentive Plan	10,604,976	$0.141	(1)	13,869,361

Equity Compensation Plans Not Approved by Security Holders:

2013 Equity Incentive Plan	1,036,849	$0.157	(1)	-
2014 Equity Incentive Plan	8,122,999	$0.131	(1)	63

Total	19,754,815	$0.141	(1)	13,869,424

(1)	Excludes outstanding RSUs, which have no associated exercise price.

DIRECTOR COMPENSATION

We currently have four non-executive directors. Our non-executive director compensation plan, approved by the Board of Directors as of January 1, 2018, provides that each non-employee director of the Company is to receive (i) quarterly cash compensation of $3,000, (ii) $6,000 in RSUs per quarter, (iii) $500 in cash per committee meetings attended, (iv) a grant of 500,000 RSUs to vest 25% after one year and then quarterly for the next two years, and (v) reimbursement of travel expenses for in-person meetings, which is paid in RSUs. In addition, the Chairman of the Board of Directors is entitled to receive an additional $3,000 in quarterly compensation paid in RSUs.

In 2017, our then director compensation plan provided that each non-employee director of the Company receive quarterly compensation of $3,000, which was paid in RSUs. In addition, that director plan provided that the Chairman of the Board of Directors was entitled to receive an additional $3,000 in quarterly compensation paid in RSUs.

The following table sets forth summary information concerning the total compensation paid to our non-executive directors in 2018 for services to the Company.

Name	Fees Earned or Paid in Cash	Stock Awards	Stock Unit Awards (1)	Total
Henry Esber, Ph.D.	$16,500	$-	$36,000	$52,500
Vivian Liu	$17,000	$-	$24,000	$41,000
Ziad Mirza, MBA, M.D.	$17,000	$-	$24,000	$41,000
Dean Nuhaily (2)	$8,000	$-	$50,192	$58,192

(1)	Represents the total grant date fair value, as determined under FASB ASC Topic 718, Stock Compensation, of restricted unit awards granted during the respective fiscal year.

(2)	Mr. Nuhaily was appointed to our Board of Directors in May 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table presents information, to the best of our knowledge, about the beneficial ownership of our Common Stock as of January 14, 2019 by those persons known to beneficially own more than 5% of our capital stock, by each of our directors and named executive officers, and all of our directors and current executive officers as a group. The percentage of beneficial ownership for the following table is based on 244,839,264 shares of Company Common Stock outstanding as of January 14, 2019.

Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock over which the stockholder has sole or shared voting or investment power. It also includes shares of Common Stock that the stockholder has a right to acquire within 60 days after January 14, 2019 pursuant to options, warrants, restricted stock units, conversion privileges or other rights. The percentage of ownership of the outstanding Common Stock, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our Common Stock.

NAME OF OWNER (1)	SHARES BENEFICIALLY OWNED (2)	PERCENTAGE OF COMMON STOCK (3)
5% Stockholders
Novalere Holdings, LLC 151 Treemont Street, Penthouse Boston, MA 02111 (4)	25,617,592	10.46%
Armistice Capital Master Fund Ltd. 510 Madison Avenue, 7th Floor, New York, NY, 10022 (5)	24,239,503	9.99%

Directors and Named Executive Officers:
Bassam Damaj, Ph.D. (6)	23,703,347	9.53%
Randy Berholtz, M.B.A., JD (7)	1,482,667	*
Ryan Selhorn, CPA	-	*
Henry Esber, Ph.D. (8)	2,467,387	1.00%
Vivian Liu (9)	2,930,997	1.19%
Ziad Mirza, M.B.A., M.D. (10)	2,504,261	1.01%
Dean Nuhaily (11)	194,097	*
Officers and Directors as a Group (7 persons)	33,282,756	12.95%

    * Represents less than 1%

(1)

Unless otherwise indicated, each person named in the table has sole voting and investment power and that person’s address is c/o Innovus Pharmaceuticals, Inc., 8845 Rehco Road, San Diego, California 92121.

(2)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of January 14, 2019 are deemed outstanding for computing the percentage of the owner’s holding such option or warrant, but are not deemed outstanding for computing the percentage of any other owner.

(3)	Percentage based upon 244,839,264 shares of Common Stock issued and outstanding as of January 14, 2019.

(4)	Holding information is based on the Schedule 13D/A filed by Novalare Holdings, LLC filed on December 5, 2016.

(5)

Includes 24,239,503 shares of Common Stock issued to Armistice in the Private Placement. Does not include 119,679,538 shares of Common Stock underlying warrants held by Armistice as of January 14, 2019, including (i) 8,000,000 shares of Common Stock issuable upon a warrant that was previously issued to Armistice, and which shares are no being offered pursuant to this prospectus; (ii) 45,306,347 shares of Common Stock issuable upon exercise of Series A Warrants; (iii) 45,306,347 shares of Common Stock issuable upon exercise of Series B Warrants; (iv) and 21,066,844 shares of Common Stock issuable upon exercise of Series C Warrants. Each of the warrants included in this footnote contains a 4.99% beneficial ownership limitation, which may be increased up to 9.99% at the sole option of Armistice upon 61 days prior notice to the Company, and which prevents Armistice from exercising such warrants in the event such exercise would cause Armistice’s beneficial ownership of the Company’s outstanding shares of Common Stock to exceed the Beneficial Ownership Limitation. In addition, each of the warrants is subject to the Issuance Restrictions, as set forth in the section of this prospectus entitled “Description of Private Placement Transaction.” As a result, the warrants included herein may not be exercised within 60 days from January 14, 2019, and therefore are not included in the shares beneficially owned by Armistice prior to the offering.

(6)	Includes 3,875,000 shares of Common Stock issuable upon conversion of vested RSUs within 60 days after January 14, 2019 and 129,393 shares of Common Stock held by Dr. Damaj’s spouse.

(7)	Includes 466,667shares of Common Stock issuable upon conversion of vested RSUs within 60 days after January 14, 2019.

(8)	Includes 467,387shares of Common Stock issuable upon conversion of vested RSUs within 60 days after January 14, 2019.

(9)	Includes 1,996,762 shares of Common Stock issuable upon conversion of vested RSUs within 60 days after January 14, 2019.

(10)	Includes 1,996,762 shares of Common Stock issuable upon conversion of vested RSUs within 60 days after January 14, 2019.

(11)	Includes 104,545 shares of Common Stock issuable upon conversion of vested RSUs within 60 days after January 14, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

 Transactions with Related Persons

Other than the following transactions, there has not been, nor currently are there proposed, any transactions or series of similar transactions in which we were or are to be a participant and the amount involved exceeds or will exceed the lesser of $120,000 or 1% of the average of our total assets during the years ended  December 31, 2018 and 2017, and in which any of our directors, executive officers, holders of more than 5% of our Common Stock or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

During the years ended December 31, 2018 and 2017, we did not participate in any related party transactions.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Disclosure Law Group, a Professional Corporation, of San Diego, California.

EXPERTS

The consolidated financial statements as of December 31, 2016 and 2017, and for each of the two years in the period ended December 31, 2017, included in this prospectus have been audited by Hall & Company Certified Public Accountants & Consultants, Inc., an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Innovus Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Innovus Pharmaceuticals, Inc. and subsidiaries (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Hall & Company

We have served as the Company’s auditor since 2016

Irvine, CA

April 2, 2018

INNOVUS PHARMACEUTICALS, INC.

Consolidated Balance Sheets

	December 31, 2017	December 31, 2016
ASSETS

Assets:
Cash	$1,564,859	$829,933
Accounts receivable, net	68,259	33,575
Prepaid expense and other current assets	363,080	863,664
Inventories	1,725,698	599,856
Total current assets	3,721,896	2,327,028

Property and equipment, net	62,454	29,569

Deposits	20,881	14,958
Goodwill	952,576	952,576
Intangible assets, net	4,273,099	4,903,247
Total assets	$9,030,906	$8,227,378

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Accounts payable and accrued expense	$2,607,121	$1,210,050
Accrued compensation	1,118,293	767,689
Deferred revenue and customer deposits	24,690	11,000
Accrued interest payable	3,648	47,782
Derivative liabilities – embedded conversion features	-	319,674
Derivative liabilities – warrants	58,609	164,070
Contingent consideration	28,573	170,015
Short-term loans payable	65,399	-
Current portion of notes payable, net of debt discount of $437,355 and $216,403, respectively	1,239,296	626,610
Convertible debentures, net of debt discount of $0 and $845,730, respectively	-	714,192
Total current liabilities	5,145,629	4,031,082

Accrued compensation – less current portion	1,531,904	1,531,904
Notes payable, net of current portion and debt discount of $0 and $468, respectively	-	54,517
Contingent consideration – less current portion	1,450,430	1,515,902
Total non-current liabilities	2,982,334	3,102,323

Total liabilities	8,127,963	7,133,405

Commitments and contingencies

Stockholders’ equity:
Preferred stock: 7,500,000 shares authorized, at $0.001 par value, no shares issued and outstanding at December 31, 2017 and 2016, respectively	-	-
Common Stock: 292,500,000 shares authorized, at $0.001 par value, 167,420,605 and 121,694,293 shares issued and outstanding at December 31, 2017 and 2016, respectively	167,421	121,694
Additional paid-in capital	36,375,359	30,108,028
Accumulated deficit	(35,639,837)	(29,135,749)
Total stockholders' equity	902,943	1,093,973

Total liabilities and stockholders’ equity	$9,030,906	$8,227,378

See accompanying notes to these consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.

Consolidated Statements of Operations

	For the Year Ended December 31,
	2017	2016
Net revenue:
Product sales, net	$8,806,300	$4,817,603
License revenue	10,000	1,000
Net revenue	8,816,300	4,818,603

Operating expense:
Cost of product sales	1,848,325	1,083,094
Research and development	38,811	77,804
Sales and marketing	6,853,559	3,621,045
General and administrative	5,174,827	5,870,572
Total operating expense	13,915,522	10,652,515

Loss from operations	(5,099,222)	(5,833,912)

Other income (expense):
Interest expense	(872,166)	(6,661,694)
Loss on extinguishment of debt	(700,060)	-
Other income (expense), net	(6,878)	1,649
Fair value adjustment for contingent consideration	194,034	(1,269,857)
Change in fair value of derivative liabilities	(16,596)	65,060
Total other expense, net	(1,401,666)	(7,864,842)

Loss before provision for income taxes	(6,500,888)	(13,698,754)

Provision for income taxes	3,200	2,400

Net loss	$(6,504,088)	$(13,701,154)

Net loss per share of Common Stock – basic and diluted	$(0.04)	$(0.15)

Weighted average number of shares of Common Stock outstanding – basic and diluted	157,933,458	94,106,382

See accompanying notes to these consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2017 and 2016

	Common Stock		Additional Paid-in	Accumulated	Stockholders' Equity
	Shares	Amount	Capital	Deficit	(Deficit)

Balance at January 1, 2016	47,141,230	$47,141	$14,941,116	$(15,434,595)	$(446,338)

Common Stock issued for services	10,732,500	10,733	1,802,216	-	1,812,949
Stock-based compensation	-	-	954,753	-	954,753
Common Stock issued to Novalere Holdings, LLC for payment of contingent consideration	12,808,796	12,809	2,958,832	-	2,971,641
Common Stock issued upon conversion of convertible debentures and accrued interest	17,100,508	17,100	3,247,605	-	3,264,705
Common Stock issued for vested restricted stock units	19,315,994	19,316	(19,316)	-	-
Fair value of beneficial conversion feature on line of credit convertible debenture – related party	-	-	3,444	-	3,444
Relative fair value of shares of Common Stock issued in connection with notes payable and convertible debentures	9,861,111	9,861	1,393,531	-	1,403,392
Relative fair value of warrants issued in connection with convertible debentures	-	-	445,603	-	445,603
Fair value of warrants issued to placement agents in connection with convertible debentures	-	-	357,286	-	357,286
Common Stock issued for legal costs from Semprae merger transaction	215,000	215	64,285	-	64,500
Common Stock issued in connection with license agreement	100,000	100	22,900	-	23,000
Common Stock issued upon cashless exercise of warrants	3,385,354	3,385	(3,385)	-	-
Common Stock issued upon exercise of warrants	1,033,800	1,034	309,106	-	310,140
Reclassification of embedded conversion feature derivative liability upon conversion of convertible debentures	-	-	3,111,828	-	3,111,828
Reclassification of warrant derivative liability upon cashless exercise of warrants	-	-	518,224	-	518,224
Net loss for year ended December 31, 2016	-	-	-	(13,701,154)	(13,701,154)

Balances at December 31, 2016	121,694,293	121,694	30,108,028	(29,135,749)	1,093,973

Common Stock issued for services	2,891,105	2,891	626,112	-	629,003
Stock-based compensation	-	-	336,007	-	336,007
Common Stock issued upon conversion of convertible debentures, notes payable and accrued interest	12,835,187	12,835	1,458,603	-	1,471,438
Common Stock issued for vested restricted stock units	92,000	92	(92)	-	-
Relative fair value of shares of Common Stock issued in connection with notes payable	2,825,000	2,825	214,080	-	216,905
Fair value of shares of Common Stock issued as financing fees in connection with notes payable	1,119,851	1,120	97,641	-	98,761
Common Stock issued upon exercise of stock options	71,500	72	4,807	-	4,879
Sale of Common Stock and warrants, net of offering costs	25,666,669	25,667	3,282,106	-	3,307,773
Reclassification of embedded conversion feature derivative liability upon conversion of convertible debentures	-	-	203,630	-	203,630
Common Stock issued for the prepayment of royalties due under CRI License Agreement	225,000	225	44,437	-	44,662
Net loss for year ended December 31, 2017	-	-	-	(6,504,088)	(6,504,088)

Balances at December 31, 2017	167,420,605	$167,421	$36,375,359	$(35,639,837)	$902,943

See accompanying notes to these consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.

Consolidated Statements of Cash Flows

	For the Year Ended December 31
	2017	2016

Cash flows from operating activities:
Net loss	$(6,504,088)	$(13,701,154)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	11,751	5,532
Allowance for doubtful accounts	7,067	2,066
Common Stock, restricted stock units and stock options issued to employees, board of directors and consultants for compensation and services	1,135,611	2,684,602
Loss on extinguishment of debt	700,060	-
Fair value of embedded conversion feature in convertible debentures in excess of allocated proceeds	-	2,756,899
Change in fair value of contingent consideration	(194,034)	1,269,857
Change in fair value of derivative liabilities	16,596	(65,060)
Amortization of debt discount	778,054	3,646,161
Amortization of intangible assets	630,148	624,404
Changes in operating assets and liabilities, net of acquisition amounts
Accounts receivable	(41,751)	47,456
Prepaid expense and other current assets	112,516	(279,786)
Inventories	(1,125,842)	(345,413)
Deposits	(5,923)	-
Accounts payable and accrued expense	1,757,071	694,547
Accrued compensation	350,604	856,803
Accrued interest payable	(3,253)	31,907
Deferred revenue and customer deposits	13,690	(13,079)
Net cash used in operating activities	(2,361,723)	(1,784,258)

Cash flows from investing activities:
Purchase of property and equipment	(44,636)	-
Payment on contingent consideration	(12,880)	(172,103)
Net cash used in investing activities	(57,516)	(172,103)

Cash flows from financing activities:
Repayments of line of credit convertible debenture – related party	-	(409,192)
Proceeds from short-term loans payable	-	21,800
Payments on short-term loans payable	(32,471)	(252,151)
Proceeds from notes payable and convertible debentures	1,650,000	3,574,000
Payments on notes payable	(426,347)	(449,204)
Proceeds from stock option and warrant exercises	4,879	310,140
Financing costs in connection with convertible debentures	-	(40,000)
Proceeds from sale of Common Stock and warrants, net of offering costs	3,307,773	-
Payments on convertible debentures	(1,222,422)	(25,000)
Prepayment penalty on extinguishment of convertible debentures	(127,247)	-
Net cash provided by financing activities	3,124,165	2,730,393

Net change in cash	734,926	774,032

Cash at beginning of year	829,933	55,901

Cash at end of year	$1,564,859	$829,933
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$5,600	$-
Cash paid for interest	$89,931	$229,046

Supplemental disclosures of non-cash investing and financing activities:
Common Stock issued for conversion of convertible debentures, notes payable and accrued interest	$1,093,381	$3,264,705
Reclassification of the fair value of the embedded conversion features from derivative liability to additional paid-in capital upon conversion	$203,630	$3,111,828
Relative fair value of Common Stock issued in connection with notes payable recorded as debt discount	$216,905	$276,167
Fair value of Common Stock issued as financing fees in connection with notes payable recorded as debt discount	$98,761	$-
Proceeds from note payable paid to seller in connection with acquisition	$-	$300,000
Financing costs paid with proceeds from note payable	$-	$7,500
Cashless exercise of warrants	$-	$3,385
Fair value of the contingent consideration for acquisition	$-	$330,000
Reclassification of the fair value of the warrants from derivative liability to additional paid-in capital upon cashless exercise	$-	$518,224
Relative fair value of warrants issued in connection with convertible debentures recorded as debt discount	$-	$445,603
Relative fair value of Common Stock issued in connection with convertible debentures recorded as debt discount	$-	$1,127,225
Fair value of embedded conversion feature derivative liabilities recorded as debt discount	$-	$687,385
Fair value of warrants issued to placement agents in connection with convertible debentures recorded as debt discount	$-	$357,286
Fair value of unamortized non-forfeitable Common Stock issued to consultant included in prepaid expense and other current assets	$-	$170,600
Fair value of non-forfeitable Common Stock issued to consultant included in accounts payable and accrued expense	$360,000	$360,000
Issuance of shares of Common Stock for vested restricted stock units	$92	$19,316
Fair value of Common Stock issued for prepayment of future royalties due under the CRI License Agreement included in prepaid expense and other current assets	$44,662	$-
Proceeds from short-term loans payable for payment of business insurance premiums	$97,871	$-
Common Stock issued to Novalere Holdings for payment of the acquisition contingent consideration as a result of an amendment and supplement to the registration rights and stock restriction agreement	$-	$2,971,641
Fair value of beneficial conversion feature on line of credit convertible debenture – related party	$-	$3,444

See accompanying notes to these consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Innovus Pharmaceuticals, Inc., together with its subsidiaries (collectively referred to as “Innovus”, “we”, “our”, “us” or the “Company”) is a Nevada formed, San Diego, California-based emerging commercial stage pharmaceutical company delivering over-the-counter medicines and consumer care products for men’s and women’s health and respiratory diseases.

We generate revenue from 28 commercial products in the United States, including 12 of these commercial products in multiple countries around the world through our 18 international commercial partners. Our commercial product portfolio includes (a) Beyond Human® Testosterone Booster, (b) Beyond Human® Growth Agent, (c) Zestra® to increase female arousal and desire, (d) EjectDelay® for premature ejaculation, (e) Sensum+® for reduced penile sensitivity, (f) Zestra Glide®, (g) Vesele® for promoting sexual health, (h) Androferti® to support overall male reproductive health and sperm quality, (i) RecalMax™ for cognitive brain health, (j) Beyond Human® Green Coffee Extract, (k) Beyond Human® Eagle Vision Formula, (l) Beyond Human® Blood Sugar, (m) Beyond Human® Colon Cleanse, (n) Beyond Human® Ketones, (o) Beyond Human® Krill Oil, (p) Beyond Human® Omega 3 Fish Oil, (q) UriVarx® for bladder health, (r) ProstaGorx® for prostate health, (s) AllerVarx® for management of allergy symptoms, (t) Apeaz® indicated for arthritis pain relief, (u) ArthriVarx® for joint health, (v) PEVarx® for extension of sexual intercourse time, (w) FlutiCare® for allergy symptom relief, (x) Xyralid® for relief of pain and symptoms caused by hemorrhoids, (y) Can-C® eye drops and supplement for lubricating the eye and to enhance free radical protection and reduce the oxidative environment inside the eye, (z) MZS™ melatonin for improved sleeping, and (aa) Diabasens™ a cream designed to increase blood flow in the diabetic foot. While we generate revenue from the sale of our commercial products, most revenue is currently generated by Vesele®, Zestra®, Zestra® Glide, RecalMax™, Sensum+®, UriVarx®, ProstaGorx®, FlutiCare®, AllerVarx®, Apeaz®, ArthriVarx®, Xyralid®, PEVarx® and Beyond Human® Testosterone Booster.

Pipeline Products

UriVarx™ UTI Urine Strips. UriVarx™ UTI Urine Strips are FDA cleared diagnostic strips for home use that a man or woman can use to determine if they have a urinary tract infection. They will be sold with our UriVarx® supplement product as well as on their own as replacement strips. The UriVarx™ UTI Urine Strips are manufactured by our partner, ACON Laboratories, Inc. We currently expect to launch the UriVarx™ UTI Urine Strips in the second quarter of 2018.

Xyralid® Suppositories. Xyralid® Suppositories are OTC FDA monograph suppositories indicated for the relief of both internal & external hemorrhoidal symptoms. The drug works by constricting or shrinking swollen hemorrhoidal tissues and gives prompt soothing relief from painful burning, itching and discomfort. We currently expect to launch this product in the second quarter of 2018.

GlucoGorx™ Supplement, Glucometer, Lancing Device ad GlucoGorx™ Strips. GlucoGorx™ is a supplement made of a combination of herbs and nutrients designed to balance and maintain healthy blood sugar levels. The Glucometer, Lancing Device and GlucoGorx™ Strips are part of an expected FDA cleared kit that we will bundle with GlucoGorx™ to provide customers with the ability to utilize the supplement’s benefits and to test their blood sugar levels in their own homes in a quick and efficient manner. The Glucometer, Lancing Device and GlucoGorx™ Strips are manufactured by our partner ACON Laboratories, Inc. We currently expect to launch this product and the kit in the second half of 2018.

RecalMax™ Nitric Oxide Strips. We have developed the RecalMax™ Nitric Oxide Strips to be used with our product RecalMax™ to measure saliva levels of nitric oxide and help consumers monitor the effect of RecalMax™ real time on their blood flow increase. We currently expect to launch this product in the second quarter of 2018.

Musclin™. Musclin™ is a proprietary supplement made of two FDA Generally Recognized As Safe (GRAS) approved ingredients designed to increase muscle mass, endurance and activity. The main ingredient in Musclin™ is a natural activator of the transient receptor potential cation channel, subfamily V, member 3 (TRPV3) channels on muscle fibers responsible to increase fibers width resulting in larger muscles. We currently expect to launch this product in the second half of 2018.

Regenerum™. Regenerum™ is a proprietary product containing two natural molecules, one is an activator the TRPV3 channels resulting in the increase of muscle fiber width and the second targeting a different unknown receptor to build the muscle's capacity for energy production and increases physical endurance, allowing longer and more intense exercise. Regenerum™ is being developed for patients suffering from muscle wasting. We currently expect to launch this product in 2019 pending successful clinical trials in patients with muscle wasting or cachexia.

In addition to the above listed product pipeline, we are continuously looking to add additional drugs, supplements and medical devices to our pipeline.

Basis of Presentation and Principles of Consolidation

These consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and include all assets, liabilities, revenues and expenses of the Company and its wholly owned subsidiaries: FasTrack Pharmaceuticals, Inc., Semprae Laboratories, Inc. (“Semprae”) and Novalere, Inc. (“Novalere”). All material intercompany transactions and balances have been eliminated. Certain items have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Such management estimates include the allowance for doubtful accounts, sales returns and chargebacks, realizability of inventories, valuation of deferred tax assets, goodwill and intangible assets, valuation of contingent acquisition consideration, recoverability of long-lived assets and goodwill, fair value of derivative liabilities and the valuation of equity-based instruments and beneficial conversion features. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

Liquidity

Our operations have been financed primarily through proceeds from convertible debentures and notes payable, sales of our Common Stock and revenue generated from our products domestically and internationally by our partners. These funds have provided us with the resources to operate our business, sell and support our products, attract and retain key personnel and add new products to our portfolio. We have experienced net losses and negative cash flows from operations each year since our inception.  As of December 31, 2017, we had an accumulated deficit of $35,639,837 and a working capital deficit of $1,423,733.

In March 2017, we raised net cash proceeds of $3,307,773 from the sale of Common Stock and warrants in a registered public offering (see Note 8) and in the first quarter of 2018, we received net cash proceeds of $2.7 million from the exercise of warrants (see Note 12). Additionally, during fiscal 2017 and the first quarter of 2018 we raised $1,650,000 and $1,877,500, respectively, in gross proceeds from the issuance of notes payable to six investors (see Notes 5 and 12). We have also issued equity instruments in certain circumstances to pay for services from vendors and consultants.

As of December 31, 2017, we had $1,564,859 in cash. During the year ended December 31, 2017, we had net cash used in operating activities of $2,361,723. We expect that our existing capital resources, the proceeds received from the exercise of warrants and issuance of notes payable in the first quarter of 2018 totaling $4.5 million (see Note 12), revenue from sales of our products and upcoming sales milestone payments from the commercial partners signed for our products will be sufficient to allow us to continue our operations, commence the product development process and launch selected products through at least the next 12 months. In addition, our CEO, who is also a significant shareholder, has deferred the remaining payment of his salary earned through June 30, 2016 totaling $1,531,904 for at least the next 12 months. Our actual needs will depend on numerous factors, including timing of introducing our products to the marketplace, our ability to attract additional international distributors for our products and our ability to in-license in non-partnered territories and/or develop new product candidates. Although no assurances can be given, we currently intend to raise additional capital through the sale of debt or equity securities to provide additional working capital, pay for further expansion and development of our business, and to meet current obligations. Such capital may not be available to us when we need it or on terms acceptable to us, if at all.

Fair Value Measurement

Our financial instruments are cash, accounts receivable, accounts payable, accrued liabilities, derivative liabilities, contingent consideration and debt. The recorded values of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values based on their short-term nature. The fair values of the warrant derivative liabilities and embedded conversion feature derivative liabilities are based upon the Black Scholes Option Pricing Model (“Black-Scholes”) and the Path-Dependent Monte Carlo Simulation Model calculations, respectively, and are a Level 3 measurement (see Note 9). The fair value of the contingent acquisition consideration is based upon the present value of expected future payments under the terms of the agreements and is a Level 3 measurement (see Note 3).  Based on borrowing rates currently available to us, the carrying values of the notes payable and short-term loans payable approximate their respective fair values.

We follow a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to measurements involving significant unobservable inputs (Level 3). The three levels of the fair value hierarchy are as follows:

●	Level 1 measurements are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

●	Level 2 measurements are inputs other than quoted prices included in Level 1 that are observable either directly or indirectly.

●	Level 3 measurements are unobservable inputs.

Cash

Cash consists of cash held with financial institutions. Cash held with financial institutions may exceed the amount of insurance provided by the Federal Deposit Insurance Corporation on such deposits.

Concentration of Credit Risk, Major Customers and Segment Information

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash and accounts receivable. Accounts receivable consist primarily of sales of Zestra® to U.S. based retailers and Ex-U.S. partners. We also require a percentage of payment in advance for product orders with our larger partners. We perform ongoing credit evaluations of our customers and generally do not require collateral.

Revenues consist primarily of product sales and licensing rights to market and commercialize our products.  We have no customers that accounted for 10% or more of our total net revenue during the years ended December 31, 2017 and 2016. As of December 31, 2017 and 2016 four customers and three customers accounted for 72% and 62% of total net accounts receivable, respectively.

We categorize revenue by geographic area based on selling location. All operations are currently located in the U.S.; therefore, over 90% of our sales are currently within the U.S. The balance of the sales are to various other countries, none of which is 10% or greater.

We operate our business on the basis of a single reportable segment, which is the business of delivering over-the-counter medicines and consumer care products for men’s and women’s health and respiratory diseases. Our chief operating decision-maker is the Chief Executive Officer, who evaluates us as a single operating segment.

Concentration of Suppliers

We have manufacturing relationships with a number of vendors or manufacturers for our various products. Pursuant to these relationships, we purchase products through purchase orders with our manufacturers.

Inventories

Inventories are stated at the lower of cost or market (net realizable value). Cost is determined on a first-in, first-out basis. We evaluate the carrying value of inventories on a regular basis, based on the price expected to be obtained for products in their respective markets compared with historical cost. Write-downs of inventories are considered to be permanent reductions in the cost basis of inventories.

We also regularly evaluate our inventories for excess quantities and obsolescence (expiration), taking into account such factors as historical and anticipated future sales or use in production compared to quantities on hand and the remaining shelf life of products and raw materials on hand. We establish reserves for excess and obsolete inventories as required based on our analyses.

Property and Equipment

Property and equipment, including software, are recorded at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to ten years. The initial cost of property and equipment and software consists of its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

Business Combinations

We account for business combinations by recognizing the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair values on the acquisition date. The final purchase price may be adjusted up to one year from the date of the acquisition. Identifying the fair value of the tangible and intangible assets and liabilities acquired requires the use of estimates by management and was based upon currently available data. Examples of critical estimates in valuing certain of the intangible assets we have acquired or may acquire in the future include but are not limited to future expected cash flows from product sales, support agreements, consulting contracts, other customer contracts, and acquired developed technologies and patents and discount rates utilized in valuation estimates.

Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results. Additionally, any change in the fair value of the acquisition-related contingent consideration subsequent to the acquisition date, including changes from events after the acquisition date, such as changes in our estimate of relevant revenue or other targets, will be recognized in earnings in the period of the estimated fair value change. A change in fair value of the acquisition-related contingent consideration or the occurrence of events that cause results to differ from our estimates or assumptions could have a material effect on the consolidated statements of operations, financial position and cash flows in the period of the change in the estimate.

Goodwill and Intangible Assets

We test our goodwill for impairment annually, or whenever events or changes in circumstances indicates an impairment may have occurred, by comparing our reporting unit's carrying value to its implied fair value. The goodwill impairment test consists of a two-step process as follows:

Step 1. We compare the fair value of each reporting unit to its carrying amount, including the existing goodwill. The fair value of each reporting unit is determined using a discounted cash flow valuation analysis. The carrying amount of each reporting unit is determined by specifically identifying and allocating the assets and liabilities to each reporting unit based on headcount, relative revenue or other methods as deemed appropriate by management. If the carrying amount of a reporting unit exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and we then perform the second step of the impairment test. If the fair value of a reporting unit exceeds its carrying amount, no further analysis is required.

Step 2. If further analysis is required, we compare the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets and its liabilities in a manner similar to a purchase price allocation, to its carrying amount. If the carrying amount of the reporting unit’s goodwill exceeds its fair value, an impairment loss will be recognized in an amount equal to the excess.

Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations and a variety of other circumstances. If we determine that an impairment has occurred, it is required to record a write-down of the carrying value and charge the impairment as an operating expense in the period the determination is made. In evaluating the recoverability of the carrying value of goodwill, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the acquired assets. Changes in strategy or market conditions could significantly impact those judgments in the future and require an adjustment to the recorded balances.

The goodwill was recorded as part of the acquisition of Semprae that occurred on December 24, 2013, the acquisition of Novalere that occurred on February 5, 2015, and the asset acquisition of Beyond Human® that closed on March 1, 2016. There was no impairment of goodwill for the years ended December 31, 2017 and 2016.

Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives, which range from one to fifteen years. The useful life of the intangible asset is evaluated each reporting period to determine whether events and circumstances warrant a revision to the remaining useful life.

Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We evaluate assets for potential impairment by comparing estimated future undiscounted net cash flows to the carrying amount of the assets. If the carrying amount of the assets exceeds the estimated future undiscounted cash flows, impairment is measured based on the difference between the carrying amount of the assets and fair value. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposal group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet, if material. During the years ended December 31, 2017 and 2016, we did not recognize any impairment of our long-lived assets.

Debt Issuance Costs

Debt issuance costs represent costs incurred in connection with the notes payable and convertible debentures during the years ended December 31, 2017 and 2016. Debt issuance costs related to the issuance of the convertible debentures and notes payable are recorded as a reduction to the debt balances in the accompanying consolidated balance sheets.  The debt issuance costs are being amortized to interest expense over the term of the financing instruments using the effective interest method (see Note 5).

Beneficial Conversion Feature

If a conversion feature of convertible debt is not accounted for separately as a derivative instrument and provides for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by us as a debt discount. We amortize the discount to interest expense over the life of the debt using the effective interest rate method.

Derivative Liabilities

Certain of our embedded conversion features on debt and issued and outstanding Common Stock purchase warrants, which have exercise price reset features and other anti-dilution protection clauses, are treated as derivatives for accounting purposes. The Common Stock purchase warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants are recognized currently in earnings until such time as the warrants are exercised, expire or the related rights have been waived. These Common Stock purchase warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants using a Probability Weighted Black-Scholes Model and the embedded conversion features using a Path-Dependent Monte Carlo Simulation Model (see Note 9).

Debt Extinguishment

Any gain or loss associated with debt extinguishment is recorded in the consolidated statements of operations in the period in which the debt is considered extinguished. Third party fees incurred in connection with a debt restructuring accounted for as an extinguishment are capitalized. Fees paid to third parties associated with a term debt restructuring accounted for as a modification are expensed as incurred. Third party and creditor fees incurred in connection with a modification to a line of credit or revolving debt arrangements are considered to be associated with the new arrangement and are capitalized.

Income Taxes

Income taxes are provided for using the asset and liability method whereby deferred tax assets and liabilities are recognized using current tax rates on the difference between the financial statement carrying amounts and the respective tax basis of the assets and liabilities. We provide a valuation allowance on deferred tax assets when it is more likely than not that such assets will not be realized.

We recognize the benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting this standard, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. There were no uncertain tax positions at December 31, 2017 and 2016 (see Note 10).

Revenue Recognition and Deferred Revenue

We generate revenue from product sales and the licensing of the rights to market and commercialize our products.

We recognize revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605, Revenue Recognition. Revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) title to the product has passed or services have been rendered; (3) price to the buyer is fixed or determinable and (4) collectability is reasonably assured.

Product Sales: We ship products directly to consumers pursuant to phone or online orders and to our wholesale and retail customers pursuant to purchase agreements or sales orders. Revenue from sales transactions where the buyer has the right to return the product is recognized at the time of sale only if (1) the seller’s price to the buyer is substantially fixed or determinable at the date of sale, (2) the buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product, (3) the buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product, (4) the buyer acquiring the product for resale has economic substance apart from that provided by the seller, (5) the seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer and (6) the amount of future returns can be reasonably estimated.

License Revenue: The license agreements we enter into normally generate three separate components of revenue: 1) an initial payment due on signing or when certain specific conditions are met; 2) royalties that are earned on an ongoing basis as sales are made or a pre-agreed transfer price and 3) sales-based milestone payments that are earned when cumulative sales reach certain levels. Revenue from the initial payments or licensing fee is recognized when all required conditions are met. Royalties are recognized as earned based on the licensee’s sales. Revenue from the sales-based milestone payments is recognized when the cumulative revenue levels are reached. The achievement of the sales-based milestone underlying the payment to be received predominantly relates to the licensee’s performance of future commercial activities. FASB ASC 605-28, Milestone Method, (“ASC 605-28”) is not used by us as these milestones do not meet the definition of a milestone under ASC 605-28 as they are sales-based and similar to a royalty and the achievement of the sales levels is neither based, in whole or in part, on our performance, a specific outcome resulting from our performance, nor is it a research or development deliverable.

Sales Allowances

We accrue for product returns, volume rebates and promotional discounts in the same period the related sale is recognized.

Our product returns accrual is primarily based on estimates of future product returns over the period customers have a right of return, which is in turn based in part on estimates of the remaining shelf-life of products when sold to customers. Future product returns are estimated primarily based on historical sales and return rates. We estimate our volume rebates and promotional discounts accrual based on its estimates of the level of inventory of our products in the distribution channel that remain subject to these discounts. The estimate of the level of products in the distribution channel is based primarily on data provided by our customers.

In all cases, judgment is required in estimating these reserves. Actual claims for rebates and returns and promotional discounts could be materially different from the estimates.

We provide a customer satisfaction warranty on all of our products to customers for a specified amount of time after product delivery. Estimated return costs are based on historical experience and estimated and recorded when the related sales are recognized. Any additional costs are recorded when incurred or when they can reasonably be estimated.

The estimated reserve for sales returns and allowances, which is included in accounts payable and accrued expense in the accompanying consolidated balance sheets, was approximately $53,000 and $61,000 at December 31, 2017 and 2016, respectively.

Cost of Product Sales

Cost of product sales includes the cost of inventories, shipping costs, royalties and inventory reserves. We are required to make royalty payments based upon the net sales of three of our marketed products, Zestra®, Sensum+® and Vesele®. In October 2017, the royalty obligation for Vesele® ended (see Note 11).

Advertising Expense

Advertising costs, which primarily includes print and online media advertisements, are expensed as incurred and are included in sales and marketing expense in the accompanying consolidated statements of operations. Advertising costs were approximately $5,388,000 and $2,680,000 for the years ended December 31, 2017 and 2016, respectively.

Research and Development Costs

Research and development (“R&D”) costs, including research performed under contract by third parties, are expensed as incurred. Major components of R&D expense consists of salaries and benefits, testing, post marketing clinical trials, material purchases and regulatory affairs.

Stock-Based Compensation

We account for stock-based compensation in accordance with FASB ASC 718, Stock Based Compensation.  All stock-based payments to employees and directors, including grants of stock options, warrants, restricted stock units (“RSUs”) and restricted stock, are recognized in the consolidated financial statements based upon their estimated fair values. We use Black-Scholes to estimate the fair value of stock-based awards. The estimated fair value is determined at the date of grant. FASB ASC 718 requires that stock-based compensation expense be based on awards that are ultimately expected to vest.  Prior to the adoption of Accounting Standards Update (“ASU”) ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, on January 1, 2017, stock-based compensation had been reduced for estimated forfeitures. When estimating forfeitures, voluntary termination behaviors, as well as trends of actual option forfeitures, were considered. To the extent actual forfeitures differed from then current estimates, cumulative adjustments to stock-based compensation expense were recorded. As a result of the adoption of ASU No. 2016-09 as of January 1, 2017, we have made an entity-wide accounting policy election to account for forfeitures when they occur. There is no cumulative-effect adjustment as a result of the adoption of this ASU as our estimated forfeiture rate prior to adoption of this ASU was 0%.

Except for transactions with employees and directors that are within the scope of FASB ASC 718, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Equity Instruments Issued to Non-Employees for Services

Our accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows FASB guidance. As such, the value of the applicable stock-based compensation is periodically remeasured and income or expense is recognized during the vesting terms of the equity instruments. The measurement date for the estimated fair value of the equity instruments issued is the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the estimated fair value of the equity instrument is primarily recognized over the term of the consulting agreement. According to FASB guidance, an asset acquired in exchange for the issuance of fully vested, nonforfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, we record the estimated fair value of nonforfeitable equity instruments issued for future consulting services as prepaid expense and other current assets in our consolidated balance sheets.

Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding and vested but deferred RSUs during the period presented. Diluted net loss per share is computed using the weighted average number of common shares outstanding and vested but deferred RSUs during the periods plus the effect of dilutive securities outstanding during the periods. For the years ended December 31, 2017 and 2016, basic net loss per share is the same as diluted net loss per share as a result of our Common Stock equivalents being anti-dilutive.  See Note 8 for more details.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. This updated guidance supersedes the current revenue recognition guidance, including industry-specific guidance. The updated guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date by one year for public entities and others. The amendments in this ASU are effective for interim and annual periods beginning after December 15, 2017 for public business entities, certain not-for-profit entities, and certain employee benefit plans. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. In March 2016, the FASB issued ASU 2016-08 which clarifies the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU 2016-10 which clarifies the principle for determining whether a good or service is “separately identifiable” and, therefore, should be accounted for separately. In May 2016 the FASB issued ASU 2016-12 which clarifies the objective of the collectability criterion. A separate update issued in May 2016 clarifies the accounting for shipping and handling fees and costs as well as accounting for consideration given by a vendor to a customer. The guidance includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers.

We adopted the standard on January 1, 2018. Upon adoption of this standard, we will use the modified retrospective approach. Under the modified approach, an entity recognizes “the cumulative effect of initially applying the ASU as an adjustment to the opening balance of retained earnings of the annual reporting period that includes the date of initial application” (revenue in periods presented in the consolidated financial statements before that date is reported under guidance in effect before the change). Using this approach, an entity applies the guidance in the ASU to existing contracts (those for which the entity has remaining performance obligations) as of, and new contracts after, the date of initial application. The ASU is not applied to contracts that were completed before the effective date (i.e., an entity has no remaining performance obligations to fulfill). Entities that elect the modified approach must disclose an explanation of the impact of adopting the ASU, including the consolidated financial statement line items and respective amounts directly affected by the standard’s application.

Our revenue is primarily generated from the sale of finished product to customers. Those sales predominantly contain a single delivery element and revenue is recognized at a single point in time when ownership, risks and rewards transfer. The timing of revenue recognition for these product sales are not materially impacted by the new standard. However, we utilized a comprehensive approach to assess the impact of the guidance on our current contract portfolio by reviewing our current accounting policies and practices to identify potential differences that resulted from applying the new requirements to our revenue contracts, including evaluation of performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation and accounting treatment of costs to obtain and fulfill contracts. We continue to make significant progress on the potential impact on our accounting policies and internal control processes including system readiness. In addition, we will update certain disclosures, as applicable, included in our filings pursuant to the Securities Exchange Act of 1934, as amended, to meet the requirements of the new guidance in 2018.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. The amendments in Part I of this ASU change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic earnings per share. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. The amendments should be applied retrospectively to outstanding financial instruments with down round features by means of either a cumulative-effect adjustment to the consolidated statement of financial position as of the beginning of the first fiscal year and interim period of adoption or retrospectively to each prior reporting period presented in accordance with the guidance on accounting changes. We are currently in the process of evaluating the effect this standard will have on our derivative liabilities and the impact on our consolidated financial position and results of operation.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The update simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount. This update is effective for annual and interim periods beginning after December 15, 2019, and interim periods within that reporting period. While we are still in the process of completing our analysis on the impact this guidance will have on the consolidated financial statements and related disclosures, we do not expect the impact to be material.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The update provides that when substantially all the fair value of the assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This update is effective for annual and interim periods beginning after December 15, 2017, and interim periods within that reporting period. While we are still in the process of completing our analysis on the impact this guidance will have on the consolidated financial statements and related disclosures, we do not expect the impact to be material.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230) – Classification of Certain Cash Receipts and Cash Payments. This ASU provides clarification regarding how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This ASU addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The issues addressed in this ASU that will affect us is classifying debt prepayments or debt extinguishment costs and contingent consideration payments made after a business combination. This update is effective for annual and interim periods beginning after December 15, 2017, and interim periods within that reporting period and is to be applied using a retrospective transition method to each period presented. Early adoption is permitted. We have elected to early adopt ASU 2016-15 as of January 1, 2017 and, as a result, the prepayment penalty of $127,247 in connection with the extinguishment of the 2016 Notes (see Note 5) in March 2017 is classified as a financing cash outflow in the accompanying consolidated statement of cash flows for the year ended December 31, 2017. The adoption of this ASU did not have a material impact on our consolidated financial position, results of operations and related disclosures and had no other impact to the accompanying consolidated statement of cash flows for the years ended December 31, 2017 and 2016.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Compensation - Stock Compensation. The ASU involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, forfeitures, classification of awards as either equity or liabilities and classification on the statement of cash flows. Certain of these changes are required to be applied retrospectively, while other changes are required to be applied prospectively. ASU 2016-09 is effective for public business entities for annual reporting periods beginning after December 15, 2016, and interim periods within that reporting period. Early adoption will be permitted in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. As a result of the adoption of this ASU as of January 1, 2017, we have made an entity-wide accounting policy election to account for forfeitures when they occur. There is no cumulative-effect adjustment as a result of the adoption of this ASU as our estimated forfeiture rate prior to adoption of this ASU was 0%. The adoption of this ASU did not have a material impact on our consolidated financial statements and related disclosures.

In February 2016, the FASB issued its new lease accounting guidance in ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and ASC 606, Revenue from Contracts with Customers. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. Lessees (for capital and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees may not apply a full retrospective transition approach.  While we are currently assessing the impact ASU 2016-02 will have on the consolidated financial statements, we expect the primary impact to the consolidated financial position upon adoption will be the recognition, on a discounted basis, of the minimum commitments on the consolidated balance sheet under our sole noncancelable operating lease for our facility in San Diego resulting in the recording of a right of use asset and lease obligation. The current minimum commitment under the noncancelable operating lease is disclosed in Note 11.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. Current U.S. GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this update apply to all entities that present a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this update. The amendments in this update will align the presentation of deferred income tax assets and liabilities with International Financial Reporting Standards (IFRS) and are effective for fiscal years after December 15, 2016, including interim periods within those annual periods. The adoption of this ASU as of January 1, 2017 did not have a material impact on our consolidated financial statements and related disclosures.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. Topic 330. Inventory, currently requires an entity to measure inventory at the lower of cost or market. Market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost. An entity should measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this ASU more closely align the measurement of inventory in U.S. GAAP with the measurement of inventory in IFRS. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The adoption of this ASU as of January 1, 2017 did not have a material impact on our consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU 2014-15 describes how an entity should assess its ability to meet obligations and sets rules for how this information should be disclosed in the condensed consolidated financial statements. The standard provides accounting guidance that will be used along with existing auditing standards. The ASU 2014-15 is effective for the annual period ending after December 15, 2016. Early application is permitted. The adoption of this ASU as of January 1, 2017 did not have a material impact on our consolidated financial statements and related disclosures.

NOTE 2 – LICENSE AGREEMENTS

In-License Agreements

NTC S.r.l. In-License Agreement

On December 15, 2016, the Company and NTC S.r.l (“NTC”) entered into a license and distribution agreement (“NTC License Agreement”) pursuant to which we acquired the rights to use, market and sell NTC’s proprietary modified release bilayer tablet formerly known as LERTAL® for the management of allergic rhinitis in the U.S. and Canada. Such licensed product is sold by us under the name AllerVarx® in the U.S. and Canada. Under this agreement, we are obligated to pay a non-refundable upfront license fee of €15,000, or $15,684 USD, and cash payments of up to €120,000 ($143,743 USD based on December 31, 2017 exchange rate) upon the achievement of certain sales milestones. The non-refundable upfront license is included in sales and marketing expense in the accompanying consolidated statement of operations for the year ended December 31, 2016. No other amounts have been paid under this agreement.

Seipel Group Pty Ltd. In-License Agreement

On September 29, 2016, the Company and Seipel Group Pty Ltd. (“SG”) entered into a license and purchase agreement (“SG License Purchase Agreement”) pursuant to which we acquired the exclusive rights to use, market and sell SG’s proprietary dietary supplement formula known as Urox® for bladder support in the U.S. and worldwide. Under this agreement, we have agreed to minimum purchase order requirements of 25,000 units per calendar quarter beginning 12 months after our initial order to retain our exclusivity (see Note 11) and paid a brokerage fee of $200,000 which is included in sales and marketing expense in the accompanying consolidated statement of operations for the year ended December 31, 2016. We have met the quarterly minimum purchase order requirements under this agreement as of December 31, 2017.

CRI In-License Agreement

On April 19, 2013, the Company and Centric Research Institute (“CRI”) entered into an asset purchase agreement (the “CRI Asset Purchase Agreement”) pursuant to which we acquired:

●	All of CRI’s rights in past, present and future Sensum+® product formulations and presentations, and

●	An exclusive, perpetual license to commercialize Sensum+® products in all territories except for the United States.

On June 9, 2016, the Company and CRI amended the CRI Asset Purchase Agreement (“Amended CRI Asset Purchase Agreement”) to provide us commercialization rights for Sensum+® in the U.S. through our Beyond Human™ sales and marketing platform through December 31, 2016. On January 1, 2017, the Company and CRI agreed to extend the term of the Amended CRI Asset Purchase Agreement to December 31, 2017. In connection with the extension, we issued restricted shares of Common Stock totaling 225,000 to CRI as a prepayment of royalties due on net profit of Sensum+® in the U.S. in 2017. The royalty prepayment amount is $44,662 as the number of shares of Common Stock issued was based on the closing price of our Common Stock on December 30, 2016. Since CRI did not earn royalties larger than the prepaid amount of $44,662 in 2017, the term of the Amended CRI Asset Purchase Agreement is automatically extended one additional year to December 31, 2018.

In consideration for the CRI Asset Purchase Agreement, we issued 631,313 shares of Common Stock to CRI in 2013. We recorded an asset totaling $250,000 related to the CRI Asset Purchase Agreement and are amortizing this amount over its estimated useful life of 10 years. Under the CRI Asset Purchase Agreement, we were required to issue to CRI shares of our Common Stock valued at an aggregate of $200,000 for milestones relating to additional clinical data to be received. As a result of the Amended CRI Asset Purchase Agreement, the Company and CRI agreed to settle the clinical milestone payments with a payment of 100,000 shares of restricted Common Stock. The fair value of the restricted shares of Common Stock of $23,000 was based on the market price of our Common Stock on the date of issuance and is included in research and development expense in the accompanying consolidated statement of operations for the year ended December 31, 2016.

The CRI Asset Purchase Agreement also requires us to pay to CRI up to $7.0 million in cash milestone payments based on first achievement of annual Ex-U.S. net sales targets plus a royalty based on annual Ex-U.S. net sales. The obligation for these payments expires on April 19, 2023 or the expiration of the last of CRI’s patent claims covering the product or its use outside the U.S., whichever is sooner. No sales milestone obligations have been met and no royalties are owed to CRI under this agreement during the years ended December 31, 2017 and 2016.

In consideration for the Amended CRI Asset Purchase Agreement, we are required to pay CRI a percentage of the monthly net profit, as defined in the agreement, from our sales of Sensum+® in the U.S. through our Beyond Human™ sales and marketing platform. During the years ended December 31, 2017 and 2016, no amounts have been earned by CRI under the Amended CRI Asset Purchase Agreement.

Out-License Agreements

Densmore Pharmaceutical International Agreement

On April 24, 2017, we entered into an exclusive ten-year license agreement with Densmore Pharmaceutical International, a Monaco company (“Densmore”), under which we granted to Densmore an exclusive license to market and sell our topical treatment for Female Sexual Interest/Arousal Disorder (“FSI/AD”) Zestra® in France and Belgium. Under the agreement, we received a non-refundable upfront payment of $7,500 which was recognized as revenue in the accompanying consolidated statement of operations for the year ended December 31, 2017. We believe the amount of the upfront payment received is reasonable compared to the amounts to be received upon obtainment of future minimum order quantities. Densmore is obligated to order certain minimum annual quantities of Zestra® at a pre-negotiated transfer price per unit during the term of the agreement. During the year ended December 31, 2017, we recognized revenue for the sale of products related to this agreement of $100,341.

In July 2017, we entered into an amendment to the agreement with Densmore to expand the product territory to Singapore and Vietnam.

Luminarie Pty Ltd. Agreement

On May 16, 2017, we entered into an exclusive ten-year license agreement with Luminarie Pty Ltd., a Australia company (“Luminarie”), under which we granted to Luminarie an exclusive license to market and sell our topical treatment for FSI/AD Zestra® and Zestra Glide® in Australia, New Zealand and the Philippines. Luminarie received approval for Zestra® as a Class I Medical Device in Australia in July 2017 and New Zealand in September 2017. Luminarie is obligated to order certain minimum annual quantities of Zestra® and Zestra Glide® at a pre-negotiated transfer price per unit during the term of the agreement. During the year ended December 31, 2017, we did not recognize any revenue for the sale of products related to this agreement.

LI USA Co. Agreement

On November 9, 2016, we entered into an exclusive ten-year license agreement with J&H Co. LTD, a South Korea company (“J&H”), under which we granted to J&H an exclusive license to market and sell our topical treatment for Female Sexual Interest/Arousal Disorder (“FSI/AD”) Zestra® and Zestra Glide® in South Korea. Under the agreement, J&H is obligated to order minimum annual quantities of Zestra® and Zestra Glide® totaling $2.0 million at a pre-negotiated transfer price per unit through March 2018. The minimum annual order quantities by J&H are to be made over a 12-month period following the approval of the product by local authorities and beginning upon the completion of the first shipment of product. Our partner recently received the approval to import the product and placed its first order in March 2017. During the years ended December 31, 2017 and 2016, we recognized $60,000 and $0 in revenue for the sale of products related to this agreement.

On October 26, 2017, the exclusive license and distributor rights under this agreement were assigned to LI USA Co., a U.S. company (“LI USA”), from J&H and LI USA is now the distributor under this agreement. LI USA is controlled by the same original owners as J&H. All terms and conditions of the original agreement remain intact.

Sothema Laboratories Agreement

On September 23, 2014, we entered into an exclusive license agreement with Sothema Laboratories, SARL, a Moroccan publicly traded company (“Sothema”), under which we granted to Sothema an exclusive license to market and sell Zestra® (based on the latest Canadian approval of the indication) and Zestra Glide® in several Middle Eastern and African countries (collectively the “Territory”).

Under the agreement, we received an upfront payment of $200,000 and are eligible to receive additional consideration upon and subject to the achievement of sales milestones based on cumulative supplied units of the licensed products in the Territory, plus a pre-negotiated transfer price per unit. We believe the amount of the upfront payment received is reasonable compared to the amounts to be received upon obtainment of future sales-based milestones.

As the sales-based milestones do not meet the definition of a milestone under ASC 605-28, we will recognize the revenue from the milestone payments when the cumulative supplied units’ volume is met. During the years ended December 31, 2017 and 2016, we recognized $0 and $16,056, respectively, in net revenue for the sales of products related to this agreement, and no revenue was recognized for the sales-based milestones of the agreement.

Orimed Pharma Agreement

On September 18, 2014, we entered into a twenty-year exclusive license agreement with Orimed Pharma (“Orimed”), an affiliate of JAMP Pharma, under which we granted to Orimed an exclusive license to market and sell in Canada Zestra®, Zestra Glide®, our topical treatment for premature ejaculation EjectDelay® and our product Sensum+® to increase penile sensitivity.

Under the agreement, we received an upfront payment of $100,000 and are eligible to receive additional consideration upon and subject to the achievement of sales milestones based on cumulative gross sales in Canada by Orimed plus double-digit tiered royalties based on Orimed’s cumulative net sales in Canada. We believe the amount of the upfront payment received is reasonable compared to the amounts to be received upon obtainment of future sales-based milestones.

As the sales-based milestones do not meet the definition of a milestone under ASC 605-28, we will recognize the revenue from the milestone payments when the cumulative gross sales volume is met. We will recognize the revenue from the royalty payments on a quarterly basis when the cumulative net sales have been met.  During the years ended December 31, 2017 and 2016, under this agreement we recognized $31,015 and $42,153, respectively, in net revenue for the sales of products and no revenue was recognized for the sales-based milestones. During the years ended December 31, 2017 and 2016, we recognized royalty payments of $4,112 and $1,252, respectively.

Khandelwal Laboratories Agreement

On September 9, 2015, we entered into an exclusive license and distribution agreement with Khandelwal Laboratories, an Indian company (“KLabs”) under which we have granted to KLabs an exclusive ten-year distribution right to market and sell in the Indian Subcontinent, which is defined as India, Nepal, Bhutan, Bangladesh and Sri Lanka our products including Zestra®, EjectDelay®, Sensum+® and Zestra Glide®.  If KLabs exceeds its minimum yearly orders, the agreement has two five-year term extensions. During the years ended December 31, 2017 and 2016, we recognized $5,371 and $0, respectively, in net revenue for the sales of products related to this agreement.

Elis Pharmaceuticals Agreements

On July 4, 2015, we announced that we had entered into an exclusive license and distribution agreement with Elis Pharmaceuticals, an emirates company (“Elis”), under which we granted to Elis an exclusive ten-year distribution right to market and sell Zestra® EjectDelay®, Sensum+® and Zestra Glide® in Turkey and select African and gulf countries. If Elis exceeds its minimum yearly orders, the agreement has a ten-year term extension. Under the agreement, we are eligible to receive certain sales milestone payments plus an agreed-upon transfer price upon sale of products. We had preliminary listed Syria, Yemen and Somalia as countries in the definition of licensed territories, but these countries were removed by the agreement of both parties from the agreement effective the date of signing of the agreement.  As the sales-based milestones are not considered a milestone under ASC 605-28, we will recognize the revenue from the milestone payments when the cumulative gross sales volume is met. We did not recognize any revenue from this agreement during the years ended December 31, 2017 and 2016.

On October 31, 2016, we entered into another exclusive license and distribution agreement with Elis under which we granted to Elis an exclusive ten-year distribution right to market and sell Zestra® in Lebanon. Under the agreement, we are eligible to receive certain sales milestone payments plus an agreed-upon transfer price upon sale of products. As the sales-based milestones are not considered a milestone under ASC 605-28, we will recognize the revenue from the milestone payments when the cumulative gross sales volume is met. During the years ended December 31, 2017 and 2016, no revenue was recognized related to this agreement.

NOTE 3 – BUSINESS AND ASSET ACQUISITIONS

Acquisition of Assets of Beyond Human® in 2016

On February 8, 2016, we entered into an Asset Purchase Agreement (“APA”), pursuant to which we agreed to purchase substantially all of the assets of Beyond Human® (the “Acquisition”) for a total cash payment of up to $662,500 (the “Purchase Price”). The Purchase Price was payable in the following manner:  (1) $300,000 in cash at the closing of the Acquisition (the “Initial Payment”), (2) $100,000 in cash four months from the closing upon the occurrence of certain milestones as described in the APA, (3) $100,000 in cash eight months from the closing upon the occurrence of certain milestones as described in the APA, and (4) $130,000 in cash in twelve months from the closing upon the occurrence of certain milestones as described in the APA.  An additional $32,500 in cash is due if certain milestones occur twelve months from closing.  The transaction closed on March 1, 2016.

The fair value of the contingent consideration is based on cash flow projections and other assumptions for the milestone payments and future changes in the estimate of such contingent consideration will be recognized as a charge to fair value adjustment for contingent consideration.

The total purchase price is summarized as follows:

Cash consideration	$300,000
Fair value of future earn out payments	330,000
Total	$630,000

We accounted for such asset acquisition as a business combination under ASC 805, Business Combinations. We did not acquire any identifiable tangible assets and did not assume any liabilities as a result of the asset acquisition. The excess of the acquisition date fair value of consideration transferred of $630,000 over the estimated fair value of the intangible assets acquired was recorded as goodwill. The establishment of the fair value of the contingent consideration, and the allocation to identifiable intangible assets requires the extensive use of accounting estimates and management judgment. The fair values assigned to the assets acquired are based on estimates and assumptions from data currently available.

In determining the fair value of the intangible assets, we considered, among other factors, the best use of acquired assets such as the Beyond Human® website, analyses of historical financial performance of the Beyond Human® products and estimates of future performance of the Beyond Human® products and website acquired. The fair values of the identified intangible assets related to Beyond Human®’s website, trade name, non-competition covenant and customer list. The fair value of the website, customer list and the non-competition covenant were calculated using an income approach. The fair value of the trade name was calculated using a cost approach. The following table sets forth the components of identified intangible assets associated with the Acquisition and their estimated useful lives:

	Fair Value	Useful Life (in years)
Website	$171,788	5
Trade name	50,274	10
Non-competition covenant	3,230	3
Customer list	1,500	1
Total	$226,792

We determined the useful lives of intangible assets based on the expected future cash flows and contractual lives associated with the respective asset. Website represents the fair value of the expected benefit from revenue to be generated from the Beyond Human® website and domain name for both Beyond Human® products as well as our existing products. Trade name represents the fair value of the brand and name recognition associated with the marketing of Beyond Human® products. Customer list represents the expected benefit from customer contracts that, at the date of acquisition, were reasonably anticipated to continue given the history and operating practices of Beyond Human®. The non-competition covenant represents the contractual period and expected degree of adverse economic impact that would exist in its absence.

Of the total estimated purchase price, $403,208 was allocated to goodwill and is attributable to expected synergies the acquired assets will bring to our existing business, including access for us to market and sell our existing products through the Beyond Human™ sales and marketing platform. Goodwill represents the excess of the purchase price of the acquired business over the estimated fair value of the underlying intangible assets acquired. Goodwill resulting from the Acquisition will be tested for impairment at least annually and more frequently if certain indicators of impairment are present. In the event we determine that the value of goodwill has become impaired, we will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made. All of the goodwill is expected to be deductible for income tax purposes.

On September 6, 2016, the Company and the sellers entered into an agreement in which we agreed to pay the sellers $150,000 to settle the contingent consideration payments totaling up to $362,500 under the APA. The settlement agreement was not contemplated at the time of the acquisition and the fair value of the contingent consideration on the date of settlement was $330,000. As a result, we recorded a non-cash gain on contingent consideration of $180,000, which is included in fair value adjustment for contingent consideration in the accompanying consolidated statement of operations for the year ended December 31, 2016.

Supplemental Pro Forma Information for Acquisition of Assets of Beyond Human® (unaudited)

The following unaudited supplemental pro forma information for the year ended December 31, 2016 assumes the asset acquisition of Beyond Human® had occurred as of January 1, 2016, giving effect to purchase accounting adjustments such as amortization of intangible assets. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had the assets of Beyond Human® been operated as part of the Company since January 1, 2016.

	Year Ended December 31, 2016
	As Reported	Pro Forma (unaudited)
Net revenues	$4,818,603	$4,868,241
Net loss	$(13,701,154)	$(13,700,702)
Net loss per share of Common Stock – basic and diluted	$(0.15)	$(0.15)
Weighted average number of shares outstanding – basic and diluted	94,106,382	94,106,382

We incurred approximately $70,000 in expense related to the Acquisition.

Acquisition of Novalere in 2015

On February 5, 2015 (the “Closing Date”), Innovus, Innovus Pharma Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Innovus (“Merger Subsidiary I”), Innovus Pharma Acquisition Corporation II, a Delaware corporation and a wholly-owned subsidiary of Innovus (“Merger Subsidiary II”), Novalere FP, Inc., a Delaware corporation (“Novalere FP”) and Novalere Holdings, LLC, a Delaware limited liability company (“Novalere Holdings”), as representative of the shareholders of Novalere (the “Novalere Stockholders”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Subsidiary I merged into Novalere and then Novalere merged with and into Merger Subsidiary II (the “Merger”), with Merger Subsidiary II surviving as a wholly-owned subsidiary of Innovus. Pursuant to the articles of merger effectuating the Merger, Merger Subsidiary II changed its name to Novalere, Inc.

With the Merger, we acquired the worldwide rights to market and sell the FlutiCare® brand (fluticasone propionate nasal spray) and the related third-party manufacturing agreement for the manufacturing of FlutiCare® (“Acquisition Manufacturer”) from Novalere FP. The OTC Abbreviated New Drug Application (“ANDA”) for fluticasone propionate nasal spray was filed at the end of 2014 by our third-party manufacturer and partner, who is currently selling the prescription version of the drug, with the FDA and the OTC ANDA is still subject to FDA approval. An ANDA is an application for a U.S. generic drug approval for an existing licensed medication or approved drug. A prescription ANDA (“RX ANDA”) is for a generic version of a prescription pharmaceutical and an OTC ANDA is for a generic version of an OTC pharmaceutical.

Due to the delay in approval of the Acquisition Manufacturer’s OTC ANDA by the FDA, in May 2017, we announced a commercial relationship with a different third-party manufacturer (West-Ward Pharmaceuticals International Limited or “WWPIL”) who has an FDA approved OTC ANDA for fluticasone propionate nasal spray under which they have agreed to manufacture our FlutiCare® OTC product for sale in the U.S. (see Note 11). We currently still anticipate that the OTC ANDA filed in November 2014 by the Acquisition Manufacturer with the FDA may be approved in 2018. As we hold the worldwide rights to market and sell FlutiCare® under the manufacturing agreement with the Acquisition Manufacturer, we believe the agreement with the Acquisition Manufacturer will still provide us with the opportunity to market and sell FlutiCare® ex-U.S. and, if the OTC ANDA is approved by the FDA, a second source of supply within the U.S., if ever needed.

Under the terms of the Merger Agreement, at the Closing Date, the Novalere Stockholders received 50% of the Consideration Shares (the “Closing Consideration Shares”) and the remaining 50% of the Consideration Shares (the “ANDA Consideration Shares”) were to be delivered only if an ANDA of Fluticasone Propionate Nasal Spray of Novalere Manufacturing Partners (the “Target Product”) was approved by the FDA (the “ANDA Approval”). A portion of the Closing Consideration Shares and, if ANDA Approval was obtained prior to the 18 month anniversary of the Closing Date, a portion of the ANDA Consideration Shares, would have been held in escrow for a period of 18 months from the Closing Date to be applied towards any indemnification claims by us pursuant to the Merger Agreement.

In addition, the Novalere Stockholders are entitled to receive, if and when earned, earn-out payments (the “Earn-Out Payments”). For every $5.0 million in Net Revenue (as defined in the Merger Agreement) realized from the sales of FlutiCare® through the manufacturing agreement with the Acquisition Manufacturer, the Novalere Stockholders will be entitled to receive, on a pro rata basis, $500,000, subject to cumulative maximum Earn-Out Payments of $2.5 million. The Novalere Stockholders are only entitled to the Earn-Out Payments from the Acquisition Manufacturer’s OTC ANDA under review by the FDA and have no earn-out rights to the sales of FlutiCare® supplied by WWPIL under the commercial agreement entered into in May 2017.

On November 12, 2016, we entered into an Amendment and Supplement to a Registration Rights and Stock Restriction Agreement (the "Agreement") with Novalere Holdings pursuant to which we agreed to issue 12,808,796 shares of our Common Stock (the “Novalere Shares”) that were issuable pursuant to agreement upon the approval of the Acquisition Manufacturer’s OTC ANDA for fluticasone propionate nasal spray by the FDA. In connection with the issuance of the Novalere Shares, Novalere Holdings also agreed to certain restrictions, and to an extension in the date to register the Novalere Shares and all other shares of our Common Stock held by Novalere Holdings until the second quarter of 2017. In the event a registration statement to register the Novalere Shares was not filed by February 1, 2017, and did not become effective by May 15, 2017, we would have been required to issue additional shares of Common Stock as a penalty to Novalere Holdings equal to 10% of the total shares to be registered of 25,617,592. We filed a Registration Statement on Form S-1 on February 1, 2017 to register the 25,617,592 shares of Common Stock issued to Novalere Holdings and the Form S-1 was declared effective on March 15, 2017. As a result of the issuance of the Novalere Shares, the fair value of the Novalere Shares on the date of issuance of $2,971,641 was reclassified from liabilities to equity. During the year ended December 31, 2016, there was an increase in the estimated fair value of the Novalere Shares of $1,332,670 due to the amended agreement entered into with Novalere Holdings (see above) which is included in fair value adjustment for contingent consideration in the accompanying consolidated statement of operations. The remaining 138,859 ANDA consideration shares not issuable yet will be issued upon FDA approval of the ANDA filed by the Acquisition Manufacturer and the estimated fair value of such remaining shares of $9,275 and $32,215 is included in contingent consideration in the accompanying consolidated balance sheets at December 31, 2017 and 2016, respectively. During the years ended December 31, 2017 and 2016, there was an increase/(decrease) in the estimated fair value of the remaining 138,859 ANDA consideration shares totaling $(22,940) and $13,886, respectively, which is included in fair value adjustment for contingent consideration in the accompanying consolidated statements of operations.

There was no change to the estimated fair value of the future earn-out payments of $1,248,126 during the years ended December 31, 2017 and 2016.

Purchase of Semprae Laboratories, Inc. in 2013

On December 24, 2013 (the “Semprae Closing Date”), we, through Merger Sub, obtained 100% of the outstanding shares of Semprae in exchange for the issuance of 3,201,776 shares of our Common Stock, which shares represented 15% of our total issued and outstanding shares as of the close of business on the Closing Date, whereupon Merger Sub was renamed Semprae Laboratories, Inc. We agreed to pay the former shareholders an annual royalty (“Royalty”) equal to 5% of the net sales from Zestra® and Zestra Glide® and any second generation products derived primarily therefrom (“Target Products”) up until the time that a generic version of such Target Product is introduced worldwide by a third party.

The agreement to pay the annual Royalty resulted in the recognition of a contingent consideration, which is recognized at the inception of the transaction, and subsequent changes to estimate of the amounts of contingent consideration to be paid will be recognized as charges or credits in the consolidated statement of operations. The fair value of the contingent consideration is based on preliminary cash flow projections, growth in expected product sales and other assumptions. The fair value of the Royalty was determined by applying the income approach, using several significant unobservable inputs for projected cash flows and a discount rate of approximately 22% commensurate with our cost of capital and expectation of the revenue growth for products at their life cycle stage. These inputs are considered Level 3 inputs under the fair value measurements and disclosure guidance. During the years ended December 31, 2017 and 2016, $12,881 and $22,103 have been paid under this arrangement, respectively.  The fair value of the expected royalties to be paid was increased/(decreased) by $(171,094) and $103,301 during the years ended December 31, 2017 and 2016, respectively, which is included in the fair value adjustment for contingent consideration in the accompanying consolidated statements of operations. The fair value of the contingent consideration was $221,602 and $405,577 at December 31, 2017 and December 31, 2016, respectively, based on the new estimated fair value of the consideration.

NOTE 4 – ASSETS AND LIABILITIES

Inventories

Inventories consist of the following:

	December 31,
	2017	2016
Raw materials and supplies	$164,469	$85,816
Work in process	152,935	48,530
Finished goods	1,408,294	465,510
Total	$1,725,698	$599,856

Property and Equipment

Property and equipment consists of the following:

	December 31,
	2017	2016
Computer equipment	$22,473	$5,254
Office furniture and fixtures	34,249	33,376
Leasehold improvements	24,658	-
Production equipment	278,365	276,479
Software	338,976	338,976
Total cost	698,721	654,085
Less accumulated depreciation	(636,267)	(624,516)
Property and equipment, net	$62,454	$29,569

Depreciation expense for the years ended December 31, 2017 and 2016 was $11,751 and $5,532, respectively.

Intangible Assets

Amortizable intangible assets consist of the following:

	December 31, 2017
	Amount	Accumulated Amortization	Net Amount	Useful Lives (years)

Patent & Trademarks	$417,597	$(124,809)	$292,788	7	–	15
Customer Contracts	611,119	(249,540)	361,579		10
Sensum+® License (from CRI)	234,545	(107,464)	127,081		10
Vesele® Trademark	25,287	(10,208)	15,079		8
Beyond Human® Website and Trade Name	222,062	(72,206)	149,856	5	–	10
Novalere Manufacturing Contract	4,681,000	(1,355,540)	3,325,460		10
Other Beyond Human® Intangible Assets	4,730	(3,474)	1,256	1	–	3
Total	$6,196,340	$(1,923,241)	$4,273,099

	December 31, 2016
	Amount	Accumulated Amortization	Net Amount	Useful Lives (years)

Patent & Trademarks	$417,597	$(91,201)	$326,396	7	–	15
Customer Contracts	611,119	(188,428)	422,691		10
Sensum+® License (from CRI)	234,545	(84,009)	150,536		10
Vesele® Trademark	25,287	(7,047)	18,240		8
Beyond Human® Website and Trade Name	222,062	(32,821)	189,241	5	–	10
Novalere Manufacturing Contract	4,681,000	(887,440)	3,793,560		10
Other Beyond Human® Intangible Assets	4,730	(2,147)	2,583	1	–	3
Total	$6,196,340	$(1,293,093)	$4,903,247

Amortization expense for the years ended December 31, 2017 and 2016 was $630,148 and $624,404, respectively. The following table summarizes the approximate expected future amortization expense as of December 31, 2017 for intangible assets:

2018	$630,000
2019	629,000
2020	629,000
2021	600,000
2022	592,000
Thereafter	1,193,000
$4,273,000

Prepaid Expense and Other Current Assets

Prepaid expense and other current assets consist of the following:

	December 31,
	2017	2016
Prepaid insurance	$109,990	$69,976
Prepaid inventory	124,871	20,750
Merchant net settlement reserve receivable	-	221,243
Prepaid consulting and other expense	83,557	21,094
Prepaid CRI royalties (see Note 2)	44,662	-
Prepaid consulting and other service stock-based compensation expense (see Note 8)	-	530,601
Total	$363,080	$863,664

Goodwill

The change in the carrying value of our goodwill for the year ended December 31, 2016 is as follows:

Beginning balance December 31, 2015	$549,368
Asset acquisition of Beyond Human® (see Note 3)	403,208
Ending balance December 31, 2016	$952,576

There was no change in the carrying value of our goodwill during the year ended December 31, 2017.

Accounts Payable and Accrued Expense

Accounts payable and accrued expense consist of the following:

	December 31,
	2017	2016
Accounts payable	$2,305,884	$647,083
Accrued credit card balances	72,719	31,654
Accrued royalties	132,326	73,675
Sales returns and allowances	52,904	60,853
Accrual for stock to be issued to consultants (see Note 7)	-	360,000
Accrued other	43,288	36,785
Total	$2,607,121	$1,210,050

NOTE 5 – NOTES PAYABLE AND DEBENTURES – NON-RELATED PARTIES

Short-Term Loan Payable

The short-term loan payable consists of the financing of our business insurance premiums with a third party totaling $97,871.  Under the financing agreements we are required to make nine monthly installment payments of $11,155. The balance outstanding as of December 31, 2017 is $65,399.

Notes Payable

The following table summarizes the outstanding notes payable at December 31, 2017 and 2016:

	2017	2016
Notes payable:
February 2016 Note Payable	$54,984	$347,998
December 2016 and September 2017 Notes Payable	165,000	550,000
October and December 2017 Notes Payable	1,066,667	-
December 2017 Note Payable	390,000	-
Total notes payable	1,676,651	897,998
Less: Debt discount	(437,355)	(216,871)
Carrying value	1,239,296	681,127
Less: Current portion	(1,239,296)	(626,610)
Notes payable, net of current portion	$-	$54,517

The following table summarizes the future minimum payments as of December 31, 2017 for the notes payable:

2018	$1,676,651

February 2016 Note Payable

On February 24, 2016, the Company and SBI Investments, LLC, 2014-1 (“SBI”) entered into an agreement in which SBI loaned us gross proceeds of $550,000 pursuant to a purchase agreement, 20% secured promissory note and security agreement (“February 2016 Note Payable”), all dated February 19, 2016 (collectively, the “Finance Agreements”), to purchase substantially all of the assets of Beyond Human® (see Note 3). Of the $550,000 gross proceeds, $300,000 was paid into an escrow account held by a third party bank and was released to Beyond Human® upon closing of the transaction, $242,500 was provided directly to us for use in building the Beyond Human® business and $7,500 was provided for attorneys’ fees.  The attorneys’ fees were recorded as a discount to the carrying value of the February 2016 Note Payable in accordance with ASU 2015-03.

We began to pay principal and interest on the February 2016 Note Payable on a monthly basis beginning on March 19, 2016 for a period of 24 months and the monthly mandatory principal and interest payment amount thereunder was $28,209. The monthly amount was to be paid by us through a deposit account control agreement with a third-party bank in which SBI was permitted to take the monthly mandatory payment amount from all revenue received by us from the Beyond Human® assets in the transaction.  The February 2016 Note Payable was secured by SBI through a first priority secured interest in all of the Beyond Human® assets acquired by us in the transaction including all revenue received by us from these assets. The maturity date for the February 2016 Note Payable was February 19, 2018. In February 2018, the February 2016 Notes Payable was repaid in full.

December 2016, January 2017 and September 2017 Notes Payable

On December 5, 2016, January 19, 2017 and September 20, 2017, we entered into a securities purchase agreement with three unrelated third-party investors in which the investors loaned us gross proceeds of $500,000 in December 2016, $150,000 in January 2017 and $150,000 in September 2017 pursuant to a 5% promissory note (“2016 and 2017 Notes Payable”).  The notes have an Original Issue Discount (“OID”) of $80,000 and require payment of $880,000 in principal upon maturity. The 2016 and 2017 Notes Payable bear interest at the rate of 5% per annum and the principal amount and interest are payable at maturity on October 4, 2017, November 18, 2017 and May 20, 2018 for those received in December 2016, January 2017 and September 2017, respectively.

In connection with the 2016 and 2017 Notes Payable, we issued the investors restricted shares of Common Stock totaling 1,111,111 in December 2016, 330,000 in January 2017 and 895,000 in September 2017.  The fair value of the restricted shares of Common Stock issued was based on the market price of our Common Stock on the date of issuance of the 2016 and 2017 Notes Payable (see Note 8).  The allocation of the proceeds received to the restricted shares of Common Stock based on their relative fair value and the OID resulted in us recording a debt discount of $232,203 in December 2016, $59,217 in January 2017 and $70,169 in September 2017. The discount is being amortized to interest expense using the effective interest method over the term of the 2016 and 2017 Notes Payable.

In August, September and October 2017, we entered into a securities exchange agreement with certain of the 2016 and 2017 Notes Payable holders. In connection with the securities exchange agreements, we issued a total of 11,432,747 shares of Common Stock in exchange for the settlement of principal and interest due under the 2016 and 2017 Notes Payable totaling $742,771.  The fair value of the shares of Common Stock issued was based on the market price of our Common Stock on the date of the securities exchange agreements (see Note 8). Due to the settlement of the principal and interest balance of $742,771 into shares of Common Stock, the transaction was recorded as a debt extinguishment and the fair value of the shares of Common Stock issued in excess of the settled principal and interest balance totaling $378,057 and the remaining unamortized debt discount as of the date of settlement of $17,175 were recorded as a loss on debt extinguishment in the accompanying consolidated statement of operations for the year ended December 31, 2017.

The remaining principal balance of $165,000 under the 2016 and 2017 Notes Payable is due on May 20, 2018.

October and December 2017 Notes Payable

On October 17, 2017, October 20, 2017 and December 4, 2017, we entered into a securities purchase agreement with two unrelated third-party investors in which the investors loaned us gross proceeds of $500,000 in October 2017 and $500,000 in December 2017 pursuant to a 0% promissory note (“October and December 2017 Notes Payable”).  The notes have an OID of $200,000 and require nine payments of $66,667 in principal per month through July 2018 and twelve payments of $50,000 in principal per month through December 2018. The October and December 2017 Notes Payable bear no interest per annum. The effective interest rate is 27% per annum for the notes issued in October and 20% per annum for the notes issued in December.

In connection with the October and December 2017 Notes Payable, we issued the investors restricted shares of Common Stock totaling 600,000 in December 2017.  The fair value of the restricted shares of Common Stock issued was based on the market price of our Common Stock on the date of issuance of the October and December 2017 Notes Payable (see Note 8).  The allocation of the proceeds received to the restricted shares of Common Stock based on their relative fair value and the OID resulted in us recording a debt discount of $100,000 in October 2017 and $149,712 in December 2017. In connection with the financing, we issued 576,373 restricted shares of Common Stock in October 2017 and 543,478 restricted shares of Common Stock in December 2017 to a third-party consultant. The fair value of the restricted shares of Common Stock issued of $48,761 in October 2017 and $50,000 in December 2017 were recorded as a debt discount to the carrying value of the notes payable. The discount is being amortized to interest expense using the effective interest method over the term of the October and December 2017 Notes Payable.

In March 2018, we entered into a securities exchange agreement with one of the October and December 2017 Notes Payable holders. In connection with the securities exchange agreement, we issued a total of 2,250,000 shares of Common Stock in exchange for the settlement of principal due under the note payable totaling $166,667 (see Note 12).

December 2017 Note Payable

On December 13, 2017, we entered into a securities purchase agreement with an unrelated third-party investor in which the investor loaned us gross proceeds of $350,000 pursuant to a 5% promissory note (“December 2017 Note Payable”).  The note has an OID of $40,000, bears interest at 5% per annum and requires principal and interest payments of $139,750, $133,250 and $131,625 on June 15, 2018, September 15, 2018 and December 15, 2018, respectively.

In connection with the December 2017 Note Payable, we issued the investor restricted shares of Common Stock totaling 1,000,000 in December 2017.  The fair value of the restricted shares of Common Stock issued was based on the market price of our Common Stock on the date of issuance of the December 2017 Note Payable (see Note 8).  The allocation of the proceeds received to the restricted shares of Common Stock based on their relative fair value and the OID resulted in us recording a debt discount of $107,807 in December 2017. The discount is being amortized to interest expense using the effective interest method over the term of the December 2017 Note Payable.

July 2015 Debenture (Amended August 2014 Debenture)

On August 30, 2014, we issued an 8% debenture to an unrelated third party investor in the principal amount of $40,000 (the “August 2014 Debenture”). The August 2014 Debenture bore interest at the rate of 8% per annum. The principal amount and interest were payable on August 29, 2015. On July 21, 2015, we received an additional $30,000 from the investor and amended and restated this agreement to a new principal balance of $73,200 (including accrued interest of $3,200 added to principal) and a new maturity date of July 21, 2016.  The note was repaid in full in July 2016.

May 2016 Debenture

On May 4, 2016, we issued a 10% non-convertible debenture to an unrelated third party investor in the principal amount of $24,000 (the “May 2016 Debenture”). The May 2016 Debenture bore interest at the rate of 10% per annum. The principal amount and interest were payable on May 4, 2017. The note was repaid in full in July 2016.

May 2016 Notes Payable

On May 6, 2016, we entered into a securities purchase agreement with an unrelated third party investor in which the investor loaned us gross proceeds of $50,000 pursuant to a 3% promissory note (“May 6, 2016 Note Payable”).  The May 6, 2016 Note Payable bore interest at the rate of 3% per annum. The principal amount and interest were payable on November 6, 2016. The note was repaid in full in June 2016.

In connection with the May 6, 2016 Note Payable, we issued the investor restricted shares of Common Stock totaling 500,000.  The fair value of the restricted shares of Common Stock issued was based on the market price of our Common Stock on the date of issuance of the May 6, 2016 Note Payable.  The allocation of the proceeds received to the restricted shares of Common Stock based on their relative fair value resulted in us recording a debt discount of $23,684. The discount was amortized in full to interest expense during the year ended December 31, 2016.

On May 20, 2016, we entered into a securities purchase agreement with an unrelated third party investor in which the investor loaned us gross proceeds of $100,000 pursuant to a 3% promissory note (“May 20, 2016 Note Payable”).  The May 20, 2016 Note Payable bore interest at the rate of 3% per annum. The principal amount and interest were payable on February 21, 2017. The note was repaid in full in June 2016.

In connection with the May 20, 2016 Note Payable, we issued the investor restricted shares of Common Stock totaling 750,000.  The fair value of the restricted shares of Common Stock issued was based on the market price of our Common Stock on the date of issuance of the May 20, 2016 Note Payable.  The allocation of the proceeds received to the restricted shares of Common Stock based on their relative fair value resulted in us recording a debt discount of $70,280. The discount was amortized in full to interest expense during the year ended December 31, 2016.

Interest Expense

We recognized interest expense on notes payable of $72,747 and $151,924 for the years ended December 31, 2017 and 2016, respectively.  Amortization of the debt discount to interest expense during the years ended December, 2017 and 2016 totaled $348,006 and $116,798, respectively.

Convertible Debentures

2016 Financing

The following table summarizes the outstanding 2016 convertible debentures at December 31, 2017 and 2016:

	2017	2016

Convertible debentures	$-	$1,559,922
Less: Debt discount	-	(845,730)
Carrying value	-	714,192
Less: Current portion	-	(714,192)
Convertible debentures, net of current portion	$-	$-

In the second and third quarter of 2016, we entered into Securities Purchase Agreements with eight accredited investors (the “Investors”), pursuant to which we received aggregate gross proceeds of $3.0 million (net of OID) pursuant to which we sold:

Nine convertible promissory notes of the Company totaling $3,303,889 (each a “2016 Note” and collectively the “2016 Notes”) (the 2016 Notes were sold at a 10% OID and we received an aggregate total of $2,657,500 in funds thereunder after debt issuance costs of $342,500). The 2016 Notes and accrued interest were convertible into shares of our Common Stock at a conversion price of $0.25 per share, with certain adjustment provisions. The maturity date of the 2016 Notes issued on June 30, 2016 and July 15, 2016 was July 30, 2017 and the maturity date of the 2016 Notes issued on July 25, 2016 was August 25, 2017. The 2016 Notes bore interest on the unpaid principal amount at the rate of 5% per annum from the date of issuance until the same became due and payable, whether at maturity or upon acceleration or by prepayment or otherwise.

Notwithstanding the foregoing, upon the occurrence of an Event of Default, as defined in such 2016 Notes, a Default Amount was equal to the sum of (i) the principal amount, together with accrued interest due thereon through the date of payment payable at the holder’s option in cash or Common Stock and (ii) an additional amount equal to the principal amount payable at our option in cash or Common Stock. For purposes of payments in Common Stock, the following conversion formula shall have applied: the conversion price shall have been the lower of: (i) the fixed conversion price ($0.25) or (ii) 75% multiplied by the volume weighted average price of our Common Stock during the ten consecutive trading days immediately prior to the later of the Event of Default or the end of the applicable cure period. For purposes of the Investors request of repayment in cash but we were unable to do so, the following conversion formula shall have applied: the conversion price shall have been the lower of: (i) the fixed conversion price ($0.25) or (ii) 60% multiplied by the lowest daily volume weighted average price of our Common Stock during the ten consecutive trading days immediately prior to the conversion. Certain other conversion rates applied in the event of the sale or merger of us, default and other defined events.

We could have prepaid the 2016 Notes at any time on the terms set forth in the 2016 Notes at the rate of 110% of the then outstanding balance of the 2016 Notes. Pursuant to the Securities Purchase Agreements, with certain exceptions, the Investors had a right of participation during the term of the 2016 Notes; additionally, we granted the 2016 Notes holders registration rights for the shares of Common Stock underlying the 2016 Notes up to $1,000,000 pursuant to Registration Rights Agreements. We filed a Form S-1 Registration Statement on August 9, 2016, filed an Amended Form S–1 on August 23, 2016 and August 24, 2016 and the Amended Form S-1 became effective August 25, 2016.

In addition, bundled with the convertible debt, we sold:

1.

A Common Stock purchase warrant to each Investor, which allows the Investors to purchase an aggregate of 3,000,000 shares of Common Stock and the placement agent to purchase 1,220,000 shares of Common Stock (aggregating 4,220,000 shares of our Common Stock) at an exercise price of $0.40 per share (see Note 8); and

2.	7,500,000 restricted shares of Common Stock to the Investors.

We allocated the proceeds from the 2016 Notes to the convertible debenture, warrants and restricted shares of Common Stock issued based on their relative fair values.  We determined the fair value of the warrants using Black-Scholes with the following range of assumptions:

	December 31, 2016
Expected terms (in years)		5.00
Expected volatility		229%
Risk-free interest rate	1.01%	–	1.15%
Dividend yield		–

The fair value of the restricted shares of Common Stock issued to Investors in 2016 was based on the market price of our Common Stock on the date of issuance of the 2016 Notes.  The allocation of the proceeds to the warrants and restricted shares of Common Stock based on their relative fair values resulted in us recording a debt discount of $445,603 and $1,127,225, respectively.  The remaining proceeds of $1,427,172 were initially allocated to the debt. We determined that the embedded conversion features in the 2016 Notes were a derivative instrument which was required to be bifurcated from the debt host contract and recorded at fair value as a derivative liability.  The fair value of the embedded conversion features at issuance was determined using a Path-Dependent Monte Carlo Simulation Model (see Note 9 for assumptions used to calculate fair value).  The initial fair value of the embedded conversion features were $3,444,284, of which, $687,385 is recorded as a debt discount.  The initial fair value of the embedded conversion feature derivative liabilities in excess of the proceeds allocated to the debt, after the allocation of debt proceeds to the debt issuance costs, was $2,756,899, and was immediately expensed and recorded as interest expense during the year ended December 31, 2016 in the accompanying consolidated statement of operations.  The 2016 Notes were also issued at an OID of 10% and the OID of $303,889 was recorded as an addition to the principal amount of the 2016 Notes and a debt discount in the accompanying consolidated balance sheet.

Total debt issuance costs incurred in connection with the 2016 Notes was $739,787, of which, $357,286 is the fair value of the warrants to purchase 1,220,000 shares of Common Stock issued to the placement agents.  The debt issuance costs have been recorded as a debt discount and are being amortized to interest expense using the effective interest method over the term of the 2016 Notes.

During the years ended December 31, 2017 and 2016, certain of the 2016 Notes holders elected to convert principal and interest outstanding of $350,610 and $1,749,070 into 1,402,440 and 6,996,280 shares of Common Stock, respectively, at a conversion price of $0.25 per share (see Note 8).  As a result of the conversion of the principal and interest balance into shares of Common Stock, the fair value of the embedded conversion feature derivative liabilities of $203,630 and $1,093,263 on the date of conversion was reclassified to additional paid-in capital (see Note 8) and the amortization of the debt discount was accelerated for the amount converted and recorded to interest expense during the years ended December 31, 2017 and 2016, respectively.

As a result of the completion of a public equity offering in March 2017 (see Note 8), we were required to prepay the outstanding principal and accrued interest balance of the 2016 Notes with the cash proceeds received from such offering. The outstanding principal and accrued interest balance of $1,272,469 was repaid in March 2017, as well as, a 10% prepayment penalty of $127,247. Due to the acceleration of repayment of the 2016 Notes as a result of the public equity offering, the transaction was recorded as a debt extinguishment and the 10% prepayment penalty of $127,247 and the remaining unamortized debt discount as of the date of repayment of $415,682 were recorded as a loss on debt extinguishment in the accompanying consolidated statement of operations for the year ended December 31, 2017. The repayment of the outstanding principal and accrued interest balance of the 2016 Notes resulted in the extinguishment of the embedded conversion feature derivative liability and thus the fair value as of the date of repayment of $238,101 was recorded as a reduction to the loss on debt extinguishment in the accompanying consolidated statement of operations for the year ended December 31, 2017.

2015 Financing

In the third quarter of 2015, we entered into Securities Purchase Agreements with three accredited investors (the “Buyers”), pursuant to which we received aggregate gross proceeds of $1,325,000 (net of OID) pursuant to which we sold:

Six convertible promissory notes of the Company totaling $1,457,500 (each a “Q3 2015 Note” and collectively the “Q3 2015 Notes”) (the Q3 2015 Notes were sold at a 10% OID and we received an aggregate total of $1,242,500 in funds thereunder after debt issuance costs of $82,500). The principal amount due under the Q3 2015 Notes was $1,457,500. The Q3 2015 Notes and accrued interest were convertible into shares of our Common Stock (the “Common Stock”) beginning six months from the date of execution, at a conversion price of $0.15 per share, with certain adjustment provisions noted below. The maturity date of the first and second Q3 2015 Note was August 26, 2016. The third Q3 2015 Note had a maturity date of September 24, 2016, the fourth had a maturity date of September 26, 2016, the fifth was October 20, 2016 and the sixth was October 29, 2016. The Q3 2015 Notes bore interest on the unpaid principal amount at the rate of 5% per annum from the date of issuance until the same became due and payable, whether at maturity or upon acceleration or by prepayment or otherwise.

During the year ended December 31, 2016, the Q3 2015 Notes holders elected to convert all principal and interest outstanding of $1,515,635 into 10,104,228 shares of Common Stock at a conversion price of $0.15 per share (see Note 8).  As a result of the conversion of the outstanding principal and interest balance into shares of Common Stock, the fair value of the embedded conversion feature derivative liabilities of $2,018,565 on the date of conversion was reclassified to additional paid-in capital (see Note 9) and the remaining unamortized debt discount was amortized to interest expense during the year ended December 31, 2016.

Interest Expense

We recognized interest expense on the Q3 2015 Notes and 2016 Notes for the years ended December 31, 2017 and 2016 of $19,544 and $80,095, respectively. Total amortization of the debt discount on the Q3 2015 Notes and 2016 Notes to interest expense for the years ended December 31, 2017 and 2016 was $430,048 and $3,508,199, respectively.

NOTE 6 – DEBENTURES – RELATED PARTIES

Line of Credit Convertible Debenture

In January 2013, we entered into a line of credit convertible debenture with our President and Chief Executive Officer (the “LOC Convertible Debenture”). Under the terms of its original issuance: (1) we could request to borrow up to a maximum principal amount of $250,000 from time to time; (2) amounts borrowed bore an annual interest rate of 8%; (3) the amounts borrowed plus accrued interest were payable in cash at the earlier of January 14, 2014 or when we complete a Financing, as defined, and (4) the holder had sole discretion to determine whether or not to make an advance upon our request.

During 2013, the LOC Convertible Debenture was further amended to: (1) increase the maximum principal amount available for borrowing to $1 million plus any amounts of salary or related payments paid to Dr. Damaj prior to the termination of the funding commitment; and (2) change the holder’s funding commitment to automatically terminate on the earlier of either (a) when we complete a financing with minimum net proceeds of at least $4 million, or (b) July 1, 2016. The securities to be issued upon automatic conversion would have been either our securities that were issued to the investors in a Qualified Financing or, if the financing did not occur by July 1, 2016, shares of the our Common Stock based on a conversion price of $0.312 per share, 80% times the quoted market price of our Common Stock on the date of the amendment. The LOC Convertible Debenture bore interest at a rate of 8% per annum. The other material terms of the LOC Convertible Debenture were not changed. We recorded a debt discount for the intrinsic value of the BCF with an offsetting increase to additional paid-in-capital. The BCF was being accreted as non-cash interest expense over the expected term of the LOC debenture to its stated maturity date using the effective interest rate method.

On July 22, 2014, we agreed with our CEO to increase the principal amount that may be borrowed from $1,000,000 to $1,500,000.  All other terms of the LOC Convertible Debenture remained the same.

On August 12, 2015, the principal amount that may be borrowed was increased to $2,000,000 and the automatic termination date described above was extended to October 1, 2016. The LOC Convertible Debenture was not renewed upon expiration. The conversion price was $0.16 per share, 80% times the quoted market price of our Common Stock on the date of the amendment.

During the year ended December 31, 2016 no amounts were borrowed under the LOC Convertible Debenture and we recorded a beneficial conversion feature of $3,444 for accrued interest. We repaid the LOC Convertible Debenture balance and accrued interest in full during the year ended December 31, 2016.

2014 Non-Convertible Notes – Related Parties

On January 29, 2014, we issued an 8% note, in the amount of $25,000, to our President and Chief Executive Officer. The principal amount and interest were payable on January 22, 2015. This note was amended to extend the maturity date until January 22, 2017. We repaid the principal note balance and accrued interest in full in August 2016.

Interest Expense

We recognized interest expense on the outstanding debentures to related parties totaling $17,430 during the year ended December 31, 2016. Amortization of the debt discount to interest expense during the year ended December 31, 2016 totaled $21,164.

NOTE 7 – RELATED PARTY TRANSACTIONS

Related Party Borrowings

There were certain related party borrowings that were repaid in full during the year ended December 31, 2016 which are described in more detail in Note 6.

Accrued Compensation – Related Party

Accrued compensation includes accruals for employee wages, vacation pay and target-based bonuses. The components of accrued compensation as of December 31, 2017 and 2016 are as follows:

	December 31,
	2017	2016
Wages	$1,431,686	$1,455,886
Vacation	342,284	261,325
Bonus	742,481	449,038
Payroll taxes on the above	133,746	133,344
Total	2,650,197	2,299,593
Classified as long-term	(1,531,904)	(1,531,904)
Accrued compensation	$1,118,293	$767,689

Accrued employee wages at December 31, 2017 and 2016 are entirely related to wages owed to our President and Chief Executive Officer. Under the terms of his employment agreement, wages are to be accrued but no payment made for, so long as payment of such salary would jeopardize our ability to continue as a going concern. The President and Chief Executive Officer started to receive payment of salary in July 2016. Our President and Chief Executive Officer has agreed to not receive payment on his remaining accrued wages and related payroll tax amounts within the next 12 months and thus the remaining balance is classified as a long-term liability. In April 2017, our Board of Directors approved for payment the accrued fiscal year 2016 bonus of $33,442 to our former Executive Vice President and Chief Financial Officer in accordance with his employment agreement and the bonus amount was paid upon his departure. The fiscal year 2017 and 2016 bonus for our President and Chief Executive Officer has not yet been approved by our Board of Directors but is included in accrued compensation in the accompanying consolidated balance sheets as of December 31, 2017 and 2016 in accordance with the terms of his employment agreement.

NOTE 8 – STOCKHOLDERS’ EQUITY

Capital Stock

We have 292,500,000 authorized shares of Common Stock with a par value of $0.001 per share which were increased in November 2016 upon approval from our stockholders from 150,000,000 authorized shares. In November 2016, our stockholders approved the Amended and Restated Articles of Incorporation to authorize a class of undesignated or "blank check" preferred stock, consisting of 7,500,000 shares at $0.001 par value per share. Shares of preferred stock may be issued in one or more series, with such rights, preferences, privileges and restrictions to be fixed by the Board of Directors.

Issuances of Common Stock

Public Equity Offering

On March 21, 2017, we completed a sale of Common Stock and warrants under a registered public offering. The gross proceeds to us from the offering were $3,850,000, before underwriting discounts and commissions and other offering expenses ($3,307,773 after underwriting discounts, commissions and expenses).

The public offering price per share of Common Stock sold was $0.15. Each investor who purchased a share of Common Stock in the offering received a five-year warrant to purchase one share of Common Stock at an exercise price of $0.15 per share (“Series A Warrants”) and a one-year warrant to purchase one share of Common Stock at an exercise price of $0.15 per share (“Series B Warrants”). Under the terms of the offering, we issued 25,666,669 shares of Common Stock, Series A Warrants to purchase up to an aggregate of 25,666,669 shares of Common Stock and Series B Warrants to purchase up to an aggregate of 25,666,669 shares of Common Stock. The Series A Warrants and Series B Warrants are exercisable immediately. We allocated the net proceeds received of $3,307,773 to the shares of Common Stock, Series A Warrants and Series B Warrants sold in the offering based on their relative fair values. The fair value of the Series A Warrants and Series B Warrants was determined using Black-Scholes. Based on their relative fair values, we allocated net of proceeds of $1,593,233 to the shares of Common Stock, $1,075,995 to the Series A Warrants and $638,545 to the Series B Warrants.

In connection with this offering, we issued to H.C. Wainwright & Co. (“HCW”), the underwriter in the offering, a warrant to purchase up to 1,283,333 shares of Common Stock and HCW received total cash consideration, including the reimbursement of public offering-related expenses, of $443,000. If such warrant is exercised, each share of Common Stock may be purchased at $0.1875 per share (125% of the price of the Common Stock sold in the offering), commencing on March 21, 2017 and expiring March 21, 2022. The fair value of the warrants issued to HCW totaled $129,755 and was determined using Black-Scholes. The fair value of the warrants was recorded as an offering cost but has no net impact to additional paid-in capital in stockholders’ equity in the accompanying consolidated balance sheet.

In connection with this offering, we incurred $99,227 in other offering costs that have been offset against the proceeds from this offering.

Other Stock Issuances and Related Stock-Based Compensation

On October 10, 2017, we entered into a service agreement with a third party pursuant to which we agreed to issue, over the term of the agreement, 2,000,000 shares of Common Stock in exchange for services to be rendered. We have terminated this agreement effective January 30, 2018. During the year ended December 31, 2017, we issued 333,332 shares of restricted Common Stock under the agreement related to services provided and recognized the fair value of the shares issued of $28,767 in general and administrative expense in the accompanying consolidated statement of operations. The shares of Common Stock vested on the date of issuance and the fair value of the shares of Common Stock was based on the market price of our Common Stock on the date of vesting. There were 1,666,668 shares of restricted Common Stock remaining to be issued under this service agreement as of December 31, 2017, of which we issued 166,666 prior to termination.

On September 1, 2016, we entered into a service agreement with a third party pursuant to which we agreed to issue, over the term of the agreement, 2,000,000 shares of Common Stock in exchange for services to be rendered. The agreement was extended on July 20, 2017 through December 31, 2017. In connection with the extension, we agreed to issue 1,200,000 shares of Common Stock in exchange for services to be rendered. We have terminated this agreement effective November 9, 2017. During the years ended December 31, 2017 and 2016, we issued 1,489,512 shares and 1,330,000 shares, respectively, under the agreement related to services provided and recognized the fair value of the shares issued of $206,276 and $332,970, respectively, in general and administrative expense in the accompanying consolidated statements of operations. The shares of Common Stock vested on the date of issuance and the fair value of the shares of Common Stock was based on the market price of our Common Stock on the date of vesting. There are no shares of Common Stock to be issued under this service agreement as of December 31, 2017.

On August 23, 2016, we entered into a consulting agreement with a third party pursuant to which we agreed to issue 1,600,000 restricted shares of Common Stock, payable in four equal installments, in exchange for services to be rendered over the agreement which ended on August 23, 2017. The shares were considered fully-vested and non-refundable at the execution of the agreement. In 2016, we issued 800,000 shares of Common Stock and during the year ended December 31, 2017, we issued a total of 800,000 shares of Common Stock under the agreement. The fair value of the shares issued during 2017 of $360,000 was based on the market price of our Common Stock on the date of agreement. During the years ended December 31, 2017 and 2016, we recognized $465,000 and $255,000, respectively, in general and administrative expense in the accompanying consolidated statements of operations.

On August 3, 2016, we entered into a service agreement with a third party pursuant to which we issued 75,000 fully-vested restricted shares of Common Stock in exchange for services to be rendered over the term of the agreement which ended on November 10, 2016. The fair value of the shares issued of $32,250 was based on the market price of our Common Stock on the date of vesting. On November 17, 2016, we entered into a service agreement with the same third party and in connection with the agreement issued 275,000 fully-vested shares for services to be provided over the term of the service agreement through May 17, 2017. The fair value of the shares issued of $69,575 was based on the market price of our Common Stock on the date of vesting. During the years ended December 31, 2017 and 2016, we recognized $52,181 and $49,644, respectively, in general and administrative expense in the accompanying consolidated statements of operations.

In July 2016, we issued 100,000 shares of Common Stock to CRI pursuant to the Amended CRI Asset Purchase Agreement (see Note 2).  The fair value of the restricted shares of Common Stock of $23,000 was based on the market price of our Common Stock on the date of issuance and is included in research and development expense in the accompanying consolidated statement of operations during the year ended December 31, 2016. Additionally, in January 2017, we issued 225,000 shares of Common Stock to CRI pursuant to the Amended CRI Asset Purchase Agreement for the prepayment of future royalties due on net profit of Sensum+® in the U.S. in 2017.  The fair value of the restricted shares of Common Stock of $44,662 was based on the market price of our Common Stock on the date of issuance and is included in prepaid expense and other current assets in the accompanying consolidated balance sheet at December 31, 2017.

On June 16, 2016, we entered into a consulting agreement with a third party pursuant to which we agreed to issue 250,000 restricted shares of Common Stock in exchange for services to be rendered. In July 2016, we issued 250,000 fully-vested shares under the agreement related to services to be provided over the term of the agreement which ended on December 16, 2016. The fair value of the shares issued of $47,500 was based on the market price of our Common Stock on the date of vesting. On December 16, 2016, we amended the consulting agreement to extend the term to June 16, 2017 and in connection with the amendment issued 80,000 fully-vested shares for services to be provided over the remaining term of the amended agreement. The fair value of the shares issued of $14,640 was based on the market price of our Common Stock on the date of vesting. On January 19, 2017, we further amended the agreement to expand the scope of service performed by the consultant and as a result issued an additional 78,947 shares of fully vested Common Stock for services to be provided through June 16, 2017. The fair value of the shares issued of $15,000 was based on the market price of our Common Stock on the date of vesting. During the years ended December 31, 2017 and 2016, we recognized $28,420 and $48,720, respectively, in general and administrative expense in the accompanying consolidated statements of operations.

In 2017 and 2016, we issued a total of 189,314 shares and 1,012,500 shares of Common Stock, respectively, for services and recorded an expense of $18,960 and $192,043 for the years ended December 31, 2017 and 2016, respectively, which is included in general and administrative expense in the accompanying consolidated statements of operations. The shares of Common Stock vested on the date of issuance and the fair value of the shares of Common Stock was based on the market price of our Common Stock on the date of vesting.

In 2017 and 2016, we issued 2,825,000 shares and 2,361,111 shares of restricted Common Stock, respectively, to note holders in connection with their notes payable.  The relative fair value of the shares of restricted Common Stock issued was determined to be $216,905 and $276,167, respectively, and was recorded as a debt discount during the years ended December 31, 2017 and 2016 (see Note 5).

In connection with the October and December 2017 Notes, we issued 576,373 restricted shares of Common Stock in October 2017 and 543,478 restricted shares of Common Stock in December 2017 to a third-party consultant. The fair value of the restricted shares of Common Stock issued of $48,761 in October 2017 and $50,000 in December 2017 was recorded as a debt discount to the carrying value of the notes payable during the year ended December 31, 2017 (see Note 5).

In 2017 and 2016, certain 2016 Notes holders elected to convert $350,610 and $1,749,070 in principal and interest into 1,402,440 shares and 6,996,280 shares of Common Stock, respectively (see Note 5). Upon conversion, the fair value of the embedded conversion feature derivative liability on the date of conversion was reclassified to additional paid-in capital (see Note 9).

In September and October 2017, certain 2016 and 2017 Notes Payable holders elected to exchange $742,771 in principal and interest for 11,432,747 shares of Common Stock (see Note 5). The fair value of the shares of Common Stock of $1,120,828 was based on the market price of our Common Stock on the date of issuance.

In March 2017 and July 2017, we issued shares of Common Stock totaling 71,500 upon the exercise of stock options for total cash proceeds of $4,879.

In 2017 and 2016, we issued 92,000 shares and 19,315,994 shares of Common Stock, respectively, in exchange for vested restricted stock units.

2016 Issuances

In connection with the issuance of the 2016 Notes, we issued restricted shares of Common Stock totaling 7,500,000 to the Investors. The relative fair value of the restricted shares of Common Stock totaling $1,127,225 was recorded as a debt discount during the year ended December 31, 2016 (see Note 5).

During the year ended December 31, 2016, five of our warrant holders exercised their warrants to purchase shares of Common Stock totaling 1,033,800 at an exercise price of $0.30 per share.  We received gross cash proceeds of $310,140.

In April and August 2016, we issued an aggregate of 3,385,354 shares of Common Stock upon the cashless exercise of warrants to purchase 5,042,881 shares of Common Stock.  Upon exercise of certain warrants in April 2016, the fair value of the warrant derivative liability on the date of exercise was reclassified to additional paid-in capital (see Note 9).

During the year ended December 31, 2016, we issued 215,000 shares of Common Stock for legal fees in connection with the Semprae merger transaction and recognized the fair value of the shares issued of $64,500 in general and administrative expense in the accompanying consolidated statement of operations.

In November 2016, we issued 12,808,796 shares of Common Stock to Novalere Holdings in connection with the Amendment and Supplement to a Registration Rights and Stock Restriction Agreement and $2,971,641 of the acquisition contingent consideration was reclassified from liabilities to equity (see Note 3).

During the year ended December 31, 2016, the Q3 2015 Notes holders elected to convert all principal and interest outstanding of $1,515,635 into 10,104,228 shares of Common Stock at a conversion price of $0.15 per share (see Note 8).  As a result of the conversion of the outstanding principal and interest balance into shares of Common Stock, the fair value of the embedded conversion feature derivative liabilities of $2,018,565 on the date of conversion was reclassified to additional paid-in capital (see Note 9) and the remaining unamortized debt discount was amortized to interest expense during the year ended December 31, 2016.

On January 6, 2016 and April 5, 2016, we entered into a consulting agreement with a third party pursuant to which we agreed to issue, over the term of the agreements, an aggregate of 1,560,000 shares of Common Stock in exchange for services to be rendered. During the year ended December 31, 2016, we issued 1,560,000 shares under the agreement related to services provided and recognized the fair value of the shares issued of $184,958 in general and administrative expense in the accompanying consolidated statement of operations.  The 1,560,000 shares of Common Stock vested on the date of issuance and the fair value of the shares of Common Stock was based on the market price of our Common Stock on the date of vesting.

In January 2016, we issued 300,000 shares of Common Stock for services and recorded an expense of $17,000, which is included in general and administrative expense in the accompanying consolidated statement of operations. The 300,000 shares of Common Stock vested on the date of issuance and the fair value of the shares of Common Stock was based on the market price of our Common Stock on the date of vesting.

On February 10, 2016, we entered into a service agreement with a third party pursuant to which we agreed to issue, over the term of the agreement, 3,000,000 shares of Common Stock in exchange for services to be rendered. During the year ended December 31, 2016, we issued 3,000,000 shares under the agreement related to services provided and recognized the fair value of the shares issued of $352,500 in general and administrative expense in the accompanying consolidated statement of operations. The 3,000,000 shares of Common Stock vested on the date of issuance and the fair value of the shares of Common Stock was based on the market price of our Common Stock on the date of vesting.

On February 19, 2016, we entered into a consulting agreement with a third party, pursuant to which we agreed to issue, over the term of the agreement, 1,750,000 shares of Common Stock in exchange for services to be rendered. During the year ended December 31, 2016, we issued 1,750,000 shares under the agreement related to services provided in connection with the acquisition of Beyond Human® (see Note 3) and recognized the fair value of the shares issued of $181,013 in general and administrative expense in the accompanying consolidated statement of operations. The 1,750,000 shares of Common Stock vested on the date of issuance and the fair value of the shares of Common Stock was based on the market price of our Common Stock on the date of vesting.

On April 27, 2016, we entered into a service agreement with a third party pursuant to which we agreed to issue 300,000 shares of Common Stock in exchange for services to be rendered over the 3 month term of the agreement. The shares of Common Stock issued were non-forfeitable and the fair value of $28,500 was based on the market price of our Common Stock on the date of vesting. During the year ended December 31, 2016, we recognized $28,500 in general and administrative expense in the accompanying consolidated statement of operations.

2013 Equity Incentive Plan

We have issued Common Stock, restricted stock units and stock option awards to employees, non-executive directors and outside consultants under the 2013 Equity Incentive Plan (“2013 Plan”), which was approved by our Board of Directors in February of 2013. The 2013 Plan allows for the issuance of up to 10,000,000 shares of our Common Stock to be issued in the form of stock options, stock awards, stock unit awards, stock appreciation rights, performance shares and other share-based awards. The exercise price for all equity awards issued under the 2013 Plan is based on the fair market value of the Common Stock. Currently, because our Common Stock is quoted on the OTCQB, the fair market value of the Common Stock is equal to the last-sale price reported by the OTCQB as of the date of determination, or if there were no sales on such date, on the last date preceding such date on which a sale was reported. Generally, each vested stock unit entitles the recipient to receive one share of our Common Stock which is eligible for settlement at the earliest of their termination, a change in control of us or a specified date. Restricted stock units can vest according to a schedule or immediately upon award. Stock options generally vest over a three-year period, first year cliff vesting with quarterly vesting thereafter on the three-year awards, and have a ten-year life. Stock options outstanding are subject to time-based vesting as described above and thus are not performance-based. As of December 31, 2017, 89,516 shares were available under the 2013 Plan.

2014 Equity Incentive Plan

We have issued Common Stock, restricted stock units and stock options to employees, non-executive directors and outside consultants under the 2014 Equity Incentive Plan (“2014 Plan”), which was approved by our Board of Directors in November 2014. The 2014 Plan allows for the issuance of up to 20,000,000 shares of our Common Stock to be issued in the form of stock options, stock awards, stock unit awards, stock appreciation rights, performance shares and other share-based awards. The exercise price for all equity awards issued under the 2014 Plan is based on the fair market value of the Common Stock. Generally, each vested stock unit entitles the recipient to receive one share of our Common Stock which is eligible for settlement at the earliest of their termination, a change in control of us or a specified date. Restricted stock units can vest according to a schedule or immediately upon award. Stock options generally vest over a three-year period, first year cliff vesting with quarterly vesting thereafter on the three-year awards and have a ten-year life. Stock options outstanding are subject to time-based vesting as described above and thus are not performance-based. As of December 31, 2017, 49,367 shares were available under the 2014 Plan.

2016 Equity Incentive Plan

On March 21, 2016, our Board of Directors approved the adoption of the 2016 Equity Incentive Plan and on October 20, 2016 adopted the Amended and Restated 2016 Equity Incentive Plan (“2016 Plan”). The 2016 Plan was then approved by our stockholders in November 2016. The 2016 Plan allows for the issuance of up to 20,000,000 shares of our Common Stock to be issued in the form of stock options, stock awards, stock unit awards, stock appreciation rights, performance shares and other share-based awards. The 2016 Plan includes an evergreen provision in which the number of shares of Common Stock authorized for issuance and available for future grants under the 2016 Plan will be increased each January 1 after the effective date of the 2016 Plan by a number of shares of Common Stock equal to the lesser of: (a) 4% of the number of shares of Common Stock issued and outstanding on a fully-diluted basis as of the close of business on the immediately preceding December 31, or (b) a number of shares of Common Stock set by our Board of Directors. In March 2017, our Board of Directors approved an increase of 5,663,199 shares of Common Stock to the shares authorized under the 2016 Plan in accordance with the evergreen provision in the 2016 Plan. The exercise price for all equity awards issued under the 2016 Plan is based on the fair market value of the Common Stock. Generally, each vested stock unit entitles the recipient to receive one share of our Common Stock which is eligible for settlement at the earliest of their termination, a change in control of the us or a specified date. Restricted stock units can vest according to a schedule or immediately upon award. Stock options generally vest over a three-year period, first year cliff vesting with quarterly vesting thereafter on the three-year awards and have a ten-year life. Stock options outstanding are subject to time-based vesting as described above and thus are not performance-based. As of December 31, 2017, 21,008,882 shares were available under the 2016 Plan.

Stock Options

For the years ended December 31, 2017 and 2016, the following weighted average assumptions were utilized for the calculation of the fair value of the stock options granted during the period using Black-Scholes:

	2017	2016
Expected life (in years)	9.1	10.0
Expected volatility	213.6%	227.2%
Average risk-free interest rate	2.30%	1.76%
Dividend yield	0%	0%
Grant date fair value	$0.15	$0.18

The dividend yield of zero is based on the fact that we have never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on the historical volatility of our Common Stock over the period commensurate with the expected life of the stock options. Expected life in years is based on the “simplified” method as permitted by ASC Topic 718. We believe that all stock options issued under its stock option plans meet the criteria of “plain vanilla” stock options. We use a term equal to the term of the stock options for all non-employee stock options. The risk-free interest rate is based on average rates for treasury notes as published by the Federal Reserve in which the term of the rates correspond to the expected term of the stock options.

The following table summarizes the number of stock options outstanding and the weighted average exercise price:

	Options	Weighted average exercise price	Weighted remaining contractual life (years)	Aggregate intrinsic value
Outstanding at December 31, 2015	196,000	$0.31	9.0	$-
Granted	91,500	$0.17	-	-
Exercised	-	-	-	-
Cancelled	(50,000)	$0.31	-	-
Forfeited	-	-	-	-
Outstanding at December 31, 2016	237,500	$0.22	8.6	14,293
Granted	46,000	0.15	-	-
Exercised	(71,500)	0.07	-	-
Cancelled	(124,000)	0.31	-	-
Forfeited	-	-	-	-
Outstanding at December 31, 2017	88,000	$0.17	9.0	$377

Vested and Expected to Vest at December 31, 2017	88,000	$0.17	9.0	$377
Vested and Expected to Vest at December 31, 2016	237,500	$0.22	8.6	$14,293

The aggregate intrinsic value is calculated as the difference between the exercise price of all outstanding stock options and the quoted price of our Common Stock at December 31, 2017 and 2016.  During the years ended December 31, 2017 and 2016, the Company recognized stock-based compensation from stock options of $7,078 and $20,390, respectively. The intrinsic value of the stock options exercised during the year ended December 31, 2017 on the dates of exercise was $7,133.

Restricted Stock Units

The following table summarizes the restricted stock unit activity for the years ended December 31, 2017 and 2016:

Restricted Stock Units
Outstanding at December 31, 2015	17,554,736
Granted	14,636,106
Exchanged	(19,315,994)
Outstanding at December 31, 2016	12,874,848
Granted	2,908,987
Exchanged	(92,000)
Cancelled	(2,500,000)
Outstanding at December 31, 2017	13,191,835

Vested at December 31, 2017	9,871,523
Vested at December 31, 2016	8,493,600

The vested restricted stock units at December 31, 2017 and 2016 have not settled and are not showing as issued and outstanding shares of ours but are considered outstanding for earnings per share calculations. Settlement of these vested restricted stock units will occur on the earliest of (i) the date of termination of service of the employee or consultant, (ii) change of control of us, or (iii) 10 years from date of issuance. Settlement of vested restricted stock units may be made in the form of (i) cash, (ii) shares, or (iii) any combination of both, as determined by the board of directors and is subject to certain criteria having been fulfilled by the recipient.

We calculate the fair value of the restricted stock units based upon the quoted market value of the Common Stock at the date of grant. The grant date fair value of restricted stock units issued during the years ended December 31, 2017 and 2016 was $515,500 and $1,499,268, respectively. For the years ended December 31, 2017 and 2016, we recognized $328,929 and $934,363, respectively, of stock-based compensation expense for the vested units. As of December 31, 2017, compensation expense related to unvested shares not yet recognized in the consolidated statement of operations was approximately $518,000 and will be recognized over a remaining weighted-average term of 1.9 years.

Warrants

Outstanding Warrants

During the year ended December 31, 2014, we issued warrants in connection with notes payable (which were repaid in 2013). The remaining warrants of 135,816 have an exercise price of $0.10 and expire December 6, 2018. Warrants to purchase 245,157 shares of Common Stock were exercised under the cashless exercise provisions of the warrant agreement in July 2016, which resulted in the issuance of 191,908 shares of Common Stock. The intrinsic value of the warrants on the date of exercise was $86,359.

In January 2015, we issued 250,000 warrants with an exercise price of $0.30 per share to a former executive in connection with the January 2015 debenture. The warrants expire on January 21, 2020. The warrants contain anti-dilution protection, including protection upon dilutive issuances. In connection with the convertible debentures issued in 2015, the exercise price of these warrants was reduced to $0.0896 per share and an additional 586,705 warrants were issued per the anti-dilution protection afforded in the warrant agreement during the year ended December 31, 2015.

In connection with the Q3 2015 Notes, we issued warrants to purchase 1,808,333 shares of Common Stock with an exercise price of $0.30 per share and expire in 2020 to investors and placement agents. Warrants to purchase 1,033,800 shares of Common Stock were exercised during the year ended December 31, 2016. The intrinsic value of the warrants on the dates of exercise was $150,200. Warrants to purchase 774,533 shares of Common Stock remain outstanding as of December 31, 2017.

In connection with the 2016 Notes, we issued warrants to the Investors and placement agents with an exercise price of $0.40 per share and expire in 2021. Warrants to purchase 4,220,000 shares of Common Stock remain outstanding as of December 31, 2017.

In connection with the public equity offering in March 2017, we issued Series A Warrants to purchase 25,666,669 shares of Common Stock at $0.15 per share and Series B Warrants to purchase 25,666,669 shares of Common Stock at $0.15 per share. The Series A Warrants expire in 2022 and the Series B Warrants expire in 2018. We also issued warrants to purchase 1,283,333 shares of Common Stock to our placement agent with an exercise price of $0.1875 per share and expire in 2022.

For the year ended December 31, 2017, the following weighted average assumptions were utilized for the calculation of the fair value of the warrants issued during the period using Black-Scholes:

2017
Expected life (in years)	3.1
Expected volatility	203.3%
Average risk-free interest rate	1.49%
Dividend yield	0%

At December 31, 2017, there are 58,583,725 fully vested warrants outstanding. The weighted average exercise price of outstanding warrants at December 31, 2017 is $0.17 per share, the weighted average remaining contractual term is 2.4 years and the aggregate intrinsic value of the outstanding warrants is $0.

2016 Activity

In February 2014, we issued 250,000 warrants in connection with the February 2014 Convertible Debentures. The warrants had an exercise price of $0.50 per share and expired February 13, 2019. On March 6, 2015, we entered into an agreement with the note holder to extend the February 2014 Convertible Debentures for six months. As consideration for the extension, we issued the note holder an additional 250,000 warrants, reduced the exercise price of the warrants from $0.50 to $0.30 per share and extended the expiration date to March 12, 2020. The warrants were also amended to include certain anti-dilution protection, including protection upon dilutive issuances. In connection with the Q3 2015 Notes, the exercise price of these warrants was reduced to $0.0896 per share and an additional 1,173,410 warrants were issued per the anti-dilution protection afforded in the warrant agreement during the year ended December 31, 2015. These warrants were exercised under the cashless exercise provisions of the warrant agreement in April 2016.  In connection with the exercise of the warrants, we agreed to reduce the exercise price of these warrants to $0.07 per share which resulted in an additional 469,447 warrants being issued in April 2016 prior to exercise.  The warrants exercised were classified as derivative liabilities and, upon exercise, the fair value of the warrant derivative liability was reclassified to additional paid-in capital (see Note 9). The intrinsic value of the warrants on the date of exercise was $53,629.

In January, 2015, we issued 500,000 warrants in connection with the January 2015 Non-Convertible Debentures. The warrants were exercisable for five years from the closing date at an exercise price of $0.30 per share of Common Stock or January 21, 2020. The warrants contained anti-dilution protection, including protection upon dilutive issuances. In connection with the Q3 2015 Notes, the exercise price of these warrants was reduced to $0.0896 per share and an additional 1,173,410 warrants were issued per the anti-dilution protection afforded in the warrant agreement during the year ended December 31, 2015. These warrants were exercised under the cashless exercise provisions of the warrant agreement in April 2016.  In connection with the exercise of the warrants, we agreed to reduce the exercise price of these warrants to $0.0565 per share which resulted in an additional 981,457 warrants being issued in April 2016 prior to exercise.  The warrants exercised were classified as derivative liabilities and, upon exercise, the fair value of the warrant derivative liability was reclassified to additional paid-in capital (see Note 9). The intrinsic value of the warrants on the date of exercise was $99,121.

Net Loss per Share

Restricted stock units that are vested but the issuance and delivery of the shares are deferred until the employee or director resigns are included in the basic and diluted net loss per share calculations.

The weighted average shares of Common Stock outstanding used in the basic and diluted net loss per share calculation for the years ended December 31, 2017 and 2016 was 148,640,929 and 85,436,145, respectively.

The weighted average restricted stock units vested but issuance of the Common Stock is deferred until there is a change in control, a specified date in the agreement or the employee or director resigns used in the basic and diluted net loss per share calculation for the years ended December 31, 2017 and 2016 was 9,292,529 and 8,670,237, respectively.

The total weighted average shares outstanding used in the basic and diluted net loss per share calculation for the years ended December 31, 2017 and 2016 was 157,933,458 and 94,106,382, respectively.

The following table shows the anti-dilutive shares excluded from the calculation of basic and diluted net loss per common share as of December 31, 2017 and 2016:

	As of December 31,
	2017	2016
Gross number of shares excluded:
Restricted stock units – unvested	3,320,312	4,381,248
Stock options	88,000	237,500
Convertible debentures and accrued interest	-	6,414,132
Warrants	58,583,725	5,967,054
Total	61,992,037	16,999,934

The above table does not include the ANDA Consideration Shares related to the Novalere acquisition totaling 138,859 at December 31, 2017 and 2016 as they are considered contingently issuable (see Note 3).

NOTE 9 – DERIVATIVE LIABILITIES

The warrants issued in connection with the January 2015 Non-Convertible Debenture to a former executive and the February 2014 Convertible Debenture are measured at fair value and classified as a liability because these warrants contain anti-dilution protection and therefore, cannot be considered indexed to our own stock which is a requirement for the scope exception as outlined under FASB ASC 815. The estimated fair value of the warrants was determined using the Probability Weighted Black-Scholes Model, resulting in a value of $226,297 at the date of issuance. The fair value will be affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term and the risk-free interest rate. We will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability, whichever comes first. The anti-dilution protection for the warrants survives for the life of the warrants which ends in January 2020. Certain of these warrants were exercised under the cashless exercise provisions of the warrant agreement in April 2016 and, as a result, the fair value of the warrant derivative liability on the date of exercise totaling $518,224 was reclassified to additional paid-in capital (see Note 8).

The derivative liabilities are a Level 3 fair value measure in the fair value hierarchy and the assumptions for the Probability Weighted Black-Scholes Option-Pricing Model for the years ended December 31, 2017 and 2016 are represented in the table below:

	2017			2016
Expected life (in years)	2.1	–	3.0	3.1	–	4.0
Expected volatility	167%	–	187%	188%	–	230%
Average risk-free interest rate	1.33%	–	1.89%	0.86%	–	1.47%
Dividend yield		0%			0%

We had determined the embedded conversion features of the Q3 2015 Notes and 2016 Notes (see Note 5) to be derivative liabilities because the terms of the embedded conversion features contained anti-dilution protection and therefore, could not be considered indexed to our own stock which was a requirement for the scope exception as outlined under FASB ASC 815.  The embedded conversion features were to be measured at fair value and classified as a liability with subsequent changes in fair value recorded in earnings at the end of each reporting period.  We had determined the fair value of the derivative liabilities using a Path-Dependent Monte Carlo Simulation Model.  The fair value of the derivative liabilities using such model was affected by changes in inputs to that model and was based on the individual characteristics of the embedded conversion features on the valuation date as well as assumptions for volatility, remaining expected life, risk-free interest rate, credit spread, probability of default by us and acquisition of us.  During the years ended December 31, 2017 and 2016, the Q3 2015 Notes and 2016 Notes were either converted into shares of Common Stock or repaid in full. The conversion of the Q3 2015 and 2016 Notes during the years ended December 31, 2017 and 2016 resulted in the fair value of the embedded conversion feature derivative liability on the dates of conversion of $203,630 and $3,111,828, respectively, to be reclassified to additional paid-in capital (see Note 8).  Upon repayment of the remaining 2016 Notes in March 2017 (see Note 5), the fair value of the embedded conversion features on date of repayment of $238,101 was extinguished and included in loss on debt extinguishment in the accompanying consolidated statement of operations during the year ended December 31, 2017.

The derivative liabilities are a Level 3 fair value measurement in the fair value hierarchy and a summary of quantitative information with respect to valuation methodology and significant unobservable inputs used for our embedded conversion feature derivative liabilities that are categorized within Level 3 of the fair value hierarchy during the years ended December 31, 2017 and 2016 is as follows:

	2017			2016
Stock price	$0.10	–	0.31	$0.05	–	0.50
Strike price		$0.25		$0.15	–	0.25
Expected life (in years)		0.4		0.3	–	1.1
Expected volatility	130%	–	168%	121%	–	274%
Average risk-free interest rate	0.78%	–	0.87%	0.28%	–	0.69%
Dividend yield		0%			0%

At December 31, 2017 and 2016, the estimated Level 3 fair values of the embedded conversion feature and warrant derivative liabilities measured on a recurring basis are as follows:

	At December 31, 2017
	Fair value	Level 1	Level 2	Level 3	Total
Warrant derivative liabilities	$58,609	$-	$-	$58,609	$58,609

	At December 31, 2016
	Fair value	Level 1	Level 2	Level 3	Total
Embedded conversion feature derivative liabilities	$319,674	$-	$-	$319,674	$319,674
Warrant derivative liabilities	164,070	-	-	164,070	164,070
Total	$483,744	$-	$-	$483,744	$483,744

The following table presents the activity for the Level 3 embedded conversion feature and warrant derivative liabilities measured at fair value on a recurring basis for the years ended December 31, 2017 and 2016:

 Fair Value Measurements Using Level 3 Inputs

Warrant derivative liabilities:
Beginning balance December 31, 2015	$432,793
Reclassification of fair value of warrant derivative liability to additional paid-in capital upon cashless exercise of warrants	(518,224)
Change in fair value	249,501
Ending balance December 31, 2016	164,070
Change in fair value	(105,461)
Ending balance December 31, 2017	$58,609

Embedded conversion feature derivative liabilities:
Beginning balance December 31, 2015	$301,779
Initial fair value of embedded conversion feature derivative liabilities with the 2016 Notes	3,444,284
Reclassification of fair value of embedded conversion feature derivative liability to additional paid-in capital upon conversions of Q3 2015 Notes	(2,018,565)
Reclassification of fair value of embedded conversion feature derivative liability to additional paid-in capital upon conversions of 2016 Notes	(1,093,263)
Change in fair value	(314,561)
Ending balance December 31, 2016	319,674
Reclassification of fair value of embedded conversion feature derivative liability to additional paid-in capital upon conversions of 2016 Notes	(203,630)
Extinguishment of embedded conversion feature upon repayment of 2016 Notes	(238,101)
Change in fair value	122,057
Ending balance December 31, 2017	$-

NOTE 10 – INCOME TAXES

We are subject to taxation in the United States and California, Colorado and South Carolina.  The provision for income taxes for the years ended December 31, 2017 and 2016 are summarized below:

	2017	2016
Current:
Federal	$-	$(800)
State	3,200	3,200
Total current	3,200	2,400

Deferred:
Federal	1,055,730	(2,552,758)
State	(614,230)	(650,597)
Change in valuation allowance	(441,500)	3,203,355
Total deferred	-	-
Income tax provision	$3,200	$2,400

At December 31, 2017, we had federal net operating loss carry forwards of approximately $24,259,000 which may be offset against future taxable income through 2037, and a California net operating loss carryforward of approximately $23,419,000.  No net deferred tax assets are recorded at December 31, 2017 and 2016, as all deferred tax assets and liabilities have been fully offset by a valuation allowance due to the uncertainty of future utilization.

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the "Act"). The Act amends the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, the Act reduces the corporate tax rate from a maximum of 35% to a flat 21% rate. The rate reduction is effective on January 1, 2018. As a result of the rate reduction, we have reduced the deferred tax asset balance as of December 31, 2017 by $3.1 million. Due to our full valuation allowance position, there was no net impact on our income tax provision during the year ended December 31, 2017 as the reduction in the deferred tax asset balance was fully offset by a corresponding decrease in the valuation allowance.

In conjunction with the Act, the SEC staff issued Staff Accounting Bulletin No. 118 ("SAB 118") to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. We have recognized the provisional tax impacts related to the revaluation of deferred tax assets and liabilities at December 31, 2017. There was no net impact on our consolidated financial statements as of and for the year ended December 31, 2017 as the corresponding adjustment was made to the valuation allowance. The ultimate impact may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in interpretations and assumptions we have made, additional regulatory guidance that may be issued, and actions we may take as a result of the Act.

At December 31, 2017 and 2016, the approximate deferred tax assets (liabilities) consist of the following:

	2017	2016

Net operating loss carry-forwards	$6,730,000	$8,108,000
State taxes	1,000	1,000
Equity based instruments	324,000	374,000
Deferred compensation	813,000	916,000
Intangibles	-	-
Derivative liabilities	-	127,000
Other	191,000	125,000
Total deferred tax assets	8,059,000	9,651,000

Intangibles	(825,000)	(1,572,000)
Derivative liabilities	(5,000)	-
Warrants	(2,000)	(170,000)
Debt discount	(16,000)	(252,000)
Other	-	(4,000)
Total deferred tax liabilities	(848,000)	(1,998,000)

Less: valuation allowance	(7,211,000)	(7,653,000)

Net deferred tax assets	$-	$-

At December 31, 2017 and 2016, we have recorded a full valuation allowance against its net deferred tax assets of approximately $7,211,000 and $7,653,000 respectively.  The change in the valuation allowance during the years ended December 31, 2017 and 2016 was a decrease of approximately $442,000 and an increase of approximately $3,203,000, respectively, and a full valuation allowance has been recorded since, in the judgment of management, these net deferred tax assets are not more likely than not to be realized.  The ultimate realization of deferred tax assets and liabilities is dependent upon the generation of future taxable income during periods in which those temporary differences and carryforwards become deductible or are utilized.

Pursuant to Section 382 of the Internal Revenue Code of 1986, the annual utilization of a company's net operating loss carryforwards could be limited if we experience a change in ownership of more than 50 percentage points within a three-year period. An ownership change occurs with respect to a corporation if it is a loss corporation on a testing date and, immediately after the close of the testing date, the percentage of stock of the corporation owned by one or more five-percent shareholders has increased by more than 50 percentage points over the lowest percentage of stock of such corporation owned by such shareholders at any time during the testing period. We do not believe such an ownership change occurred subsequent to the reverse merger transaction.

We have experienced an ownership change with regard to Semprae operating losses. Out of approximately $19,482,000 of Federal and California NOLs as of December 24, 2013, only approximately $44,000 per year can be used going forward for a total of approximately $844,000 each.

We have experienced an ownership change with regard to Novalere operating losses.  A study has not been completed to evaluate the impact on the utilization of those losses.

A reconciliation of the statutory federal income tax rate for the years ended December 31, 2017 and 2016 to the effective tax rate is as follows:

	2017	2016
Expected federal tax	34.00%	34.00%
State tax (net of federal benefit)	(0.03)%	(0.02)%
Contingent consideration	0.86%	(3.15)%
Fair value of embedded conversion feature in excess of allocated debt proceeds	-%	(5.01)%
Loss on extinguishment of debt	(3.52)%	-%
Restricted stock units	(0.18)%	(7.34)%
Stock options	(0.21)%	-%
Change in federal tax rate	(45.59)%	-%
Release of valuation allowance	45.59%	-%
Other	(0.12)%	0.86%
Valuation allowance	(30.85)%	(19.36)%

Total	(0.05)%	(0.02)%

We follow FASB ASC 740-10, Uncertainty in Income Taxes. We recognize interest and penalties associated with uncertain tax positions as a component of income tax expense. We do not have any unrecognized tax benefits or a liability for uncertain tax positions at December 31, 2017 and 2016. We do not expect to have any unrecognized tax benefits within the next twelve months. We recognize accrued interest and penalties associated with uncertain tax positions, if any, as part of income tax expense. There were no tax related interest and penalties recorded for 2017 and 2016. Since we incurred net operating losses in every tax year since inception, all of its income tax returns are subject to examination and adjustments by the IRS for at least three years following the year in which the tax attributes are utilized.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Royalties and Other Obligations

As described more fully in Note 2, we have several licensing agreements which could result in substantial payments for royalties and upon the obtainment of contractual milestones, as well as, certain minimum purchase order requirements. In October 2017, the royalty obligation due for net product sales of Vesele® ended as the royalty term was for three years from October 2014. The outstanding royalty obligation under such arrangement is $132,316 and $73,675 as of December 31, 2017 and 2016 and is included in accounts payable and accrued expense in the accompanying consolidated balance sheets.

As described more fully in Note 3, the Novalere Stockholders are entitled to receive earn-out payments.

We have annual royalty payments in connection with the Semprae acquisition discussed in Note 3.

In May 2017, we entered into a commercial agreement with West-Ward Pharmaceuticals International Limited (“WWPIL”), a wholly-owned subsidiary of Hikma Pharmaceuticals PLC (“Hikma”) (LSE: HIK) (NASDAQ Dubai: HIK) (OTC: HKMPY). Pursuant to the commercial agreement, WWPIL provided us with the rights to launch our branded, fluticasone propionate nasal spray USP, 50 mcg per spray (FlutiCare®), under WWPIL’s FDA approved ANDA No. 207957 in the U.S. in mid-November 2017. The initial term of the commercial agreement is for two years, and upon expiration of the initial term, the agreement will automatically renew for subsequent one-year terms unless either party notifies the other party in writing of its desire not to renew at least 90 days prior to the end of the then current term. The agreement requires us to meet certain minimum product batch purchase requirements in order for the agreement to continue to be in effect. We have met the minimum product batch purchase requirements through May 2018.

Operating Lease

In December 2013, we entered into a lease agreement for 2,578 square feet of office space in San Diego, CA that commenced on December 10, 2013 and continued until January 31, 2019. Monthly rent was in the amount of $7,347, with an approximate 4% increase in the base rent amount on an annual basis. In August 2017, we entered into a lease termination agreement with the landlord in which we were released from any future commitments under the lease, were not subject to any penalties and were to vacate the office space by November 1, 2017. In connection with the termination agreement, we received reimbursement of our lease deposit of $14,958, as well as, a moving expense reimbursement of $22,000 which was recorded as a reduction in general and administrative expense during the year ended December 31, 2017.

In October 2017, we entered into a commercial lease agreement for 16,705 square feet of office and warehouse space in San Diego, CA that commenced on December 1, 2017 and continues until April 30, 2023. The initial monthly base rent is $20,881 with an approximate 3% increase in the base rent amount on an annual basis, as well as, rent abatement for rent due from January 2018 through May 2018. We hold an option to extend the lease an additional 5 years at the end of the initial term. Under the terms of the lease we are also entitled to a tenant improvement allowance of $100,000 in which completion of the tenant improvements and receipt of the allowance was in 2018.

Rent expense for the years ended December 31, 2017 and 2016 was $77,983 and $88,513, respectively. The following represents future annual minimum lease payments as of December 31, 2017:

2018	$146,794
2019	258,741
2020	266,501
2021	274,500
2022	282,024
Thereafter	94,008
Total	$1,322,568

Employment Agreements

We have entered into employment agreements with certain of our officers and employees which payment and benefits would become payable in the event of termination by us for any reason other than cause, or upon change in control of our Company, or by the employee for good reason.

Litigation

James L. Yeager, Ph.D., and Midwest Research Laboratories, LLC v. Innovus Pharmaceuticals, Inc. On January 18, 2018, Dr. Yeager and Midwest Research Laboratories (the “Plaintiffs”) filed a complaint in the Illinois Northern District Court in Chicago, Illinois, which Plaintiffs amended on February 26, 2018 (“Amended Complaint”).  The Amended Complaint alleges that the Company violated Dr. Yeager’s right of publicity and made unauthorized use of his name, likeness and identity in advertising materials for its product Sensum+®. Plaintiffs seek actual and punitive damages, costs and attorney’s fees, an injunction and corrective advertising. We intend to file a response to the Amended Complaint by May 21, 2018. We believe that the Plaintiffs’ allegations and claims are wholly without merit, and we intend to defend the case vigorously and assert counterclaims against the Plaintiffs.  More specifically, we believe that we secured and paid for all of the rights claimed by Dr. Yeager from his company Centric Research Institute (“CRI”) pursuant to agreements with CRI (the “CRI Agreements”) and that CRI has indemnification obligations under the CRI Agreements for all expenses and losses associated with the claims made by the Plaintiffs.

In the ordinary course of business, we may face various claims brought by third parties and we may, from time to time, make claims or take legal actions to assert our rights, including intellectual property disputes, contractual disputes and other commercial disputes. Any of these claims could subject us to litigation. Management believes the outcomes of currently pending claims are not likely to have a material effect on our consolidated financial position and results of operations.

Indemnities

In addition to the indemnification provisions contained in our directors and officers. These agreements require us, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by us. We also indemnify our lessor in connection with our facility lease for certain claims arising from the use of the facilities. These indemnities do not provide for any limitation of the maximum potential future payments we could be obligated to make. Historically, we have not incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities in the accompanying consolidated balance sheets.

NOTE 12 – SUBSEQUENT EVENTS

On January 5, 2018, we entered into an exclusive ten-year license agreement with Acerus Pharmaceuticals Corporation, a Canadian company (“Acerus”), under which we granted to Acerus an exclusive license to market and sell UriVarx® in Canada. Under the agreement, we received a non-refundable upfront payment, we will be eligible to receive up to CAD$1.65 million (USD$1.31 million at December 31, 2017) in milestone payments based on Acerus achieving certain sales targets and we will sell UriVarx® to Acerus at an agreed-upon transfer price. Acerus also has minimum annual purchase requirements for UriVarx® during the term of the agreement.

On January 18, 2018, we entered into an exclusive ten-year license agreement with Lavasta Pharma FZ-LLC, a Dubai company (“Lavasta”), under which we granted to Lavasta an exclusive license to market and sell Zestra® and Zestra Glide® in Iran and ProstaGorx® in the Kingdom of Saudi Arabia, Algeria, Egypt, the United Arab Emirates, Lebanon, Jordan, Kuwait, Morocco, Tunisia, Bahrain, Oman, Qatar, and Turkey, among other countries. If any country in the territory under this agreement is ever listed on the U.S. Department of Treasury’s restricted OFAC List or other list of countries that a U.S. OTC pharma company cannot do business with, then such country shall be removed from the list of countries included in the territory in this agreement for such applicable restricted period. Under the agreement, we received a non-refundable upfront payment and we will sell products to Lavasta at an agreed-upon transfer price. Lavasta also has minimum annual purchase requirements for the products during the term of the agreement.

In the first quarter of 2018, eleven of our warrant holders exercised their Series B Warrants to purchase shares of Common Stock totaling 18,925,002 at an exercise price of $0.15 per share. We received net cash proceeds of approximately $2.7 million. The remaining Series B Warrants totaling 6,741,667 expired on March 21, 2018. Per the terms of the engagement letter with HCW in connection with the public offering in March 2017 and as a result of the Series B Warrant exercises, we paid HCW approximately $181,000 and issued a warrant to purchase 862,917 shares of Common Stock at an exercise price of $0.1875 per share (125% of the price of the Common Stock sold in the public offering in March 2017) which expires on March 21, 2023.

In January 2018, we issued 256,486 shares of Common Stock to consultants for services rendered. The fair value of the Common Stock issued was approximately $21,000.

On March 1, 2018, we entered into a securities exchange agreement with certain of the October and December 2017 Notes Payable holders. In connection with the securities exchange agreement, we issued a total of 2,250,000 shares of Common Stock in exchange for the settlement of principal due under the October and December 2017 Notes Payable totaling $166,667.  The fair value of the shares of Common Stock issued was based on the market price of our Common Stock on the date of the securities exchange agreements. Due to the settlement of the principal balance of $166,667 into shares of Common Stock, the transaction was recorded as a debt extinguishment and the fair value of the shares of Common Stock issued in excess of the settled principal and interest balance totaling approximately $218,000 was recorded as a loss on debt extinguishment.

In the first quarter of 2018, we entered into a securities purchase agreement with three unrelated third-party investors in which the investors loaned us gross proceeds of $1,227,500.  The promissory notes have an OID of $269,375 and bear interest at the rate of 0% per annum. The principal amount of $1,496,875 is to be repaid in twelve equal monthly installments. Monthly installments of $68,490 began in February 2018 and are due through January 2019 and monthly installments of $56,250 begin in April 2018 and are due through March 2019. In connection with the promissory notes, we issued 1,282,000 restricted shares of Common Stock to the investors. The allocation of the proceeds received to the restricted shares of Common Stock based on their relative fair value and the OID resulted in us recording a debt discount of approximately $409,000. In connection with this financing in the first quarter of 2018, we issued 936,054 restricted shares of Common Stock to a third-party consultant. The fair value of the restricted shares of Common Stock issued of $122,500 was recorded as a debt discount to the carrying value of the notes payable. The discount is being amortized to interest expense using the effective interest method over the term of the promissory notes.

In February and March 2018, we entered into securities purchase agreements with two unrelated third-party investors in which the investors loaned us gross proceeds of $650,000 pursuant to 5% promissory notes. The notes have an OID of $70,000 and requires payment of $720,000 in principal. The notes bear interest at the rate of 5% per annum and the principal amount and interest are payable at maturity on October 28, 2018 for the note issued in February and in three installments on October 1, 2018, January 1, 2019 and April 1, 2019 for the note issued in March. In connection with the notes, we issued the investors restricted shares of Common Stock totaling 1,485,000. The fair value of the restricted shares of Common Stock issued was based on the market price of our Common Stock on the date of issuance of the note. The allocation of the proceeds received to the restricted shares of Common Stock based on their relative fair value and the OID resulted in us recording a debt discount of approximately $222,000. The discount is being amortized to interest expense using the effective interest method over the term of note.

We have evaluated subsequent events through the filing date of this Form 10-K and determined that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosures in the notes thereto other than as disclosed in the accompanying notes to the consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS

Assets:
Cash	$703,012	$1,564,859
Accounts receivable, net	356,347	68,259
Prepaid expense and other current assets	1,265,474	363,080
Inventories	2,198,045	1,725,698
Total current assets	4,522,878	3,721,896

Property and equipment, net	206,425	62,454

Deposits	20,881	20,881
Goodwill	952,576	952,576
Intangible assets, net	3,800,674	4,273,099
Total assets	$9,503,434	$9,030,906

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Accounts payable and accrued expense	$2,530,687	$2,607,121
Accrued compensation	1,027,068	1,118,293
Deferred revenue and customer deposits	95,372	24,690
Accrued interest payable	24,232	3,648
Derivative liabilities – warrants	-	58,609
Contingent consideration	-	28,573
Short-term loan payable	138,048	65,399
Notes payable, net of debt discount of $830,610 and $437,355, respectively	2,340,849	1,239,296
Total current liabilities	6,156,256	5,145,629

Accrued compensation – less current portion	1,227,554	1,531,904
Contingent consideration – less current portion	1,261,455	1,450,430
Total non-current liabilities	2,489,009	2,982,334

Total liabilities	8,645,265	8,127,963

Commitments and contingencies

Stockholders’ equity:
Preferred stock: 7,500,000 shares authorized, at $0.001 par value, no shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	-	-
Common Stock: 292,500,000 shares authorized, at $0.001 par value, 208,169,412 and 167,420,605 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	208,169	167,421
Additional paid-in capital	42,350,286	36,375,359
Accumulated deficit	(41,700,286)	(35,639,837)
Total stockholders' equity	858,169	902,943

Total liabilities and stockholders’ equity	$9,503,434	$9,030,906

See accompanying notes to these condensed consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenue:
Product sales, net	$6,956,861	$2,218,343	$18,469,199	$6,426,790
License revenue	582	2,500	5,737	10,000
Service revenue	189,462	-	345,110	-
Cooperative marketing revenue	233,074	-	416,710	-
Net revenue	7,379,979	2,220,843	19,236,756	6,436,790

Operating expense:
Cost of product sales	1,536,792	480,076	3,739,837	1,329,131
Research and development	59,201	8,736	93,093	26,982
Sales and marketing	5,263,533	1,626,630	14,094,203	4,869,717
General and administrative	2,023,030	1,321,001	5,638,352	4,207,899
Total operating expense	8,882,556	3,436,443	23,565,485	10,433,729

Loss from operations	(1,502,577)	(1,215,600)	(4,328,729)	(3,996,939)

Other income (expense):
Interest expense	(381,663)	(104,276)	(949,533)	(771,885)
Loss on extinguishment of debt	(745,439)	(89,341)	(1,039,711)	(394,169)
Other income (expense), net	290	(4,800)	665	(5,622)
Fair value adjustment for contingent consideration	179,451	69,305	198,250	195,459
Change in fair value of derivative liabilities	-	16,055	-	(32,138)
Total other expense, net	(947,361)	(113,057)	(1,790,329)	(1,008,355)

Provision for income taxes	-	-	-	3,200

Net loss	$(2,449,938)	$(1,328,657)	$(6,119,058)	$(5,008,494)

Net loss per share of Common Stock – basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.03)

Weighted average number of shares of Common Stock outstanding – basic and diluted	214,527,261	161,587,934	202,290,341	152,325,196

See accompanying notes to these condensed consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
	2018	2017

Cash flows from operating activities:
Net loss	$(6,119,058)	$(5,008,494)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	32,093	8,258
(Recovery of) Allowance for doubtful accounts	(179)	5,090
Common Stock, restricted stock units and stock options issued to employees, board of directors and consultants for compensation and services	356,058	997,030
Loss on extinguishment of debt	1,039,712	394,169
Change in fair value of contingent consideration	(198,250)	(195,459)
Change in fair value of derivative liabilities	-	32,138
Amortization of debt discount	898,895	687,598
Amortization of intangible assets	472,425	472,675
Changes in operating assets and liabilities, net of acquisition amounts
Accounts receivable	(287,909)	959
Prepaid expense and other current assets	(764,346)	177,297
Inventories	(472,347)	(40,199)
Accounts payable and accrued expense	(257,647)	506,007
Accrued compensation	(395,575)	433,498
Accrued interest payable	37,560	(6,094)
Deferred revenue and customer deposits	70,682	(11,000)
Net cash used in operating activities	(5,587,887)	(1,546,527)

Cash flows used in investing activities:
Purchase of property and equipment	(176,064)	(10,131)
Contingent consideration payment	(19,298)	-
Net cash used in investing activities	(195,362)	(10,131)

Cash flows from financing activities:
Payments on short-term loans payable	(245,383)	(7,199)
Proceeds from short-term loans payable	125,000	-
Proceeds from notes payable	3,722,499	300,000
Payments on notes payable	(1,535,416)	(214,000)
Proceeds from warrant and stock option exercises	2,852,701	4,879
Issuance of Common Stock for services	2,000	-
Proceeds from sale of Common Stock and warrants, net of offering costs	-	3,307,773
Payments on convertible debentures	-	(1,222,422)
Prepayment penalty on extinguishment of convertible debentures	-	(127,247)
Net cash provided by financing activities	4,921,401	2,041,784

Net change in cash	(861,847)	485,126

Cash at beginning of period	1,564,859	829,933

Cash at end of period	$703,012	$1,315,059
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$-	$5,600
Cash paid for interest	$4,519	$80,344

Supplemental disclosures of non-cash investing and financing activities:
Common Stock issued for conversion of convertible debentures and accrued interest	$1,288,172	$577,835
Reclassification of the fair value of the embedded conversion features from derivative liability to additional paid-in capital upon conversion	$-	$203,630
Relative fair value of Common Stock issued in connection with notes payable recorded as debt discount	$693,911	$99,386
Fair value of non-forfeitable Common Stock issued to consultant included in accounts payable and accrued expense	$-	$360,000
Offering costs in connection with warrant exercises included in accounts payable and accrued expenses	$181,213	$-
Cumulative adjustment to accumulated deficit for the fair value of the warrant derivative liability upon adoption of ASU 2017-11 on January 1, 2018	$58,609	$-
Issuance of shares of Common Stock for vested restricted stock units	$-	$92
Fair value of Common Stock issued for prepayment of future royalties due under the CRI License Agreement included in prepaid expense and other current assets	$-	$44,662
Fair value of Common Stock issued as financing fees in connection with notes payable recorded as debt discount	$222,500	$-

See accompanying notes to these condensed consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.

Notes to Condensed Consolidated Financial Statements

September 30, 2018

(Unaudited)

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Innovus Pharmaceuticals, Inc., together with its subsidiaries (collectively referred to as “Innovus”, “we”, “our”, “us” or the “Company”) is a Nevada formed, San Diego, California-based emerging commercial stage pharmaceutical company delivering over-the-counter medicines and consumer care products for men’s and women’s health and respiratory diseases.

We generate revenue from 31 commercial products in the United States, including 12 of these commercial products in multiple countries around the world through our 16 international commercial partners. While we generate revenue from the sale of our commercial products, most revenue is currently generated by UriVarx®, Apeaz®, Vesele®, Diabasens™, Sensum+®, ProstaGorx®, Zestra®, Zestra® Glide, RecalMax™, FlutiCare®, AllerVarx®, ArthriVarx®, Xyralid®, PEVarx®, and Beyond Human® Testosterone Booster and related products.

Basis of Presentation

The condensed consolidated balance sheet as of December 31, 2017, which has been derived from audited consolidated financial statements, and these unaudited condensed consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and include all assets, liabilities, revenues and expenses of the Company and its wholly owned subsidiaries: FasTrack Pharmaceuticals, Inc., Semprae Laboratories, Inc. (“Semprae”) and Novalere, Inc. (“Novalere”). All material intercompany transactions and balances have been eliminated. These interim unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2017. Certain information required by U.S. GAAP has been condensed or omitted in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The results for the period ended September 30, 2018 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2018 or for any future period.

Change in Accounting Principle

On January 1, 2018, we adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. This ASU requires that when determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. As a result, a freestanding equity-linked financial instrument no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic earnings per share. The Company elected to use the modified retrospective transition method, where the cumulative effect of the initial application is recognized as an adjustment to opening retained earnings at January 1, 2018.  As a result of the adoption of this ASU, we recorded a cumulative-effect adjustment to the consolidated statement of financial position as of January 1, 2018 of $58,609 for the warrants previously classified as a derivative liability due to a down round provision included in the terms of the warrant agreement. Therefore, the cumulative-effect adjustment was recorded as a reduction in accumulated deficit and derivative liabilities in the accompanying condensed consolidated balance sheet as of January 1, 2018.  The adoption of this ASU did not have an impact on our condensed consolidated results of operations.

Liquidity

Our operations have been financed primarily through proceeds from convertible debentures and notes payable, sales of our Common Stock and revenue generated from our products domestically and internationally by our partners. These funds have provided us with the resources to operate our business, sell and support our products, attract and retain key personnel and add new products to our portfolio. We have experienced net losses and negative cash flows from operations each year since our inception.  As of September 30, 2018, we had an accumulated deficit of $41,700,286 and negative working capital of $1,633,378.

During the nine months ended September 30, 2018, we received net cash proceeds of $2.7 million from the exercise of warrants (see Note 5). Additionally, during the period we raised $3.7 million in gross proceeds from the issuance of notes payable to six investors (see Note 4). We have also raised $1.5 million in gross proceeds from the issuance of notes payable to four investors subsequent to September 30, 2018 (see Note 7). We have also issued equity securities in certain circumstances to pay for services from vendors and consultants.

As of September 30, 2018, we had $703,012 in cash and $453,675 held by merchant processors reported in other current assets and as of November 13, 2018 we had $1,528,293 in cash and $387,062 held by merchant processors reported in other current assets. During the nine months ended September 30, 2018, we had net cash used in operating activities of approximately $5.6 million. We expect that our existing capital resources, together with revenue from sales of our products and expected upcoming sales milestone payments from the commercial partners signed for our products will be sufficient to allow us to continue our operations, commence the product development process and launch selected products through at least the next 12 months. In addition, our CEO, who is also a significant shareholder, has deferred the remaining payment of his salary earned through June 30, 2016 totaling $1,227,554 and has agreed to refrain from receipt of any funds which may jeopardize the ability of the Company to operate. Our actual needs will depend on numerous factors, including timing of introducing our products to the marketplace, our ability to attract additional international distributors for our products and our ability to in-license in non-partnered territories and/or develop new product candidates. Although no assurances can be given, we currently intend to raise additional capital through the sale of debt or equity securities to provide additional working capital, pay for further expansion and development of our business, and to meet current obligations. Such capital may not be available to us when we need it or on terms acceptable to us, if at all.

Use of Estimates

The preparation of these condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Such management estimates include the allowance for doubtful accounts, sales returns and chargebacks, realizability of inventories, valuation of deferred tax assets, goodwill and intangible assets, valuation of contingent acquisition consideration, recoverability of long-lived assets and goodwill and the valuation of equity-based instruments. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

Fair Value Measurement

Our financial instruments are cash, accounts receivable, accounts payable, accrued liabilities, contingent consideration and debt. The recorded values of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values based on their short-term nature. The fair value of the contingent acquisition consideration is based upon the present value of expected future payments under the terms of the agreements and is a Level 3 measurement.  Based on borrowing rates currently available to us, the carrying values of the notes payable and short-term loans payable approximate their respective fair values.

We follow a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to measurements involving significant unobservable inputs (Level 3). The three levels of the fair value hierarchy are as follows:

●	Level 1 measurements are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date.
●	Level 2 measurements are inputs other than quoted prices included in Level 1 that are observable either directly or indirectly.
●	Level 3 measurements are unobservable inputs.

Revenue Recognition

Our principal activities from which we generate our revenue are product sales.

Revenue is measured based on consideration specified in a contract with a customer. A contract with a customer exists when we enter into an enforceable contract with a customer. The contract is based on either the acceptance of standard terms and conditions on the websites for e-commerce customers and via telephone with our third-party call center for our print media and direct mail customers, or the execution of terms and conditions contracts with retailers and wholesalers. These contracts define each party's rights, payment terms and other contractual terms and conditions of the sale. Consideration is typically paid prior to shipment via credit card or check when our products are sold direct to consumers or approximately 30 days from the time control is transferred when sold to wholesalers, distributors and retailers. We apply judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience and, in some circumstances, published credit and financial information pertaining to the customer.

A performance obligation is a promise in a contract to transfer a distinct product to the customer, which for us is transfer of over-the-counter drug and consumer care products to our customers. Performance obligations promised in a contract are identified based on the goods that will be transferred to the customer that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the goods is separately identifiable from other promises in the contract. We have concluded the sale of bottled finished goods and related shipping and handling are accounted for as the single performance obligation.

The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when or as the customer receives the benefit of the performance obligation. The transaction price is determined based on the consideration to which we will be entitled to receive in exchange for transferring goods to the customer. We issue refunds to e-commerce and print media customers, upon request, within 30 days of delivery. We estimate the amount of potential refunds at each reporting period using a portfolio approach of historical data, adjusted for changes in expected customer experience, including seasonality and changes in economic factors. For retailers, distributors and wholesalers, we do not offer a right of return or refund and revenue is recognized at the time products are shipped to customers. In all cases, judgment is required in estimating these reserves. Actual claims for returns could be materially different from the estimates. The estimated reserve for sales returns and allowances, which is included in accounts payable and accrued expense, was approximately $213,000 and $53,000 at September 30, 2018 and December 31, 2017, respectively.

We recognize revenue when we satisfy a performance obligation in a contract by transferring control over a product to a customer when product is shipped. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by us from a customer, are excluded from revenue. Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as a fulfillment cost and are included in cost of product sales.

We enter into exclusive distributor and license agreements that are within the scope of ASC Topic 606. The license agreements we enter into normally generate three separate components of revenue: (1) an initial nonrefundable payment due on signing or when certain specific conditions are met; (2) royalties that are earned on an ongoing basis as sales are made or a pre-agreed transfer price; and (3) sales-based milestone payments that are earned when cumulative sales reach certain levels. Revenue from the initial nonrefundable payments or licensing fee is recognized when all required conditions are met. If the consideration for the initial license fee is for the right to sell the licensed product in the respective territory with no other required conditions to be met, such type of nonrefundable license fee arrangement for the right to sell the licensed product in the territory is recognized ratably over the term of the license agreement. For arrangements with licenses that include sales-based royalties, including sales-based milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, we recognize royalty revenue and sales-based milestones at the later of (i) when the related sales occur, or (ii) when the performance obligation to which the royalty has been allocated has been satisfied. The achievement of the sales-based milestone underlying the payment to be received predominantly relates to the licensee’s performance of future commercial activities.

Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding and vested but deferred RSUs during the period presented. Diluted net loss per share is computed using the weighted average number of common shares outstanding and vested plus deferred RSUs during the periods plus the effect of dilutive securities outstanding during the periods. For the three and nine months ended September 30, 2018 and 2017, basic net loss per share is the same as diluted net loss per share as a result of our Common Stock equivalents being anti-dilutive.  See Note 5 for more details.

Recent Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718) Improvements to Nonemployee Share-Based Payment Accounting.  This ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees.  The amendments in this ASU will become effective for us beginning January 1, 2019, and early adoption is permitted. We do not anticipate that this ASU will have a material effect on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The update simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount. This update is effective for annual and interim periods beginning after December 15, 2019, and interim periods within that reporting period. While we are still in the process of completing our analysis on the impact this guidance will have on the consolidated financial statements and related disclosures, we do not expect the impact to be material.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The update provides that when substantially all the fair value of the assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This update is effective for annual and interim periods beginning after December 15, 2017, and interim periods within that reporting period. We adopted this ASU on January 1, 2018 and the impact on our consolidated financial statements will depend on the facts and circumstances of any specific future transactions.

In February 2016, the FASB issued its new lease accounting guidance in ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date. A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and ASC 606, Revenue from Contracts with Customers. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. Lessees (for capital and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees may not apply a full retrospective transition approach.  While we are currently assessing the impact ASU 2016-02 will have on the consolidated financial statements, we expect the primary impact to the consolidated financial position upon adoption will be the recognition, on a discounted basis, of the minimum commitments on the consolidated balance sheet under our sole non-cancelable operating lease for our facility in San Diego resulting in the recording of a right of use asset and lease obligation.

NOTE 2 – INVENTORY

Inventories consist of the following:

	September 30,	December 31,
	2018	2017
Raw materials and supplies	$317,070	$164,469
Work in process	126,883	152,935
Finished goods	1,754,092	1,408,294
Total	$2,198,045	$1,725,698

NOTE 3 – INTANGIBLE ASSETS AND GOODWILL

Amortizable intangible assets consist of the following:

	September 30, 2018
	Amount	Accumulated Amortization	Net Amount	Useful Lives (years)

Patent & Trademarks	$417,597	$(150,018)	$267,579	7	–	15
Customer Contracts	611,119	(295,374)	315,745		10
Sensum+® License (from CRI)	234,545	(125,056)	109,489		10
Vesele® Trademark	25,287	(12,578)	12,709		8
Beyond Human® Website and Trade Name	222,062	(101,744)	120,318	5	–	10
Novalere Manufacturing Contract	4,681,000	(1,706,615)	2,974,385		10
Other Beyond Human® Intangible Assets	4,730	(4,281)	449	1	–	3
Total	$6,196,340	$(2,395,666)	$3,800,674

	December 31, 2017
	Amount	Accumulated Amortization	Net Amount	Useful Lives (years)

Patent & Trademarks	$417,597	$(124,809)	$292,788	7	–	15
Customer Contracts	611,119	(249,540)	361,579		10
Sensum+® License (from CRI)	234,545	(107,464)	127,081		10
Vesele® Trademark	25,287	(10,208)	15,079		8
Beyond Human® Website and Trade Name	222,062	(72,206)	149,856	5	–	10
Novalere Manufacturing Contract	4,681,000	(1,355,540)	3,325,460		10
Other Beyond Human® Intangible Assets	4,730	(3,474)	1,256	1	–	3
Total	$6,196,340	$(1,923,241)	$4,273,099

Amortization expense for the three and nine months ended September 30, 2018 and 2017 was $157,475 and $157,477 and $472,425 and $472,675, respectively. The following table summarizes the approximate expected future amortization expense as of September 30, 2018 for intangible assets:

Remainder of 2018	$157,475
2019	629,001
2020	628,527
2021	599,598
2022	591,834
2023	558,150
Thereafter	636,089
$3,800,674

 NOTE 4 – NOTES PAYABLE

The following table summarizes the outstanding notes payable at September 30, 2018 and December 31, 2017:

	2018	2017
Notes payable:
February 2016 Note Payable	$-	$54,984
September 2017 5% Note Payable	-	165,000
October and December 2017 Notes Payable	-	1,066,667
December 2017 5% Note Payable	-	390,000
January and March 2018 Notes Payable	411,459	-
February and March 2018 5% Notes Payable	720,000	-
July 2018 5% Note Payable	550,000	-
August 2018 Notes Payable	1,100,000	-
September 2018 3.8% Note Payable	390,000	-
Total notes payable	3,171,459	1,676,651
Less: Debt discount	(830,610)	(437,355)
Carrying value	2,340,849	1,239,296
Less: Current portion	(2,340,849)	(1,239,296)
Notes payable, net of current portion	$-	$-

The following table summarizes the future minimum payments as of September 30, 2018 for the notes payable:

Remainder of 2018	$1,004,004
2019	2,167,455
$3,171,459

September 2017 5% Note Payable

On September 20, 2017, we entered into a securities purchase agreement with an unrelated third-party investor in which the investor loaned us gross proceeds of $150,000 pursuant to a 5% promissory note.  The note has an Original Issue Discount (“OID”) of $15,000 and requires payment of $165,000 in principal upon maturity. The note bears interest at the rate of 5% per annum and the principal amount and interest are payable at maturity on May 20, 2018.

In connection with the note, we issued the investor restricted shares of Common Stock totaling 895,000 shares.  The fair value of the restricted shares of Common Stock issued was based on the market price of our Common Stock on the date of issuance of the note.  The allocation of the proceeds received to the restricted shares of Common Stock based on their relative fair value and the OID resulted in us recording a debt discount of $70,169. The discount is being amortized to interest expense using the effective interest method over the term of the note.

In April 2018, we entered into a securities purchase agreement with the September 2017 5% Note holder. In connection with the securities exchange agreement, we issued a total of 1,474,287 shares of Common Stock in exchange for the settlement of principal and interest due totaling $169,543.  The fair value of the shares of Common Stock issued was based on the market price of our Common Stock on the date of the securities exchange agreements was determined to be $196,080. Due to the settlement of the principal and interest balance of $169,543 into shares of Common Stock, the transaction was recorded as a debt extinguishment and the fair value of the shares of Common Stock issued in excess of the settled principal balance totaling $26,537 and the unamortized debt discount as of the date of settlement of $12,050 were recorded as a loss on debt extinguishment in the accompanying condensed consolidated statement of operations.

December 2017 5% Note Payable

On December 13, 2017, we entered into a securities purchase agreement with an unrelated third-party investor in which the investor loaned us gross proceeds of $350,000 pursuant to a 5% promissory note (“December 2017 5% Note Payable”). The note has an original issue discount (“OID”) of $40,000, bears interest at 5% per annum and requires principal and interest payments of $139,750, $133,250 and $131,625 on June 15, 2018, September 15, 2018 and December 15, 2018, respectively.

On July 23, 2018, we entered into a securities exchange agreement with the December 2017 5% Note Payable holder. In connection with the securities exchange agreement, we issued a total of 3,832,695 shares of Common Stock in exchange for the settlement of principal and interest due totaling $402,433.  The fair value of the shares of Common Stock issued was based on the market price of our Common Stock on the date of the securities exchange agreements was determined to be $682,220. Due to the settlement of the principal and interest balance of $402,433 into shares of Common Stock, the transaction was recorded as a debt extinguishment and the fair value of the shares of Common Stock issued in excess of the settled principal and interest balance totaling $279,787 and the unamortized debt discount as of the date of settlement of $42,594 were recorded as a loss on debt extinguishment in the accompanying condensed consolidated statement of operations.

October and December 2017 Notes Payable

On October 17, 2017, October 20, 2017 and December 4, 2017, we entered into a securities purchase agreement with two unrelated third-party investors in which the investors loaned us gross proceeds of $500,000 in October 2017 and $500,000 in December 2017 pursuant to a 0% promissory note (“October and December 2017 Notes Payable”). The notes have an OID of $200,000 and require nine payments of $66,667 in principal per month through July 2018 and twelve payments of $50,000 in principal per month through December 2018. The October and December 2017 Notes Payable bear no interest per annum. The effective interest rate is 27% per annum for the notes issued in October and 20% per annum for the notes issued in December.

On March 1, 2018, we entered into a securities exchange agreement with certain of the October and December 2017 Notes Payable holders. In connection with the securities exchange agreement, we issued a total of 2,250,000 shares of Common Stock in exchange for the settlement of principal due under the October and December 2017 Notes Payable totaling $166,667. The fair value of the shares of Common Stock issued, based on the market price of our Common Stock on the date of the securities exchange agreements, was determined to be $384,750. Due to the settlement of the principal balance of $166,667 into shares of Common Stock, the transaction was recorded as a debt extinguishment and the fair value of the shares of Common Stock issued in excess of the settled principal balance totaling $218,083 and the unamortized debt discount as of the date of settlement of $37,602 were recorded as a loss on debt extinguishment in the accompanying condensed consolidated statement of operations.

On July 31, 2018, we entered into a securities exchange agreement with the October and December 2017 Notes Payable holders. In connection with the securities exchange agreement, we issued a total of 2,380,954 shares of Common Stock in exchange for the settlement of principal due totaling $250,000.  The fair value of the shares of Common Stock issued was based on the market price of our Common Stock on the date of the securities exchange agreements was determined to be $366,667. Due to the settlement of the principal balance of $250,000 into shares of Common Stock, the transaction was recorded as a debt extinguishment and the fair value of the shares of Common Stock issued in excess of the settled principal balance totaling $116,667 and the unamortized debt discount as of the date of settlement of $66,753 were recorded as a loss on debt extinguishment in the accompanying condensed consolidated statement of operations.

January and March 2018 Notes Payable

 On January 8, 2018, January 30, 2018, March 1, 2018 and March 2, 2018, we entered into a securities purchase agreement with three unrelated third-party investors, pursuant to which the investors loaned us gross proceeds of $677,500 in January 2018 and $550,000 in March 2018 pursuant to 0% promissory notes (“January and March 2018 Notes Payable”). The notes have an OID of $269,375 and bear interest at the rate of 0% per annum. The principal amount of $1,496,875 is to be repaid in twelve equal monthly installments. Monthly installments of $68,490 began in February 2018 and are due through January 2019 and monthly installments of $56,250 begin in April 2018 and are due through March 2019. The effective interest rate is 22% per annum for the January and March 2018 Notes Payable.

In connection with the January and March 2018 Notes Payable, we issued the investors restricted shares of our Common Stock totaling 1,282,000 shares. The fair value of the restricted shares of Common Stock issued was based on the market price of our Common Stock on the date of issuance of the January and March 2018 Notes Payable. The allocation of the proceeds received to the restricted shares of Common Stock based on their relative fair value and the OID resulted in us recording a debt discount of $226,669 in January 2018 and $187,574 in March 2018. In connection with the financing, we issued 621,317 restricted shares of our Common Stock in January 2018 and 314,737 restricted shares of Common Stock in March 2018 to a third-party consultant. The fair value of the restricted shares of Common Stock issued of $67,500 in January 2018 and $55,000 in March 2018 was recorded as a debt discount to the carrying value of the January and March 2018 Notes Payable. The discount is being amortized to interest expense using the effective interest method over the term of the January and March 2018 Notes Payable.

On July 31, 2018, we entered into a securities exchange agreement with the January and March 2018 Notes Payable holders. In connection with the securities exchange agreement, we issued a total of 2,857,144 shares of Common Stock in exchange for the settlement of principal due totaling $300,000.  The fair value of the shares of Common Stock issued was based on the market price of our Common Stock on the date of the securities exchange agreements was determined to be $440,000. Due to the settlement of the principal balance of $300,000 into shares of Common Stock, the transaction was recorded as a debt extinguishment and the fair value of the shares of Common Stock issued in excess of the settled principal balance totaling $140,000 and the unamortized debt discount as of the date of settlement of $99,638 were recorded as a loss on debt extinguishment in the accompanying condensed consolidated statement of operations.

February and March 2018 5% Notes Payable

On February 28, 2018 and March 28, 2018, we entered into a securities purchase agreement with two unrelated third-party investors, pursuant to which the investors loaned us gross proceeds of $650,000 pursuant to 5% promissory notes (“February and March 2018 5% Notes Payable”). The notes have an OID of $70,000 and require aggregate payments of $720,000 in principal. The notes bear interest at the rate of 5% per annum and the principal amount and interest are payable at maturity on October 28, 2018 for the note issued in February 2018 and in three installments on October 1, 2018, January 1, 2019 and April 1, 2019 for the note issued in March 2018.

In connection with the February and March 2018 5% Notes Payable, we issued the investors restricted shares of our Common Stock totaling 1,485,000 shares. The fair value of the restricted shares of Common Stock issued was based on the market price of our Common Stock on the date of issuance of the February and March 2018 5% Notes Payable. The allocation of the proceeds received to the restricted shares of Common Stock based on their relative fair value and the OID resulted in us recording a debt discount of $93,566 in February 2018 and $128,695 in March 2018. The discount is being amortized to interest expense using the effective interest method over the term of the February and March 2018 5% Notes Payable.

July 2018 5% Note Payable

On July 19, 2018, we entered into a securities purchase agreement with an unrelated third-party investor in which the investor loaned us gross proceeds of $500,000 pursuant to 5% promissory notes (“July 2018 5% Notes Payable”). The notes have an OID of $50,000 and require payments of $550,000 in principal. The notes bear interest at the rate of 5% per annum and the principal amount and interest are payable at maturity on February 19, 2019.

In connection with the note, we issued the investor restricted shares of Common Stock totaling 1,600,000 shares.  The fair value of the restricted shares of Common Stock issued was based on the market price of our Common Stock on the date of issuance of the note.  The allocation of the proceeds received to the restricted shares of Common Stock based on their relative fair value and the OID resulted in us recording a debt discount of $176,166. The discount is being amortized to interest expense using the effective interest method over the term of the note.

August 2018 Notes Payable

On August 1, 2018, we entered into a securities purchase agreement with two unrelated third-party investors in which the investors loaned us gross proceeds of $1,000,000 pursuant to a 0% promissory note (“August 2018 Notes Payable”).  The notes have an OID of $200,000 and require twelve payments of $100,000 in principal per month through August 2019. The August 2018 Notes Payable bear no interest per annum. The effective interest rate is 20% per annum for the notes.

In connection with the August 2018 Notes Payable, we issued the investors restricted shares of Common Stock totaling 1,000,000 shares.  The fair value of the restricted shares of Common Stock issued was based on the market price of our Common Stock on the date of issuance of the August 2018 Notes Payable.  The allocation of the proceeds received to the restricted shares of Common Stock based on their relative fair value and the OID resulted in us recording a debt discount of $435,322. In connection with the financing, we issued 638,978 restricted shares to a third-party consultant. The fair value of the restricted shares of Common Stock issued of $100,000 was recorded as a debt discount to the carrying value of the August 2018 Notes Payable. The discount is being amortized to interest expense using the effective interest method over the term of the August 2018 Notes Payable.

September 2018 5% Notes Payable

On September 12, 2018, we entered into a securities purchase agreement with an unrelated third-party investor in which the investor loaned us gross proceeds of $350,000 pursuant to 5% promissory notes (“September 2018 5% Notes Payable”). The notes have an OID of $40,000 and require payments of $390,000 in principal. The notes bear interest at the rate of 5% per annum and the principal amount and interest are payable in three installments on March 12, 2019, June 12, 2019 and September 12, 2019 for the note.

In connection with the September 2018 5% Notes Payable, we issued the investor restricted shares of Common Stock totaling 1,000,000 shares.  The fair value of the restricted shares of Common Stock issued was based on the market price of our Common Stock on the date of issuance of the September 2018 5% Notes Payable.  The allocation of the proceeds received to the restricted shares of Common Stock based on their relative fair value and the OID resulted in us recording a debt discount of $130,296. The discount is being amortized to interest expense using the effective interest method over the term of the Note.

Interest Expense

We recognized interest expense on notes payable of approximately $14,497 and $17,750 and $48,275 and $64,463 for the three and nine months ended September 30, 2018 and 2017, respectively.  Amortization of the debt discount to interest expense during the three and nine months ended September 30, 2018 and 2017 approximated $364,804 and $86,250 and $898,896 and $687,598, respectively.

NOTE 5 – STOCKHOLDERS’ EQUITY

Issuances of Common Stock

In the first quarter of 2018, eleven of our warrant holders exercised their Series B Warrants to purchase shares of Common Stock totaling 18,925,002 at an exercise price of $0.15 per share. We received net cash proceeds of $2,657,538. The remaining Series B Warrants totaling 6,741,667 expired on March 21, 2018. Per the terms of the engagement letter with H.C. Wainwright & Co. (“HCW”) in connection with the public offering in March 2017 and as a result of the Series B Warrant exercises, we paid HCW $181,213 and issued a warrant to purchase 862,917 shares of Common Stock at an exercise price of $0.1875 per share (125% of the price of the Common Stock sold in the public offering in March 2017) which expires on March 21, 2023. The fair value of the warrants issued to HCW totaled $136,729 and was determined using Black-Scholes. The fair value of the warrants was recorded as an offering cost but has no net impact to additional paid-in capital in stockholders’ equity in the accompanying condensed consolidated balance sheet. In the third quarter of 2018, a warrant holder exercised their Series A Warrants to purchase shares of Common Stock totaling 100,000 at an exercise price of $0.15 per share.  We received net cash proceeds of $13,950.

On October 10, 2017, we entered into a service agreement with a third party pursuant to which we agreed to issue, over the term of the agreement, 2,000,000 shares of Common Stock in exchange for services to be rendered. We have terminated this agreement effective January 30, 2018. During the three months ended March 31, 2018, we issued 166,666 shares of restricted Common Stock under the agreement related to services provided and recognized the fair value of the shares issued of $13,917 in general and administrative expense in the accompanying consolidated statement of operations. The shares of Common Stock vested on the date of issuance and the fair value of the shares of Common Stock was based on the market price of our Common Stock on the date of vesting.

During the three and nine months ended September 30, 2018, we issued 0 and 106,486 shares of restricted Common Stock, respectively, for services and recorded expense of $0 and $10,500 which is included in general and administrative expense in the accompanying condensed consolidated statement of operations. The 106,486 shares of Common Stock vested on the date of issuance and the fair value of the shares of Common Stock was based on the market price of our Common Stock on the date of vesting.

During the three and nine months ended September 30, 2018, we issued 3,600,000 and 6,367,000 shares of restricted Common Stock, respectively, to note holders in connection with their notes payable.  The relative fair value of the shares of restricted Common Stock issued was determined to be $401,782 and $693,911, respectively, and was recorded as a debt discount (see Note 4).

In connection with the January and March 2018 Notes, we issued 621,317 restricted shares of Common Stock in January 2018 and 314,737 restricted shares of Common Stock in March 2018 to a third-party consultant. The fair value of the restricted shares of Common Stock issued of $67,500 in January 2018 and $55,000 in March 2018 was recorded as a debt discount to the carrying value of the notes payable during the nine months ended September 30, 2018 (see Note 4).

In connection with the August 2018 Notes, we issued 638,978 restricted shares of Common Stock in March 2018 to a third-party consultant. The fair value of the restricted shares of Common Stock issued of $100,000 in August 2018 was recorded as a debt discount to the carrying value of the notes payable during the nine months ended September 30, 20018 (see Note 4).

In March 2018, certain October and December 2017 Notes Payable holders elected to exchange $166,667 in principal for 2,250,000 shares of Common Stock (see Note 4). The fair value of the shares of Common Stock of $384,750 was based on the market price of our Common Stock on the date of issuance.

In April 2018, certain September 2017 5% Notes Payable holders elected to exchange $169,543 in principal and interest for 1,474,287 shares of Common Stock (see Note 4). The fair value of the shares of Common Stock of $196,080 was based on the market price of our Common Stock on the date of issuance.

In July 2018, certain December 2017 5% Notes Payable holders elected to exchange $402,433 in principal and interest for 3,832,695 shares of Common Stock (see Note 4). The fair value of the shares of Common Stock of $682,220 was based on the market price of our Common Stock on the date of issuance.

In July 2018, certain January and March 2018 Notes Payable holders elected to exchange $300,000 in principal for 2,857,144 shares of Common Stock (see Note 4). The fair value of the shares of Common Stock of $440,000 was based on the market price of our Common Stock on the date of issuance.

In July 2018, certain October and December 2017 Notes Payable holders elected to exchange $250,000 in principal for 2,380,954 shares of Common Stock (see Note 4). The fair value of the shares of Common Stock of $366,667 was based on the market price of our Common Stock on the date of issuance.

2013 Equity Incentive Plan

We have issued Common Stock, restricted stock units and stock option awards to employees, non-executive directors and outside consultants under the 2013 Equity Incentive Plan (“2013 Plan”), which was approved by our Board of Directors in February of 2013. The 2013 Plan allows for the issuance of up to 10,000,000 shares of our Common Stock to be issued in the form of stock options, stock awards, stock unit awards, stock appreciation rights, performance shares and other share-based awards. As of September 30, 2018, there were no shares available under the 2013 Plan.

2014 Equity Incentive Plan

We have issued Common Stock, restricted stock units and stock options to employees, non-executive directors and outside consultants under the 2014 Equity Incentive Plan (“2014 Plan”), which was approved by our Board of Directors in November 2014. The 2014 Plan allows for the issuance of up to 20,000,000 shares of our Common Stock to be issued in the form of stock options, stock awards, stock unit awards, stock appreciation rights, performance shares and other share-based awards. As of September 30, 2018, there were 63 shares were available under the 2014 Plan.

2016 Equity Incentive Plan

We have issued Common Stock, restricted stock units and stock options to employees, non-executive directors and outside consultants under the 2016 Equity Incentive Plan (“2016 Plan”), which was approved by our Board of Directors in March 2016. The 2016 Plan allows for the issuance of up to 25,663,199 shares of our Common Stock to be issued in the form of stock options, stock awards, stock unit awards, stock appreciation rights, performance shares and other share-based awards. As of September 30, 2018, 15,506,569 shares were available under the 2016 Plan.

Stock Options

For the nine months ended September 30, 2018 and 2017, the following weighted average assumptions were utilized for the calculation of the fair value of the stock options granted during the period using Black-Scholes:

	2018	2017
Expected life (in years)	6.23	8.6
Expected volatility	200.6%	217.0%
Average risk-free interest rate	2.81%	2.28%
Dividend yield	0%	0%
Grant date fair value	$0.15	$0.17

The dividend yield of zero is based on the fact that we have never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on the historical volatility of our Common Stock over the period commensurate with the expected life of the stock options. Expected life in years is based on the “simplified” method as permitted by ASC Topic 718. We believe that all stock options issued under its stock option plans meet the criteria of “plain vanilla” stock options. We use a term equal to the term of the stock options for all non-employee stock options. The risk-free interest rate is based on average rates for treasury notes as published by the Federal Reserve in which the term of the rates corresponds to the expected term of the stock options.

The following table summarizes the number of stock options outstanding and the weighted average exercise price:

	Options	Weighted average exercise price	Weighted remaining contractual life (years)	Aggregate intrinsic value
Outstanding at December 31, 2017	88,000	$0.17	8.2	$1,590
Granted	282,000	0.15	9.6	280
Exercised	-	-	-	-
Cancelled	-	-	-	-
Forfeited	-	-	-	-
Outstanding at September 30, 2018	370,000	$0.15	9.3	$1,870

Vested and Expected to Vest at September 30, 2018	370,000	$0.15	9.3	$1,870

The aggregate intrinsic value is calculated as the difference between the exercise price of all outstanding stock options and the quoted price of our Common Stock at September 30, 2018.  During the three and nine months ended September 30, 2018 and 2017, the Company recognized stock-based compensation from stock options of $4,820 and $904 and $9,218 and $6,310, respectively.

The weighted average grant date fair value of outstanding stock options for the nine months ended September 30, 2018 is $0.15 per share.

Restricted Stock Units

The following table summarizes the restricted stock unit activity for the nine months ended September 30, 2018:

Restricted Stock Units
Outstanding at December 31, 2017	13,191,835
Granted	6,805,772
Exchanged	(713,541)
Cancelled	(1,536,459)
Outstanding at September 30, 2018	17,747,607

Vested at September 30, 2018	10,950,904

The vested restricted stock units at September 30, 2018 have not settled and are not showing as issued and outstanding shares of ours but are considered outstanding for earnings per share calculations. Settlement of these vested restricted stock units will occur on the earliest of (i) the date of termination of service of the employee or consultant, (ii) change of control of us, or (iii) 7-10 years from date of issuance. Settlement of vested restricted stock units may be made in the form of (i) cash, (ii) shares, or (iii) any combination of both, as determined by the board of directors and is subject to certain criteria having been fulfilled by the recipient.

We calculate the fair value of the restricted stock units based upon the quoted market value of the Common Stock at the date of grant. The grant date fair value of restricted stock units issued during the three and nine months ended September 30, 2018 was $39,000 and $982,292. For the three and nine months ended September 30, 2018 and 2017, we recognized $128,008 and $80,125 and $325,442 and $248,804, respectively, of stock-based compensation expense for the vested units. As of September 30, 2018, compensation expense related to unvested shares not yet recognized in the condensed consolidated statement of operations was approximately $878,289 and will be recognized over a remaining weighted-average term of 2.55 years.

Warrants

During the year ended December 31, 2014, we issued warrants in connection with notes payable (which were repaid in 2013). The remaining warrants of 135,816 have an exercise price of $0.10 and expire December 6, 2018.

In January 2015, we issued 250,000 warrants with an exercise price of $0.30 per share to a former executive in connection with the January 2015 debenture. The warrants expire on January 21, 2020. The warrants contain anti-dilution protection, including protection upon dilutive issuances. In connection with the convertible debentures issued in 2015, the exercise price of these warrants was reduced to $0.0896 per share and an additional 586,705 warrants were issued per the anti-dilution protection afforded in the warrant agreement during the year ended December 31, 2015.

In connection with the convertible debentures in 2015, we issued warrants with an exercise price of $0.30 per share and expiration in 2020 to investors and placement agents. Warrants to purchase 774,533 shares of Common Stock remain outstanding as of September 30, 2018.

In connection with the convertible debentures in 2016, we issued warrants to the investors and placement agents with an exercise price of $0.40 per share and expire in 2021. Warrants to purchase 4,220,000 shares of Common Stock remain outstanding as of September 30, 2018.

In connection with the public equity offering in March 2017, we issued Series A Warrants to purchase 25,666,669 shares of Common Stock at $0.15 per share and Series B Warrants to purchase 25,666,669 shares of Common Stock at $0.15 per share. The Series A Warrants expire in 2022. In the first quarter of 2018, certain investors elected to exercise 18,925,002 Series B Warrants and the remaining Series B Warrants expired in March 2018. We also issued warrants to purchase 1,283,333 shares of Common Stock to our placement agent with an exercise price of $0.1875 per share and expire in 2022 in connection with the Series B Warrants exercised, as well as in March 2018 we issued our placement agent warrants to purchase 862,917 shares of Common Stock with an exercise price of $0.1875 per share and expire in 2023 in connection with the Series B Warrants exercised.

For the nine months ended September 30, 2018, the following weighted average assumptions were utilized for the calculation of the fair value of the warrants issued during the period using Black-Scholes:

2018
Expected life (in years)	5.0
Expected volatility	183.8%
Average risk-free interest rate	2.69%
Dividend yield	0%

At September 30, 2018, there are 33,679,973 fully vested warrants outstanding. The weighted average exercise price of outstanding warrants at September 30, 2018 is $0.19 per share, the weighted average remaining contractual term is 3.3 years and the aggregate intrinsic value of the outstanding warrants is $27,817.

Net Loss per Share

Restricted stock units that are vested but the issuance and delivery of the shares are deferred until the employee or director resigns are included in the basic and diluted net loss per share calculations.

The weighted average shares of Common Stock outstanding used in the basic and diluted net loss per share calculation for the three and nine months ended September 30, 2018 and 2017 was 203,576,357 and 152,250,793 and 191,530,885 and 143,192,157, respectively.

The weighted average restricted stock units vested but issuance of the Common Stock is deferred until there is a change in control, a specified date in the agreement or the employee or director resigns used in the basic and diluted net loss per share calculation for the three and nine months ended September 30, 2018 and 2017 was 10,950,904 and 9,337,141 and 10,759,456 and 9,133,039, respectively.

The total weighted average shares outstanding used in the basic and diluted net loss per share calculation for the three and nine months ended September 30, 2018 and 2017 was 214,527,261 and 161,587,934 and 202,290,341 and 152,325,196, respectively.

The following table shows the anti-dilutive shares excluded from the calculation of basic and diluted net loss per common share as of September 30, 2018 and 2017:

	As of September 30,
	2018	2017
Gross number of shares excluded:
Restricted stock units – unvested	6,796,703	3,437,500
Stock options	370,000	79,000
Warrants	33,679,973	58,583,725
Total	40,846,676	62,100,225

The above table does not include the ANDA Consideration Shares related to the Novalere acquisition totaling 138,859 at September 30, 2018 and 2017, respectively, as they are considered contingently issuable.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

In May 2017, we entered into a commercial agreement with West-Ward Pharmaceuticals International Limited (“WWPIL”), a wholly-owned subsidiary of Hikma Pharmaceuticals PLC (“Hikma”) (LSE: HIK) (NASDAQ Dubai: HIK) (OTC: HKMPY). Pursuant to the commercial agreement, WWPIL provided us with the rights to launch our branded, fluticasone propionate nasal spray USP, 50 mcg per spray (FlutiCare®), under WWPIL’s FDA approved ANDA No. 207957 in the U.S. in mid-November 2017. The initial term of the commercial agreement is for two years, and upon expiration of the initial term, the agreement will automatically renew for subsequent one-year terms unless either party notifies the other party in writing of its desire not to renew at least 90 days prior to the end of the then current term. The agreement requires us to meet certain minimum product batch purchase requirements in order for the agreement to continue to be in effect. We have met the annual minimum product batch purchase requirements to date.

Litigation

James L. Yeager, Ph.D., and Midwest Research Laboratories, LLC v. Innovus Pharmaceuticals, Inc. On January 18, 2018, Dr. Yeager and Midwest Research Laboratories (the “Plaintiffs”) filed a complaint in the Illinois Northern District Court in Chicago, Illinois, which Plaintiffs amended on February 26, 2018 (“Amended Complaint”).  The Amended Complaint alleges that the Company violated Dr. Yeager’s right of publicity and made unauthorized use of his name, likeness and identity in advertising materials for its product Sensum+®. Plaintiffs seek actual and punitive damages, costs and attorney’s fees, an injunction and corrective advertising. In October 2018, we filed a motion to dismiss the action. We believe that the Plaintiffs’ allegations and claims are wholly without merit, and we intend to defend the case vigorously and assert counterclaims against the Plaintiffs.  More specifically, we believe that we secured and paid for all of the rights claimed by Dr. Yeager from his company Centric Research Institute (“CRI”) pursuant to agreements with CRI (the “CRI Agreements”) and that CRI has indemnification obligations under the CRI Agreements for all expenses and losses associated with the claims made by the Plaintiffs.

In the ordinary course of business, we may face various claims brought by third parties and we may, from time to time, make claims or take legal actions to assert our rights, including intellectual property disputes, contractual disputes and other commercial disputes. Any of these claims could subject us to litigation. Management believes the outcomes of currently pending claims are not likely to have a material effect on our consolidated financial position and results of operations.

NOTE 7 – SUBSEQUENT EVENTS

In October 2018, we entered into a promissory note agreement and securities purchase agreement with an unrelated third-party investor in which the investor loaned us gross proceeds of $500,000 in consideration for the issuance of a 5% promissory note. The note has an OID of $50,000 and requires payment of $550,000 in principal. The note bears interest at the rate of 5% per annum and the principal amount and interest are payable at maturity on May 1, 2019. As additional consideration for the purchase of the note, we issued 1,600,000 shares of restricted Common Stock to the investor.

PROSPECTUS

139,317,017 Shares

Common Stock

              , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table presents the costs and expenses in connection with the issuance and distribution of the securities to be registered, other than commissions payable by us in connection with the sale of Common Stock being registered. Except as otherwise noted, we will pay all of these amounts. All amounts are estimates except the Securities and Exchange Commission (“SEC”) registration fee.

SEC registration fee	$1,114
Accounting fees and expenses	$6,000
Legal fees and expenses	$35,000
Miscellaneous fees and expenses	$5,000
Total	$47,114

Item 14.  Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Amended and Restated Articles of Incorporation (“Charter”) limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

●	any breach of the director’s duty of loyalty to us or our stockholders

●	acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law

●	or under applicable Sections of the Nevada Revised Statutes

●	the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes, or

●	for any transaction from which the director derived an improper personal benefit.

Our Bylaws provide for indemnification of our directors, officers and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers and employees if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves such settlement and reimbursement as being for our best interests. Our Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means, they are required to exercise good faith and fairness in all dealings affecting Innovus. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in Innovus in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

Item 15.  Recent Sales of Unregistered Securities

Set forth below is information regarding all securities sold by us within the last three years which were not registered under the Securities Act. Also included is the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

In January 2016, we issued 225,000 shares of Common Stock to certain individuals as compensation for services rendered to us.

In February 2016, we issued 1,890,000 shares of Common Stock to certain third-party firms as compensation for services rendered to us.

In March 2016, we issued 1,000,000 shares of Common Stock to a third-party firm as compensation for services rendered to us.

In April 2016, we issued 1,935,000 shares of Common Stock to certain third-party firms as compensation for services rendered to us.

On April 18, 2016, we received notifications from two of our warrant holders of their intent to exercise their warrants in full under the cashless exercise provisions of their respective warrant agreements. In connection with the exercise of the warrants, we agreed to reduce the exercise price of these warrants to $0.07 per share and $0.0565 per share, which resulted an additional 469,447 and 981,457 warrants, respectively, being issued in April 2016. We issued 3,193,446 shares of Common Stock upon exercise of the warrants by the two warrant holders.

In May 2016, we issued 550,000 shares of Common Stock to certain third-party firms as compensation for services rendered to us.

In May 2016, we entered into securities purchase agreements with two unrelated third-party investors pursuant to which the investors loaned us gross proceeds of $150,000, and we issued to such investors (i) promissory notes in the aggregate principal amount of $150,000, and (ii) 1.25 million restricted shares of Common Stock.

In June 2016, we issued 1,000,000 shares of Common Stock to a third-party firm as compensation for services rendered to us.

From June 30, 2016 to July 25, 2016 we entered into securities purchase agreements with certain accredited investors, pursuant to which we sold and issued to the investors the following securities: (i) convertible promissory notes in the aggregate principal amount of $3,303,889, which notes had an original issue discount of 10%, bear interest at a rate of 5% per annum, were convertible into shares of Common Stock at a price of $0.25 per share, and matured on July 30, 2017; (ii) warrants to purchase 3,000,000 shares of Common Stock at a price of $0.40 per share, which warrants expire in 2021; and (iii) 7,500,000 shares of Common Stock. The transactions resulted in gross proceeds of $3,000,000, which we used for general working capital purposes. In addition, we entered into a registration right agreement with such purchasers to file a registration statement to register the shares of Common Stock issued as well as those shares of Common Stock underlying to the warrants and promissory notes that were issued to the investors. The promissory notes were paid in full in July 2017.

On July 12, 2016, the Company issued 100,000 shares of its Common Stock valued at $23,000 for the settlement of certain clinical and regulatory milestones under the in-license agreement for Sensum+(R).

On August 11, 2016, the Company issued 191,908 shares of its Common Stock upon the cashless exercise of warrants to purchase 245,157 shares of common stock that were previously issued in connection with a note payable.

During the three months ended September 30, 2016, the Company issued 2,140,714 shares of its Common Stock valued at $638,743 in exchange for services under the Company's existing consulting and service agreements with third parties.

During the three months ended September 30, 2016, certain 2016 Notes holders elected to convert $1,420,265 in principal and interest into 5,681,060 shares of Common Stock.

In October & November 2016, certain 2016 Note holders elected to convert $328,805 in principal and interest into 1,315,220 shares of Common Stock.

In October 2016, we issued 556,786 shares of Common Stock to certain third-party firms as compensation for services rendered to us.

In November 2016, we issued 335,000 shares of Common Stock to a third-party firm as compensation for services rendered to us.

In November 2016, we issued 12,808,796 shares of Common Stock to Novalere Holdings, LLC in connection with the Amendment and Supplement to a Registration Rights and Stock Restriction Agreement.

In December 2016, we issued 1,315,000 shares of Common Stock to certain third-party firms as compensation for services rendered to us.

In December 2016, we entered into securities purchase agreements with three unrelated third-party investors pursuant to which the investors loaned us gross proceeds of $500,000, and we issued to such investors (i) promissory notes in the aggregate principal amount of $550,000, and (ii) 1,111,111 restricted shares of Common Stock. In August, 2017, one of the investors converted the remaining principal and interest balance of the promissory note of $57,004 into 712,551 restricted shares of Common Stock through an exchange agreement. In October, 2017, two of the investors converted the remaining principal and interest balance of the promissory notes of $515,546 into 8,592,431 restricted shares of Common Stock through an exchange agreement.

In January 2017, we entered into a securities purchase agreement with an unrelated third-party investor pursuant to which the investor loaned us gross proceeds of $150,000, and we issued to such investor (i) a promissory note in the aggregate principal amount of $165,000, and (ii) 330,000 restricted shares of our Common Stock. In September, 2017, the investor converted the remaining principal and interest balance of the promissory note of $170,221 into 2,127,765 restricted shares of Common Stock through an exchange agreement.

In January 2017, we issued 225,000 shares of Common Stock valued at $44,662 in connection with the amendment to the in-license agreement for Sensum+(R).

In January 2017, we issued 335,000 shares of Common Stock to a third-party firm as compensation for services rendered to us.

In February 2017, we issued 824,023 shares of Common Stock to certain third-party firms as compensation for services rendered to us.

In March 2017, certain 2016 Notes holders elected to convert $350,610 in principal and interest into 1,402,440 shares of Common Stock.

In April and May 2017, we issued 418,349 shares of Common Stock to certain third-party firms as compensation for services rendered to us.

In September 2017, we entered into a securities purchase agreement with an unrelated third-party investor pursuant to which the investor loaned us gross proceeds of $150,000, and we issued to such investor (i) a promissory note in the aggregate principal amount of $165,000, and (ii) 895,000 restricted shares of our Common Stock. In April, 2018, this investor converted the remaining principal and interest balance of the promissory note of $169,543 into 1,474,287 restricted shares of Common Stock through an exchange agreement.

During the three months ended September 30, 2017, we issued 644,405 shares of our Common Stock valued at $68,700 in exchange for services under existing consulting and service agreements with third parties.

In October 2017, we entered into securities purchase agreements with two unrelated third-party investors pursuant to which the investors loaned us gross proceeds of $500,000, and we issued to such investors (i) promissory notes in the aggregate principal amount of $600,000, and (ii) 600,000 restricted shares of Common Stock. In March, 2018, one of the investors converted the remaining principal and interest balance of the promissory note of $166,667 into 2,250,000 restricted shares of Common Stock through an exchange agreement.

In October 2017, we issued 216,484 shares of Common Stock to certain third-party firms as compensation for services rendered to us.

In November 2017, we issued 186,178 shares of Common Stock to a third-party firm as compensation for services rendered to us.

In December 2017, we issued 1,386,517 shares of Common Stock to certain third-party firms as compensation for services rendered to us.

In December 2017, we entered into securities purchase agreements with three unrelated third-party investors pursuant to which the investors loaned us gross proceeds of $850,000, and we issued to such investors (i) promissory notes in the aggregate principal amount of $950,000, and (ii) 1.6 million restricted shares of Common Stock. In July, 2018, one of the investors converted the remaining principal and interest balance of the promissory note of $402,433 into 3,832,695 restricted shares of Common Stock through an exchange agreement. In August, 2018, two of the investors converted the remaining principal and interest balance of the promissory notes of $250,000 into 2,380,954 restricted shares of Common Stock through an exchange agreement.

In January 2018 we issued 877,803 shares of Common Stock to certain third-party consulting firms for services rendered.

In January and March 2018, we entered into securities purchase agreements with three unrelated third-party investors pursuant to which the investors loaned us gross proceeds of $1,227,500, and we issued to such investors (i) promissory notes in the aggregate principal amount of $1,496,875, and (ii) 1.282 million restricted shares of Common Stock. In August, 2018, two of the investors converted the remaining principal and interest balance of the promissory notes of $275,000 into 2,857,144 restricted shares of Common Stock through an exchange agreement. In November, 2018, one of the investors converted the remaining principal and interest balance of the promissory note of $100,000 into 1,250,000 restricted shares of Common Stock through an exchange agreement.

In February and March 2018, we entered into securities purchase agreements with two unrelated third-party investors pursuant to which the investors loaned us gross proceeds of $650,000, and we issued to such investors (i) promissory notes in the aggregate principal amount of $720,000, and (ii) 1.485 million restricted shares of Common Stock. In October, 2018, one of the investors converted the remaining principal and interest balance of the promissory note of $340,036 into 4,250,445 restricted shares of Common Stock through an exchange agreement. In November, 2018, one of the investors converted the remaining principal and interest balance of the promissory note of $142,915 into 2,198,692 restricted shares of Common Stock through an exchange agreement.

In March 2018, we issued 314,737 restricted shares of Common Stock to a third-party consultant for services rendered.

In July 2018, we entered into a securities purchase agreement with an unrelated third-party investor pursuant to which the investor loaned us gross proceeds of $500,000, and we issued to such investor (i) the July 2018 5% Notes Payable, in the aggregate principal amount of $550,000, and (ii) 1.6 million restricted shares of our Common Stock.

In August 2018, we entered into securities purchase agreements with two unrelated third-party investors pursuant to which the investors loaned us gross proceeds of $1.0 million, and we issued to such investors (i) the August 2018 Notes payable, in the aggregate principal amount of $1.2 million, and (ii) 1.0 million restricted shares of our Common Stock.

In September 2018, we entered into a securities purchase agreement with an unrelated third-party investor pursuant to which the investor loaned us gross proceeds of $350,000, and we issued to such investor (i) the September 2018 5% Notes Payable, in the aggregate principal amount of $390,000, and (ii) 1.0 million restricted shares of our Common Stock.

In October 2018, we entered into a securities purchase agreement with an unrelated third-party investor pursuant to which the investor loaned us gross proceeds of $500,000, and we issued to such investor (i) a promissory note in the principal amount of $550,000, and (ii) 1.6 million restricted shares of our Common Stock.

In November 2018, we entered into securities purchase agreements with three unrelated third-party investors pursuant to which the investors loaned us gross proceeds of $900,000, and we issued to such investors (i) promissory notes in the aggregate principal amount of $1.1 million, and (ii) 1.2 million restricted shares of our Common Stock.

In November 2018, we acquired the assets of Boston Topicals, LLC. As part of the purchase consideration we issued an aggregate of 721,154 shares of Common Stock to the sellers of the assets.

On December 2018, we entered into a securities purchase agreement with an unrelated third-party investor pursuant to which the investor loaned us gross proceeds of $350,000, and we issued to such investor (i) a promissory note in the principal amount of $390,000, and (ii) 350,000 restricted shares of our Common Stock.

In December 2018, we issued 860,058 shares of Common Stock to certain third-party consultant for services rendered.

We believe that each of the offers, sales and issuances of securities described in Item 15 were exempt from registration under the Securities Act pursuant to Regulation D under the Securities Act or pursuant to Section 4(a)(2) or Section 3(a)(9) of the Securities Act regarding transactions not involving a public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits.  The exhibits are incorporated by reference to the Exhibit Index attached hereto and a part hereof by reference.

(b) Financial Statements.  See page 80 for an index of the financial statements included in the Registration Statement.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;  provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) If the Registrant is relying on Rule 430B:

(A)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free-writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free-writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on January 14, 2019.

INNOVUS PHARMACEUTICALS, INC.

By: /s/ Bassam Damaj
Bassam Damaj, Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bassam Damaj and Randy Berholtz, or each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bassam Damaj, Ph.D.	Director, President and Chief Executive Officer	January 14, 2019
Bassam Damaj, Ph.D.	(Principal Executive Officer)

/s/ Ryan Selhorn, CPA	Vice President, Chief Financial Officer	January 14, 2019
Ryan Selhorn, CPA	(Principal Accounting and Financial Officer)

/s/ Henry Esber, Ph.D.	Chairman of the Board of Directors	January 14, 2019
Henry Esber, Ph.D.

/s/ Ziad Mirza, M.D.	Director	January 14, 2019
Ziad Mirza, M.D.

/s/ Vivian Liu	Director	January 14, 2019
Vivian Liu

/s/ Dean Nuhaily	Director	January 14, 2019
Dean Nuhaily

  EXHIBIT INDEX

Exhibit No.	Description

2.1

Merger Agreement and Plan of Merger, dated as of July 13, 2011, by and among FasTrack, Inc., a Delaware corporation, North Horizon, Inc., a Nevada corporation and North First General, Inc., a Utah corporation, a wholly-owned subsidiary of North Horizon, Inc. filed as an exhibit to the Registrant’s current report on Form 8-K, filed with the SEC on July 20, 2011 and incorporated herein by reference.

2.2

Asset Purchase Agreement dated April 19, 2013, between Innovus Pharmaceuticals, Inc. and Centric Research Institute, Inc. filed as an exhibit to the Registrant’s current report on Form 8-K, filed with the SEC on April 24, 2013 and incorporated herein by reference.

2.3

Agreement and Plan of Merger, made as of December 24, 2013, by and among Innovus Pharmaceuticals, Inc., Innovus Acquisition Corporation, Semprae Laboratories, Inc., the major stockholders of Semprae Laboratories, Inc. party thereto and Quaker Bioventures II, L.P., as principal stockholder of Semprae Laboratories, Inc., filed as an exhibit to the Registrant’s current report on Form 8-K, filed with the SEC on December 30, 2013 and incorporated herein by reference.

2.4

Agreement and Plan of Merger, dated February 4, 2015, by and among Innovus Pharmaceuticals, Inc., Innovus Pharma Acquisition Corporation, Innovus Pharma Acquisition Corporation II, Novalere FP, Inc. and Novalere Holdings, LLC, filed as an exhibit to the Registrant’s current report on Form 8-K, filed with the SEC on February 5, 2015 and incorporated herein by reference.

2.5

Asset Purchase Agreement, dated February 8, 2016, by and between Innvous Pharmaceuticals, Inc. and Beyond Human LLC, filed as an exhibit to the Registrant’s current report on Form 8-k, filed with the SEC on February 11, 2016, and incorporated herein by reference.

3.1

Amended and Restated Articles of Incorporation of the Registrant as filed with the Office of the Secretary of State of the State of Nevada on October 10, 2016, filed as an exhibit to the Registrant’s registration statement on Form S-8, filed with the SEC on November 28, 2016, and incorporated herein by reference.

3.2

Amended and Restated Bylaws of the Registrant, filed as an exhibit to the Registrant’s registration statement on Form S-8, filed with the SEC on November 28, 2016, and incorporated herein by reference.

3.3

Certificate of Amendment to Articles of Incorporation of the Registrant as filed with the Office of the Secretary of State of the State of Nevada on October 13, 2011 changing the Registrant’s name from North Horizon, Inc., a Nevada corporation to Innovus Pharmaceuticals, Inc., a Nevada corporation, filed as an exhibit to the Registrant’s current report on Form 8-K, filed with the SEC on December 12, 2011 and incorporated herein by reference.

3.4

Certificate of Correction to the Company’s Articles of Incorporation, dated July 30, 2013, filed with the Secretary of State for the State of Nevada, filed as an exhibit to the Registrant’s annual report on Form 10-K, filed with the SEC on March 28, 2014 and incorporated herein by reference.

4.1	Form of Securities Purchase Agreement filed as Exhibit 4.1 to the Registrant's report on Amendment No. 1 to Form S-1 filed with the SEC on March 13, 2017 and incorporated herein by reference.
4.2	Form of Series A and Series B Warrant filed as Exhibit 4.2 to the Registrant's report on Amendment No. 1 to Form S-1 filed with the SEC on March 13, 2017 and incorporated herein by reference.
4.3	Form of Placement Agent Warrant filed as Exhibit 4.3 to the Registrant's report on Amendment No. 1 to Form S-1 filed with the SEC on March 13, 2017 and incorporated herein by reference.
4.1	Form of Series A, Series B and Series C Warrant filed as Exhibit 4.1 to the Registrant’s current report on Form 8-K, filed with the SEC on December 31, 2018 and incorporated herein by reference.
5.1*	Opinion of Disclosure Law Group, a Professional Corporation.
10.1

Employment Agreement, dated January 22, 2013, between Innovus Pharmaceuticals, Inc. and Bassam Damaj, Ph.D., filed as an exhibit to the Registrant’s annual report on Form 10-K, filed with the SEC on March 19, 2013, and incorporated herein by reference.

10.2

2013 Equity Incentive Plan of the Registrant, effective February 15, 2013, filed as an exhibit to the Registrant’s registration statement on Form S-8, filed with the SEC on February 15, 2013, and incorporated herein by reference.

10.3

Form of Restricted Stock Agreement under the Registrant’s 2013 Equity Incentive Plan, effective February 15, 2013, filed as an exhibit to the Registrant’s registration statement on Form S-8, filed with the SEC on February 15, 2013, and incorporated herein by reference.

10.4

Form of Stock Unit Agreement under the Registrant’s 2013 Equity Incentive Plan, effective February 15, 2013, filed as an exhibit to the Registrant’s registration statement on Form S-8, filed with the SEC on February 15, 2013, and incorporated herein by reference.

10.5

Form of Nonstatutory Stock Option Agreement under the Registrant’s 2013 Equity Incentive Plan, effective February 15, 2013, filed as an exhibit to the Registrant’s registration statement on Form S-8, filed with the SEC on February 15, 2013, and incorporated herein by reference.

10.6

Form of Incentive Stock Option Agreement under the Registrant’s 2013 Equity Incentive Plan, effective February 15, 2013, filed as an exhibit to the Registrant’s registration statement on Form S-8, filed with the SEC on February 15, 2013, and incorporated herein by reference.

10.7

Form of Officer and Director Indemnification Agreement, dated June 2013, filed as an exhibit to the Registrant’s quarterly report on Form 10-Q, filed with the SEC on August 13, 2013, and incorporated herein by reference.

10.8

Amended and Restated Innovus Pharmaceuticals, Inc. Non-Employee Director Compensation Plan, dated October 1, 2013, filed as an exhibit to the Registrant’s quarterly report on Form 10-Q, filed with the SEC on November 14, 2013, and incorporated herein by reference.

10.9	Innovus Pharmaceuticals, Inc. 2014 Equity Incentive Plan, filed as an exhibit to the registration statement on Form S-8, filed with the SEC on January 2, 2015, and incorporated herein by reference.
10.10

Form of Warrant between the Company and Lynnette Dillen, dated January 21, 2015, filed as an exhibit to the Registrant’s current report on Form 8-K, filed with the SEC on January 23, 2015, and incorporated herein by reference.

10.11

Form of Warrant Amendment between the Company and Lynnette Dillen, dated January 21, 2015, filed as an exhibit to the Registrant’s current report on Form 8-K, filed with the SEC on January 23, 2015, and incorporated herein by reference.

10.12

Employment Agreement Amendment, between Innovus Pharmaceuticals, Inc. and Bassam Damaj, dated January 21, 2015, filed as an exhibit to the Registrant’s current report on Form 8-K, filed with the SEC on January 23, 2015, and incorporated herein by reference.

10.13

Registration Rights and Stock Restriction Agreement, dated February 4, 2015, by and between Innovus Pharmaceuticals, Inc., and Novalere Holdings, LLC, filed as an exhibit to the Registrant’s current report on Form 8-K, filed with the SEC on February 5, 2015, and incorporated herein by reference.

10.14

Voting Agreement, dated February 4, 2015, by and between Innovus Pharmaceuticals, Inc., and Novalere Holdings, LLC, filed as an exhibit to the Registrant’s current report on Form 8-K, filed with the SEC on February 5, 2015, and incorporated herein by reference.

10.15

Form of Securities Purchase Agreement, dated July 15, 2015, filed as an exhibit to the Registrant's current report on Form 8-K, filed with the SEC on August 3, 2015, and incorporated herein by reference.

10.16

Form of Securities Purchase Agreement, dated August 25, 2015, filed as an exhibit to the Registrant's current report on Form 8-K, filed with the SEC on September 2, 2015, and incorporated herein by reference.

10.17

Form of Common Stock Purchase Warrant Agreement, dated August 25, 2015, filed as an exhibit to the Registrant's current report on Form 8-K, filed with the SEC on September 2, 2015, and incorporated herein by reference.

10.18

Form of Registration Rights Agreement, dated August 25, 2015, filed as an exhibit to the Registrant's current report on Form 8-K, filed with the SEC on September 2, 2015, and incorporated herein by reference.

10.19

Form of Share Issuance Agreement, dated August 27, 2015, filed as an exhibit to the Registrant's current report on Form 8-K, filed with the SEC on September 2, 2015, and incorporated herein by reference.

10.20

Form of Purchase Agreement, dated February 19, 2016, by and among the Company and SBI Investments, LLC 2014-1, filed as an exhibit to the Registrant’s report on Form 8-K with the SEC on March 1, 2016, and incorporated herein by reference.

10.21

20% Secured Promissory Note, dated February 19, 2016 by and among the Company ad SBI Investments, LLC 2014-1, filed as an exhibit to the Registrant’s report on Form 8-K with the SEC on March 1, 2016, and incorporated herein by reference.

10.22

Security Agreement, dated February 19, 2016 by and among the Company and SBI Investments, LLC 2014-1, filed as an exhibit to the Registrant’s report on Form 8-K with the SEC on March 1, 2016, and incorporated herein by reference.

10.23

Form of Securities Purchase Agreement, dated June 30, 2016, filed as an exhibit to the Registrant's current report on Form 8-K, filed with the SEC on July 6, 2016, and incorporated herein by reference.

10.24	Form of Convertible Promissory Note, dated June 30, 2016, filed as an exhibit to the Registrant's current report on Form 8-K, filed with the SEC on July 6, 2016, and incorporated herein by reference.
10.25

Form of Common Stock Purchase Warrant Agreement, dated June 30, 2016, filed as an exhibit to the Registrant's current report on Form 8-K, filed with the SEC on July 6, 2016, and incorporated herein by reference.

10.26	Form of Registration Rights Agreement, filed as an exhibit to the Registrant's current report on Form 8-K, filed with the SEC on July 6, 2016, and incorporated herein by reference.
10.27	Garden State Securities Engagement Agreement, filed as an exhibit to the Registrant's Registration Statement on Form S-1, filed with the SEC on August 9, 2016, and incorporated herein by reference.
10.28

H.C. Wainwright and Co., LLC Engagement Agreement filed as an exhibit to the Registrant's Registration Statement on Form S-1, filed with the SEC on August 9, 2016, and incorporated herein by reference.

10.29

First Amendment to the Securities Purchase Agreement filed as an exhibit to the Registrant's Registration Statement on Form S-1, filed with the SEC on August 9, 2016, and incorporated herein by reference.

10.30	10% Debenture, filed as an exhibit to the Registrant's Current Report on Form 8-K, filed with the SEC on August 15, 2016, and incorporated herein by reference.
10.31	Securities Purchase Agreement, filed as an exhibit to the Registrant's Current Report on Form 8-K, filed with the SEC on August 15, 2016, and incorporated herein by reference.
10.32	Promissory Note, filed as an exhibit to the Registrant's Current Report on Form 8-K, filed with the SEC on August 15, 2016, and incorporated herein by reference.
10.33

Employment Agreement, between Innovus Pharmaceuticals, Inc. and Robert Hoffman, dated September 6, 2016, filed as an exhibit to the Registrant’s current report on Form 8-K, filed with the SEC on August 29, 2016 and incorporated herein by reference.

10.34

Employment Agreement, between Innovus Pharmaceuticals, Inc. and Randy Berholtz, dated January 9, 2017, filed as an exhibit to the Registrant’s current report on Form 8-K, filed with the SEC on January 6, 2017, and incorporated herein by reference.

10.35	Innovus Pharmaceuticals, Inc. 2014 Equity Incentive Plan, filed as an exhibit to the registration statement on Form S-8, filed with the SEC on January 2, 2015, and incorporated herein by reference.
10.36

Amended and Restated 2016 Equity Incentive Plan of the Registrant, filed as an exhibit to the Registrant’s registration statement on Form S-8, filed with the SEC on November 28, 2016, and incorporated herein by reference.

10.37

H.C. Wainwright and Co., LLC Engagement Agreement, dated January 17, 2017, filed as an exhibit to the Registrant’s registration statement on Form S-1, filed with the SEC on February 1, 2017, and incorporated herein by reference.

10.38

Employment Agreement, dated as of September 23, 2016 by and between Innovus Pharmaceuticals, Inc. and Rauly Gutierrez (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 14, 2017)

10.39

Employment Agreement, dated as of April 27, 2018, by and between Innovus Pharmaceuticals, Inc. and Ryan J. Selhorn (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 23, 2017)

10.40

Letter Agreement by and between Innovus Pharmaceuticals, Inc. and H.C. Wainwright and Co., LLC, dated November 19, 2018 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 31, 2018).

10.41	Form of Securities Purchase Agreement, dated December 30, 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 7, 2019).
10.43	Form of Registration Rights Agreement, dated December 30, 2018 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 31, 2018).
14.1	Code of Ethics (incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-K filed April 2, 2018)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed April 2, 2018)
23.1	Consent of Hall and Company, Independent Registered Public Accounting Firm
23.2*	Consent of Disclosure Law Group, a Professional Corporation (to be included in Exhibit 5.1)
24.1	Power of Attorney (included as part of signature page to this Annual Report)

*	To be filed by Amendment